Form 10-K, Exhibit 13
period 1993-12-31
FIRST FINANCIAL CORP /WI/
filed 1994-03-29
CIK 735553

EXHIBIT 13(A)

                  Consolidated Financial Statements







                      FIRST FINANCIAL CORPORATION







                           December 31, 1993

CONSOLIDATED BALANCE SHEETS

FIRST FINANCIAL CORPORATION



                                                        December 31,
                                                      1993        1992
                                                   ----------------------
                                                       (In Thousands)

ASSETS

Cash                                             $   63,241    $  62,114
Federal funds sold                                   21,873       29,100
Interest-earning deposits                            25,768       31,067
                    CASH AND CASH EQUIVALENTS       110,882      122,281

Securities available-for-sale (at fair value):
   Investment securities                             84,487
   Mortgage-related securities                      178,362
Securities held-to-maturity:
   Investment securities (fair value of
     $143,448,000--1993 and $104,949,000--1992)     143,568      103,633
   Mortgage-related securities (fair value of
     $1,160,230,000--1993 and $1,314,270,000
     --1992)                                      1,147,891    1,301,589
Loans receivable:
   Held for sale                                     73,919       54,840
   Held for investment                            2,848,585    2,155,877
Foreclosed properties and repossessed
   assets                                             6,817       14,198
Real estate held for investment or sale              16,810       17,101
Office properties and equipment                      50,120       42,367
Intangible assets, less accumulated
   amortization                                      31,392       23,278
Other assets                                         81,800       73,122

                                                 $4,774,633   $3,908,286



                                                        December 31,
                                                      1993        1992
                                                   ----------------------
                                                       (In Thousands)


LIABILITIES

Deposits                                         $4,050,520   $3,206,112
Borrowings                                          438,598      461,948
Advance payments by borrowers for
   taxes and insurance                               13,805       11,521
Other liabilities                                    37,025       34,610
                           TOTAL LIABILITIES      4,539,948    3,714,191


STOCKHOLDERS' EQUITY

Serial preferred stock, $1 par value,
   3,000,000 shares authorized; none
   outstanding
Common stock, $1 par value, 30,000,000
   shares authorized; shares issued and
   outstanding: 23,586,827--1993;
   23,266,414--1992                                  23,587       23,266
Additional paid-in capital                           27,340       26,749
Net unrealized holding gain on securi-
   ties available-for-sale                            2,701
Retained earnings (substantially
   restricted)                                      181,057      144,080
                  TOTAL STOCKHOLDERS' EQUITY        234,685      194,095

                                                   --------     --------

                                                 $4,774,633   $3,908,286


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

FIRST FINANCIAL CORPORATION

                                                                Year Ended December 31,
                                                         1993              1992              1991
                                                         -----------------------------------------
                                                                    (In Thousands,
                                                               Except Per Share Amounts)
Interest income:
   Mortgage loans                                      $160,372          $131,206         $143,574
   Mortgage-related securities                           86,052            83,040           67,650
   Other loans                                           81,272            73,148           75,204
   Investments                                           12,427             9,477           13,653
                               TOTAL INTEREST INCOME    340,123           296,871          300,081

Interest expense:
   Deposits                                             169,741           174,042          199,768
   Borrowings                                            19,993             7,854            3,981
                              TOTAL INTEREST EXPENSE    189,734           181,896          203,749
                                 NET INTEREST INCOME    150,389           114,975           96,332
Provision for losses on loans                            10,219            13,851           18,333
                NET INTEREST INCOME AFTER PROVISIONS
                                 FOR LOSSES ON LOANS    140,170           101,124           77,999

Non-interest income:
   Loan fees and service charges                          8,879             8,566            8,223
   Deposit account service fees                           7,567             5,933            5,053
   Insurance and brokerage sales commissions              6,276             5,666            5,681
   Service fees on loans sold                             5,233             4,395            6,920
   Net gain on sale of mortgage loans                     7,997             4,859            3,241
   Net gain (loss) on sale of securities
     available-for-sale                                    (422)               41            2,319
   Other                                                  2,191             2,749            2,894
                           TOTAL NON-INTEREST INCOME     37,721            32,209           34,331
                                                        177,891           133,333          112,330

Non-interest expense:
   Compensation, payroll taxes and other
       employee benefits                                 43,765            37,177           34,047
   Occupancy                                              7,534             5,973            6,558
   Data processing                                        7,462             6,622            6,339
   Federal deposit insurance premiums                     7,341             6,968            6,276
   Amortization of intangible assets                      6,427             3,713            2,790
   Loan expense                                           6,059             4,234            3,947
   Furniture and equipment                                5,256             3,902            3,754
   Telephone and postage                                  5,068             4,668            4,683
   Marketing                                              3,801             2,572            3,077

   Net cost of operations of foreclosed
       properties                                         3,501             4,772            2,703
   Other                                                  9,590             8,110            7,221
                          TOTAL NON-INTEREST EXPENSE    105,804            88,711           81,395
           INCOME BEFORE INCOME TAXES AND CUMULATIVE
          EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE     72,087            44,622           30,935

Income taxes                                             26,872            16,190           12,409

                  INCOME BEFORE CUMULATIVE EFFECT OF
                    A CHANGE IN ACCOUNTING PRINCIPLE     45,215            28,432           18,526

Cumulative effect on prior years of changing
   the method of accounting for income taxes                                5,600
                                          NET INCOME   $ 45,215          $ 34,032         $ 18,526

Earnings per share:
   Primary:
       Income before cumulative effect of a
         change in accounting principle                $   1.88          $   1.21         $    .80
       Cumulative effect of accounting change                                 .24
                                          NET INCOME   $   1.88          $   1.45         $    .80

   Fully Diluted:
       Income before cumulative effect of a
         change in accounting principle                $   1.86          $   1.19         $    .79
       Cumulative effect of accounting change                                 .24
                                          NET INCOME   $   1.86          $   1.43         $    .79


Dividends paid per share                               $    .35          $    .22         $    .16

See notes to consolidated financial statements.






CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FIRST FINANCIAL CORPORATION

                                                                    Net
                                                                 Unrealized
                                                                  Holding
                                                                  Gain On
                                                    Additional   Securities                 Total
                                           Common     Paid-In    Available    Retained   Stockholders'
                                           Stock      Capital     For Sale    Earnings      Equity
                                         -------------------------------------------------------------
                                                               (In Thousands)
Balances at January 1, 1991               $22,979     $26,295                 $100,302     $149,576

Net income                                                                      18,526       18,526
Cash dividends ($.16 per share)                                                 (3,682)      (3,682)
Exercise of stock options                      59          56                                   115
       BALANCES AT DECEMBER 31, 1991        3,038      26,351                  115,146      164,535


Net income                                                                      34,032       34,032
Cash dividends ($.22 per share)                                                 (5,098)      (5,098)
Exercise of stock options                     228         398                                   626
       BALANCES AT DECEMBER 31, 1992       23,266      26,749                  144,080      194,095


Net income                                                                      45,215       45,215
Cash dividends ($.35 per share)                                                 (8,238)      (8,238)
Net unrealized holding gain
  recognized upon reclassifi-
  cation of securities to
  available-for-sale portfolio
  at December 31, 1993, net of
  deferred income taxes of
  $1,842,000                                                       $  2,701                   2,701
Exercise of stock options                     321         591                                   912
       BALANCES AT DECEMBER 31, 1993      $23,587     $27,340      $  2,701   $181,057     $234,685

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FIRST FINANCIAL CORPORATION

                                                                 Year Ended December 31,
                                                     1993                1992                1991
                                               ------------------------------------------------------
                                                                     (In Thousands)
OPERATING ACTIVITIES
    Net income                                  $   45,215          $   34,032          $   18,526
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
        Cumulative effect of change in
           accounting principle                                         (5,600)
        Decrease (increase) in accrued
           interest on loans                         3,678                (107)              1,989
        Decrease in accrued interest on
           deposits                                 (1,670)             (3,783)             (2,053)
        Mortgage loans originated for sale        (599,126)           (392,515)           (157,571)
        Proceeds from sales of mortgage
           loans held for sale                     648,282             495,573             299,278
        Provision for depreciation                   5,516               4,441               4,044
        Provision for losses on loans               10,219              13,851              18,333
        Provision for losses on real
           estate and other assets                   3,564               5,019               3,082
        Amortization of cost in excess of
           acquired businesses                         554                 592                 628
        Amortization of core deposit
           intangibles                               5,873               3,121               2,162
        Amortization of purchased mortgage
           servicing rights                          1,283               2,566               1,637
        Net gain on sales of loans and other
           assets                                   (7,772)             (5,023)             (6,027)
        Other                                       (7,523)                (72)             (7,618)
       NET CASH PROVIDED BY OPERATING ACTIVITIES   108,093             152,095             176,410

INVESTING ACTIVITIES

    Proceeds from sales of investment
        securities available-for-sale               45,000              20,012
    Proceeds from maturities of investment
        securities held-to-maturity                 60,886             213,480             395,650
    Purchases of available-for-sale
      investment securities                        (80,000)
    Purchases of investment securities held-
        to-maturity                               (126,409)           (280,109)           (311,736)
    Proceeds from sales of mortgage-related
        securities available-for-sale               81,287                 853             156,825
    Principal payments received on
        mortgage-related securities                364,046             287,538             137,152
    Purchases of mortgage-related securities      (240,640)           (696,206)           (616,306)
    Proceeds from sale of consumer loans                                                    30,679
    Principal collected on loans
        receivable                                 575,093             394,627             339,764
    Loans originated for portfolio              (1,029,303)           (740,708)           (359,258)
    Additions to office properties and
        equipment                                   (5,546)             (6,538)             (5,314)
    Proceeds from sales of foreclosed
        properties and repossessed assets           17,832              22,763              13,259
    Proceeds from sales of real estate
        held for investment                            293                 569               3,897

FIRST FINANCIAL CORPORATION

                                                                    Year Ended December 31,
                                                           1993              1992            1991
                                                        --------------------------------------------
                                                                        (In Thousands)
INVESTING ACTIVITIES--Continued
    Business acquisitions, net of cash and
        cash equivalents acquired of $443,795,000--
        1993; $316,401,000--1992
           Loans receivable                             (316,305)            (146)
           Investment securities held-to-maturity        (22,775)
           Mortgage-related securities available-
             for-sale                                    (81,287)
           Mortgage-related securities held-to-
             maturity                                   (145,098)
           Office properties and equipment                (8,445)            (397)
           Real estate held for investment                                 (3,400)
           Intangible assets                             (14,541)          (6,603)
           Deposits and related accrued interest         970,162          327,134
           Borrowings                                     71,897
           Other--net                                     (9,813)            (187)

                    NET CASH PROVIDED BY (USED IN)
                             INVESTING ACTIVITIES        106,334         (467,318)          (215,388)

FINANCING ACTIVITIES
    Net increase (decrease) in deposits                 (124,084)         (52,884)            54,484
    Increase (decrease) in advance payments by
        borrowers for taxes and insurance                    831            2,572             (1,294)
    Decrease in short-term borrowings                                     (12,000)            (3,700)
    Proceeds of borrowings                               826,500        1,014,920             97,500
    Repayments of borrowings                            (921,747)        (618,215)           (76,908)
    Proceeds from exercise of stock options                  912              626                115
    Payments of cash dividends to stockholders            (8,238)          (5,098)            (3,682)
                     NET CASH PROVIDED BY (USED IN)
                              FINANCING ACTIVITIES      (225,826)         329,921             66,515
              INCREASE (DECREASE) IN CASH AND CASH
                                       EQUIVALENTS       (11,399)          14,698             27,537
Cash and cash equivalents at beginning of year           122,281          107,583             80,046
          CASH AND CASH EQUIVALENTS AT END OF YEAR    $  110,882       $  122,281         $  107,583

Supplemental disclosure of cash flow information:
    Cash paid or credited to accounts during
     period for:
        Interest on deposits and borrowings           $  190,806       $  184,310         $  206,573
        Income taxes                                      28,399           19,738             12,463
    Non-cash investing activities:
        Investment securities transferred to
          available-for-sale portfolio (at amortized
          cost)                                           48,338           20,012
        Mortgage-related securities transferred
          to available-for-sale portfolio (at
          amortized cost)                                175,383              812            154,506
        Mortgage loans transferred to loans
           held for sale portfolio                        60,238          114,978            162,707
        Loans receivable transferred to
           foreclosed properties                           7,350           14,963              9,710

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FINANCIAL CORPORATION

December 31, 1993

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Business: First Financial Corporation (the Corporation) provides a full range of financial services to individual customers through its subsidiaries in Wisconsin and Illinois. The
Corporation is subject to competition from other financial institutions. The Corporation and its subsidiaries also are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis Of Financial Statement Presentation: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation and its wholly-owned subsidiaries, First Financial Bank, FSB (First Financial) and First Financial - Port Savings Bank, FSB (Port), collectively the Banks, and their subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures, which are not material, are accounted for on the equity method.

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans as well as the valuation of intangible assets. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

Investment And Mortgage Related Securities Held-To-Maturity And Available-For-Sale: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity as of December 31, 1993.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Short-term securities include certificates of deposit, commercial paper, banker's acceptances and similar instruments.

The Corporation considers its interest-earning deposits which have original maturities of three months or less to be cash equivalents.

Interest, Fees, And Discounts On Loans: Interest on loans is recorded using the accrual method. Allowances ($651,000--1993; $1,193,000--1992) are established for uncollected interest on loans for which any payments are more than 90 days past due.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment to the related loan's yield. The Corporation is amortizing these amounts, using the level yield method, over the contractual life of the related loans.

Unearned discounts on consumer, home improvement and manufactured housing loans are amortized over the term of the loans using a method which approximates the level yield method.

The discounts on loans of acquired businesses are being amortized using the level yield method, adjusted for prepayments.

Loans Held For Sale: Loans held for sale are recorded at the lower of aggregate cost or market value and generally consist of current production of certain fixed-rate first mortgage loans. Fees received from the borrower are deferred and recorded as an adjustment of the sales price.

Fees For Loans Serviced For Others: Servicing fees, on loans sold to and serviced for others, are recognized when related loan payments are received. Any premium or discount recorded at the time of sale (reflecting the present value of the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for an estimated normal servicing fee) is recognized in loan servicing income over the estimated lives of the related loans using the level yield method adjusted periodically for prepayments.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

Purchased servicing rights resulting from the valuation of loan servicing acquired in business acquisitions or in the purchase of loan servicing rights from other financial institutions are amortized over the estimated lives of the loans using the level yield method, adjusted for prepayments and are shown as a reduction of "Servicing Fees on Loans Sold" in the consolidated statements of income.

Foreclosed Properties And Repossessed Assets: Real estate and manufactured homes which were acquired by foreclosure or by deed in lieu of foreclosure and other repossessed assets are carried at the lower of cost or fair value. Costs relating to the development and improvement of property are capitalized; holding costs are charged to expense.

Allowances For Losses: Allowances for losses on loans, foreclosed properties and repossessed assets are established when a loss is probable and can be reasonably estimated. These allowances are provided based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience, estimated sales price and holding and selling costs.

A substantial portion of the Banks' loans are collateralized by real estate in Wisconsin and Illinois. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in Wisconsin and Illinois.

Management believes that the allowances for losses on loans, foreclosed properties and repossessed assets are adequate. While management uses available information to recognize losses, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for losses. Such agencies may require the Banks to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

Real Estate Held For Investment Or Sale: Real estate held for investment or sale includes land, buildings and equipment. These investments are carried at the lower of initial cost plus capitalized development period interest and real estate taxes, less accumulated depreciation, or estimated fair value.

Depreciation And Amortization: The cost of office properties and equipment and real estate held for investment or sale is being depreciated principally by the straight-line method over the

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

estimated useful lives of the assets. The cost of leasehold improvements is being amortized on the straight-line method over the lesser of the term of the respective lease or estimated economic life.

Intangible Assets: The cost in excess of net assets of acquired businesses is being amortized over twenty to twenty-five years using the straight-line and accelerated methods. The cost in excess of net assets of acquired businesses, aggregating
$3,070,000 and $3,624,000 at December 31, 1993 and 1992,
respectively, is net of accumulated amortization.

The premiums resulting from the valuation of core deposits acquired in business combinations or in the purchase of branch offices are amortized over the estimated useful life of seven to ten years using the level yield method. Core deposit intangibles, aggregating $28,322,000 and $19,654,000 at December 31, 1993 and 1992, respectively, are net of accumulated amortization.

Income Taxes: The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. Financial statement provisions are made in the income tax expense accounts for deferred taxes applicable to income and expense items reported in different periods than for income tax purposes.

The Corporation accounts for income taxes using the liability method. Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and the Corporation's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and tax return limitations.

Earnings Per Share: Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury share method) outstanding at the end of each period, as adjusted for two-for-one stock splits in 1993 and 1992. The Corporation's common equivalent shares consist entirely of stock options. The resulting number of shares used in computing primary earnings per share in 1993, 1992 and 1991 is 24,112,000, 23,498,000 and 23,114,000, respectively. The resulting number of shares used in computing fully diluted earnings per share in 1993, 1992 and 1991 is 24,369,000,
23,860,000 and 23,395,000, respectively.

Accounting Changes: Effective January 1, 1992, the Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." As permitted under this statement, prior years' financial statements were not restated. The cumulative effect of the adoption of SFAS No. 109 as of January 1, 1992 was to increase net income by $5,600,000 or $0.24 per share for 1992. The primary component of this credit resulted from the recognition of a deferred tax asset in relation to the cumulative excess of book loan loss provisions over certain limited amounts previously claimed as income tax deductions, as defined by SFAS No. 109.

In May, 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As permitted under the Statement, the Corporation has elected to adopt the provisions of the new standard as of the end of its current fiscal year. In accordance with SFAS No. 115, prior period financial statements have not been

FIRST FINANCIAL CORPORATION


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


restated to reflect the change in accounting principle. As a result of adopting SFAS No.115, the December 31, 1993 balance of stockholders' equity was increased by $2,701,000 (net of $1,842,000 in deferred income taxes) to reflect the net unrealized holding gain on securities classified as available-for-sale previously carried at the lower of amortized cost or fair value.

Pending Accounting Change: In May, 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan".
SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.
SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. Management does not believe that the adoption of SFAS No. 114 will have a material impact on the Corporation's financial condition or results of operations.

Reclassifications: Certain 1991 and 1992 accounts have been reclassified to conform to the 1993 presentations.


NOTE B--BUSINESS COMBINATIONS

On January 4, 1993, First Financial acquired Westinghouse Federal Bank, FSB, d/b/a United Federal Bank (United), of Galesburg, Illinois for an aggregate cash purchase price of approximately $53.0 million. United was merged with and into First Financial. The Corporation did not issue any stock as a result of this transaction. The acquisition of United by First Financial has been accounted for as a purchase with United's nineteen branch offices now operating as branches of First Financial. The assets and liabilities of United were recorded at their estimated fair value at the date of acquisition; results of operations have been included in the 1993 consolidated Corporation income from January 1, 1993. Prior to purchase accounting and post-acquisition restructuring transactions, United had total assets, deposits and stockholder's equity of $821,000,000, $694,000,000 and
$54,000,000, respectively.

FIRST FINANCIAL CORPORATION

NOTE B--BUSINESS COMBINATIONS--Continued


Had the United acquisition been consummated on January 1, 1991, the Corporation's operating results on a pro-forma basis before the cumulative effect of a change in accounting principle, as adjusted for the effect of fair market values used in the purchase method of accounting, would have been as follows:

                                    Year Ended December 31,
                                1992                       1991
                            -----------                -----------
                                     (In Thousands, Except
                                       Per Share Amounts)

Total income                 $397,086                    $412,903
Net income                     40,112                      26,325
Earnings per share:
  Primary                        1.74                        1.14
  Fully dilute                   1.72                        1.13


Also, in August, 1993, First Financial completed the assumption of deposits (approximately $268,000,000) and the purchase of the branch facilities of the four Quincy, Illinois-area branches of another thrift. The acquisition of these offices, now operating as branches of First Financial, was accounted for as a purchase and, consequently, the related accounts and results of operations are included in the Corporation's consolidated financial statements from the date of acquisition.

In two transactions during the first quarter of 1992, First Financial completed the assumption of deposits (approximately $327,000,000) and the purchase of the office facilities of ten Peoria, Illinois-area branches. Each transaction was accounted for as a purchase with the acquired offices now operating as branch offices of First Financial; consequently, the related accounts and results of operations are included in the Corporation's consolidated financial statements from the date of acquisition.

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES


The following is a summary of available-for-sale investment securities and held-to-maturity investment securities.

                                 Amortized                 Gross Unrealized             Estimated
                                                       ------------------------
                                   Cost                  Gains          Losses          Fair Value
                              ------------------------------------------------------------------------
                                                             (In Thousands)
At December 31, 1993:

   Available-For-Sale:

     U.S. Government and
        federal agency
        obligations              $ 48,338              $1,608             $  44           $ 49,902
     Adjustable-rate mortgage
        mutual fund                34,585                                                   34,585

                                 $ 82,923              $1,608             $  44           $ 84,487


   Held-To-Maturity:

     Corporate and bank notes
       receivable (investment
       grade)                    $ 49,053              $  328             $  60           $ 49,321
     U.S. Government and
        federal agency
        obligations                90,062                 101               516             89,647
     State and municipal
        obligations                 4,453                  27                                4,480

                                 $143,568              $  456             $ 576           $143,448

At December 31, 1992:

   Held-to-maturity:
     Corporate and bank notes
        receivable (investment
        grade)                   $ 52,020              $  108              $194           $ 51,934
     U.S. Government and
        federal agency
        obligations                40,828               1,411                11             42,228
      Commercial paper              9,989                                                    9,989
     State and municipal
        obligations                   598                   2                                  600
      Certificates of deposit         198                                                      198

                                 $103,633              $1,521              $205           $104,949

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES--Continued


The amortized cost and estimated fair value of investment securities at December 31, 1993, by contractual maturity, are shown below.

                                      Available-For-Sale                 Held-To-Maturity
                                 -------------------------------------------------------------
                                                   Estimated                         Estimated
                                  Amortized          Fair            Amortized         Fair
                                    Cost             Value             Cost            Value
                                 -------------    -------------    -------------    -------------
                                                          (In Thousands)

  Due in one year or less         $ 64,718          $ 65,170         $ 58,328         $ 58,066
  Due after one year through
    five years                      14,210            14,329           84,790           84,932
  Due after five years through
    ten years                                            350              350
  Due after ten years                3,995             4,988              100              100

                                  $ 82,923          $ 84,487         $143,568         $143,448


During the years ended December 31, 1993 and 1992, investment securities available-for-sale with a fair value at the date of sale of $45,000,000 and $20,012,000, respectively, were sold. The gross realized losses on such sales totaled $415,000 in 1993 and gross realized gains on such sales totaled $12,000 in 1992. There were no sales of available-for-sale investment securities in 1991.

Accrued interest on investment securities, including those securities classified as federal funds sold, interest-earning deposits and short-term securities, was $3,003,000 and $1,558,000 at December 31, 1993 and 1992, respectively.

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES


The following is a summary of available-for-sale and held-to-maturity mortgage-related securities.

                                      Amortized                  Gross Unrealized              Estimated
                                         Cost               Gains              Losses         Fair Value
                                      -----------------------------------------------------------------
                                                                   (In Thousands)
At December 31, 1993:

  Available-for-sale:

     Adjustable-rate mortgage-
       backed securities              $  145,487           $ 2,762                             $  148,249

     Adjustable-rate collater-
        alized mortgage
       obligations                        29,896               217                                 30,113

                                      $  175,383           $ 2,979                             $  178,362

  Held-to-maturity:

    Mortgage-backed securities:
       Adjustable-rate                $  972,092           $10,301            $4,580           $  977,813
       Fixed-rate                        171,637             6,572                 4              178,205

    Collateralized mortgage
     obligations:
       Adjustable-rate                       957                                   1                  956
      Fixed-rate                           3,205                51                                  3,256

                                      $1,147,891           $16,924            $4,585           $1,160,230

At December 31, 1992:

  Mortgage-backed securities:
    Adjustable-rate                   $1,140,581           $ 7,847            $3,193           $1,145,235
    Fixed-rate                           161,008             8,030                 3              169,035

                                      $1,301,589           $15,877            $3,196           $1,314,270
/TABLE

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued


The following tables summarize aggregate mortgage-related securities by issuer.

                                      Amortized                  Gross Unrealized              Estimated
                                         Cost               Gains              Losses         Fair Value
                                      -----------------------------------------------------------------
                                                                  (In Thousands)


At December 31, 1993:

   Private issuers                   $1,165,421           $15,145            $4,580           $1,175,986
   Federal Home Loan Mortgage
     Corporation (FHLMC)                 71,411             2,787                 1               74,197
   Federal National Mortgage
     Association (FNMA)                  68,133             1,201                 2               69,332
   Government National Mort-
     gage Association (GNMA)             18,309               770                 2               19,077

                                     $1,323,274           $19,903            $4,585           $1,338,592


At December 31, 1992:
   Private issuers                   $1,168,888           $ 9,746            $3,193           $1,175,441
   FHLMC                                108,865             5,153                                114,018
   FNMA                                  13,377               341                                 13,718
   GNMA                                  10,459               637                 3               11,093

                                     $1,301,589           $15,877            $3,196           $1,314,270

At December 31, 1993, the private issuers category above includes securities with an amortized cost of $1,080,000,000 which have been AA rated by an independent rating agency. Other securities in the private issuer category are, at a minimum, of investment grade quality.

During the years ended December 31, 1993, 1992 and 1991, mortgage-related securities available-for-sale with a fair value at the date of sale of $81,287,000, $853,000 and $156,825,000, respectively, were sold. The gross realized gains on such sales totaled $14,000, $41,000 and $3,221,000 in 1993, 1992 and 1991,
respectively. The gross realized losses on such sales totaled $21,000 and $901,000, respectively, in 1993 and 1991. The 1993 sales related to the restructuring of the mortgage-related securities portfolio acquired in the United acquisition.

Accrued interest receivable on mortgage-related securities was $7,285,000 and $8,637,000 at December 31, 1993 and 1992,
respectively.

FIRST FINANCIAL CORPORATION

NOTE E--LOANS RECEIVABLE

Loans receivable held for investment consist of the following:

                                                              December 31,
                                                  1993                           1992
                                               ------------------------------------------
                                                             (In Thousands)
Real estate mortgage loans:
   Residential (including multi-family)        $1,855,298                     $1,301,582
   Commercial and other                            93,528                         97,204
   Construction - residential (including
        multi-family)                              58,132                         73,998
   Construction - commercial                          460                          4,661
        Total real estate mortgage loans        2,007,418                      1,477,445

Consumer-related loans:
   Credit card                                    209,414                        178,436
   Home equity                                    193,291                        162,283
   Education                                      167,385                        163,261
   Manufactured housing                           165,017                        133,195
   Consumer                                       153,574                         89,028
   Other                                              111                          3,298
        Total consumer-related loans              888,792                        729,501

Total loans before net items                    2,896,210                      2,206,946

Less:
   Allowances for losses                           23,266                         17,067
   Undisbursed loan proceeds                       18,705                         26,847
   Deferred loan fees                               2,591                          2,357
   Discount on loans of acquired businesses         1,979                          3,546
   Unearned discounts                               1,084                          1,252
                                                   47,625                         51,069
                                               $2,848,585                     $2,155,877

The following table sets forth the composition of the commercial real estate loan portfolio, including both conventional and construction loans, by geographic location of the related collateral properties.

                                                             December 31,
                                           1993                                   1992
                                ---------------------------              --------------------------
                                                    Percent                                 Percent
                                                       Of                                      Of
        Property Location        Amount              Total                Amount             Total
        ------------------    ----------            ---------            ----------         --------
                                                       (Dollars in Thousands)
        Wisconsin              $ 67,257               71.6%             $ 79,311              77.9%
        Illinois                  6,816                7.3                 2,967               2.9
        Minnesota                 4,749                5.1                 4,941               4.8
        Georgia                   4,170                4.4                 4,229               4.2
        Tennessee                 2,874                3.0                 2,924               2.9
        Arizona                   2,029                2.1                 2,029               2.0
        Texas                     1,854                2.0                 1,887               1.8
        Other                     4,239                4.5                 3,577               3.5

                               $ 93,988              100.0%             $101,865             100.0%

Accrued interest on loans receivable was $16,895,000 and $15,491,000 at December 31, 1993 and 1992, respectively.

FIRST FINANCIAL CORPORATION


NOTE F--FORECLOSED PROPERTIES AND REPOSSESSED ASSETS

Foreclosed properties and repossessed assets are summarized as follows:

                                                      December 31,
                                                 1993              1992
                                              -----------       ----------
                                                      (In Thousands)
Real estate owned                               $ 5,804           $11,527
Real estate judgments subject to redemption       2,236             2,761
Manufactured housing owned                          115               256
Repossessed collateral assets                        48               206
                                                  8,203            14,750
Less allowance for losses                         1,386               552

                                                $ 6,817           $14,198

NOTE G--ALLOWANCE FOR LOSSES

A summary of the activity in the allowance for loan losses follows:

                                                    Year Ended December 31,
                                        1993                1992                  1991
                                   --------------       --------------       --------------
                                                       (In Thousands)

Balance at beginning of year          $17,067              $16,706               $15,644
Acquired bank's allowance               4,885

Provisions                             10,219               13,851                18,333
Charge-offs                           (10,294)             (14,727)              (18,643)
Recoveries                              1,389                1,237                 1,372

            BALANCE AT END OF YEAR    $23,266              $17,067               $16,706

A summary of the activity in the allowance for losses on foreclosed properties and repossessed assets follows. The provisions for losses are included in the Consolidated Statements of Income in "Net Cost of Operations of Foreclosed Properties."

                                                    Year Ended December 31,
                                        1993                1992                  1991
                                   --------------       --------------       --------------
                                                       (In Thousands)

Balance at beginning of year          $  552                $  738                $1,023
Provisions                             3,519                 4,794                 2,947
Charge-offs                           (2,685)               (4,980)               (3,232)

             BALANCE AT END OF YEAR   $1,386                $  552                $  738

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

FIRST FINANCIAL CORPORATION

NOTE H--OFFICE PROPERTIES AND EQUIPMENT


Office properties and equipment are summarized as follows:

                                                       December 31,
                                                1993                 1992
                                             -----------          ----------
                                                      (In Thousands)

Land and parking lot improvements             $11,328               $ 8,796
Office buildings and improvements              44,785                36,510
Furniture and equipment                        31,498                24,775
Leasehold improvements                          2,171                 1,660
                                               89,782                71,741
Less allowances for depreciation and
   amortization                                39,662                29,374

                                              $50,120               $42,367



NOTE I--DEPOSITS

Deposits are summarized as follows:

                                          December 31, 1993                              December 31, 1992
                                                             Weighted                                       Weighted
                                                             Average                                        Average
                                     Amount                   Rate                  Amount                   Rate
                                  ------------              ---------             ----------               ---------
                                                                 (Dollars in Thousands)
Checking accounts:
   Interest-bearing               $  280,401                  1.76%              $  174,969                  2.29%
   Non-interest-bearing               82,637                    --                   49,759                    --
    Total checking
     accounts                        363,038                  1.36                  224,728                  1.78

Passbook accounts                    812,138                  2.76                  751,811                  3.74

Variable-rate insured
   money market accounts             311,085                  2.83                  296,181                  3.46

Certificate accounts:
   Less than one year                400,478                  3.64                  321,034                  4.19
   One to two years                  666,896                  3.99                  561,796                  4.58
   Two to three years                653,834                  4.72                  494,890                  6.61
   Three to four years               307,711                  5.78                  143,281                  7.48
   Four years or more                532,136                  7.24                  408,740                  8.10
    Total certificates             2,561,055                  5.01                1,929,741                  6.00

                                   4,047,316                  4.06%               3,202,461                  4.94%
Accrued interest                       3,204                                          3,651
                                  $4,050,520                                     $3,206,112

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

FIRST FINANCIAL CORPORATION

NOTE I--DEPOSITS--Continued


Aggregate annual maturities of certificate accounts at December 31, 1993 are as follows (in thousands):

          Matures During
            Year Ended
           December 31,
              1994                        $1,488,542
              1995                           628,272
              1996                           245,467
              1997                            69,127
              1998                           123,484
              Thereafter                       6,163
                                          $2,561,055


Interest expense on deposits consists of the following:

                                             Year Ended December 31,
                               1993                   1992                   1991
                           ------------           -------------          ------------
                                                  (In Thousands)
Passbook                    $ 25,953               $ 27,154               $ 14,275
Checking                       5,427                  4,658                  7,445
Variable-rate insured
  money market                 9,497                 10,921                 16,547
Certificates                 128,864                131,309                161,501
                            $169,741               $174,042               $199,768

NOTE J--BORROWINGS

At December 31, 1993, the Corporation has an unused line-of-credit in the amount of $18,000,000. The line-of-credit is available to the Corporation for working-capital purposes or for potential future acquisitions. Under the terms of the line-of-credit, which is available through April, 1994, interest on outstanding notes would be payable at the lender's then prevailing prime rate. The line-of-credit agreement contains various covenants relative to the operations of the Corporation and First Financial. Included among the covenants are restrictions on levels of total borrowings and the interest-bearing asset/liability ratio for the Corporation, on a consolidated basis, and a requirement that First Financial maintain a minimum risk-based regulatory capital of 8.0%. All of such covenants are met at December 31, 1993. In addition, the Corporation has pledged its stock in First Financial as collateral for the line-of-credit.




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS-Continued


Borrowings are comprised of the following:

                                                                       December 31,
                                                       1993                                 1992
                                               ------------------------           -------------------------
                                                               Weighted                            Weighted
                                                                Average                             Average
                              Maturity          Amount            Rate               Amount           Rate
                            -------------------------------------------------------------------------------
                                                                (Dollars in Thousands)

Federal Home Loan Bank:       On Demand         $140,500           3.24%             $237,000         3.73%
                              1993                                                     60,000         4.58
                              1994                60,053           5.18                50,000         4.78
                              1995               150,000           4.61                50,000         5.38
                              1996                21,228           6.48
                              1997                    31           7.00                    31         7.00
                              2000                   162           7.00                   162         7.00

Subordinated Notes            1999                54,997           8.51                55,000         8.51

Collateralized mortgage
  obligations                 2003                 5,217           8.43

Industrial Development
  Revenue Bonds:              1994                                                      2,585        10.11
                              2021                 6,410           7.04                 7,170         7.03

                                                $438,598           4.91%             $461,948         4.87%

First Financial is required to maintain unencumbered first mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the Federal Home Loan Bank as collateral. In addition, these borrowings are collateralized by Federal Home Loan Bank stock of $29,832,000 at December 31, 1993, which is included in "Other Assets" in the consolidated balance sheets.



Subordinated notes (the Notes) are payable at maturity on November 1, 1999. Interest at the rate of 8% per annum is payable monthly. The Notes are redeemable at par plus accrued interest on or after November 1, 1995 in whole or in part at the option of the Corporation. Under the terms of the indenture relating to the Notes, the ability of the Corporation to incur additional indebtedness, pay cash dividends or make other capital distributions is limited under certain circumstances. The indenture does not limit the ability of the Corporation's subsidiaries to incur indebtedness (except for indebtedness that is guaranteed by, or secured by, property of the Corporation). Unamortized issuance costs relating to the Notes totaled $1,625,000 and $1,903,000 at December 31, 1993, and 1992,
respectively, which is being amortized using the interest method.

UFS Capital Corporation, the Corporation's wholly-owned finance subsidiary, has issued the collateralized mortgage obligations. Principal repayments are scheduled in varying amounts through January, 2003. The obligations are collateralized by mortgage-

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued

backed securities with a carrying value of $5,640,000 and a fair value of $5,693,000 at December 31, 1993.

Industrial Development Revenue Bonds are payable in ten annual installments ranging from $90,000 to $150,000 with additional payments of $1,910,000 and $3,320,000 due October 1, 2012 and 2021, respectively. Interest is payable semi-annually. The bonds were issued to refinance an apartment project which was sold in 1992. The bonds are collateralized by mortgage-backed securities with a carrying value of $9,278,000 at December 31, 1993. First Financial has a loan receivable from the buyer of $5,947,000 at December 31, 1993, which is secured by a first mortgage on the apartment project.

Aggregate annual payments on borrowings at December 31, 1993 are, as follows (in thousands):

       Matures During
         Year Ended
        December 31,

           1994                               $201,044
           1995                                150,491
           1996                                 20,536
           1997                                    136
           1998                                    115
           Thereafter through 2021              61,059
                                               433,381
           Collateralized Mortgage
             Obligations                         5,217
                                              $438,598


NOTE K--INCOME TAXES

The provision for income taxes, for the years ended December 31, consists of the following:

                                                            Deferred
                           Liability Method                  Method
                       1993                1992               1991
                       ---------------------------------------------
                                      (In Thousands)

Current:
  Federal            $26,029              $17,492            $12,624
  State                3,043                  692              2,404
                      29,072               18,184             15,028

Deferred (credit):
  Federal             (1,875)              (2,005)            (2,615)
  State                 (325)                  11                 (4)
                      (2,200)              (1,994)            (2,619)
                     $26,872              $16,190            $12,409

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES--Continued


The provision for income taxes, for the years ended December 31, differs from that computed at the federal statutory corporate tax rate as follows:

                                                                               Deferred
                                             Liability Method                   Method
                                         1993                1992                1991
                                       ------------------------------------------------
                                                        (In Thousands)

Income before income taxes and
  cumulative effect of a change
  in accounting principle              $72,087              $44,622             $30,935

Tax at federal statutory rate (35%-
  1993 and 34%-1992 and 1991)          $25,230              $15,171             $10,518
Add (deduct) effect of:
  State income taxes (net of
    federal income taxes)                2,061                  329               1,625
  Goodwill amortization                    301                  291                 213
  Other                                   (720)                 399                  53

               INCOME TAX PROVISION    $26,872              $16,190             $12,409

The components of the provision (credit) for deferred income taxes, for the years ended December 31, and the deferred tax asset (liability) as of December 31, are as follows:

                                               Provision (Credit) For
                                                Deferred Income Taxes                         Deferred Tax
                                                                       Deferred             Asset (Liability)
                                                 Liability Method       Method                 December 31,
                                      1993            1992               1991             1993              1992
                                  ---------------------------------------------------------------------------------
                                                                   (In Thousands)

Deferred loan fees and other
  loan yield adjustments          $  (737)         $(2,088)           $(1,077)         $  3,255            $ 2,268
Excess tax depreciation                67             (172)              (312)           (1,575)            (1,535)
Loan loss reserves                 (1,164)            (673)              (341)            8,737              7,355
Deferred compensation                (154)            (178)              (237)            1,919              1,725
Excess book core deposit
  intangible amortization            (367)            (240)                               2,294              1,883

FHL Bank stock dividend                (3)             462                398              (868)              (851)
Internal Revenue Service
  examination                                       (1,350)
Market valuation adjustments                                                             (1,823)
Tax net operating loss
  carryforwards                                                                           1,553              1,436
Other                                 431              (58)               300              (103)               251
                                   (1,427)          (2,947)            (2,619)           13,389             12,532
Valuation allowance for
  deferred tax assets                (273)             953                               (3,547)            (3,333)
                                  $(2,200)         $(1,994)           $(2,619)         $  9,842            $ 9,199
/TABLE

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES--Continued


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

For financial reporting purposes, a valuation allowance has been recognized to offset deferred tax assets related to state net operating loss carryforwards of subsidiaries, core deposit intangibles and other timing differences. When realized, the tax benefit for these items will be used to reduce current tax expense for that period.

Previously the Banks qualified under provisions of the Internal Revenue Code which permitted as a deduction from taxable income allowable bad debt deductions which significantly exceeded actual experience and the financial statement loan loss provisions. A deferred tax liability was not required on these excess tax bad debt reserves. At December 31, 1993, the Banks' tax bad debt reserves are approximately $73,395,000. Upon the adoption of SFAS No. 109 as of January 1, 1992, the Banks were required to establish a deferred tax liability for the excess of its tax bad debt reserves over the balance at the close of the base year.
The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principle Board Opinion No. 23, "Accounting for Income Taxes-Special Area," and accordingly is not subject to deferred taxes. The Banks' base year tax bad debt reserves are approximately $70,104,000. Income taxes would be imposed at the then applicable rates if the Banks were to use these reserves for any purpose other than to absorb bad debt losses.

NOTE L--STOCKHOLDERS' EQUITY

The Board of Directors declared a two-for-one stock split of the Corporation's common stock to stockholders of record on March 13, 1992, payable on April 16, 1992. This stock split was effected in the form of a 100% stock dividend by the distribution of shares. The par value of the common stock remained at $1.00. On February 17, 1993, the Board of Directors declared an additional two-for-one stock split payable on March 5, 1993 to stockholders of record on February 24, 1993. All numbers of shares and per share amounts included in the financial statements and notes thereto have been adjusted to reflect these distributions.

The Board of Directors of the Corporation is authorized to issue preferred stock in series and to establish the voting powers, other special rights of the shares of each such series and the qualifications and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

Under Wisconsin state law, preferred stockholders would be entitled to vote as a separate class or series in certain circumstances, including any amendment which would adversely change the specific terms of such series of stock or which would create or enlarge any class or series ranking prior thereto in rights and preferences. No preferred stock has been issued.

Deposits in the Banks are insured to the maximum allowable amounts by the Savings Association Insurance Fund (SAIF) as administered by the Federal Deposit Insurance Corporation (FDIC). As SAIF-insured institutions, the Banks are required to meet tangible, core and risk-based regulatory capital requirements as determined by the Office of Thrift Supervision (OTS). Tangible capital generally consists of stockholder's equity minus certain intangible assets. Core capital generally consists of stockholder's equity. The risk-based capital requirements presently address credit risk related to both recorded assets and off-balance sheet commitments and obligations.

The Banks' various OTS regulatory capital measurements at December 31, 1993 are set forth below.

                                               First
                                             Financial                  Port
                                           -------------              --------
                                                      (In Thousands)

Bank's stockholder's equity                 $276,138                  $7,400
Less:
   Core deposit intangibles                  (28,322)
   Goodwill                                   (3,070)
   Investment in subsidiaries
      and activities not permitted for
      national banks                          (1,792)                    (59)
   Purchased mortgage servicing rights
      adjustment                                 (44)
   Other                                        (277)
                  TANGIBLE CAPITAL           242,633                   7,341
Add: qualifying intangibles                   28,322
                      CORE CAPITAL           270,955                   7,341
Add: qualifying general allowances for
        loan losses                           19,674                     524
                RISK-BASED CAPITAL          $290,629                  $7,865


The following table compares the Banks' regulatory capital with OTS capital requirements at December 31, 1993:

                           Actual             Required                              Actual       Required
                           Amount              Amount             Excess            Ratio         Ratio       Excess
                         --------------------------------------------------------------------------------------------
                                        (Dollars in Thousands)

First Financial:
   Tangible capital       $242,633            $ 69,881           $172,752            5.21%         1.50%       3.71%
   Core capital            270,955             140,611            130,344            5.78          3.00        2.78
   Risk-based capital      290,629             185,133            105,496           12.56          8.00        4.56

Port:
   Tangible capital       $  7,341            $  1,494           $  5,847            7.38%         1.50%       5.88%
   Core capital              7,341               2,987              4,354            7.38          3.00        4.38
   Risk-based capital        7,865               4,325              3,540           14.55          8.00        6.55
/TABLE

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued


The OTS has adopted a final rule which would add an interest-rate risk component to the OTS risk-based capital requirement effective July 1, 1994. The OTS has adopted another final rule, effective March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions.

Under the terms of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Banks are further subject to the prompt corrective action (PCA) provisions of FDICIA. Under FDICIA, thrift institutions are assigned, based upon regulatory capital ratios and other subjective supervisory criteria, to one of five PCA categories, ranging from "well capitalized" to "critically undercapitalized". Institutions assigned to the three lowest categories are subject to PCA sanctions by the OTS. PCA sanctions include, among other items, additional restrictions on dividends and capital distributions. As of December 31, 1993, management believes that both Banks had capital in excess of the requirements to be "well capitalized" institutions under the PCA provisions of FDICIA.

Applicable rules and regulations of the OTS impose limitations on dividends by the Banks. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all fully phased-in capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's fully-phased-in capital requirements at the beginning of the calendar year, or (ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its fully phased-in capital requirement before or after a proposed dividend. In addition, as a result of the PCA provisions of FDICIA, the OTS has indicated that it intends to review existing regulations on dividends to determine whether amendments are necessary based on such provisions. In the interim, the OTS has indicated that it intends to determine the permissibility of dividends consistent with the PCA provisions of FDICIA.

FIRST FINANCIAL CORPORATION


NOTE M--EMPLOYEE BENEFIT PLANS

The Corporation has a stock option plan under which shares of common stock are reserved for the grant of both incentive and non-incentive stock options to directors, officers and employees. The plan provides that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable, generally two or more years from the grant date, is determined by the Stock Option Committee of the Board of Directors and expire no later than ten years from the grant date.

A summary of stock option activity follows:


                                   Number Of              Option Price
                                    Shares                  Per Share
                                ----------------------------------------

Balance January 1, 1991            928,388              $  .85 - $ 4.19
   Exercised                       (59,800)                .85 -   3.69
   Cancelled                       (21,560)               1.68 -   3.09
Balance December 31, 1991          847,028                 .85 -   4.19
   Granted                       1,394,000                6.38 -   9.44
   Exercised                      (230,876)                .85 -   4.19
   Cancelled                        (5,000)               3.09 -   8.00
Balance December 31, 1992        2,005,152                1.68 -   9.44
   Granted                          40,500               13.63 -  15.00
   Exercised                      (348,741)               1.70 -   9.44
   Cancelled                        (8,000)               6.38 -   9.44

    BALANCE DECEMBER 31, 1993    1,688,911              $ 1.68 - $15.00


Options for 322,411 shares and 603,100 shares were exercisable at December 31, 1993 and 1992, respectively. At December 31, 1993, options for 784,500 shares were available for future grant.

The Corporation sponsors a defined-contribution profit sharing plan which covers all full time Wisconsin-based employees who have completed one year of service and are at least twenty-one years old. Corporate contributions are discretionary. Expense for this plan for 1993, 1992 and 1991 was $3,666,000, $2,950,000 and $1,650,000, respectively.

The Corporation sponsors a supplemental executive retirement plan for certain executive officers, which is funded through life insurance and provides additional benefits at retirement. At December 31, 1993, the projected future obligation under this plan amounted to $2,465,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $434,000 and $166,000 for 1993 and 1992, respectively.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued


The Corporation sponsors an unfunded defined-benefit retirement plan for all outside directors. At December 31, 1993, the projected future obligation under this plan totaled $1,271,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $122,000, $280,000 and $273,000 in 1993, 1992 and 1991, respectively.

The Corporation also sponsors a defined-benefit pension plan covering substantially all of its Illinois-based employees (the Illinois Plan). Benefits are based upon a formula using years of service and the participant's compensation during the term of employment.

The following tables set forth the Illinois Plan's funded status and amounts recognized in the consolidated financial statements:

                                                       December 31,
                                                     1993         1992
                                                 ------------------------
                                                      (In Thousands)

Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
   vested benefits of $2,289,000--1993 and
   $1,766,000--1992                                 $ 2,373      $  1,813

Plan assets at fair value, primarily fixed
   income securities                                $ 3,939      $  3,907

Projected benefit obligation                          2,516         2,107
Plan assets in excess of projected
   benefit obligation                                 1,423         1,800
Unrecognized net gain from past experience
   different from that assumed and effects
   of changes in assumptions                            620           378
Unrecognized net transition asset                    (1,432)       (1,560)
Prepaid pension cost included in other assets       $   611      $    618


Net pension benefits for the Illinois Plan include the following components:

                                                       Year Ended December 31,
                                                1993            1992             1991
                                              -----------------------------------------
                                                           (In Thousands)

Service cost--benefits earned during the
  period                                      $ 259           $   87           $  90
Interest cost on projected benefit
  obligation                                    197              165             149
Actual return on plan assets                   (327)            (302)           (312)
Net amortization and deferral                  (122)            (129)           (111)

Net periodic pension expense (benefit)        $   7           $ (179)          $(184)


FIRST FINANCIAL CORPORATION


NOTE M--EMPLOYEE BENEFIT PLANS--Continued

The principal actuarial assumptions used to develop the net pension benefit for the Illinois Plan were as follows:

                                                          Year Ended December 31,
                                                    1993            1992         1991
                                                  -------------------------------------
                                                             (In Thousands)

Weighted average discount rate                       7.25%          8.00%        8.00%
Rate of increase in future compensation              5.00           6.00         6.00
Expected long-term rate of return on plan assets     7.75           8.00         8.00

The Corporation does not, as a policy, offer post-retirement benefits other than profit sharing, pensions, and certain supplemental retirement benefits noted above.


NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees and involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement First Financial has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.




Financial instruments whose contract amounts represent credit risk are as follows:

                                                             December 31,
                                                    1993                     1992
                                                 ----------------------------------
                                                            (In Thousands)

Commitments to extend credit:
     Fixed rate (6.25% to 8.75% at
       December 31, 1993)                        $ 52,079                 $ 15,630
     Adjustable rate                               10,259                    6,834
Commitments to purchase adjustable-rate
  mortgage-related securities                      87,753                   25,000
Unused lines of credit:
     Credit cards                                 702,364                  550,668
     Home equity                                  250,344                  190,623
Loans sold with recourse                           59,000                  119,000
Financial guarantees written                       10,951                   18,346

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--
Continued


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
As some such commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. With the exception of credit card lines-of-credit, the Corporation generally extends credit only on a secured basis. Collateral obtained varies but consists primarily of one- to four-family residences and income-producing commercial properties.

Commitments to extend credit on a fixed-rate basis expose the Corporation to a certain amount of interest-rate risk if market rates of interest increase substantially during the commitment period. Similar risks exist relative to loans classified as held for sale, which totaled $73,919,000 at December 31, 1993. This exposure, however, is mitigated by the hedge of firm commitments to sell the majority of these loans. Commitments outstanding to sell mortgage loans at December 31, 1993 amount to $111,500,000.

Financial guarantees represent agreements whereby, for an annual fee, certain of the Banks' mortgage loans, investments and mortgage-backed securities are pledged as collateral for Industrial Development Revenue Bonds which were issued by municipalities to finance commercial or multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, the Banks are required to either pay the amount in default or acquire the then outstanding bonds. First Financial and Port may foreclose on the underlying real estate to recover amounts in default. Management has considered these agreements in its review of the adequacy of the allowance for losses. At December 31, 1993, certain mortgage-related securities and investment securities with a carrying value of approximately $5,394,000 were pledged as collateral for bonds in the aggregate of $3,341,000. Additional bond issues totaling $7,610,000 are supported by letters of credit issued by First Financial in lieu of specific collateral. The bond agreements have expiration dates through 2008.

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

     Accrued interest income and expense: Accrued interest income and expense are carried at the respective book value.

     Investment and mortgage-related securities: Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


     Loans receivable: For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans and consumer and other

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

     loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Mortgage servicing rights: Due to the lack of practicability, the fair value of mortgage loan servicing rights has not been determined and is not presented below. These rights, which consist of the Corporation's contractual right to service loans for others, represent a distinct income producing intangible asset that could be realized by selling those rights to another institution. The value of those rights, except to the extent that purchased mortgage servicing rights exist, is not reflected in the Corporation's consolidated balance sheets.

     Federal Home Loan Bank stock: Federal Home Loan Bank stock is carried at cost which is its redeemable value since the market for this stock is limited.

     Deposits: The fair values disclosed for interest-bearing and non-interest-bearing checking accounts, passbook accounts and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

     Borrowings: The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

     Off-balance-sheet instruments: Fair values for the Corporation's off-balance-sheet instruments (lending commitments and unused lines of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1993 and 1992.

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued


The carrying amounts and fair values of the Corporation's financial instruments consisted of the following.

                                                                     December 31,
                                                   1993                                     1992
                                       ----------------------------------------------------------------------
                                                          Estimated                                 Estimated
                                         Carrying            Fair              Carrying               Fair
                                          Amount             Value              Amount                Value
                                                                   (In Thousands)

Cash equivalents                        $   47,641         $   47,641         $   60,167           $   60,167

Investment securities available-
  for-sale                              $   84,487         $   84,487

Investment securities held-to-
  maturity                              $  143,568         $  143,448         $  103,633           $  104,949

Federal Home Loan Bank stock            $   29,832         $   29,832         $   22,244           $   22,244

Mortgage-related securities
  available-for-sale                    $  178,362         $  178,362

Mortgage-related securities
  held-to-maturity                      $1,147,891         $1,160,230         $1,301,589           $1,314,270

Loans held for sale                     $   73,919         $   74,567         $   54,840           $   55,280

Loans receivable:
  Real estate                           $1,973,172         $1,997,107         $1,436,947           $1,453,626
  Credit cards                             202,912            202,912            174,845              174,845
  Home equity                              192,862            192,862            163,397              163,397
  Education                                167,333            167,333            160,298              160,298
  Manufactured housing                     160,349            177,230            128,544              141,183
  Consumer and other                       151,957            152,177             91,846               93,321
                                        $2,848,585         $2,889,621         $2,155,877           $2,186,670

Accrued interest receivable             $   27,183         $   27,183         $   25,686           $   25,686

Deposits:
  Checking                              $  363,038         $  363,038         $  224,728            $ 224,728

  Passbooks                                812,138            812,138            751,811              751,811
  Money market                             311,085            311,085            296,181              296,181
  Certificates                           2,561,055          2,587,730          1,929,741            1,959,075
                                        $4,047,316         $4,073,991         $3,202,461           $3,231,795

Borrowings:
  Federal Home Loan Bank
    advances                            $  371,974         $  373,317         $  397,193           $  397,251
  Collateralized mortgage obli-
    gations                                  5,217              5,296
  Subordinated notes                        54,997             55,547             55,000               55,000
  Industrial development revenue
    bonds                                    6,410              6,776              9,755               10,008
                                        $  438,598         $  440,936         $  461,948           $  462,259

Accrued interest payable                $    4,535         $    4,535         $    5,285            $   5,285
/TABLE

FIRST FINANCIAL CORPORATION

NOTE P--MORTGAGE BANKING ACTIVITIES

Loans serviced for investors amounted to $1,302,000,000, $1,311,000,000 and $1,556,000,000 at December 31, 1993, 1992 and
1991, respectively. These loans are not reflected in the consolidated financial statements. The Banks originate mortgage loans which, depending upon whether the loans meet the Banks' investment objectives, may be sold in the secondary mortgage market or to other private investors. All loans are currently sold on a nonrecourse basis and the servicing of these loans is retained by the Banks. At December 31, 1993, 1992 and 1991, $59,000,000, $119,000,000 and $150,000,000, respectively, of the serviced loans were sold with recourse. Of these recourse loans, approximately $47,000,000, $104,000,000 and $128,000,000 were federally-insured or federally-guaranteed at December 31, 1993, 1992 and 1991, respectively. In addition, management has considered the remaining uninsured or non-guaranteed balance in the determination of the adequacy of the allowance for losses.

Direct origination and servicing costs for mortgage banking activities cannot be presented as these operations are integrated with and not separable from the origination and servicing of portfolio loans, and, as a result, cannot be accurately estimated.

Mortgage banking activities are summarized as follows:

                                                         At Or For The Year Ended
                                                                 December 31,
                                               1993                  1992                 1991
                                           ------------------------------------------------------
                                                                (In Thousands)

Consolidated balance sheet information:
     Mortgage loans held for sale           $ 73,919               $ 54,840             $ 38,061
     Unamortized purchased mortgage
       servicing rights and capitalized
       excess servicing (included in
       "Other Assets")                           473                  1,756                4,322

Consolidated statement of income
 information:
    Service fees on loans
       sold (gross)                         $  6,621               $  7,898             $  9,830
    Amortization of purchased
      mortgage servicing rights
      and capitalized excess
      servicing                               (1,388)                (3,503)              (2,910)
     Service fees on loans
       sold (net)                           $  5,233               $  4,395             $  6,920

     Gain on sales of mortgage loans
       held for sale                        $  7,997               $  4,859             $  3,241

Consolidated statement of cash flow
 information:
     Mortgage loans originated for
       sale                                 $599,126               $392,515             $157,571
     Mortgage loans transferred to
       held for sale portfolio                60,238                114,978              162,707
     Sales of mortgage loans held for
       sale                                  648,282                495,573              299,278

FIRST FINANCIAL CORPORATION


NOTE Q--LITIGATION

The Banks are involved in certain lawsuits in the course of their general lending business and other operations. The Corporation believes there are sound defenses against the claims asserted therein and is vigorously defending these actions. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material effect on the Corporation's financial condition.


NOTE R--PENDING BUSINESS COMBINATION

On October 13, 1993, the Corporation entered into a definitive agreement to acquire NorthLand Bank of Wisconsin, SSB (NorthLand), of Ashland, Wisconsin, through an exchange of stock valued in the aggregate in the range of 130 to 135 percent of NorthLand's defined tangible stockholders' equity at closing, subject to certain adjustments. Upon closing, NorthLand will be merged into First Financial. The acquisition is subject to approval by the shareholders of NorthLand. This transaction is expected to close during the first quarter of 1994 and will be accounted for as a pooling-of-interests. As of December 31, 1993, NorthLand had total assets and shareholders' equity of $127.4 million (unaudited) and $11.4 million (unaudited), respectively.


NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
     FINANCIAL INFORMATION

BALANCE SHEETS
                                                 December 31,
                                          1993                  1992
                                       -------------------------------
                                                (In Thousands)
ASSETS
Cash and cash equivalents               $  4,878              $ 35,161
Investment in subsidiaries               282,983               212,755
Prepaid expenses and other assets          2,471                 2,217
                                        $290,332              $250,133



LIABILITIES
Subordinated notes                      $ 54,997              $ 55,000
Other liabilities                            650                 1,038
                TOTAL LIABILITIES         55,647                56,038


STOCKHOLDERS' EQUITY
Common stock                              23,587                23,266
Additional paid-in capital                27,340                26,749
Retained earnings                        183,758               144,080
       TOTAL STOCKHOLDERS' EQUITY        234,685               194,095

                                        $290,332              $250,133

FIRST FINANCIAL CORPORATION


NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
                                           FINANCIAL INFORMATION--Continued


STATEMENTS OF INCOME

                                                           Year Ended December 31,
                                                     1993            1992             1991
                                                     ------------------------------------------
                                                                (In Thousands)

Interest income from subsidiaries                   $   255         $   758          $   248
Interest expense on borrowings                        4,736           1,696              552
                  NET INTEREST EXPENSE               (4,481)           (938)            (304)
Equity in net income from subsidiaries               49,027          34,841           18,774
                                                     44,546          33,903           18,470
Management fees paid to subsidiaries                    735
Other expenses                                          482             288               73
            INCOME BEFORE INCOME TAXES               43,329          33,615           18,397
Income tax credits                                   (1,886)           (417)            (129)

                            NET INCOME              $45,215         $34,032          $18,526

STATEMENTS OF CASH FLOWS
                                                           Year Ended December 31,
                                                     1993            1992             1991
                                                   ------------------------------------------
                                                                (In Thousands)

OPERATING ACTIVITIES
   Net income                                       $45,215         $34,032          $18,526
   Adjustments to reconcile net income
     to net cash used in operating
     activities:
      Equity in net income of subsidiaries          (49,027)        (34,841)         (18,774)
      Other                                            (645)            159           (1,032)
        NET CASH USED IN OPERATING ACTIVITIES        (4,457)           (650)          (1,280)


INVESTING ACTIVITIES
   Dividends from subsidiaries                        5,500          23,200            1,000
   Investment in subsidiaries                       (24,000)        (26,000)          (3,500)
      NET CASH USED IN INVESTING ACTIVITIES         (18,500)         (2,800)          (2,500)

FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                8,000            6,300
   Repayment of short-term borrowings                               (20,000)
   Proceeds from issuance of
     subordinated debt                                               53,051
   Exercise of stock options                            912             626              115
   Cash dividends paid                               (8,238)         (5,098)          (3,682)
             NET CASH PROVIDED BY (USED IN)
                       FINANCING ACTIVITIES          (7,326)         36,579            2,733

Increase (decrease) in cash and cash
    equivalents                                     (30,283)         33,129           (1,047)
Cash and cash equivalents at beginning
   of year                                           35,161           2,032            3,079

   CASH AND CASH EQUIVALENTS AT END OF YEAR         $ 4,878         $35,161          $ 2,032

REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS


Board of Directors and Stockholders
First Financial Corporation



We have audited the accompanying consolidated balance sheets of First Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Corporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Corporation changed its method of accounting for income taxes in 1992 and its method of accounting for certain debt and equity securities in 1993.


/s/ Ernst & Young
- ----------------------

January 17, 1994
Milwaukee, Wisconsin

               MANAGEMENT AND AUDIT COMMITTEE REPORT

       Management is responsible for the preparation, content and integrity of the financial statements and all other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles.

       The Corporation maintains a system of internal controls designed to provide reasonable assurance as to the integrity of financial records and the protection of assets. The system of internal controls includes written policies and procedures, proper delegation of authority, organizational division of responsibilities and the careful selection and training of qualified personnel. In addition, the internal auditors and independent auditors periodically test the system of internal controls.

       Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the system of internal controls provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

       The Audit Committee of the Board of Directors is composed of outside directors and has the responsibility for the recommendation of the independent auditors for the Corporation.
The committee meets regularly with the independent auditors and internal auditors to review the scope of their audits and audit reports and to discuss any action to be taken. The independent auditors and the internal auditors have free access to the Audit Committee.

/s/  John C. Seramur

John C. Seramur
President and Chief Executive Officer


/s/  Thomas H. Neuschaefer

Thomas H. Neuschaefer
Senior Vice President


/s/  Dr. George R. Leach

Dr. George R. Leach
Chairman, Audit Committee

January 17, 1994

                               ITEM 14(a) -- FINANCIAL STATEMENT SCHEDULE
                        SCHEDULE II - GUARANTEES OF SECURITIES OF OTHER ISSUERS
                                      FIRST FINANCIAL CORPORATION
                                            December 31, 1993

        Column A                  Column B             Column C        Column D    Column E     Column F      Column G
                                                                                                           Nature Of Any
                                                                        Amount                           Default By Issuer
                                                                       Owned By                            Of Securities
                                                                        Person     Amount In                 Guaranteed
                                                         Total            Or       Treasury                 In Principal,
        Name Of                                          Amount        Persons        Of                  Interest, Sinking
  Issuer of Securities          Title Of Issue         Guaranteed     For Which   Issuer Of              Fund Or Redeemption
Guaranteed By Person For       Of Each Class Of            And        Statement   Securities   Nature Of   Provisions, or
Which Statement Is Filed     Securities Guaranteed     Outstanding     Is Filed   Guaranteed   Guarantee     Payment Of
- ---------------------------------------------------------------------------------------------------------------------------
Industrial Development Revenue Bonds:


City of Greenfield, WI       $3,185,000 Industrial
Edgewood Plaza Joint          Development Revenue
Venture                       Refunding Bonds,
                              Series 1992               $ 3,085,000      None        None         P&I         None

City of Maplewood, MN        $4,525,000 Variable Rate
Angeles Partners 16, A        Demand Multifamily
California Limited            Housing Revenue Refund-
Partnership                   ing Bonds, Series 1993      4,525,000      None        None         P&I         None

City of Maple Grove, MN
Maple Investments, a         $2,300,000 Industrial
Minnesota General Part-       Revenue Bonds, Series
nership                       1986                        2,105,000      None        None         P&I         None

Housing Authority For        $7,000,000 Convertible
The City of Waukesha, WI      Variable Rate Demand
Caroline Apartments           Multifamily Housing
Limited Partnership           Revenue Bonds,
                              Series A                    1,236,000      None        None         P&I         None

     TOTAL                                              $10,951,000



P&I =  Principal and Interest Payments on Securities Guaranteed.