Form 10-K, Exhibit 13
period 1993-12-31
FIRST FINANCIAL CORP /WI/
filed 1994-03-29
CIK 735553

EXHIBIT 13-B

                        FIRST FINANCIAL CORPORATION



                           MANAGEMENT'S DISCUSSION

TEN-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

                                         1993 (a)      1992 (b)         1991           1990 (c)      1989 (d)
                                        --------------------------------------------------------------------
Income (loss) before extraordinary
  items and the cumulative effect of
  an accounting change                  $   45,215    $   28,432     $   18,526      $   16,022    $   14,376

Net income (loss)                       $   45,215    $   34,032     $   18,526      $   16,022    $   14,376

Earnings per share (f):
  Primary:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change           $     1.88    $     1.21     $      .80      $      .70   $      .63
    Net income (loss)                         1.88          1.45            .80             .70          .63
  Fully Diluted:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change           $     1.86    $     1.19     $      .79      $      .70   $      .63
    Net income (loss)                         1.86          1.43            .79             .70          .63

Interest income                         $  340,123    $  296,871     $  300,081      $  292,141   $  235,890
Interest expense                           189,734       181,896        203,749         204,748      162,059
Net interest income                        150,389       114,975         96,332          87,393       73,831
Provisions for losses on loans              10,219        13,851         18,333          16,064       18,306
Non-interest income                         37,721        32,209         34,331          31,383       32,389
Non-interest expense                       105,804        88,711         81,395          76,840       64,868

Total assets                             4,774,633     3,908,286      3,220,002       3,142,293    2,456,695
Loans receivable and held for sale
  (includes mortgage-related securities) 4,248,757     3,512,306      2,885,236       2,738,265    2,142,264
Intangible assets                           31,392        23,278         20,388          23,178        5,505
Deposits                                 4,050,520     3,206,112      2,935,645       2,883,214    2,098,234
Borrowings                                 438,598       461,948         77,243          60,351      177,253
Stockholders' equity                       234,685       194,095        164,535         149,576      137,081
Shares outstanding (f)                  23,586,827    23,266,414     23,038,404      22,978,604   22,915,604
Stockholders' equity per share (f)            9.95          8.34           7.14            6.51         5.98
Dividends declared per share (f)               .35           .22            .16             .16          .15

Return (loss) on average assets (h)            .98%          .79%           .58%            .54%         .60%
Return (loss) on average equity (h)          21.23%        15.78%         11.85%          11.21%       10.82%
Average equity to average assets              4.62%         4.99%          4.86%           4.78%        5.59%



TEN-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

                                          1988          1987 (e)      1986 (e)       1985 (e)        1984 (e)
                                        --------------------------------------------------------------------
Income (loss) before extraordinary
  items and the cumulative effect of
  an accounting change                  $   10,769     $    6,252    $    9,324     $   (11,909)     $   (2,826)
Net income (loss)                       $   14,553     $   11,279    $   13,186     $    (9,527)     $   (1,239)

Earnings per share (f):
  Primary:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change           $      .49     $      .33    $      .37     $      (.69)     $     (.15)
    Net income (loss)                          .66            .59           .57            (.56)           (.06)
  Fully Diluted:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change           $      .49     $      .33    $      .37     $      (.69)     $     (.15)
    Net income (loss)                          .66            .59           .57            (.56)           (.06)

Interest income                         $  212,809     $  206,546    $  220,054     $   240,718      $  249,449
Interest expense                           143,069        139,223       160,204         194,464         209,583
Net interest income                         69,740         67,323        59,850          46,254          39,864
Provisions for losses on loans              16,185          8,777         9,302          11,405           3,829
Non-interest income                         30,060         41,471        43,853          35,274          33,746
Non-interest expense                        65,550         86,109        80,365          80,867          68,949

Total assets                             2,300,129      2,169,911     2,124,190       2,173,063       2,381,170
Loans receivable and held for sale
  (includes mortgage-related securities) 2,026,445      1,824,726     1,743,169       1,747,593       1,891,381
Intangible assets                            6,197          9,196        11,666          12,662          13,680
Deposits                                 1,969,217      1,889,018     1,800,316       1,913,174       1,996,741
Borrowings                                 155,568        119,912       182,682         128,605         246,912
Stockholders' equity                       126,248        105,559        96,048          83,656          94,511
Shares outstanding (f)                  22,841,464     19,241,340    19,091,924      18,394,480      18,330,680
Stockholders' equity per share (f)            5.53            (g)           (g)              (g)             (g)
Dividends declared per share (f)               .14            .11           .09             .09             .08

Return (loss) on average assets (h)           .48%           .29%          .43%            (.53)%          (.11)%
Return (loss) on average equity (h)          9.06%          6.16%        10.51%          (13.50)%         (3.10)%
Average equity to average assets             5.35%          4.70%         4.10%            3.85%           3.93%

(a) In January, 1993, the Corporation's major subsidiary First Financial Bank, FSB (First Financial) acquired Westinghouse Federal Bank, FSB, d/b/a United Federal Bank ("United"), of Galesburg, Illinois for cash. In addition, in August, 1993, the Corporation completed the assumption of deposits and the purchase of the branch facilities of four Quincy, Illinois-area branches of American Savings. Each acquisition has been accounted for as a purchase.

(b) In separate transactions during 1992, the Corporation completed the assumption of deposits and the purchase of branch facilities of ten Peoria, Illinois-area branches from the LaSalle Talman Bank, FSB and the Resolution Trust Corporation (RTC). Each acquisition has been accounted for as a purchase.

(c) The Corporation completed the acquisition of Illini Federal Savings and Loan Association (Illini) in January, 1990 and, at various dates during 1990, the assumption of the deposits and purchase of certain assets of three former thrift institutions from the RTC. Each of these transactions has been accounted for as a purchase and the related results of operations have been included in the consolidated financial statements since the respective dates of acquisition.

(d) The Corporation completed the acquisition of First Financial-Port Savings Bank, S.A. (Port) in May, 1989. This cash acquisition was accounted for as a purchase and the results of Port's operations have been included in the financial statements since that date.

(e) Restated, except per share data, to reflect the March, 1988 merger-conversion of National Savings & Loan (National) which was accounted for as a pooling-of-interests.

(f) As adjusted for a 2-for-1 stock split of March 5, 1993, a 2-for-1 stock split of April 16, 1992, a 10% stock dividend of March 31, 1989, and for a 2-for-1 stock split of September 30, 1985.

(g) Stockholders' equity per share is not meaningful due to the National merger-conversion in 1988.

(h) Ratio is based upon income (loss) prior to extraordinary items and the cumulative effect of an accounting change.

QUARTERLY DATA

The following table sets forth the Corporation's unaudited quarterly income and expense data for 1992 and 1993.

                                Dec. 31,  Sept. 30,   June 30,  March 31,    Dec. 31,    Sept. 30,    June 30,    March 31,
                                 1993      1993 (a)    1993      1993 (b)     1992         1992         1992       1992 (c)
                               --------------------------------------------------------------------------------------------
                                                         (Dollars in thousands, except per share amounts)
Interest income:
  Loans and mortgage-related
    securities                  $81,507    $82,027     $82,702    $81,460     $74,919      $72,329      $71,347     $68,799
  Investments                     4,022      3,174       2,307      2,924       2,171        2,223        3,022       2,061
    Interest income              85,529     85,201      85,009     84,384      77,090       74,552       74,369      70,860

Interest expense:
  Deposits                       41,412     42,365      41,388     44,576       40,510      43,082       46,195      44,255
  Borrowings                      4,456      5,157       5,618      4,762        3,983       1,710          861       1,300
    Interest expense             45,868     47,522      47,006     49,338       44,493      44,792       47,056      45,555

Net interest income              39,661     37,679      38,003     35,046       32,597      29,760       27,313      25,305
Provisions for losses on loans   (2,395)    (2,180)     (2,800)    (2,844)      (3,546)     (2,666)      (3,501)     (4,138)
Gain on sales of assets (d)       2,445      2,657       1,329      1,341        1,423       1,735          481       1,384
Non-interest income               7,631      7,336       7,655      7,327        6,618       6,510        7,132       6,926
                                 47,342     45,492      44,187     40,870       37,092      35,339       31,425      29,477
Non-interest expense             26,003     27,462      26,657     25,682       22,604      23,474       21,937      20,696
Income before income taxes and
  cumulative effect of a change
  in accounting principle        21,339     18,030      17,530     15,188       14,488      11,865        9,488       8,781
Income taxes                      8,167      6,704       6,362      5,639        5,353       4,335        3,368       3,134
Income before cumulative effect
 of a change in accounting
 principle                       13,172     11,326      11,168      9,549        9,135       7,530        6,120       5,647
Cumulative effect of a change
 in accounting principle (e)         --         --          --         --           --          --           --       5,600
      Net income                $13,172    $11,326     $11,168    $ 9,549      $ 9,135     $ 7,530      $ 6,120     $11,247

Earnings per share (f):
  Primary:
    Income before cumulative
    effect of an accounting
    change (e)                  $   .54    $   .48     $   .47    $   .40      $   .38     $   .33      $   .26     $   .24
    Net income                      .54        .48         .47        .40          .38         .33          .26         .48
  Fully Diluted:
    Income before cumulative
    effect of an accounting
    change (e)                  $   .54    $   .46     $   .46    $   .40      $   .38     $   .32      $   .25     $   .24
    Net income                      .54        .46         .46        .40          .38         .32          .25         .48

Cash dividends per share (f)    $   .10    $   .10     $  .075    $  .075      $   .06     $   .06      $   .05     $   .05

(a) The American Savings acquisition was completed in August, 1993 and results of operations have been included from the date of acquisition.

(b) The United acquisition was completed in January, 1993 and the related results of operations have been included from January 1, 1993.

(c) The 1992 acquisitions were completed in the first quarter and the results of the related operations have been included since the dates of acquisition.

(d) Includes net gains (losses) on sales of loans, mortgage-related securities, investment securities and other assets.

(e) The change in accounting principle relates to the adoption of Statement of Financial Accounting Standards No. 109 in the first quarter of 1992.

(f) Per share data have been adjusted to reflect the 2-for-1 stock splits distributed in March, 1993 and April, 1992.

                     Results of Operations
        Comparison of Years Ended December 31, 1993 and 1992

General. Net income increased 59.1% to $45.2 million in 1993 from the $28.4 million earned in 1992 prior to the 1992
$5.6 million cumulative effect of a change in accounting for income taxes upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 109. Continued low interest rates and the 1993 acquisitions, principally the acquisition of Westinghouse Federal Bank, FSB, d/b/a United Federal Bank (United) of Galesburg, Illinois, played important roles in the significantly improved results for 1993. The returns on average assets and average stockholders' equity for 1993 were 0.98% and 21.23%, respectively, as compared to 0.79% and 15.78%, respectively, for 1992 before giving effect to the change in accounting principle. Primary earnings per share, prior to the change in accounting principle, increased 55.4% to $1.88 for 1993 from $1.21 for 1992.

Net Interest Income. Net interest income increased $35.4 million to $150.4 million during 1993 from $115.0 million for 1992. The net interest margin increased from 3.35% for 1992 to 3.41% for 1993 due to the effect of the lower cost of funds in 1993 reflecting the current low interest-rate environment and a continued improvement in the ratio of interest-earning assets to interest-costing liabilities in 1993 as compared to the 1992. Interest income increased $43.2 million and interest expense increased $7.8 million, respectively for 1993 as compared to 1992. The average balances of interest-earning assets and interest-costing liabilities increased from $3.43 billion and $3.38 billion, respectively, in 1992 to $4.41 billion and $4.34 billion, respectively, in 1993. The ratio of average interest-earning assets to average interest-costing liabilities increased from 101.43% in 1992 to 101.68% in 1993. The 1993 increases in average balances are primarily due to the 1993 acquisitions. The improvement in the ratio of interest-earning assets to interest-costing liabilities was complemented by a slightly greater decrease in the average cost of interest-costing liabilities (5.38% in 1992 versus 4.37% in 1993) than in the average yield on interest-earning assets (8.65% in 1992 versus 7.70% in 1993.) These various factors are reflected in the rate/volume analysis, of changes in net interest income, which indicates a net increase of $30.7 million from volume-related factors and a net increase of $4.7 million from rate-related factors.

At the end of 1993, the Corporation's net interest margin was 3.36% as compared to 3.32% at the end of 1992. Historically the Corporation's net interest margin has been at its lowest point at year-end due to seasonal factors. Although the 1993 acquisitions contributed to lower margins than historically experienced by the Corporation, the combination of the low interest-rate environment during 1993 and asset/liability management decisions made during 1993 have enabled the Corporation to continue to build the net interest margin to a higher level at the end of 1993.

Provisions for Losses On Loans. Provisions for losses on loans decreased $3.7 million from $13.9 million for 1992 compared to $10.2 million for 1993, reflecting a continuing lower level of charge-offs experienced in 1993. For a further discussion of allowances for loan losses on loans and related loan portfolio information, see "Allowances for Loan and Foreclosure Losses" and "Loans and Mortgage-Related Securities."

Non-Interest Income. Non-interest income increased $5.5 million to $37.7 million for 1993 compared to $32.2 million for 1992 as the net result of several significant factors. Gains realized on an increased volume of sales of mortgage loans, including loans originated for sale and refinanced mortgage loans transferred to held for sale status, increased $3.1 million in 1993 as compared to 1992. The increased volume of such sales is directly related to the low interest-rate environment experienced throughout 1993. The Corporation's subsidiary banks, First Financial Bank, FSB and First Financial-Port Savings Bank, FSB (the Banks), sell long-term fixed-rate mortgage loans in the normal course of interest-rate risk management. Gains or losses realized from the sale of mortgage loans held for sale can fluctuate significantly from year to year depending upon the volatility of interest rates and the volume of loan originations. Thus, results of sales in any one year may not be indicative of future results. In this regard, many observers believe that refinancing activities in 1994 will be down from 1993. As such, management does not believe that 1994 gains on sales of mortgage loans will be at 1993 levels. Deposit account service fees increased $1.7 million for 1993 as compared to 1992. The 1993 acquisitions and pricing changes were the major reasons for the increase in these fees. Net fees earned relative to loans serviced for others increased $800,000 to $5.2 million in 1993 from $4.4 million in 1992 as a net result of i) a decrease in the average servicing spread on mortgage loans serviced for others, ii) a slight decrease in the size of the mortgage loan servicing portfolio, iii) a decrease in the size of the manufactured housing loan servicing portfolio due to the refinancing of loans previously serviced for others and
iv) decreased 1993 charges to adjust the amortization of the carrying value of purchased and capitalized excess mortgage servicing rights. The 1993 charges of $1.4 million were $2.1 million less than similar charges of $3.5 million in 1992 and reflect changes in loan prepayment assumptions, revised for recent experience, used in management's periodic review of the value of these servicing rights. At the end of 1993, the carrying value of servicing rights have been reduced to $473,000. Thus, amortization of such rights in the future will be significantly less than in recent years, which will favorably affect servicing income in the future.

Net losses on sales of available-for-sale securities in 1993 amounted to $422,000 as compared to a gain of $41,000 in 1992.
A loss of $415,000 was realized upon the disposition of a $45.0 million available-for-sale investment, in an adjustable-rate mortgage mutual fund during late 1993, for liquidity purposes. This investment was acquired during 1993 for such purposes. The remaining $7,000 loss was realized upon the sale of $81.3 million of mortgage-related securities (MBS) acquired in conjunction with the United acquisition. These MBSs were classified as available-for-sale to facilitate the restructuring of the mortgage-related securities portfolio acquired from United.

Non-Interest Expense.  Non-interest expense increased
$17.1 million for the year ended December 31, 1993 to $105.8 million as compared to $88.7 million for 1992. The higher level of non-interest expense reflects inherent increases in the expanded scope of operations as a result of the 1993 acquisitions. The major categories of non-interest expense affected by acquisitions are compensation, occupancy, furniture and equipment, federal deposit insurance, marketing and amortization of core deposit intangibles.

Federal deposit insurance expense increased $300,000 in 1993 due to an increase in insured deposits as a result of acquisitions. The full effect of the increase was offset by a reduction in premiums charged by the Federal Deposit Insurance Corporation
(FDIC) as the FDIC allowed a one-time premium reduction (approximately $1.5 million) representing the Banks' previously unutilized credits, from the dissolved Secondary Reserve of the Federal Savings and Loan Insurance Corporation. The Banks' credits in the Secondary Reserve had been written-off in 1987 due to the uncertainty of recoverability. In addition, each of the Banks qualifies for the lowest FDIC assessment rate and management of the Corporation believes that the Banks will continue to qualify for the lowest FDIC assessment rate, thus enabling the Banks to keep deposit insurance expense under control. The Banks, however, do not have control over potential future rate increases by the FDIC.

The increase of $1.8 million in loan expenses for 1993 represents the impact of higher 1993 mortgage loan production as well as the cost of a program to attract new credit card accounts through affinity groups.

The net cost of operations of foreclosed properties decreased
$1.3 million in 1993 as compared to 1992, when an increased level of writedowns was experienced relative to foreclosed commercial real estate properties.

Non-interest expense decreased as a percentage of average assets to 2.29% in 1993 as compared to 2.46% in 1992. The improvement in this ratio is reflective of the effectiveness of the consolidation of operations after the acquisitions in 1993 and 1992. In addition, the Corporation's efficiency ratio (which represents the ratio of controllable expenses to net interest income plus recurring non-interest income) improved to 53% for 1993 as compared to 56% for 1992.

Income Taxes. Income tax expense increased $10.7 million for 1993 as compared to 1992 due to the increase in pre-tax income in 1993 and other factors. As a percent of pre-tax income, the effective income tax rate increased slightly from 36.3% for 1992 to 37.3% in 1993. The increase in the effective income tax rate primarily relates to i) increased provisions for Illinois taxes as the Corporation's scope of operations has increased in that state subsequent to the recent acquisitions and ii) the 1993 increase in the federal tax rate from 34% to 35% for taxable income in excess of $10.0 million.

Accounting Change.  The Financial Accounting Standards Board
(FASB) issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in May, 1993. As permitted under the Statement, the Corporation adopted the provisions of the new standard as of the end of 1993. As a result of adopting SFAS
No. 115, stockholders' equity was increased by $2.7 million (net of deferred income taxes) at December 31, 1993 to reflect the net unrealized holding gain on securities, having an estimated fair value of approximately $262.8 million, classified as available-for-sale at the end of 1993 and which had been previously recorded at amortized cost.

Pending Accounting Change. In May, 1993, the FASB also issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.
SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. Management does not believe that the adoption of SFAS No. 114 will have a material impact on the Corporation's financial condition or results of operations.


                     Results of Operations
      Comparison of Years Ended December 31, 1992 and 1991



General. Net income increased to $34.0 million in 1992 from $18.5 million in 1991. Net income for 1992, prior to a $5.6 million credit representing the cumulative effect of a change in accounting for income taxes, increased 53.5% to $28.4 million from the $18.5 million earned in 1991. The returns on average assets and average stockholders' equity for 1992, before giving effect to the change in accounting principle, were 0.79% and 15.78%, respectively, as compared to 0.58% and 11.85%, respectively, for 1991. Earnings per share, prior to the change in accounting, increased 51.3% to $1.21 for 1992 from $0.80 for 1991.

Net Interest Income. Net interest income increased $18.6 million to $115.0 million during 1992 from $96.3 million for 1991. The net interest margin increased from 3.17% for 1991 to 3.35% for 1992 due to a lower cost of funds in 1992 reflecting a declining interest-rate environment, managed asset growth by the Banks in 1992 and an improvement in the ratio of interest-earning assets to interest-costing liabilities in 1992 as compared to the 1991. Interest income decreased $3.2 million and interest expense decreased $21.8 million, respectively for 1992 as compared to 1991. The average balances of interest-earning assets and interest-costing liabilities increased from $3.042 billion and $3.019 billion, respectively, in 1991 to $3.431 billion and $3.383 billion, respectively, in 1992. The ratio of average interest-earning assets to average interest-costing liabilities increased from 100.76% in 1991 to 101.43% in 1992. The 1992 increases in average balances are due to internal growth as well as the 1992 acquisitions. The improvement in the ratio of interest-earning assets to interest-costing liabilities was complemented by a greater decrease in the average cost of interest-costing liabilities (6.75% in 1991 versus 5.38% in 1992) than in the average yield on interest-earning assets (9.87% in 1991 versus 8.65% in 1992.) These factors are reflected in the analysis of changes in net interest income arising from factors relating to the volume of interest-bearing dollars and the rates paid on those dollars. This analysis indicates an increase of $17.5 million from volume-related factors and $1.1 million from rate-related factors.

Provisions for Losses On Loans. Provisions for losses on loans decreased $4.4 million from $18.3 million for 1991 compared to $13.9 million for 1992, reflecting a lower level of charge-offs experienced in 1992 as well as management's actions to build a higher level of loan loss allowances during 1991 for the manufactured housing and commercial real estate portfolios. The Corporation's allowances for losses on loans increased to $17.1 million, or 0.77% of loans receivable, at December 31, 1992 from $16.7 million and 0.82%, respectively, at December 31, 1991. The decrease in allowances as a percentage of loans receivable was attributable to the growth of the loan portfolio in 1992. This growth was concentrated in single-family mortgage loans, which portfolio historically has a much lower loss experience than the non-mortgage loan portfolios. In addition, the manufactured housing and commercial real estate loan portfolios decreased in 1992, further contributing to the lower allowance ratio at year-end 1992 since these portfolios historically had higher loss experience.

Non-Interest Income. Non-interest income decreased $2.1 million to $32.2 million for 1992 compared to $34.3 million for 1991 as the net result of several significant factors. Gains realized on an increased volume of sales of mortgage loans, including loans originated for sale and refinanced mortgage loans transferred to available for sale status, increased $1.7 million in 1992 as compared to 1991. The increased volume of such sales is directly related to the declining interest-rate environment experienced throughout 1992. Deposit account service fees increased $800,000 for 1992 as compared to 1991. Pricing changes initiated in the last half of 1991 and early 1992 were the major reason for the increase in these fees. Net fees earned relative to loans serviced for others decreased $2.5 million to $4.4 million in 1992 from $6.9 million in 1991 as a result of i) a decrease in the average servicing spread on mortgage loans serviced for others, ii) a decrease in the size of the mortgage loan servicing portfolio, iii) a decrease in the size of the manufactured housing loan servicing portfolio due to management's decision to restrict manufactured housing lending to the Midwest and
iv) increased 1992 charges to adjust the amortization of the carrying value of purchased and capitalized excess mortgage servicing rights. The 1992 charges of $3.5 million were $700,000 over similar charges of $2.8 million in 1991 and reflect changes in loan prepayment assumptions, revised for recent experience, used in management's periodic review of the value of these servicing rights.

Gains on sales of MBSs declined from $2.3 million in 1991 to $41,000 in 1992. During 1991, an asset/liability management decision was made to conform the composition of the MBS portfolio, of previously acquired institutions, to existing investment policies. As such, all long-term fixed-rate MBSs, totaling $45.5 million, were sold in late 1991. Also, in 1990, an asset/liability management decision was made to limit purchases of MBSs to no more than a two percent premium to par value. During 1991, this policy was extended to include all similar securities already held in First Financial's MBS portfolio. At that time, approximately $111.3 million of MBSs having unamortized premiums exceeding two percent of par value were sold. During 1992, the Corporation had one minor MBS sale, for $853,000, when Port sold its longer-term fixed-rate MBS portfolio.

Non-Interest Expense. Non-interest expense increased approximately $7.3 million for 1992 as compared to 1991 for the reasons noted below. Such expenses decreased as a percentage of average assets to 2.46% for 1992 as compared to 2.53% for 1991. The higher dollar level of non-interest expense reflects inherent increases in the expanded scope of operations as a result of the 1992 acquisitions (each of which was accounted for as a purchase) in addition to increased writedowns of foreclosed real estate properties during 1992. Provisions for losses on foreclosed real estate properties (primarily commercial real estate) increased $1.8 million in 1992 as compared to 1991 (see "Foreclosed Properties"). Increases in other categories of non-interest expense were primarily the result of the 1992 acquisitions (i.e., compensation, FDIC insurance of accounts premiums, and amortization of core deposit intangibles).

Income Taxes. Income tax expense increased $3.8 million for 1992 as compared to 1991. As a percent of pre-tax income, however, the effective tax rate declined from 40.11% for 1991 to 36.28% for 1992. The decrease in the effective tax rate was the result of low Nevada state income taxes on an operating subsidiary of First Financial, which was formed in late 1991. This subsidiary manages an investment portfolio having long-term maturities. Previously, this portfolio was managed by First Financial in Wisconsin and subject to applicable taxes at higher state tax rates.

Accounting Change. In February, 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes." As permitted by the Statement, the Corporation adopted SFAS No. 109 in 1992. The cumulative effect of the adoption of SFAS No. 109 on prior years, through December 31, 1991, resulted in an increase in net income of $5.6 million, or $0.24 per share, in 1992. The primary component of this change resulted from the recognition of a deferred tax asset in relation to the cumulative excess of book loan loss provisions over certain limited amounts previously claimed as income tax deductions, as defined in SFAS No. 109.

MARKET PRICE AND DIVIDEND INFORMATION

The Corporation's common stock trades on the NASDAQ National
Market System (NASDAQ) under the NASDAQ listing symbol of FFHC.
At December 31, 1993, the Corporation had 23,586,827 outstanding shares and 3,512 shareholders of record.

The following table presents market price information and cash dividends paid on First Financial Corporation's common stock.
The prices displayed represent high and low sales prices, for each quarter over the past two years, as reported by NASDAQ. The data in the table have been adjusted for the two-for-one stock splits distributed in March, 1993 and April, 1992.

                                    Market Price                       Cash
                              High                Low                Dividend
                          ----------------------------------------------------
Quarter Ended:
  December 31, 1993         $19.750             $14.250               $ .10
  September 30, 1993         18.000              13.500                 .10
  June 30, 1993              15.750              12.250                 .075
  March 31, 1993             16.000              11.250                 .075

  December 31, 1992         $11.750             $ 7.500               $ .06
  September 30, 1992          9.313               7.250                 .06
  June 30, 1992               8.500               6.375                 .05
  March 31, 1992              7.500               5.625                 .05

AVERAGE INTEREST-EARNING ASSETS, AVERAGE INTEREST-COSTING LIABILITIES, INTEREST RATE SPREAD AND NET INTEREST MARGIN

The following table sets forth the weighted average yields earned on the Corporation's consolidated loan and investment portfolios, the weighted average interest rates paid on deposits and borrowings, the interest rate spread between yields earned and rates paid and the net interest margin during the years 1993, 1992 and 1991. Balances of interest-sensitive assets and liabilities arising from the 1992 and 1993 acquisitions are included from the respective dates of the related transactions.

                                                                   Year Ended December 31,
                                             1993                            1992                             1991
                           --------------------------------------------------------------------------------------------
                                Average             Average     Average              Average     Average             Average
                                Balance    Interest   Rate      Balance    Interest   Rate       Balance    Interest   Rate
                               --------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)

Interest-earning assets:
  Mortgage loans (1)(2)       $1,957,288   $160,372   8.19%   $1,416,264   $131,206   9.26%   $1,427,702   $143,574   10.06%
  Mortgage-related securities  1,410,941     86,052   6.10     1,137,275     83,040   7.30       764,895     67,650    8.84
  Other loans (1)                789,073     81,272  10.30       681,537     73,148  10.73       645,424     75,204   11.65
  U.S. Government and agency     106,138      5,709   5.38        31,659      2,036   6.43        18,326      1,521    8.30
  Other securities                56,194      3,050   5.43        62,584      3,245   5.19        93,678      7,060    7.54
  Cash equivalents                66,716      1,952   2.93        80,906      2,929   3.62        72,539      3,755    5.18
  FHL Bank stock                  28,540      1,716   6.01        21,004      1,267   6.03        19,363      1,317    6.80

                               4,414,890    340,123   7.70     3,431,229    296,871   8.65     3,041,927    300,081    9.87

Interest-costing liabilities:
  Passbook                       798,058     25,953   3.25       635,382     27,154   4.27       285,496     14,275    5.00
  Checking                       636,008     14,924   2.35       548,643     15,579   2.84       531,754     23,992    4.51
  Certificates                 2,529,824    128,864   5.09     2,041,100    131,309   6.43     2,154,524    161,501    7.50
  FHL Bank advances              310,911     14,205   4.57       127,618      5,445   4.27        31,487      2,500    7.95
  Other borrowings                67,264      5,788   8.60        30,163      2,409   7.99        15,852      1,481    9.34

                               4,342,065    189,734   4.37     3,382,906    181,896   5.38     3,019,113    203,749    6.75
Net earning assets and
  interest rate spread        $   72,825              3.33%   $   48,323              3.27%   $   22,814               3.12%

Earning asset ratio               101.68%                         101.43%                         100.76%

Average interest-earning
  assets, net interest income,
  and net interest margin on
  average interest-earning
  assets                      $4,414,890   $150,389   3.41%   $3,431,229  $114,975    3.35%   $3,041,927   $ 96,332    3.17%

(1)  Includes non-accruing loans.

(2)  Includes loans held for sale.


RATE VOLUME ANALYSIS

The most significant impact on the Corporation's net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-costing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-costing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

The following table shows the relative contribution of changes in average volume and average interest rates on changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

                                             Year Ended December 31, 1993            Year Ended December 31, 1992
                                                 Compared to Year Ended                  Compared to Year Ended
                                                   December 31, 1992                        December 31, 1991
                                            Rate        Volume       Total          Rate         Volume        Total
                                        -------------------------------------------------------------------------------
                                                                        (In thousands)

Interest-earning assets:
        Mortgage loans, including loans
          held for sale                  $(16,509)     $ 45,675     $ 29,166     $(11,226)     $ (1,142)      $(12,368)
        Mortgage-related securities       (15,016)       18,028        3,012      (13,315)       28,705         15,390
        Other loans                        (3,047)       11,171        8,124       (6,126)        4,070         (2,056)
        U.S. Government and agency           (384)        4,057        3,673         (401)          916            515
        Other securities                      147          (342)        (195)      (1,848)       (1,967)        (3,815)
        Cash equivalents                     (510)         (467)        (977)      (1,223)          397           (826)
        FHL Bank stock                         (4)          453          449         (156)          106            (50)
            Total                        $(35,323)       78,575       43,252     $(34,295)     $ 31,085         (3,210)


Interest-costing liabilities:
        Passbook                         $ (7,294)     $  6,093       (1,201)    $ (2,343)     $ 15,222          12,879
        Checking                           (2,930)        2,275         (655)      (9,153)          740          (8,413)
        Certificates                      (30,384)       27,939       (2,445)     (22,016)       (8,176)        (30,192)
        FHL Bank advances                     412         8,348        8,760       (1,621)        4,566           2,945
        Other borrowings                      200         3,179        3,379         (242)        1,170             928
            Total                        $(39,996)     $ 47,834        7,838     $(35,375)     $ 13,522         (21,853)


            Increase in net interest income                         $ 35,414                                   $ 18,643

NET INTEREST MARGIN AT YEAR-END


The following table sets forth the weighted average yields on the Corporation's loan and investment portfolios, the weighted average cost of deposits and borrowings, the interest rate spread between the anticipated yields and costs and the resulting net interest margin at the indicated dates.

                                                       At December 31,
                                          1993             1992             1991
                                         -----------------------------------------

Weighted average yield:
  Mortgage loans                          7.73%            8.74%            9.75%
  Mortgage-related securities             5.82             6.72             8.48
  Other loans                             0.00            10.45            11.25
  Investments                             4.84             4.80             5.73
  Combined weighted average yield on
    loans and investments                 7.42             8.17             9.54

Weighted average cost:
  Deposits and advance payments from
    borrowers for taxes and insurance     4.05             4.91             6.27
  Borrowings                              4.91             4.81             6.57
  Combined weighted average cost
    of deposits and borrowings            4.13             4.90             6.27

Interest rate spread                      3.29%            3.27%            3.27%

Net interest margin                       3.36%            3.32%            3.28%

/TABLE

FINANCIAL CONDITION


GENERAL

Total assets of the Corporation increased to $4.77 billion at the end of 1993 from $3.91 billion at year-end 1992 as a result of the 1993 acquisitions. Stockholders' equity was $234.7 million, or 4.92% of total assets, at December 31, 1993 compared to $194.1 million and 4.97%, respectively, at the end of 1992.

LIQUIDITY AND CAPITAL RESOURCES

On an unconsolidated basis, the Corporation had cash of $4.9 million and subordinated debt of $55.0 million at December 31, 1993. Management anticipates that the subordinated debt will be repaid in the future from proceeds of cash dividends from its subsidiary Banks or issuance of stock.

The Banks are subject to certain regulatory limitations relative to their ability to pay dividends to the Corporation. Management believes that the Corporation will not be adversely affected by these dividend limitations and that projected future dividends from the Banks will be sufficient to meet the parent company's liquidity needs. See Note L to the consolidated financial statements for further discussion of these limitations. In addition to dividends from the Banks, the Corporation could also sell capital stock or debt issues through the capital markets as alternative sources of funds.

The Corporation also has available an unused line-of-credit in the amount of $18,000,000 which is available through April, 1994. The line-of-credit agreement contains various covenants relative to the operations of the Corporation and First Financial. All of such covenants were met. See Note J to the consolidated financial statements for further discussion. In addition, the Corporation has pledged its stock in First Financial as collateral for the line-of-credit.

The Banks are required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied by the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. Both Banks are in compliance with this requirement. The Banks' principal sources of funds are amortization and prepayment of loan principal, deposits, sales of mortgage loans originated for sale, Federal Home Loan (FHL) Bank advances, other borrowings and funds provided from operations. These funds are used to meet loan commitments, make other investments, fund deposit withdrawals and repay borrowings.

Total consolidated liquidity, consisting of cash, cash equivalents, short-term securities and investment securities, increased $113.0 million during 1993. Total consolidated liquidity, as a percent of total assets, increased from 5.78% at the end of 1992 to 7.10% of total assets at the end of 1993, as a result of the net effect of the Corporation's various operating, investing and financing activities.

Operating activities resulted in a net cash inflow of $108.1 million. Operating cash flows included earnings of $45.2 million for 1993 and $648.3 million realized from the sales of mortgage loans available for sale, less $599.1 million disbursed for loans originated for sale.

Investing activities resulted in a net cash inflow of $106.3 million. The most significant cash inflows in 1993 from investing activities were principal payments of $575.1 million and $364.0 million received on loans receivable and MBSs, respectively, as well as $60.9 million from the proceeds of maturities of investment securities. In addition, $126.4 million was realized upon the sale of securities available for sale. Major investing activities resulting in cash outflows were $240.6 million for the purchase of MBSs, $1.03 billion for the origination of loans for portfolio and $206.4 million for the purchase of securities. In addition, cash of $443.8 million was received in conjunction with the 1993 acquisitions representing primarily $970.2 million of assumed deposits less $565.5 million of loans and securities acquired. As a result of adopting SFAS No. 115, securities having an estimated fair value of $262.8 million, and previously carried at the lower of amortized cost or estimated fair value, were classified as available-for-sale.

Financing activities for 1993 resulted in a net cash outflow of $225.8 million represented by a $124.1 million net deposit outflows, a net decrease in borrowings of $95.2 million and $8.2 million in cash dividends paid to our stockholders.

At December 31, 1993, the Banks had outstanding commitments to originate mortgage loans totaling $62.3 million and had no commitments outstanding to purchase loans. At that date, the Banks also had commitments outstanding to sell $111.5 million of mortgage loans that were held for sale or for which the Banks were committed to originate. Loans held for sale totaled
$73.9 million at the end of 1993. In addition, First Financial had commitments to purchase $87.8 million of adjustable-rate MBSs
at year-end 1993.   Management believes liquidity levels are
proper and that adequate capital and borrowings are available through the capital markets, the FHL Bank of Chicago and other sources.

LOANS AND MORTGAGE-RELATED SECURITIES


Total loans, including loans held for sale and MBSs, increased to $4.25 billion at the end of 1993 from $3.51 billion at the end of 1992. The components of this increase are summarized, by type of loan collateral, as follows:

                                                       December 31,                    Increase
                                               1993                 1992              (Decrease)
                                           -------------------------------------------------------
                                                               (In thousands)

Real estate mortgage loans:
  One- to four-family                      $1,797,990           $1,267,108          $  530,882
  Multi-family                                188,558              163,312              25,246
  Commercial and other                         94,789              101,865              (7,076)

      Total real estate mortgage loans      2,081,337            1,532,285             549,052

Other loans:
  Credit cards                                209,414              178,436              30,978
  Home equity                                 193,291              162,283              31,008
  Education                                   167,385              163,261               4,124
  Manufactured housing                        165,017              133,195              31,822
  Consumer and other                          153,685               92,326              61,359

Less: net items to loans receivable           (47,625)             (51,069)              3,444

Total loans (including loans
        held for sale)                      2,922,504            2,210,717             711,787
Mortgage-related securities                 1,326,253            1,301,589              24,664

      Total loans and mortgage-related
        securities                         $4,248,757           $3,512,306          $  736,451

One- to four-family residential mortgage loans increased
$530.9 million during 1993. The increase in residential mortgage loans during 1993 is attributable to the United acquisition and high levels of originations and refinancings as a result of the continuing low interest-rate environment during 1993. In addition, First Financial refinanced approximately $187.1 million of mortgage loans that were previously serviced for others. Such refinanced loans typically are fixed-rate residential mortgage
loans.   The Corporation has retained in its loan portfolio
certain fixed-rate mortgage loans with shorter maturities as well as all adjustable-rate mortgage loans. The Corporation typically sells longer-term fixed-rate mortgage loans as a part of its ongoing interest-rate risk management program. Income-producing real estate loans increased $18.1 million in 1993 with a continuing change in emphasis as multi-family residential loans increased $25.2 million and commercial real estate mortgage loans decreased $7.1 million.

Consumer loans increased $61.4 million in 1993 due to the United acquisition as well as increased marketing efforts and a new second mortgage product. Both the credit card loan and home equity loan portfolios increased $31.0 million during 1993 as the Corporation continues to promote growth in these product areas in order to diversify the loan portfolio and to provide higher yielding assets. Manufactured housing loans increased
$31.8 million primarily due to the refinancing of $37.0 million of such loans which had previously been serviced for others.


After giving effect to the $226.4 million of MBSs received in the United acquisition, the MBS portfolio declined $201.7 million during 1993 primarily as the net result of i) purchases of $240.6 million of adjustable-rate MBSs, ii) repayments of $364.0 million and iii) sales of $81.3 million of MBSs acquired in the United transaction (as management restructured the United MBS portfolio to meet the Corporation's investment portfolio guidelines). There were no sales of MBSs during 1993 other than the above-mentioned post-merger restructuring sales. In conjunction with the adoption of SFAS No. 115, the Banks transferred MBSs with a cost of $175.4 million and a fair value of $178.4 million to the available-for-sale portfolio at the end of 1993.

NON-PERFORMING ASSETS


Non-performing assets (consisting of non-accrual loans, foreclosed properties and other repossessed collateral assets) decreased to $15.1 million at December 31, 1993 from $29.9 million at December 31, 1992. As a percentage of total assets, non-performing assets decreased from 0.76% at December 31, 1992 to 0.32% at December 31, 1993. During the five years ended December 31, 1993, the Corporation has not had any troubled debt restructurings. Non-performing assets are summarized as follows for the dates indicated:

                                                               December 31,
                                      1993           1992          1991          1990           1989
                                   -------------------------------------------------------------------
                                                          (Dollars in thousands)
Non-accrual loans:
  One- to four-family
      residential                   $ 5,005        $ 5,660       $ 8,717       $ 9,904        $ 5,022
  Multi-family residential              139            314           332           891          1,464
  Commercial real estate                 --          6,478         2,624           497            684
  Manufactured housing                1,063          1,295         1,851         2,021          6,376
  Consumer and other                  2,033          1,912         2,965         3,229          3,497
      Total non-accrual loans         8,240         15,659        16,489        16,542         17,043

Real estate judgments                 2,236          2,761         3,572         7,746          5,762
Real estate foreclosed
      properties                      4,418         10,975        21,065        21,518         21,380
Repossessed collateral assets           163            462           889         2,143          3,688

      Total non-performing
        assets                      $15,057        $29,857       $42,015       $47,949        $47,873

Non-accrual loans as a
  percentage of net loans               .28%           .71%          .83%          .76%           .86%

Non-performing assets as a
  percentage of total assets            .32%           .76%         1.30%         1.52%          1.95%


The Corporation places loans into a non-accrual status when loans are contractually delinquent more than ninety days. Such loans have decreased as a percentage of net loans to 0.28% at December 31, 1993 from .71% at December 31, 1992 showing an improvement in most categories with a significant $6.5 million decrease in the commercial mortgage real estate loan category. This decrease represents the improvement in the contractual delinquency and subsequent removal from non-accrual status of several large commercial real estate mortgage loans. The non-accrual loans, in the aggregate, at December 31, 1993, 1992 and 1991 represented $700,000, $1.2 million and $1.3 million of interest which would have been reflected in 1993, 1992 and 1991 income, respectively, if the loans had been contractually current.

Another significant factor in the 1993 decrease in non-performing assets was the $7.0 million decline in real estate judgments and foreclosed properties from $13.7 million at the end of 1992 to $6.7 million at year-end 1993. This decline is directly related to the sale and/or writedown of several large commercial real estate properties during 1993. As a result of these dispositions, the Corporation has been able to reduce its inventory of large (having a carrying value in excess of $500,000) commercial real estate properties owned from four properties totaling $7.6 million at December 31, 1992 to three properties totaling $3.3 million at December 31, 1993. The remainder of the real estate foreclosed properties consist primarily of one- to four-family and smaller multi-family residential real estate located in the Midwest.

Non-performing assets have declined significantly during the five year period ending December 31, 1993 due to i) the disposition of such properties acquired in the acquisition of a troubled thrift institution in 1985, ii) improved collection efforts, and iii) a management decision to restrict lending primarily to Wisconsin, Illinois and other selected Midwestern states.

All of the above non-accrual loans and foreclosed properties have been considered by management in the review of the adequacy of allowances for losses.



ALLOWANCES FOR LOSSES ON LOANS AND FORECLOSED PROPERTIES


The Corporation's loan portfolios, foreclosed properties and off-balance sheet financial guarantees are evaluated on a continuing basis to determine the additions to the allowances for losses and the related balance in the allowances. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience and management's estimation of future potential losses. The evaluation of allowances for loan losses includes a review of both known loan problems as well as a review of potential problems based upon historical trends and ratios. The allowances for losses on foreclosed properties are determined by reducing the carrying value of such foreclosed properties to the estimated fair value.

A summary of activity in the allowances for losses on loans follows:

                                                            Year Ended December 31,
                                      1993            1992           1991            1990            1989
                                   -------------------------------------------------------------------------
                                                            (Dollars in thousands)

Balance at beginning of year        $17,067         $16,706        $15,644         $13,673         $11,922

Charge-offs:
  Residential real estate              (691)         (1,579)        (1,916)         (1,260)         (1,884)
  Commercial real estate               (501)           (968)        (2,107)         (5,422)         (2,407)
  Manufactured housing               (2,731)         (4,212)        (7,365)         (7,650)         (7,362)
  Credit card                        (5,890)         (6,142)        (5,550)         (5,248)         (5,255)
  Consumer-related                     (481)           (459)          (654)           (742)           (933)
  Commercial                             --          (1,367)        (1,051)             --              --
     Total charge-offs              (10,294)        (14,727)       (18,643)        (20,322)        (17,841)

Recoveries:
  Residential real estate               131             231            218             546             116
  Commercial real estate                 --               3              1              --              --
  Manufactured housing                  179             288            272             450              94
  Credit card                           653             584            653             656             509
  Consumer-related                      426             131            228             664             524
      Total recoveries                1,389           1,237          1,372           2,316           1,243


Net charge-offs                      (8,905)        (13,490)       (17,271)        (18,006)        (16,598)

Provisions for losses                10,219          13,851         18,333          16,044          18,306

Acquired banks' allowances            4,885              --             --           3,933              43

Balance at end of year              $23,266         $17,067        $16,706         $15,644         $13,673

Ratio of net charge-offs to
  average loans outstanding             .32%            .64%           .83%            .82%            .83%


A summary of the activity in the allowance for losses on foreclosed properties follows.

                                                            Year Ended December 31,
                                     1993            1992           1991            1990          1989
                                    ---------------------------------------------------------------------
                                                              (In thousands)

Balance at beginning of year        $  552          $  738         $1,023          $  750        $  760
Charge-offs                         (2,685)         (4,980)        (3,232)           (577)       (1,013)
Provision                            3,519           4,794          2,947             754           957
Acquired banks' allowances              --              --             --              96            46

Balance at end of year              $1,386          $  552         $  738          $1,023        $  750

The provisions for losses on foreclosed properties are included in the consolidated statements of income in "net cost of operations of foreclosed properties."

The Corporation's allowance for losses on loans increased to $23.3 million, or 0.80% of loans receivable, at December 31, 1993 from $17.1 million and 0.77%, respectively, at the end of 1992. The increase in the allowance relates to a rise in loans receivable in 1993 as well as allowances acquired in conjunction with the United acquisition. The 1993 provisions for losses on loans and foreclosed properties totaled $10.2 million and $3.5 million, respectively, compared to $13.9 million and $4.8 million, respectively, for 1992. The provision for losses has been significantly lower in 1993 and 1992 compared to the 1989-1991 period as the Banks' charge-off experience has improved due to the decrease in non-performing assets during this period. See "Non-Performing Assets" for further discussion.

The most significant change in allowances for individual loan portfolios took place in the allowance for credit card losses. The allowance for credit card loan losses increased to 3.10% of outstanding balances at the end of 1993 from 2.26% at year-end 1992. The increase in the credit card allowance relates to the 1993 growth of that portfolio and to management's decision to build the allowance for this portfolio to a higher level. Credit card loan charge-offs leveled off at $5.9 million compared to $6.1 million and $5.6 million for 1992 and 1991, respectively. First Financial's credit card loan charge-offs, 2.87% for 1993 and 3.44% for 1992, have been historically well below national averages.

The allowance for losses on residential mortgage loans increased to $5.9 million, or 0.30% of such loans, at the end of 1993 as compared to $3.3 million, or 0.23%, at the end of 1992. The growth in the allowance relates to the increase in the residential mortgage portfolio during 1993 and the allowance acquired in the United acquisition. Charge-offs of residential mortgage loans as a percentage of average outstandings decreased to 0.03% in 1993 from 0.10% in 1992.

The level of charge-offs for the commercial real estate loan portfolio for 1993 and 1992 were significantly lower than in 1991 and 1990 when $2.1 million and $5.4 million, respectively, of such loans were transferred to loss status by management in the course of reviews of such loans. The allowance for commercial real estate loan losses increased, as a percentage of outstandings, to 4.23% at the end of 1993 from 3.91% at the end of 1993.

Commercial loan charge-offs in 1991 and 1992 of $1.1 million and $1.4 million, respectively, were directly related to the writedown of a working capital loan, to a limited partnership, for an apartment project located in Milwaukee, Wisconsin. This loan was acquired in the acquisition of a troubled thrift institution in 1985. The Corporation has no commercial loans in its loan portfolio at the end of 1993.

The Banks have also, in the past, undertaken off-balance sheet financial guarantees, totaling $11.0 million at December 31, 1993, whereby certain of the Banks' assets, primarily MBSs, are pledged as collateral for Industrial Development Revenue Bonds which were issued by municipalities to finance real estate owned by third parties. Management has considered these guarantees, all of which are performing, in its review of the adequacy of allowance for possible losses relating to contingent liabilities. See Note N to the consolidated financial statements for further discussion of off-balance sheet financial guarantees.

Management believes that the December 31, 1993, allowances for loan and foreclosed property losses are adequate based upon the current evaluation of loan delinquencies, non-performing assets, charge-off trends, economic conditions and other factors. Management also continues to pursue all practical and legal methods of collection, repossession and disposal, as well as adhering to high underwriting standards in the origination process, in order to continue to reduce provisions for losses of all types in future years.

A detailed analysis of the Corporation's allowances for losses on loans and related charge-off information is as follows for the dates and periods indicated:


                         At December 31, 1993                At December 31, 1992             At December 31, 1991
                     ---------------------------------- ---------------------------------- ---------------------------------
                                               1993                              1992                              1991
                                           Charge-offs                        Charge-offs                       Charge-offs
                               Allowance   As A Percent           Allowance   As A Percent           Allowance   As A Percent
                               As A % Of    Of Average            As A % Of    Of Average            As A % Of    Of Average
                               Outstanding  Related Loans         Outstanding Related Loans        Outstanding Related Loans
                      Allowance  Loans In  For The Year  Allowance  Loans In For The Year  Allowance  Loans In  For The Year
Type of Loan            Amount   Category      Ended       Amount  Category      Ended       Amount   Category     Ended
                                             12/31/93                          12/31/92                          12/31/91
- --------------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)

Residential real estate  $ 5,877      .30%        .03%      $ 3,301     .23%        .10%      $ 2,679      .21%     .13%
Commercial real estate     4,010     4.23         .51         3,986    3.91         .94         4,628     4.59     1.98
Manufactured housing       4,668     2.83        1.85         4,325    3.25        2.90         4,492     3.20     4.88
Credit cards               6,502     3.10        2.87         4,034    2.26        3.44         2,734     1.70     3.32
Consumer                   1,728     1.12          --           860     .97         .08           510      .79      .26
Education                     52      .03         .01           269     .16         .09           288      .18      .12
Home equity                  429      .22         .02           292     .18         .08           285      .20      .04
Commercial                    --       --          --            --      --       34.23         1,090    22.60    20.90
                         $23,266      .80%        .32%      $17,067     .77%        .64%      $16,706      .82%     .83%

The Corporation's allowances for losses on loans were allocated to various loan categories as follows for the dates indicated:

                                                                  December 31,
                            1993                 1992                 1991                  1990                 1989
                    ------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
                              Percent Of          Percent Of            Percent Of           Percent Of         Percent Of
                            Loans in Each        Loans In Each         Loans In Each       Loans In Each      Loans In Each
                              Category to         Category to           Category to          Category to       Category to
Type of Loan          Amount  Total Loans  Amount  Total Loans  Amount   Total Loans  Amount Total Loans Amount  Total Loans

Residential real
  estate               $ 5,877    66.9%     $ 3,301    63.2%     $ 2,679     62.3%     $ 3,312    64.8%   $   457    62.0%
Commercial real
  estate                 4,010     3.2        3,986     4.5        4,628      4.9        4,349     5.1      6,073     6.4
Manufactured housing     4,668     5.6        4,325     5.9        4,492      6.9        2,259     7.0      2,229     8.5
Credit cards             6,502     7.0        4,034     7.9        2,734      7.9        3,195     6.8      3,342     7.0
Consumer and other       2,209    17.3        1,421    18.4        1,083     17.8          969    16.1      1,004    15.8
Commercial                  --      --           --      .1        1,090       .2        1,560      .2        568      .3

                       $23,266   100.0%     $17,067   100.0%     $16,706    100.0%     $15,644   100.0%   $13,673   100.0%

/TABLE

DEPOSITS

Deposits increased $844.0 million to $4.05 billion at December 31, 1993. This growth was achieved primarily as a result of acquisitions. The weighted-average cost of deposits decreased to 4.06% at year-end 1993 compared to 4.94% at year-end 1992, as a result of continued lower market rates during 1993.

BORROWINGS

The Corporation's total borrowings decreased from $461.9 million at year-end 1992 to $438.6 million at the end of 1993. The weighted average cost of borrowings increased slightly to 4.91% at the end of 1993 as compared to 4.81% at year-end 1992, representing a moderate lengthening of the average maturity of the Banks' borrowings.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1993 was $234.7 million, or 4.92% of total assets, compared to $194.1 million and 4.97%, respectively, at December 31, 1992. The dollar increase in stockholders' equity resulted from net income of $45.2 million and a $2.7 million increase in stockholders' equity recorded upon the adoption of SFAS No. 115 as offset by cash dividend payments to stockholders of $8.2 million. Stockholders' equity per share increased from $8.34 per share at year-end 1992 to $9.95 per share at year-end 1993.

REGULATORY CAPITAL

The Corporation's subsidiary Banks are each subject to various individual OTS capital measurements. Both First Financial and Port have regulatory capital well in excess of OTS requirements at December 31, 1993, as summarized below:

                                                   OTS Capital Ratios
                                 Actual                Required
                                 Ratio                  Ratio                   Excess
Tangible capital:
  First Financial                 5.21%                  1.50%                   3.71%
  Port                            7.38                   1.50                    5.88
Core leverage capital:
  First Financial                 5.78%                  3.00%                   2.78%
  Port                            7.38                   3.00                    4.38
Risk-based capital:
  First Financial                12.56%                  8.00%                   4.56%
  Port                           14.55                   8.00                    6.55


In addition, First Financial and Port each meet the definition of a "well capitalized" thrift institution at year-end 1993 per FDIC rules employing OTS measurements.

The OTS has issued a final regulation relating to capital requirements based upon interest-rate risk effective July 1, 1994. In addition, under the terms of FDICIA the OTS is required to revise its risk-based capital standards to reflect various risk factors. Management believes that the Banks will not need additional capital to meet this regulation. The OTS has adopted another final rule, effective March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the core capital requirement from the current 3.00% level to between 4.00% and 5.00%, for all but the most healthy thrift institutions. The additional requirements could potentially increase the current requirement levels. Management of the Corporation believes that the Banks will continue to exceed these regulatory capital requirements in the future through core earnings.

For a more detailed discussion of regulatory capital requirements, see Note L to the consolidated financial statements.

ASSET/LIABILITY MANAGEMENT

The objective of the Corporation's asset/liability policy is to manage interest-rate risk so as to maximize net interest income over time in changing interest-rate environments. To this end, management believes that strategies for managing interest-rate risk must be responsive to changes in the interest-rate environment and must recognize and accommodate the market demands for particular types of deposit and loan products.

Interest-bearing assets and liabilities can be analyzed by measuring the magnitude by which such assets and liabilities are interest-rate sensitive and by monitoring an institution's interest-rate sensitivity "gap." An asset or liability is determined to be interest-rate sensitive within a specific time frame if it matures or reprices within that time period. An interest-rate sensitivity "gap" is defined as the difference between the amount of interest-earning assets anticipated to mature or reprice within a specific time period and the amount of interest-costing liabilities anticipated to mature or reprice within the same time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities that mature or reprice within a given time frame. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets that mature or reprice within a specified time period.

Summary gap information for the Corporation is presented below as of December 31, 1993, 1992 and 1991.

                                                  Ratio of Cumulative
                                        Positive (Negative) Gap To Total Assets
                           One Year                   Three Years                 Five Years

December 31, 1993           6.09%                        (2.63)%                   (2.57)%
December 31, 1992           4.85                         (2.48)                    (1.88)
December 31, 1991           6.72                         (3.04)                    (4.75)

The Corporation's positive one-year gap increased to $290.8 million, or 6.09% of total assets, at the end of 1993 from $189.5 million, or 4.85% of total assets, at the end of 1992.
The Corporation's consolidated one-year positive gap position of 6.09% at December 31, 1993 falls within management's currently acceptable range of 10% positive to 10% negative. In view of the current low interest-rate environment and the related impact on customer behavior, management believes that it is important to weigh and balance the effect of asset/liability management decisions in the short-term in its efforts to maintain net interest margins and acceptable future profitability. As such, management believes that it has been able to achieve a consistent net interest margin while still meeting asset/liability management objectives.

In this regard, the Banks also measure and evaluate interest-rate risk via a separate methodology. The net "market value" of interest-sensitive assets and liabilities is determined by measuring the net present value of future cash flows under varying interest-rate scenarios in which interest rates would theoretically increase or decrease up to 400 basis points on a sudden and prolonged basis. This complex theoretical analysis at December 31, 1993 indicates that the Banks' current financial position should adequately protect the Banks, and thus the Corporation, from the effects of rapid rate changes. The OTS has issued final regulations, as noted above, that call for further regulatory capital requirements based upon this market value methodology effective July 1, 1994. Management of the Corporation anticipates that current asset/liability management practices should place the Banks in compliance with this regulation and that further capital will not be required as a result thereof.

Asset/Liability Repricing Schedule. The table on the following page sets forth the combined estimated maturity/repricing structure of the Banks' interest-earning assets (including net items) and interest-costing liabilities at December 31, 1993. Assumptions regarding prepayment and withdrawal rates are based upon the Banks' historical experience, and management believes such assumptions are reasonable. The table does not necessarily indicate the impact of general interest-rate movements on the Banks' net interest income because repricing of certain categories of assets and liabilities through, for example, prepayments of loans and withdrawals of deposits, is beyond the Banks' control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels. Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the data in the table.

FIRST FINANCIAL CORPORATION CONSOLIDATED GAP ANALYSIS AT DECEMBER 31, 1993


                                                 Greater       Greater        Greater      Greater
                                                 Than One     Than Three     Than Five     Than Ten    Greater
                                   Under         Through       Through        Through      Through      Than
                                  One Year      Three Years   Five Years     Ten Years     20 Years    20 Years     Total


                                                           (Dollars in thousands)
Rate-sensitive assets:
  Investments and interest-
    earning deposits (a)(b)     $   171,139    $   91,963    $    7,156    $      350    $  34,920    $    --   $   305,528
  Mortgage-related securities(b)  1,233,107        78,928        14,181             7           30         --     1,326,253
  Mortgage loans:
    Fixed-rate (c)(d)               249,674       403,126       296,706       511,556       19,365        170     1,480,597
    Adjustable-rate (c)(d)          412,109       148,930         2,348            99           --         --       563,486
  Other loans                       645,602       144,477        30,963        55,200        2,179         --       878,421
                                  2,711,631       867,424       351,354       567,212       56,494        170     4,554,285

Rate-sensitive liabilities:
  Deposits (e)(f)                 2,219,743     1,112,718       348,282        208,028     126,978     45,372     4,061,121
  Borrowings (g)                    201,044       171,027           251         61,046       1,910      3,320       438,598
                                  2,420,787     1,283,745       348,533        269,074     128,888     48,692     4,499,719

GAP (repricing difference)      $   290,844    $ (416,321)   $    2,821       $298,138   $ (72,394)   $(48,522)   $  54,566

Cumulative GAP                  $   290,844    $ (125,477)   $ (122,656)      $175,482   $  103,88    $ 54,566
Cumulative GAP/Total Assets            6.09%        (2.63)%       (2.57)%         3.68%       2.16%       1.14%

[FN]
(a) Investments are adjusted to include FHL Bank stock and other items totaling $29.8 million as investments in the "Greater than Ten Through 20 Years" category.

(b) Investment and mortgage-related securities are presented at carrying value, including net unrealized holding gain on available-for-sale securities.

(c)   Based upon 1) contractual maturity, 2) repricing date, if applicable,
      3) scheduled repayments of principal and 4) projected prepayments of principal based upon the Corporation's historical experience as modified for current market conditions.

(d)   Includes loans held for sale.

(e) Deposits include $13.8 million of advance payments by borrowers for tax and insurance and exclude accrued interest of $3.2 million.

(f) The Corporation has assumed that its passbook savings, NOW accounts and money market accounts would have projected annual withdrawal rates, based upon the Corporation's historical experience, of 26%, 34% and 42%, respectively.

(g) Collateralized mortgage obligations totaling $5.2 million are included in the "Greater Than Five Through Ten Years" category.