Form 10-K, Exhibit 13
period 1994-12-31
FIRST FINANCIAL CORP /WI/
filed 1995-03-28
CIK 735553

EXHIBIT 13(a)
                       CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

FIRST FINANCIAL CORPORATION

                                                                    December 31,
                                                                              1993
                                                                           (Restated-
                                                                 1994         Note D)
                                                              ----------   -----------
                                                                    (In Thousands)
ASSETS

Cash                                                          $   75,411   $   63,241
Federal funds sold                                                23,890       21,873
Interest-earning deposits                                            837       25,768
                                                              ----------   ----------
                                  CASH AND CASH EQUIVALENTS      100,138      110,882

Securities available for sale (at fair value):
    Investment securities                                          6,061       84,487
    Mortgage-related securities                                  164,572      347,137
Securities held to maturity:
    Investment securities (fair value of
      $124,434,000--1994 and $143,448,000
       --1993)                                                   129,301      143,568
    Mortgage-related securities (fair value of
      $1,253,365,000--1994 and $991,455,000
      --1993)                                                  1,290,729      977,806
Loans receivable:
    Held for sale                                                  6,078       73,919
    Held for investment                                        3,219,285    2,848,585
Foreclosed properties and repossessed
    assets                                                         4,056        6,817
Real estate held for investment or sale                            7,706       16,810
Office properties and equipment, at cost                          48,957       50,120
Intangible assets, less accumulated
    amortization                                                  26,726       31,392
Other assets                                                     100,097       82,260
                                                              ----------   ----------

                                                              $5,103,706   $4,773,783
                                                              ==========   ==========

                                                                         December 31,
                                                                                     1993
                                                                                  (Restated-
                                                                     1994           Note D)
                                                                 ------------    ------------
                                                                        (In Thousands)
LIABILITIES

Deposits                                                         $ 4,064,166    $ 4,050,520
Borrowings                                                           682,063        438,598
Advance payments by borrowers for
    taxes and insurance                                               14,526         13,805
Other liabilities                                                     64,996         37,025
                                                                 -----------    -----------
                                             TOTAL LIABILITIES     4,825,751      4,539,948


STOCKHOLDERS' EQUITY

Serial preferred stock, $1 par value,
    3,000,000 shares authorized; none
    outstanding
Common stock, $1 par value, 75,000,000
    shares authorized; shares issued and
    outstanding: 24,803,842--1994;
    23,586,827--1993                                                  24,804         23,587
Additional paid-in capital                                            32,506         27,340
Net unrealized gain (loss) on securities
    available for sale                                                (5,400)         1,851
Retained earnings (substantially
    restricted)                                                      226,045        181,057
                                                                 -----------    -----------
                                    TOTAL STOCKHOLDERS' EQUITY       277,955        233,835


                                                                 -----------    -----------
                                                                 $ 5,103,706    $ 4,773,783
                                                                 ===========    ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

FIRST FINANCIAL CORPORATION

                                                                          Year Ended December 31,
                                                                     1994         1993         1992
                                                                   --------      --------     ------
                                                                             (In Thousands,
                                                                        Except Per Share Amounts)
Interest income:
    Mortgage loans                                                 $ 162,542    $ 160,372    $ 131,206
    Other loans                                                       96,771       81,272       73,148
    Mortgage-related securities                                       85,895       86,052       83,040
    Investments                                                       10,935       12,427        9,477
                                                                   ---------    ---------    ---------
                                           TOTAL INTEREST INCOME     356,143      340,123      296,871

Interest expense:
    Deposits                                                         165,500      169,741      174,042
    Borrowings                                                        27,030       19,993        7,854
                                                                   ---------    ---------    ---------
                                          TOTAL INTEREST EXPENSE     192,530      189,734      181,896
                                                                   ---------    ---------    ---------
                                             NET INTEREST INCOME     163,613      150,389      114,975
Provision for losses on loans                                          6,540       10,219       13,851
                                                                   ---------    ---------    ---------
                            NET INTEREST INCOME AFTER PROVISIONS
                                             FOR LOSSES ON LOANS     157,073      140,170      101,124

Non-interest income:
    Loan fees and service charges                                      8,785        8,879        8,566
    Deposit account service fees                                       7,976        7,567        5,933
    Insurance and brokerage sales commis-
       sions                                                           6,769        6,276        5,666
    Service fees on loans sold                                         5,326        5,233        4,395
    Net gain on sales of loans held for sale                           1,851        7,997        4,859
    Net gain (loss) on sales of securities
      available for sale                                               1,375         (422)          41
    Unrealized loss on impairment of
       mortgage-related securities                                    (9,000)
    Other                                                              2,719        2,191        2,749
                                                                   ---------    ---------    ---------
                                       TOTAL NON-INTEREST INCOME      25,801       37,721       32,209
                                                                   ---------    ---------    ---------
                                                                     182,874      177,891      133,333

Non-interest expense:
    Compensation, payroll taxes and other
       employee benefits                                              44,606       43,765       37,177
    Federal deposit insurance premiums                                 9,552        7,341        6,968
    Occupancy                                                          8,232        7,534        5,973
    Data processing                                                    7,107        7,462        6,622
    Loan expense                                                       6,161        6,059        4,234
    Telephone and postage                                              5,535        5,068        4,668
    Amortization of intangible assets                                  5,365        6,427        3,713
    Furniture and equipment                                            5,194        5,256        3,902
    Marketing                                                          4,592        3,801        2,572
    Net cost of operations of foreclosed
       properties                                                        528        3,501        4,772
    Other                                                              9,868        9,590        8,110
                                                                   ---------    ---------    ---------
                                      TOTAL NON-INTEREST EXPENSE     106,740      105,804       88,711
                                                                   ---------    ---------    ---------
                       INCOME BEFORE INCOME TAXES AND CUMULATIVE
                      EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE      76,134       72,087       44,622

Income taxes                                                          27,809       26,872       16,190
                                                                   ---------    ---------    ---------

                              INCOME BEFORE CUMULATIVE EFFECT OF
                                A CHANGE IN ACCOUNTING PRINCIPLE      48,325       45,215       28,432

Cumulative effect on prior years of changing
    the method of accounting for income taxes                                                    5,600
                                                                   ---------    ---------    ---------
                                                      NET INCOME   $  48,325    $  45,215    $  34,032
                                                                   =========    =========    =========

FIRST FINANCIAL CORPORATION

                                                                   Year Ended December 31,
                                                                     1994    1993   1992
                                                                     -----   -----  ----
                                                                       (In Thousands,
                                                                  Except Per Share Amounts)
Earnings per share:
    Primary:
       Income before cumulative effect of a
         change in accounting principle                           $ 1.91  $ 1.88  $ 1.21
       Cumulative effect of accounting
         change                                                                      .24
                                                                   -----   -----   -----
                                                      NET INCOME  $ 1.91  $ 1.88  $ 1.45
                                                                   =====   =====   =====

    Fully Diluted:
       Income before cumulative effect of a
         change in accounting principle                           $ 1.91  $ 1.86  $ 1.19
       Cumulative effect of accounting
         change                                                                      .24
                                                                   -----   -----   -----
                                                      NET INCOME  $ 1.91  $ 1.86  $ 1.43
                                                                   =====   =====   =====


Cash dividends paid per share                                     $  .40  $  .35  $  .22
                                                                   =====   =====   =====

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FIRST FINANCIAL CORPORATION

                                                                                  Net
                                                                               Unrealized
                                                                                 Gain
                                                                               (Loss) On
                                                              Additional       Securities                       Total
                                                  Common       Paid-In         Available       Retained      Stockholders'
                                                   Stock       Capital          For Sale       Earnings         Equity
                                                  ------      ----------       ----------      ---------     -------------
                                                                            (In Thousands)
Balances at January 1, 1992                       $23,038       $26,351                        $115,146           $164,535

Net income                                                                                       34,032             34,032
Cash dividends ($.22 per share)                                                                  (5,098)            (5,098)
Exercise of stock options                             228           398                                                626
                                                  -------       -------                        --------           --------
                 BALANCES AT DECEMBER 31, 1992     23,266        26,749                         144,080            194,095


Net income                                                                                       45,215             45,215
Cash dividends ($.35 per share)                                                                  (8,238)            (8,238)
Exercise of stock options                             321           591                                                912
Net unrealized holding gain
  recognized upon reclassifi-
  cation of securities to
  available-for-sale portfolio
  at December 31, 1993, net of
  deferred income taxes of
  $1,382,000 (Restated-Note D)                                                  $  1,851                             1,851
                                                  -------       -------         --------       --------           --------
                 BALANCES AT DECEMBER 31, 1993
                 (Restated-Note D)                 23,587        27,340            1,851        181,057            233,835


Net income                                                                                       48,325             48,325
Cash dividends ($.40 per share)                                                                  (9,950)            (9,950)
Exercise of stock options                             279         1,316                                              1,595
Issuance of common stock in
  conjunction with acquisition                        938         3,850                           6,613             11,401
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax benefit of
  $4,585,000                                                                      (7,251)                           (7,251)
                                                  -------       -------         --------       --------           --------
                 BALANCES AT DECEMBER 31, 1994    $24,804       $32,506         $ (5,400)      $226,045           $277,955
                                                  =======       =======         ========       ========           ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FIRST FINANCIAL CORPORATION

                                                                             Year Ended December 31,
                                                                     1994              1993             1992
                                                                   --------          --------          ------
                                                                                 (In Thousands)

OPERATING ACTIVITIES
    Net income                                                     $    48,325    $    45,215    $    34,032
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
        Cumulative effect of change in
           accounting principle                                                                       (5,600)
        Decrease (increase) in accrued
           interest on loans                                            (2,391)         3,678           (107)
        Decrease in accrued interest on
           deposits                                                        (28)        (1,670)        (3,783)
        Loans originated for sale                                     (184,976)      (599,126)      (392,515)
        Proceeds from sales of loans held
           for sale                                                    303,881        648,282        495,573
        Provision for depreciation                                       5,626          5,516          4,441
        Provision for losses on loans                                    6,540         10,219         13,851
        Provision for losses on real
           estate and other assets                                         525          3,564          5,019
        Unrealized loss on impairment of
           mortgage-related securities                                   9,000
        Amortization of cost in excess of
           acquired businesses                                             873            554            592
        Amortization of core deposit
           intangibles                                                   4,492          5,873          3,121
        Amortization of purchased mortgage
           servicing rights                                                473          1,283          2,566
        Net gain on sales of loans and other
           assets                                                       (3,842)        (7,772)        (5,023)
        Other                                                           19,155         (7,523)           (72)
                                                                   -----------    -----------    -----------
                       NET CASH PROVIDED BY OPERATING ACTIVITIES       207,653        108,093        152,095

INVESTING ACTIVITIES

    Proceeds from sales of investment
        securities available for sale                                   65,088         45,000         20,012
    Proceeds from maturities of investment
        securities held to maturity                                     32,445         60,886        213,480
    Purchases of available for sale
      investment securities                                             (1,008)       (80,000)
    Purchases of investment securities held
        to maturity                                                       (515)      (126,409)      (280,109)
    Proceeds from sales of mortgage-related
        securities available for sale                                  181,890         81,287            853
    Principal payments received on
        mortgage-related securities                                    273,951        364,046        287,538
    Purchases of mortgage-related securities                          (588,352)      (240,640)      (696,206)
    Principal collected on loans
        receivable                                                     503,376        575,093        394,627
    Loans originated for portfolio                                    (839,451)    (1,029,303)      (740,708)
    Additions to office properties and
        equipment                                                       (3,075)        (5,546)        (6,538)
    Proceeds from sales of foreclosed
        properties and repossessed assets                                8,535         17,832         22,763
    Proceeds from sales of real estate
        held for investment                                             10,130            293            569

FIRST FINANCIAL CORPORATION

                                                                                Year Ended December 31,
                                                                         1994             1993            1992
                                                                       --------         --------         ------
                                                                                    (In Thousands)
INVESTING ACTIVITIES--Continued
    Business acquisitions, net of cash and
        cash equivalents acquired of $4,593,000
        --1994; $443,795,000--1993; and
        $316,401,000--1992
           Loans receivable                                             (96,748)       (316,305)           (146)
           Investment securities held to
             maturity                                                    (4,785)        (22,775)
           Mortgage-related securities available
             for sale                                                                   (81,287)
           Mortgage-related securities held to
             maturity                                                   (16,742)       (145,098)
           Office properties and equipment                               (2,387)         (8,445)           (397)
           Real estate held for investment                                 --                            (3,400)
           Intangible assets                                               (699)        (14,541)         (6,603)
           Deposits and related accrued
             interest                                                   114,297         970,162         327,134
           Borrowings                                                       750          71,897
           Shareholders' equity                                          11,401
           Other--net                                                      (494)         (9,813)           (187)
                                                                   ------------    ------------    ------------
                                  NET CASH PROVIDED BY (USED IN)
                                            INVESTING ACTIVITIES       (352,393)        106,334        (467,318)

FINANCING ACTIVITIES
    Net decrease in deposits                                           (100,623)       (124,084)        (52,884)
    Increase in advance payments by
        borrowers for taxes and insurance                                   259             831           2,572
    Decrease in short-term borrowings                                                                   (12,000)
    Proceeds of borrowings                                              955,327         826,500       1,014,920
    Repayments of borrowings                                           (712,612)       (921,747)       (618,215)
    Proceeds from exercise of stock options                               1,595             912             626
    Payments of cash dividends to
         stockholders                                                    (9,950)         (8,238)         (5,098)
                                                                   ------------    ------------    ------------
                                  NET CASH PROVIDED BY (USED IN)
                                            FINANCING ACTIVITIES        133,996        (225,826)        329,921
                                                                   ------------    ------------    ------------
                            INCREASE (DECREASE) IN CASH AND CASH
                                                     EQUIVALENTS        (10,744)        (11,399)         14,698
Cash and cash equivalents at beginning of
     year                                                               110,882         122,281         107,583
                                                                   ------------    ------------    ------------
                        CASH AND CASH EQUIVALENTS AT END OF YEAR   $    100,138    $    110,882    $    122,281
                                                                   ============    ============    ============


Supplemental  disclosure  of cash flow  information:
  Cash paid or  credited  to accounts for:
        Interest on deposits and borrowings                        $    191,068    $    190,806    $    184,310
        Income taxes                                                     31,279          28,399          19,738
    Non-cash investing activities:
        Investment securities transferred to
          available-for-sale portfolio (at
          amortized cost)                                                                48,338          20,012
        Mortgage-related securities transferred
          to available-for-sale portfolio at
          amortized cost (Restated for 1993-
          Note D)                                                        21,909         345,468             812
        Mortgage loans transferred to loans
           held for sale portfolio                                       26,028          60,238         114,978
        Loans receivable transferred to
           foreclosed properties                                          6,843           7,350          14,963

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FINANCIAL CORPORATION

December 31, 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Business: First Financial Corporation ("FFC") provides a full range of financial services to individual customers in Wisconsin and Illinois through its wholly-owned insured banking subsidiary, First Financial Bank, FSB ("FF Bank") and its subsidiaries, all of which are wholly-owned. FFC and its subsidiary are subject to competition from other financial institutions. FFC and its subsidiary also are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Basis Of Financial Statement Presentation: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of FFC and FF Bank. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures, which are not material, are accounted for on the equity method.

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

Investment And Mortgage Related Securities Held-To-Maturity And Available-For-Sale: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when FFC has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity beginning December 31, 1993. No securities are held by FFC in a trading account.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

In connection with the amortization of premiums and discounts and in determining if declines in value are other than temporary, management estimates future cash flows to be generated by pools of loans underlying the mortgage-related securities. Included in this evaluation are such factors as i) estimated loan prepayment rates, ii) a review of delinquencies, foreclosures, repossessions and recovery rates relative to the underlying mortgage loans collateralizing each security, iii) the level of available subordination or other credit enhancements, iv) an assessment of the servicer of the underlying mortgage portfolio and v) the rating assigned to each security by independent national rating agencies.

Short-term  securities  include  certificates  of  deposit,   commercial  paper,
banker's acceptances and similar instruments.

FFC considers its interest-earning deposits which have original maturities of three months or less to be cash equivalents.

Interest, Fees, And Discounts On Loans: Interest on loans is recorded using the accrual method. Allowances ($586,000--1994; $651,000--1993) are established for uncollected interest on non-accrual loans. Generally, a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become more than 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on nonaccrual status, accrued but unpaid interest is reversed. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment to the related loan's yield. FF Bank is amortizing these amounts, using the level yield method, over the contractual life of the related loans. Such deferred fees are recorded as income upon prepayment of the related loans.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


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

Purchased servicing rights resulting from the valuation of loan servicing acquired in business acquisitions or in the purchase of loan servicing rights from other financial institutions are amortized over the estimated lives of the loans using the level yield method, adjusted for prepayments, and are shown as a reduction of "Servicing Fees on Loans Sold" in the consolidated statements of income.

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

A substantial portion of FF Bank's loans are collateralized by real estate in Wisconsin and Illinois. Accordingly, the ultimate collectibility of a substantial portion of FF Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in Wisconsin and Illinois.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


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

Depreciation And Amortization: The cost of office properties and equipment and real estate held for investment or sale is being depreciated principally by the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized on the straight-line method over the lesser of the term of the respective lease or estimated economic life.

Intangible Assets: The cost in excess of net assets of acquired businesses is being amortized over ten to twenty-five years using the straight-line and accelerated methods. The cost in excess of net assets of acquired businesses, aggregating $4,996,000 and $3,070,000 at December 31, 1994 and 1993,
respectively, is net of accumulated amortization. During 1994, $2,100,000 of a previously-classified core deposit intangible was reclassified to cost in excess of net assets of acquired businesses upon the finalization of the valuation review of the deposit base acquired in a 1993 acquisition.

The premiums resulting from the valuation of core deposits acquired in business combinations or in the purchase of branch offices are amortized over the estimated useful life of seven to ten years using the level yield method. Core deposit intangibles, aggregating $21,730,000 and $28,322,000 at December 31, 1994 and 1993, respectively, are net of accumulated amortization. During 1994, the core deposit intangible amount has been reduced for the above-noted $2,100,000 reclassification.

Income Taxes: FFC and its subsidiary file a consolidated federal income tax return and separate state income tax returns. Financial statement provisions are made in the income tax expense accounts for deferred taxes applicable to income and expense items reported in different periods than for income tax purposes.

FFC accounts for income taxes using the liability method. Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and FFC's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and tax return limitations.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


Per Share Amounts: Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury share method) outstanding at the end of each period, as adjusted for two-for-one stock splits in 1993 and 1992. FFC's common equivalent shares consist entirely of stock options. The resulting number of shares used in computing primary earnings per share in 1994, 1993 and 1992 is 25,324,000, 24,112,000 and 23,498,000, respectively. The resulting number of shares used in computing fully diluted earnings per share in 1994, 1993 and 1992 is 25,320,000, 24,369,000 and 23,860,000, respectively. Cash dividends per share have also been restated for the above-mentioned stock splits.

Accounting Changes: Effective January 1, 1992, FFC changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards ("Statement") No. 109, "Accounting for Income Taxes." As permitted under this statement, prior years' financial statements were not restated. The cumulative effect of the adoption of Statement No. 109 as of January 1, 1992 was to increase net income by $5,600,000 or $0.24 per share for 1992. The primary component of this credit resulted from the recognition of a deferred tax asset in relation to the cumulative excess of book loan loss provisions over certain limited amounts previously claimed as income tax deductions, as defined by SFAS No. 109.

In May, 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As permitted under the Statement, FFC elected to adopt the provisions of the new standard as of December 31, 1993. In accordance with Statement No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. As a result of adopting Statement No. 115, the December 31, 1994 and restated 1993 balances (see Note D) of stockholders' equity were increased (decreased) by $(5,400,000) and $1,851,000 (net of $3,203,000 and
$(1,382,000) in deferred income taxes), respectively, to reflect the net unrealized holding gain or loss on securities classified as available for sale previously carried at the lower of amortized cost or fair value.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued


Pending Accounting Changes: The FASB issued Statement No. 114, ("Accounting by Creditors for Impairment of a Loan") in May, 1993 and Statement No. 118
("Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures") in October, 1994. FFC will adopt Statements No. 114 and 118 as of January 1, 1995. Statement No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 eliminates the provisions in Statement No. 114 that describe how a creditor should report interest income on an impaired loan and allows a creditor to use existing methods to recognize, measure and display interest income on an impaired loan. Management does not believe that the adoption of Statements No. 114 and 118 will have a material impact on FFC's financial condition or results of operations.

Reclassifications: Certain 1993 accounts have been reclassified to conform to the 1994 presentations.

NOTE B--BUSINESS COMBINATIONS

On February 26, 1994, FFC completed the acquisition of NorthLand Bank of Wisconsin, SSB ("NorthLand") of Ashland, Wisconsin. FFC issued approximately 938,000 shares of common stock, valued in the aggregate at $14.2 million at the time of the acquisition. The acquisition of NorthLand has been accounted for as a pooling-of-interests. NorthLand was not material to the balance sheet or operating results of FFC; therefore, balances for prior years have not been restated. However, 1994 amounts have been adjusted to reflect the transaction as if it had occurred on January 1, 1994. NorthLand, which was merged into FF Bank, had total assets and stockholders' equity of $125.6 million and $11.4 million, respectively, at December 31, 1993.

Condensed 1993 and 1992 operating results for NorthLand were as follows (in thousands):

                                                     1993               1992
                                                   --------            ------

Net interest income                                 $5,917             $5,489
Provision for losses on loans                         (482)              (563)
Non-interest income                                  1,460              1,330
Non-interest expense                                (4,962)            (5,092)
Income taxes                                          (858)                79
                                                    ------             ------
Net income                                          $1,075             $1,243
                                                    ======             ======

FIRST FINANCIAL CORPORATION

NOTE B--BUSINESS COMBINATIONS--Continued


On January 4, 1993, FF Bank acquired Westinghouse Federal Bank, FSB, d/b/a United Federal Bank ("United"), of Galesburg, Illinois for an aggregate cash purchase price of approximately $53.0 million. United was merged with and into FF Bank. FFC did not issue any stock as a result of this transaction. The acquisition of United by FF Bank has been accounted for as a purchase with United's nineteen branch offices now operating as branches of FF Bank. The assets and liabilities of United were recorded at their estimated fair value at the date of acquisition; results of operations have been included in the 1993 consolidated Corporation income from January 1, 1993. Prior to purchase accounting and post-acquisition adjustments, United had total assets, deposits and stockholder's equity of $821,000,000, $694,000,000 and $54,000,000, respectively.

Had the United acquisition been consummated on January 1, 1992, FFC's 1992 operating results on a pro-forma basis before the cumulative effect of a change in accounting principle, as adjusted for the effect of fair market values used in the purchase method of accounting, would have been as follows (in thousands, except per share amounts):

Total income                                                        $397,086
Net income                                                            40,112
Earnings per share:
  Primary                                                               1.74
  Fully diluted                                                         1.72

Also, in August, 1993, FF Bank completed the assumption of deposits (approximately $268,000,000) and the purchase of the branch facilities of the four Quincy, Illinois-area branches of another thrift. The acquisition of these offices, now operating as branches of FF Bank, was accounted for as a purchase and, consequently, the related accounts and results of operations are included in FFC's consolidated financial statements from the date of acquisition.

In two transactions during the first quarter of 1992, FF Bank completed the assumption of deposits (approximately $327,000,000) and the purchase of the office facilities of ten Peoria, Illinois-area branches. Each transaction was accounted for as a purchase with the acquired offices now operating as branch offices of FF Bank; consequently, the related accounts and results of operations are included in FFC's consolidated financial statements from the date of acquisition.

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES


The following is a summary of available-for-sale investment securities and held-to-maturity investment securities.

                               Amortized      Gross Unrealized
                                             ------------------
                                 Cost         Gains      Losses    Fair Value
                               ---------     -------    --------   ----------
                                                (In Thousands)
At December 31, 1994:

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations             $   6,106   $       8   $      53   $   6,061
                                ---------   ---------   ---------   ---------

                                $   6,106   $       8   $      53   $   6,061
                                =========   =========   =========   =========

   Held-to-maturity:

     Corporate and bank notes
       receivable (investment
       grade)                   $  38,202   $       1   $     501   $  37,702
     U.S. Government and
        federal agency
        obligations                86,162           1       4,339      81,824
     State and municipal
        obligations                 4,433           1          26       4,408
     Certificates of Deposit          504                       4         500
                                ---------   ---------   ---------   ---------

                                $ 129,301   $       3   $   4,870   $ 124,434
                                =========   =========   =========   =========

At December 31, 1993:

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations             $  48,338   $   1,608   $      44   $  49,902
     Adjustable-rate mortgage
        mutual fund                34,585                              34,585
                                ---------   ---------   ---------   ---------

                                $  82,923   $   1,608   $      44   $  84,487
                                =========   =========   =========   =========

   Held-to-maturity:

     Corporate and bank notes
       receivable (investment
       grade)                   $  49,053   $     328   $      60   $  49,321
     U.S. Government and
        federal agency
        obligations                90,062         101         516      89,647
     State and municipal
        obligations                 4,453          27                   4,480
                                ---------   ---------   ---------   ---------

                                $ 143,568   $     456   $     576   $ 143,448
                                =========   =========   =========   =========

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES--Continued


The amortized cost and fair value of investment securities at December 31, 1994, by contractual maturity or repricing date, are shown below.


                                Available-For-Sale    Held-To-Maturity
                               --------------------   -----------------
                               Amortized    Fair      Amortized    Fair
                                 Cost       Value       Cost      Value
                               ---------    -------   ---------   -----
                                               (In Thousands)

Due in one year or less        $  2,492   $  2,493   $ 75,066   $ 72,792
Due after one year through
  five years                      3,614      3,568     53,598     51,026
Due after five years through
  ten years                                               637        616
                               --------   --------   --------   --------
                               $  6,106   $  6,061   $129,301   $124,434
                               ========   ========   ========   ========

During the years ended December 31, 1994, 1993 and 1992, investment securities available for sale with a fair value at the date of sale of $65,088,000, $45,000,000 and $20,012,000, respectively, were sold. The gross realized gains on such sales totaled $1,200,000 and $12,000 in 1994 and 1992, respectively. Gross realized losses on such sales totaled $155,000 and $415,000 in 1994 and 1993, respectively.

Accrued interest on investment securities, including those securities classified as federal funds sold, interest-earning deposits and short-term securities, was $2,770,000 and $3,003,000 at December 31, 1994 and 1993, respectively.

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES


The  following  is  a  summary  of  available-for-sale   and  held-to-  maturity
mortgage-related securities.

                                                              Amortized       Gross Unrealized
                                                                Cost         Gains       Losses    Fair Value
                                                            ------------  -----------  ---------  ------------
                                                                                (In Thousands)
At December 31, 1994:

  Available-for-sale:

     Adjustable-rate mortgage-
       backed securities                                      $  163,147   $       23   $    8,086   $  155,084

     Adjustable-rate collater-
        alized mortgage
       obligations                                                 9,982                       494        9,488
                                                              ----------   ----------   ----------   ----------

                                                              $  173,129   $       23   $    8,580   $  164,572
                                                              ==========   ==========   ==========   ==========
  Held-to-maturity:

    Mortgage-backed securities:
       Adjustable-rate                                        $  830,916                $   22,138   $  808,778
       Fixed-rate                                                130,942   $      645        4,327      127,260

    Collateralized mortgage
     obligations:
       Adjustable-rate                                           326,756           35       11,525      315,266
      Fixed-rate                                                   2,115            1           55        2,061
                                                              ----------   ----------   ----------   ----------

                                                              $1,290,729   $      681   $   38,045   $1,253,365
                                                              ==========   ==========   ==========   ==========
At December 31, 1993 (Restated):

  Available-for-sale:

     Adjustable-rate mortgage-
       backed securities                                      $  315,572   $    5,217   $    3,765   $  317,024

     Adjustable-rate collater-
        alized mortgage
       obligations                                                29,896          217                    30,113
                                                              ----------   ----------   ----------   ----------

                                                              $  345,468   $    5,434   $    3,765   $  347,137
                                                              ==========   ==========   ==========   ==========
  Held-to-maturity:

    Mortgage-backed securities:
       Adjustable-rate                                        $  802,007   $    7,846   $      815   $  809,038
       Fixed-rate                                                171,637        6,572            4      178,205

    Collateralized mortgage
     obligations:
       Adjustable-rate                                               957                         1          956
      Fixed-rate                                                   3,205           51                     3,256
                                                              ----------   ----------   ----------   ----------

                                                              $  977,806   $   14,469   $      820   $  991,455
                                                              ==========   ==========   ==========   ==========

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued


The following tables summarize aggregate mortgage-related securities by security type and issuer.

                                      At December 31, 1994              At December 31, 1993 (Restated)
                               ----------------------------------      --------------------------------
                               Amortized      Fair        Carrying     Amortized      Fair        Carrying
Issuer/Security Type              Cost        Value        Value          Cost        Value        Value
- --------------------           ----------   ---------     --------     ----------   ---------     ------
U.S. Government agencies:
 Mortgage-backed certi-
      ficates                  $  360,219   $  348,479    $  359,928   $  157,504   $  162,258    $  157,631
 Collateralized mortgage
      obligations                 336,738      324,754       336,243       30,854       31,069        31,070
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total agencies                696,957      673,233       696,171      188,358      193,327       188,701
                               ----------   ----------    ----------   ----------   ----------    ----------

Private issuers:
 Mortgage-backed certi-
  ficates
    Senior position               660,922      644,136       658,508      924,037      935,085       926,113
    Mezzanine position            103,864       98,507        98,507      207,675      206,924       206,924
 Collateralized mort-
      gage obligations              2,115        2,061         2,115        3,204        3,256         3,205
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total private issuers         766,901      744,704       759,130    1,134,916    1,145,265     1,136,242
                               ----------   ----------    ----------   ----------   ----------    ----------

        Totals                 $1,463,858   $1,417,937    $1,455,301   $1,323,274   $1,338,592    $1,324,943
                               ==========   ==========    ==========   ==========   ==========    ==========

Total carrying value per
    consolidated financial
    statements, by
    classification:
    Available-for-sale
    portfolio                                             $  164,572                              $  347,137
    Held-to-maturity portfolio                             1,290,729                                 977,806
                                                          ----------                              ----------
        Total carrying value                              $1,455,301                              $1,324,943
                                                          ==========                              ==========

FFC has restated its December 31, 1993 consolidated financial statements to reflect a correction of an error relating to the misclassification of certain of its mortgage-backed securities ("MBSs"). Subsequent to the issuance of its 1993 consolidated financial statements, management determined that investment officers in 1991 and 1992 mistakenly interpreted the investment policy to permit the purchase of mezzanine securities, which consisted of "a" senior position but not "the" senior position. A mezzanine security is subordinate to the most senior position of an individual security but is still superior to other subordinate classes or positions designed to absorb first losses, if any, for that security. Since the inherent risk of ownership of the mezzanine securities could affect management's intent and/or ability to hold such securities, it was determined that the held-to-maturity classification was in error at December 31, 1993. All financial data contained herein has been restated to reflect the reclassification as of December 31, 1993 of mezzanine securities with a carrying value of $170.1 million and a fair value of $168.8 million from held to maturity to available for sale status. In addition, stockholders' equity has been restated to reflect the $850,000 reduction in the unrealized gain on securities available for sale (net of tax) resulting from the above reclassification.

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued

At December 31, 1994, the private issuers categories above include securities with a carrying value of $695,000,000 which have been AA rated by an independent rating agency. Excluding downgraded securities totaling $34.0 million, all other securities in the private issuer category are, at a minimum, of investment grade quality. FFC has taken a $9.0 million permanent impairment loss on two of the downgraded securities. The third downgraded security continues to be performing. With the exception of collateralized mortgage obligations, noted in the tables above, FFC does not invest in, nor is a party to, derivative investment instruments.

During the years ended December 31, 1994, 1993 and 1992, mortgage-related securities available for sale with a fair value at the date of sale of $181,890,000, $81,287,000 and $853,000, respectively, were sold. The gross realized gains on such sales totaled $461,000, $14,000 and $41,000 in 1994, 1993 and 1992, respectively. The gross realized losses on such sales totaled $132,000 and $21,000 in 1994 and 1993, respectively. The 1994 sales were related to the sales of subordinated securities reclassified as available-for-sale status as well as sales of mortgage-related securities previously classified as available for sale. The 1993 sales related to the mortgage-related securities portfolio acquired in the United acquisition which did not meet FFC's investment guidelines.

Accrued interest receivable on mortgage-related securities was $7,702,000 and $7,285,000 at December 31, 1994 and 1993, respectively.

FIRST FINANCIAL CORPORATION

NOTE E--LOANS RECEIVABLE

Loans receivable held for investment consist of the following:

                                                      December 31,
                                                  1994          1993
                                               ----------     ---------
                                                    (In Thousands)

Real estate mortgage loans:
   Residential (including multi-family)       $ 2,040,322   $ 1,855,298
   Commercial and other                           115,170        93,528
   Construction - residential (including
        multi-family)                              55,558        58,132
   Construction - commercial                        7,270           460
                                              -----------   -----------
        Total real estate mortgage loans        2,218,320     2,007,418

Consumer and other loans:
   Consumer                                       259,885       153,574
   Home equity                                    234,354       193,291
   Credit card                                    200,747       209,414
   Education                                      190,457       167,385
   Manufactured housing                           152,674       165,017
   Business                                        19,023           111
                                              -----------   -----------
        Total consumer and other loans          1,057,140       888,792
                                              -----------   -----------

Total loans before net items                    3,275,460     2,896,210

Less:
   Allowances for losses                           22,457        23,266
   Undisbursed loan proceeds                       31,279        18,705
   Deferred loan fees                               1,061         2,591
   Discount on loans of acquired businesses           894         1,979
   Unearned discounts                                 484         1,084
                                              -----------   -----------
                                                   56,175        47,625
                                              -----------   -----------

                                              $ 3,219,285   $ 2,848,585
                                              ===========   ===========

Accrued interest on loans receivable was $19,677,000 and $16,895,000 at December 31, 1994 and 1993, respectively.

The following table sets forth the composition of the non-residential real estate loan portfolio, including both permanent and construction loans, by geographic location of the related collateral properties.


                                              December 31,
                                1994                             1993
                        -----------------------        -----------------------
                                       Percent                        Percent
                                         Of                             Of
Property Location        Amount         Total           Amount         Total
- -----------------        ------        -------          ------        -------
                                        (Dollars in Thousands)

Wisconsin               $ 93,530         76.4%         $ 67,257         71.6%
Minnesota                  7,525          6.2             4,749          5.1
Illinois                   5,444          4.5             6,816          7.3
Georgia                    4,106          3.3             4,170          4.4
Tennessee                  2,829          2.3             2,874          3.0
Arizona                    2,503          2.0             2,029          2.1
Texas                      1,817          1.5             1,854          2.0
Other                      4,686          3.8             4,239          4.5
                        --------         -----         --------         -----

                        $122,440        100.0%         $ 93,988        100.0%
                        ========         =====         ========         =====

FIRST FINANCIAL CORPORATION

NOTE F--FORECLOSED PROPERTIES AND REPOSSESSED ASSETS


Foreclosed properties and repossessed assets are summarized as follows:


                                                                December 31,
                                                            1994            1993
                                                           ------          -----
                                                               (In Thousands)

Real estate owned                                           $ 2,432      $ 5,804
Real estate judgments subject to redemption                   2,503        2,236
Manufactured housing owned                                      171          115
Repossessed collateral assets                                    96           48
                                                            -------      -------
                                                              5,202        8,203
Less allowance for losses                                     1,146        1,386
                                                            -------      -------

                                                            $ 4,056      $ 6,817
                                                            =======      =======


NOTE G--ALLOWANCES FOR LOSSES

A summary of the activity in the allowance for loan losses follows:

                                                            Year Ended December 31,
                                                         1994         1993        1992
                                                        ------       ------       -----
                                                                 (In Thousands)
Balance at beginning of year                          $  23,266    $  17,067    $  16,706
Acquired banks' allowance                                   718        4,885
Provisions                                                6,540       10,219       13,851
Charge-offs                                              (9,548)     (10,294)     (14,727)
Recoveries                                                1,481        1,389        1,237
                                                      ---------    ---------    ---------

                             BALANCE AT END OF YEAR   $  22,457    $  23,266    $  17,067
                                                      =========    =========    =========

A summary of the activity in the allowance for losses on foreclosed properties and repossessed assets follows. The provisions for losses are included in the Consolidated Statements of Income in "Net Cost of Operations of Foreclosed Properties."

                                                           Year Ended December 31,
                                                         1994       1993        1992
                                                        ------     ------       -----
                                                             (In Thousands)
Balance at beginning of year                           $  1,386    $    552    $    738
Provisions                                                  400       3,519       4,794
Charge-offs                                                (640)     (2,685)     (4,980)
                                                       --------    --------    --------

                              BALANCE AT END OF YEAR   $  1,146    $  1,386    $    552
                                                       ========    ========    ========

FIRST FINANCIAL CORPORATION

NOTE H--OFFICE PROPERTIES AND EQUIPMENT


Office properties and equipment are summarized as follows:

                                                                  December 31,
                                                                 1994      1993
                                                               -------   -------
                                                                 (In Thousands)

Land and parking lot improvements                              $11,257   $11,328
Office buildings and improvements                               46,066    44,785
Furniture and equipment                                         32,481    31,498
Leasehold improvements                                           2,448     2,171
                                                               -------   -------
                                                                92,252    89,782
Less allowances for depreciation and
   amortization                                                 43,295    39,662
                                                               -------   -------

                                                               $48,957   $50,120
                                                               =======   =======

NOTE I--DEPOSITS

Deposits are summarized as follows:

                                            December 31, 1994                December 31, 1993
                                                            Weighted                                 Weighted
                                                            Average                                   Average
                                         Amount               Rate                Amount               Rate
                                        --------            ---------            --------           -----------
                                                               (Dollars in Thousands)
Checking accounts:
   Interest-bearing                    $  287,176              1.51%            $  280,401              1.76%
   Non-interest-bearing                   107,661                --                 82,637                --
                                       ----------                               ----------
    Total checking
     accounts                             394,837              1.10                363,038              1.36

Passbook accounts                         736,307              2.99                812,138              2.76

Variable-rate insured
   money market accounts                  287,925              3.70                311,085              2.83

Certificate accounts (by
  original maturity):
   Less than one year                     323,235              4.42                400,478              3.64
   One to two years                       831,990              4.55                666,896              3.99
   Two to three years                     696,416              4.97                653,834              4.72
   Three to four years                    284,651              5.23                307,711              5.78
   Four years or more                     505,438              6.52                532,136              7.24
                                       ----------                               ----------
    Total certificates                  2,641,730              5.10              2,561,055              5.01
                                       ----------                               ----------

                                        4,060,799              4.23%             4,047,316              4.06%
                                                               ====                                     ====
Accrued interest                            3,367                                    3,204
                                       ----------                               ----------
                                       $4,064,166                               $4,050,520
                                       ==========                               ==========

FIRST FINANCIAL CORPORATION

NOTE I--DEPOSITS--Continued


Aggregate annual maturities of certificate accounts at December 31, 1994 are as follows (in thousands):

              Matures During
                Year Ended
               December 31,
             ----------------
                 1995                                    $1,570,016
                 1996                                       601,646
                 1997                                       243,268
                 1998                                       139,131
                 1999                                        82,127
                 Thereafter                                   5,542
                                                         ----------
                                                         $2,641,730


Interest expense on deposits consists of the following:

                                                 Year Ended December 31,
                                            1994          1993           1992
                                          --------      --------        ------
                                                       (In Thousands)

Passbook                                  $ 24,339       $ 25,953       $ 27,154
Checking                                     5,112          5,427          4,658
Variable-rate insured
  money market                               8,943          9,497         10,921
Certificates                               127,106        128,864        131,309
                                          --------       --------       --------
                                          $165,500       $169,741       $174,042
                                          ========       ========       ========

NOTE J--BORROWINGS

FFC periodically undertakes sales of securities under agreements to repurchase the identical securities (reverse repurchase agreements). These agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities underlying the agreements remaining in the asset accounts. The securities underlying the agreements are held by the counter-party brokers in FF Bank's account. Based upon month-end balances, securities sold under agreements to repurchase averaged $10,179,000 during 1994. The maximum amount outstanding at any month-end was $34,000,000 during 1994. There were no reverse repurchase agreements outstanding at the end of 1994 or 1993.

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS-Continued


At December 31, 1994, FFC has an unused line-of-credit in the amount of $18,000,000. The line-of-credit is available to FFC for working-capital purposes or for potential future acquisitions. Under the terms of the line-of-credit, which is available through April, 1995, interest on outstanding notes would be payable at the lender's then prevailing prime rate. The line-of-credit agreement contains various covenants relative to the operations of FFC and FF Bank. Included among the covenants are restrictions on levels of total borrowings and the interest-bearing asset/liability ratio for FFC, on a consolidated basis, and a requirement that FF Bank maintain a minimum risk-based regulatory capital of 8.0%. All of such covenants are met at December 31, 1994. In addition, FFC would pledge its stock in FF Bank as collateral should the line-of-credit be drawn upon.

Federal Home Loan Bank ("FHL Bank") advances and other borrowings are comprised of the following:

                                                                          December 31,
                                                            1994                             1993
                                                     ------------------                  -----------
                                                                    Weighted                      Weighted
                                                                    Average                       Average
                                     Maturity         Amount          Rate          Amount          Rate
                                                                    (Dollars in Thousands)

Federal Home Loan Bank:              On Demand       $446,000         6.01%        $140,500         3.24%
                                     1994                                            60,053         5.18
                                     1995             150,250         4.61          150,000         4.61
                                     1996              21,309         6.20           21,228         6.48
                                     1997                  31         7.00               31         7.00
                                     2000                 162         7.00              162         7.00

Subordinated notes                   1999              54,977         8.51           54,997         8.51

Collateralized mortgage
  obligations                        2003               3,019         7.33            5,217         8.43

Industrial development
  revenue bonds                      2021               6,315         7.07            6,410         7.04
                                                     --------                      --------

                                                     $682,063         5.93%        $438,598         4.91%
                                                     ========        =====         ========        =====

Aggregate  maturities  on  borrowings  at  December  31,  1994 are,  as follows.
Payments  on  collateralized   mortgage  obligations  are  included  based  upon
estimated prepayments on the underlying mortgage portfolios.

         Matures During
           Year Ended
          December 31,
         --------------
         (In Thousands)
               1995                                                    $596,345
               1996                                                      22,144
               1997                                                       1,018
               1998                                                         832
               1999                                                      55,621
               Thereafter through 2021                                    6,103
                                                                       --------
                                                                       $682,063

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued

FF Bank is required to maintain unencumbered first mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHL Bank as collateral. In addition, these borrowings are collateralized by FHL Bank stock of $32,692,000 at December 31, 1994, which is included in "Other Assets" in the consolidated balance sheets.

Subordinated notes ("the Notes") are payable at maturity on November 1, 1999. Interest at the rate of 8% per annum is payable monthly. The Notes are redeemable at par plus accrued interest on or after November 1, 1995 in whole or in part at the option of FFC. Under the terms of the indenture relating to the Notes, the ability of FFC to incur additional indebtedness, pay cash dividends or make other capital distributions is limited under certain circumstances. The indenture does not limit the ability of FFC's subsidiary to incur indebtedness (except for indebtedness that is guaranteed by, or secured by, property of FFC). Unamortized issuance costs relating to the Notes totaled $1,346,000 and $1,625,000 at December 31, 1994, and 1993, respectively, and are being amortized using the interest method.

UFS Capital Corporation, FF Bank's wholly-owned finance subsidiary, has issued the collateralized mortgage obligations. Principal repayments are scheduled in varying amounts through January, 2003. The obligations are collateralized by mortgage-backed securities with a carrying value of $3,777,000 and a fair value of $3,509,000 at December 31, 1994.

Industrial Development Revenue Bonds are payable in ten annual installments ranging from $90,000 to $150,000 with additional payments of $1,910,000 and $3,320,000 due October 1, 2012 and 2021, respectively. Interest is payable semi-annually. The bonds were issued to refinance an apartment project which was sold in 1992. The bonds are collateralized by mortgage-backed securities with a carrying value of $8,934,000 at December 31, 1994. FF Bank has a loan receivable from the buyer of $5,880,000 at December 31, 1994, which is secured by a first mortgage on the apartment project.

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES

The provision for income taxes consists of the following:

                                              Year Ended December 31,
                                        1994           1993            1992
                                     -----------     ----------      -------
                                                  (In Thousands)
Current:
  Federal                             $  28,593       $  26,029       $  17,492
  State                                   1,466           3,043             692
                                      ---------       ---------       ---------
                                         30,059          29,072          18,184

Deferred (credit):
  Federal                                (2,360)         (1,875)         (2,005)
  State                                     110            (325)             11
                                      ---------       ---------       ---------
                                         (2,250)         (2,200)         (1,994)
                                      ---------       ---------       ---------
                                      $  27,809       $  26,872       $  16,190
                                      =========       =========       =========


The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                               Year Ended December 31,
                                           1994         1993       1992
                                         --------     --------    -------
                                                   (In Thousands)
Income before income taxes and
  cumulative effect of a change
  in accounting principle                 $ 76,134    $ 72,087    $ 44,622
                                          ========    ========    ========

Tax at federal statutory rate
  (35%-1994 and 1993 and 34%-1992)        $ 26,647    $ 25,230    $ 15,171
Add (deduct) effect of:
  State income taxes (net of
    federal income taxes)                    1,707       2,061         329
  Goodwill amortization                        392         301         291
  Other                                       (937)       (720)        399
                                          --------    --------    --------

                   INCOME TAX PROVISION   $ 27,809    $ 26,872    $ 16,190
                                          ========    ========    ========

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES--Continued


The components of the deferred tax asset (liability) are as follows:

                                                             Deferred Tax
                                                           Asset (Liability)
                                                            At December 31,
                                                       1994              1993
                                                      -------           ------
                                                          (In Thousands)
Deferred loan fees and other
  loan yield adjustments                             $  3,115          $  3,255
Excess tax depreciation                                (1,763)           (1,575)
Loss reserves for loans and
  other assets                                         11,112             8,737
Deferred compensation                                   1,663             1,919
Core deposit intangible
  amortization                                          2,588             2,294
FHL Bank stock dividend                                  (838)             (868)
Market valuation adjustments                            2,985            (1,363)
Tax net operating loss
  carryforwards                                         1,641             1,553
Other                                                    (524)             (103)
                                                     --------          --------
                                                       19,979            13,849
Valuation allowance for
  deferred tax assets                                  (3,016)           (3,547)
                                                     --------          --------
                                                     $ 16,963          $ 10,302
                                                     ========          ========


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

For financial reporting purposes, a valuation allowance has been recognized to offset deferred tax assets related to state net operating loss carryforwards of subsidiary, core deposit intangibles and other timing differences. When realized, the tax benefit for these items will be used to reduce current tax expense for that period.

FF Bank qualifies under provisions of the Internal Revenue Code which permit as a deduction from taxable income allowable bad debt deductions which, particularly  in prior years,  significantly  exceed actual  experience  and the financial statement loan loss provisions. A deferred tax liability was not required on these excess tax bad debt reserves. At December 31, 1994, FF Bank's tax bad debt reserves are approximately $74,048,000. Upon the adoption of Statement No. 109 as of January 1, 1992, FF Bank was required to establish a deferred tax liability for the excess of its tax bad debt reserves over the balance at the close of the base year. The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principle Board Opinion No. 23, "Accounting for Income Taxes-Special Area," and accordingly is not subject to deferred taxes. FF Bank's base year tax bad debt reserves are approximately $70,104,000. Income taxes would be imposed at the then applicable rates if FF Bank was to use these reserves for any purpose other than to absorb bad debt losses.

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY

The Board of Directors of FFC is authorized to issue preferred stock in series and to establish the voting powers, other special rights of the shares of each such series and the qualifications and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.

Under Wisconsin state law, preferred stockholders would be entitled to vote as a separate class or series in certain circumstances, including any amendment which would adversely change the specific terms of such series of stock or which would create or enlarge any class or series ranking prior thereto in rights and preferences. No preferred stock has been issued.

Deposits in FF Bank are insured to the maximum allowable amounts by the Savings Association Insurance Fund ("SAIF") as administered by the Federal Deposit
Insurance Corporation ("FDIC"). As a SAIF-insured institution, FF Bank is required to meet tangible, core and risk-based regulatory capital requirements as determined by the Office of Thrift Supervision ("OTS").

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

FF Bank's various OTS regulatory capital measurements at December 31, 1994 are set forth below (in thousands):


Stockholder's equity                                              $ 320,675
Add: Net unrealized loss on securities
   available for sale                                                 5,400
Less:
   Core deposit intangibles                                         (21,730)
   Goodwill                                                          (4,996)
   Non-qualifying investment in subsidiary                           (1,350)
   Other                                                               (956)
                                                                  ---------
                                             TANGIBLE CAPITAL       297,043
Add: qualifying intangibles                                          21,730
                                                                  ---------
                                             CORE CAPITAL           318,773
Add: qualifying general allowances for
        loan losses                                                  21,249
                                             RISK-BASED CAPITAL   $ 340,022


The following table compares FF Bank's regulatory capital with OTS capital requirements at December 31, 1994:

                                Actual      Required                      Actual      Required
                                Amount       Amount         Excess        Ratio        Ratio         Excess
                               --------    -----------     --------      --------     ---------      -------
                                                            (Dollars in Thousands)
   Tangible capital            $297,043       $ 76,606     $220,437        5.82%        1.50%         4.32%
   Core capital                 318,773        153,864      164,909        6.22         3.00          3.22
   Risk-based
     capital                    340,022        201,520      138,502       13.50         8.00          5.50

The OTS has also added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure, as defined, greater than specified levels must deduct an interest rate risk component when calculating the OTS risk-based capital requirement. At December 31, 1994, FF Bank was not required to deduct any interest rate risk component under the OTS regulations. The OTS has adopted another final rule, which was effective on March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions. Management of FFC and FF Bank do not believe these rules will significantly impact the capital requirements of FF Bank or cause it to fail to meet its regulatory capital requirements.

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

Under the terms of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), FF Bank is further subject to the prompt corrective action ("PCA") provisions of FDICIA. Under FDICIA, thrift institutions are assigned, based upon regulatory capital ratios and other subjective supervisory criteria, to one of five PCA categories, ranging from "well capitalized" to "critically undercapitalized". Institutions assigned to the three lowest categories are subject to PCA sanctions by the OTS. PCA sanctions include, among other items, additional restrictions on dividends and capital distributions. As of December
31, 1994, management believes that FF Bank had capital in excess of the requirements to be a "well capitalized" institution under the PCA provisions of FDICIA.

Applicable rules and regulations of the OTS impose limitations on dividends by FF Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all fully phased-in capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's fully-phased-in capital requirements at the beginning of the calendar year, or (ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its fully phased-in capital requirement before or after a proposed dividend. In addition, as a result of the PCA provisions of FDICIA, the OTS has indicated that it intends to review existing regulations on dividends to determine whether amendments are necessary based on such provisions. In the interim, the OTS has indicated that it intends to determine the permissibility of dividends consistent with the PCA provisions of FDICIA.

NOTE M--EMPLOYEE BENEFIT PLANS

FFC has a stock option plan under which shares of common stock are reserved for the grant of both incentive and non-incentive stock options to directors, officers and employees. The plan provides that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable, generally two or more years from the grant date, is determined by the Stock Option Committee of the Board of Directors. The options expire no later than ten years from the grant date.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued


A summary of stock option activity follows:

                                                            Number Of           Option Price
                                                             Shares               Per Share
                                                           ----------          ---------------
Balance January 1, 1992                                      847,028           $  .85 - $ 4.19
   Granted                                                 1,394,000             6.38 -   9.44
   Exercised                                                (230,876)             .85 -   4.19
   Cancelled                                                  (5,000)            3.09 -   8.00
                                                           ---------           ---------------
Balance December 31, 1992                                  2,005,152             1.68 -   9.44
   Granted                                                    40,500            13.63 -  15.00
   Exercised                                                (348,741)            1.70 -   9.44
   Cancelled                                                  (8,000)            6.38 -   9.44
                                                           ---------           ---------------
Balance December 31, 1993                                  1,688,911             1.68 -  15.00
   Granted                                                   175,250            14.75 -  16.75
   Exercised                                                (282,155)            1.68 -   9.44
   Cancelled                                                 (26,000)            6.38 -  16.75
                                                           ---------           ---------------

         BALANCE DECEMBER 31, 1994                         1,556,006           $ 3.09 - $16.75
                                                           =========           ===============

Options for 1,021,616 shares and 322,411 shares were exercisable at December 31, 1994 and 1993, respectively. At December 31, 1994, options for 635,250 shares were available for future grant.

FFC sponsors a defined-contribution profit sharing plan which covers all full time Wisconsin-based employees who have completed one year of service and are at least twenty-one years old. Corporate contributions are discretionary. Expense for this plan for 1994, 1993 and 1992 was $3,353,000, $3,666,000 and $2,950,000,
respectively.

FFC sponsors a supplemental executive retirement plan for certain executive officers, which is funded through life insurance and provides additional benefits at retirement. At December 31, 1994, the projected future obligation under this plan amounted to $1,202,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $227,000, $434,000, and $166,000 for 1994, 1993 and 1992, respectively.

FFC sponsors an unfunded defined-benefit retirement plan for all outside directors. At December 31, 1994, the projected future obligation under this plan totaled $1,249,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $183,000, $122,000 and $280,000 in 1994, 1993 and 1992, respectively.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued


FFC also sponsors a defined-benefit pension plan covering substantially all of its Illinois-based employees (the "Illinois Plan"). Benefits are based upon a formula using years of service and the participant's compensation during the term of employment.

The following tables set forth the Illinois Plan's funded status and amounts recognized in the consolidated financial statements:


                                                         December 31,
                                                     1994            1993
                                                   --------        ------
                                                       (In Thousands)

Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
   vested benefits of $2,621,000--1994 and
   $2,289,000--1993                                  $  2,677    $  2,373
                                                     ========    ========

Plan assets at fair value, primarily fixed
   income securities                                 $  3,704    $  3,939
Projected benefit obligation                            2,770       2,516
                                                     --------    --------
Plan assets in excess of projected
   benefit obligation                                     934       1,423
Unrecognized prior service cost                           194
Unrecognized net (gain) loss from past experience
   different from that assumed and effects
   of changes in assumptions                              729         620
Unrecognized net transition asset                      (1,303)     (1,432)
                                                     --------    --------
Prepaid pension cost included in other assets        $    554    $    611
                                                     ========    ========


Net periodic expense (benefit) for the Illinois Plan, as determined by actuarial consultants, was $57,000, $7,000 and ($179,000) in 1994, 1993 and 1992,
respectively.

The principal actuarial assumptions used to develop the net pension benefit for the Illinois Plan were as follows:

                                                Year Ended December 31,
                                            1994         1993         1992
                                          --------     --------      ------

Weighted average discount rate              8.25%        7.25%        8.00%
Rate of increase in future compensation     5.00         5.00         6.00
Expected long-term rate of return on plan
   assets                                   8.50         7.75         8.00


FFC does not, as a policy, offer post-retirement benefits other than profit sharing, pensions and certain supplemental retirement benefits noted above.

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

FFC is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees and involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement FFC has in particular classes of financial instruments.

FFC's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. FFC uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                                                December 31,
                                                           1994            1993
                                                         --------         ------
                                                              (In Thousands)
Commitments to extend credit:
     Fixed rate (5.25% to 10.375% at
       December 31, 1994)                                $  3,879       $ 52,079
     Adjustable rate                                       18,995         10,259
Commitments to purchase adjustable-rate
  mortgage-related securities                                --           87,753
Unused lines of credit:
     Credit cards                                         764,953        702,364
     Home equity                                          304,655        250,344
     Business lines                                           858
     Other                                                  8,800
Loans sold with recourse                                   44,000         59,000
Financial guarantees written                               11,215         10,951


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some such commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FFC evaluates each customer's creditworthiness on a case-by-case basis. With the exception of credit card lines-of-credit, FFC generally extends credit only on a secured basis. Collateral obtained varies but consists primarily of one- to four-family residences and income-producing commercial properties.

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--
Continued

Commitments to extend credit on a fixed-rate basis expose FFC to a certain amount of interest-rate risk if market rates of interest increase substantially during the commitment period. Similar risks exist relative to loans classified as held for sale, which totaled $6,078,000 at December 31, 1994. This exposure, however, is mitigated by the hedge of firm commitments to sell the majority of these loans. Commitments outstanding to sell mortgage loans at December 31, 1994 amount to $5,100,000.

All loans currently sold to others are sold on a nonrecourse basis and the servicing of these loans is retained by FF Bank. At December 31, 1994, 1993 and 1992, $44,000,000, $59,000,000 and $119,000,000, respectively, of the serviced loans were previously sold with recourse. Of these recourse loans, approximately $36,000,000, $47,000,000 and $104,000,000 were federally-insured or federally-guaranteed at December 31, 1994, 1993 and 1992, respectively. In addition, management has considered the remaining uninsured or non-guaranteed balance in the determination of the adequacy of the allowance for losses.

Financial guarantees represent agreements whereby, for an annual fee, certain of FF Bank's mortgage loans, investments and mortgage-backed securities are pledged as collateral for industrial development revenue bonds which were issued by municipalities to finance commercial or multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, FF Bank is required to either pay the amount in default or acquire the then outstanding bonds. FF Bank may foreclose on the underlying real estate to recover amounts in default. Management has considered these agreements in its review of the adequacy of the allowance for losses. At December 31, 1994, certain mortgage-related securities and investment securities with a carrying value of approximately $6,458,000 were pledged as collateral for bonds in the aggregate principal amount of $4,005,000. Additional bond issues totaling $7,210,000 are supported by letters of credit issued by FF Bank, in lieu of specific collateral. The bond agreements have expiration dates through 2008.

Except for the above-noted commitments to originate and/or sell mortgage loans in the normal course of business, FFC and FF Bank have not undertaken the use of off-balance sheet derivative financial instruments for any purpose.

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of FFC. FFC does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of FFC to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting FFC's future earnings or cash flows.

The following methods and assumptions were used by FFC in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

     Accrued interest income and expense: The fair value of accrued interest income and expense approximates the respective book value.

     Investment and mortgage-related securities: Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable: For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans and consumer and other loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

     Mortgage servicing rights: Mortgage loan servicing rights, which consist of FFC's contractual right to service loans for others, represent a distinct income producing intangible asset that could be realized by selling those rights to another institution. Due to lack of practicability, the value of those rights, except to the extent that purchased mortgage servicing rights exist, is not reflected in FFC's consolidated balance sheets.

     Federal Home Loan Bank stock: FHL Bank stock is carried at cost which is its redeemable value since the market for this stock is restricted.

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

     Borrowings: The fair values of FFC's long-term borrowings are estimated using discounted cash flow analyses, based on FFC's current incremental borrowing rates for similar types of borrowing arrangements.

     Off-balance-sheet instruments: Fair values for FFC's off- balance-sheet instruments (lending commitments and unused lines of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1994 and 1993.

FIRST FINANCIAL CORPORATION


NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued


The carrying amounts and fair values of FFC's financial instruments consist of the following.

                                                    December 31,
                                             1994                 1993 (Restated)
                                    ----------------------       ------------------
                                    Carrying        Fair         Carrying       Fair
                                      Amount        Value         Amount        Value
                                                     (In Thousands)
Cash equivalents                  $    24,727   $    24,727   $    47,641   $    47,641

Investment securities avail-
  able-for-sale                   $     6,061   $     6,061   $    84,487   $    84,487

Investment securities held-
  to-maturity                     $   129,301   $   124,434   $   143,568   $   143,448

Federal Home Loan Bank stock      $    32,692   $    32,692   $    29,832   $    29,832

Mortgage-related securities
  available for sale (restated)   $   164,572   $   164,572   $   347,137   $   347,137

Mortgage-related securities
  held to maturity (restated)     $ 1,290,729   $ 1,253,365   $   977,806   $   991,455

Loans held for sale               $     6,078   $     6,139   $    73,919   $    74,567

Loans receivable:
  Real estate                     $ 2,172,466   $ 2,110,826   $ 1,973,172   $ 1,997,107
  Credit cards                        194,538       194,538       202,912       202,912
  Home equity                         235,737       235,737       192,862       192,862
  Education                           190,612       190,612       167,333       167,333
  Manufactured housing                148,499       151,823       160,349       177,230
  Consumer and other                  277,433       268,607       151,957       152,177
                                  -----------   -----------   -----------   -----------
                                  $ 3,219,285   $ 3,152,143   $ 2,848,585   $ 2,889,621
                                  ===========   ===========   ===========   ===========

Accrued interest receivable       $    30,149   $    30,149   $    27,183   $    27,183

Deposits:
  Checking                        $   394,837   $   394,837   $   363,038   $   363,038
  Passbooks                           736,307       736,307       812,138       812,138
  Money market                        287,925       287,925       311,085       311,085
  Certificates                      2,641,730     2,582,789     2,561,055     2,587,730
                                  -----------   -----------   -----------   -----------
                                  $ 4,060,799   $ 4,001,858   $ 4,047,316   $ 4,073,991
                                  ===========   ===========   ===========   ===========

Borrowings:
  Federal Home Loan Bank
    advances                      $   617,752   $   617,133   $   371,974   $   373,317
  Collateralized mortgage
    obligations                         3,019         2,892         5,217         5,296
  Subordinated notes                   54,977        53,103        54,997        55,547
  Industrial development
    revenue bonds                       6,315         5,058         6,410         6,776
                                  -----------   -----------   -----------   -----------
                                  $   682,063   $   678,186   $   438,598   $   440,936
                                  ===========   ===========   ===========   ===========

Accrued interest payable          $     6,188   $     6,188   $     4,535   $     4,535

FIRST FINANCIAL CORPORATION

NOTE P--MORTGAGE BANKING ACTIVITIES

Loans serviced for investors amounted to $1,355,000,000, $1,302,000,000 and $1,311,000,000 at December 31, 1994, 1993 and 1992, respectively. These loans are not reflected in the consolidated financial statements. FF Bank originates mortgage loans which, depending whether the loans meet FF Bank's investment objectives, may be sold in the secondary mortgage market or to other private investors.

Direct origination and servicing costs for mortgage banking activities cannot be presented as these operations are integrated with and not separable from the origination and servicing of portfolio loans, and, as a result, cannot be accurately estimated.

Mortgage banking activities are summarized as follows:

                                                     At Or For The Year Ended
                                                            December 31,
                                                   1994        1993          1992
                                                 --------     --------      ------
                                                          (In Thousands)
Consolidated balance sheet information:
     Mortgage loans held for sale               $   6,078    $  73,919    $  54,840
     Unamortized purchased mortgage
       servicing rights and capitalized
       excess servicing (included in
       "Other Assets")                                             473        1,756

Consolidated statement of income information:
    Service fees on loans
       sold (gross)                             $   5,799    $   6,621    $   7,898
    Amortization of purchased
      mortgage servicing rights
      and capitalized excess
      servicing                                      (473)      (1,388)      (3,503)
                                                ---------    ---------    ---------
     Service fees on loans
       sold (net)                               $   5,326    $   5,233    $   4,395
                                                =========    =========    =========

     Gain on sales of mortgage loans
       held for sale                            $     574    $   7,997    $   4,859

Consolidated statement of cash flow
     information:
     Mortgage loans originated for
       sale                                     $ 184,976    $ 599,126    $ 392,515
     Mortgage loans transferred to
       held for sale portfolio                     26,028       60,238      114,978
     Sales of mortgage loans held for
       sale                                       278,845      648,282      495,573

NOTE Q--LITIGATION

FF Bank is involved in certain lawsuits in the course of its general lending business and other operations. FFC believes there are sound defenses against the claims asserted therein and is vigorously defending these actions. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material effect on FFC's financial condition.

FIRST FINANCIAL CORPORATION


NOTE R--PENDING BUSINESS COMBINATION

On October 26, 1994, FFC entered into a definitive agreement to acquire FirstRock Bancorp, Inc. of Rockford, Illinois through a tax-free exchange of stock. The agreement calls for shareholders of FirstRock to receive FFC common stock valued at $27.10 for each FirstRock share, subject to certain limitations discussed below. FFC stock will be valued at the average price over the 15-day trading period which predates the closing of the transaction by three trading days. The agreement also allows for possible termination of the transaction or modification of the exchange ratio if the average price of FFC's stock falls below $13.25 or goes above $20.00 during the valuation period prior to closing. Based upon the potential range of FFC share valuation and FirstRock shares outstanding at the end of 1994, FFC shares to be issued in the transaction could range from 3,272,000 shares to 4,939,000 shares.

The acquisition is subject to shareholder approval. This transaction is expected to close during the first quarter of 1995 and will be accounted for as a pooling-of-interests. FirstRock's sole subsidiary, First Federal Savings Bank, FSB ("First Federal") of Rockford, Illinois, will be merged into FF Bank upon the closing and First Federal's branches will become FF Bank offices.

In conjunction with the definitive agreement, FirstRock has issued a warrant entitling FF Bank to purchase an aggregate 475,246 shares of FirstRock common stock at $22.50, the closing price of FirstRock's stock on October 25, 1994, under certain circumstances related primarily to third party offers for FirstRock if the transaction is not completed.

As of December 31, 1994, FirstRock had total assets and stockholders' equity of $398,118,000 (unaudited) and $49,353,000 (unaudited), respectively.

FIRST FINANCIAL CORPORATION


NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
     FINANCIAL INFORMATION

BALANCE SHEETS

                                                                     December 31,
                                                                               1993
                                                                  1994      (Restated)
                                                                    (In Thousands)
ASSETS
Cash and cash equivalents                                       $   8,513   $   4,878
Investment in subsidiary                                          320,503     282,133
Prepaid expenses and other assets                                   4,691       2,471
                                                                ---------   ---------
                                                                $ 333,707   $ 289,482
                                                                =========   =========
LIABILITIES
Subordinated notes                                              $  54,977   $  54,997
Other liabilities                                                     775         650
                                                                ---------   ---------
                                    TOTAL LIABILITIES              55,752      55,647

STOCKHOLDERS' EQUITY
Common stock                                                       24,804      23,587
Additional paid-in capital                                         32,506      27,340
Retained earnings                                                 220,645     182,908
                                                                ---------   ---------
                                   TOTAL STOCKHOLDERS' EQUITY     277,955     233,835
                                                                ---------   ---------

                                                                $ 333,707   $ 289,482
                                                                =========   =========

STATEMENTS OF INCOME

                                                           Year Ended December 31,
                                                        1994         1993       1992
                                                      --------     --------    ------
                                                               (In Thousands)
Interest income from subsidiary                       $     271    $     255    $     758
Interest expense on borrowings                            4,686        4,736        1,696
                                                      ---------    ---------    ---------
                               NET INTEREST EXPENSE      (4,415)      (4,481)        (938)
Equity in net income from subsidiary                     52,234       49,027       34,841
                                                      ---------    ---------    ---------
                                                         47,819       44,546       33,903
Management fees paid to subsidiary                          628          735
Other expenses                                              765          482          288
                                                      ---------    ---------    ---------
                   INCOME BEFORE INCOME TAX CREDITS      46,426       43,329       33,615
Income tax credits                                       (1,899)      (1,886)        (417)
                                                      ---------    ---------    ---------

                                         NET INCOME   $  48,325    $  45,215    $  34,032
                                                      =========    =========    =========

FIRST FINANCIAL CORPORATION


NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
   FINANCIAL INFORMATION--Continued

STATEMENTS OF CASH FLOWS

                                                           Year Ended December 31,
                                                         1994        1993       1992
                                                       --------    --------    ------
                                                               (In Thousands)
OPERATING ACTIVITIES
   Net income                                          $ 48,325    $ 45,215    $ 34,032
   Adjustments to reconcile net income
     to net cash used in operating
     activities:
      Equity in net income of subsidiary                (52,234)    (49,027)    (34,841)
      Other                                                (301)       (645)        159
                                                       --------    --------    --------
                        NET CASH USED IN OPERATING
                                        ACTIVITIES       (4,210)     (4,457)       (650)

INVESTING ACTIVITIES
   Cash dividends from subsidiary                        16,200       5,500      23,200
   Investment in subsidiary                                         (24,000)    (26,000)
                                                       --------    --------    --------
                     NET CASH PROVIDED BY (USED IN)
                               INVESTING ACTIVITIES      16,200     (18,500)     (2,800)

FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                            8,000
   Repayment of short-term borrowings                                           (20,000)
   Proceeds from issuance of
     subordinated debt                                                           53,051
   Exercise of stock options                              1,595         912         626
   Cash dividends paid                                   (9,950)     (8,238)     (5,098)
                                                       --------    --------    --------
                     NET CASH PROVIDED BY (USED IN)
                               FINANCING ACTIVITIES      (8,355)     (7,326)     36,579
                                                       --------    --------    --------

Increase (decrease) in cash and cash
    equivalents                                           3,635     (30,283)     33,129
Cash and cash equivalents at beginning
   of year                                                4,878      35,161       2,032
                                                       --------    --------    --------

            CASH AND CASH EQUIVALENTS AT END OF YEAR   $  8,513    $  4,878    $ 35,161
                                                       ========    ========    ========

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
First Financial Corporation


We have audited the accompanying consolidated balance sheets of First Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Corporation changed its method of accounting for income taxes in 1992 and its method of accounting for certain debt and equity securities in 1993.



January 24, 1995
Milwaukee, Wisconsin

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




John C. Seramur
President & Chief Executive Officer




Thomas H. Neuschaefer
Vice President, Treasurer & Chief Financial Officer




Dr. George R. Leach
Chairman, Audit Committee


January 24, 1995