Form 10-K, Exhibit 13
period 1994-12-31
FIRST FINANCIAL CORP /WI/
filed 1995-03-28
CIK 735553

EXHIBIT 13(b)
                        MANAGEMENT DISCUSSION & ANALYSIS

ELEVEN-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

                                                 1994 (a)   1993 (b)     1992 (c)     1991       1990 (d)     1989 (e)
                                               ----------- ----------   ----------  ---------  -----------  -----------
Income (loss) before extraordinary
  items and the cumulative effect of
  an accounting change (g)                     $   48,325  $   45,215  $   28,432   $   18,526 $   16,022   $   14,376

Net income (loss) (g)                          $   48,325  $   45,215  $   34,032   $   18,526 $   16,022   $   14,376

Earnings per share (g)(h):
  Primary:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change                  $     1.91  $     1.88  $     1.21   $      .80 $      .70   $      .63
    Net income (loss)                                1.91        1.88        1.45          .80        .70          .63
  Fully Diluted:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change                  $     1.91  $     1.86  $     1.19   $      .79 $      .70   $      .63
    Net income (loss)                                1.91        1.86        1.43          .79        .70          .63

Interest income                                $  356,143  $  340,123  $  296,871   $  300,081 $  292,141   $  235,890
Interest expense                                  192,530     189,734     181,896      203,749    204,748      162,059
Net interest income                               163,613     150,389     114,975       96,332     87,393       73,831
Provisions for losses on loans                      6,540      10,219      13,851       18,333     16,064       18,306
Loss on impairment of mortgage-related
  securities (g)                                   (9,000)         --          --           --         --           --
Non-interest income                                34,801      37,721      32,209       34,331     31,383       32,389
Non-interest expense                              106,740     105,804      88,711       81,395     76,840       64,868

Total assets                                    5,103,706   4,773,783   3,908,286    3,220,002  3,142,293    2,456,695
Loans receivable and mortgage-related
  securities                                    4,680,664   4,247,447   3,512,306    2,885,236  2,738,265    2,142,264
Intangible assets                                  26,726      31,392      23,278       20,388     23,178        5,505
Deposits                                        4,064,166   4,050,520   3,206,112    2,935,645  2,883,214    2,098,234
Borrowings                                        682,063     438,598     461,948       77,243     60,351      177,253
Stockholders' equity (k)                          277,955     233,835     194,095      164,535    149,576      137,081
Shares outstanding (h)                         24,803,842  23,586,827  23,266,414   23,038,404 22,978,604   22,915,604
Stockholders' equity per share (h)(k)               11.21        9.91        8.34         7.14       6.51         5.98
Dividends declared per share (h)                      .40         .35         .22          .16        .16          .15

Return (loss) on average assets (j)                   .97%        .98%        .79%         .58%      .54%          .60%
Return (loss) on average equity (j)(k)              18.59%      21.24%      15.78%       11.85%    11.21%        10.82%
Average equity to average assets (k)                 5.22%       4.62%       4.99%        4.86%     4.78%         5.59%

=======================
ELEVEN-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

TABLE CONTINUED FROM THE PREVIOUS PAGE
                                                 1988       1987 (f)      1986 (f)     1985 (f)      1984 (f)
                                               ---------  -----------   -----------  -----------   ----------
Income (loss) before extraordinary
  items and the cumulative effect of
  an accounting change (g)                    $   10,769  $    6,252    $    9,324   $  (11,909)   $   (2,826)

Net income (loss) (g)                         $   14,553  $   11,279    $   13,186   $   (9,527)   $   (1,239)

Earnings per share (g)(h):
  Primary:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change                 $      .49  $      .33    $      .37   $     (.69)   $     (.15)
    Net income (loss)                                .66         .59           .57         (.56)         (.06)
  Fully Diluted:
    Income (loss) before extraordinary
      items and the cumulative effect
      of an accounting change                 $      .49  $      .33    $      .37   $     (.69)   $     (.15)
    Net income (loss)                                .66         .59           .57         (.56)         (.06)

Interest income                               $  212,809  $  206,546    $  220,054   $  240,718    $  249,447
Interest expense                                 143,069     139,223       160,204      194,464       209,583
Net interest income                               69,740      67,323        59,850       46,254        39,864
Provisions for losses on loans                    16,185       8,777         9,302       11,405         3,829
Loss on impairment of mortgage-related
  securities (g)                                      --          --            --           --            --
Non-interest income                               30,060      41,471        43,853       35,274        33,746
Non-interest expense                              65,550      86,109        80,365       80,867        68,949

Total assets                                   2,300,129   2,169,911     2,124,190    2,173,063     2,381,170
Loans receivable and mortgage-related
  securities                                   2,026,445   1,824,726     1,743,169    1,747,593     1,891,381
Intangible assets                                  6,197       9,196        11,666       12,662        13,680
Deposits                                       1,969,217   1,889,018     1,800,316    1,913,174     1,996,741
Borrowings                                       155,568     119,912       182,682      128,605       246,912
Stockholders' equity (k)                         126,248     105,559        96,048       83,656        94,511
Shares outstanding (h)                        22,841,464  19,241,340    19,091,924   18,394,480    18,330,680
Stockholders' equity per share (h)(k)               5.53         (i)           (i)          (i)           (i)
Dividends declared per share (h)                     .14         .11           .09          .09           .08

Return (loss) on average assets (j)                  .48%        .29%          .43%       (.53)%        (.11)%
Return (loss) on average equity (j)(k)              9.06%       6.16%        10.51%     (13.50)%       (3.10)%
Average equity to average assets (k)                5.35%       4.70%         4.10%        3.85%         3.93%

(a) In February, 1994, First Financial Corporation ("FFC") acquired NorthLand Savings Bank of Wisconsin, SSB ("NorthLand") of Ashland, Wisconsin through an exchange of stock. This transaction was accounted for as a pooling-of-interests. Since the NorthLand acquisition was immaterial in relation to FFC, prior years' results have not been restated.

(b) In January, 1993, FFC's major subsidiary First Financial Bank, FSB ("FF Bank") acquired Westinghouse Federal Bank, FSB, d/b/a United Federal Bank ("United"), of Galesburg, Illinois for cash. In addition, in August, 1993, FFC completed the assumption of deposits and the purchase of the branch facilities of four Quincy, Illinois- area branches of American Savings. Each acquisition has been accounted for as a purchase.

(c) In separate transactions during 1992, FFC completed the assumption of deposits and the purchase of branch facilities of ten Peoria,
      Illinois-area branches from the LaSalle Talman Bank, FSB and the Resolution Trust Corporation ("RTC"). Each acquisition has been accounted for as a purchase.

(d) FFC completed the acquisition of Illini Federal Savings and Loan Association ("Illini") in January, 1990 and, at various dates during 1990, the assumption of the deposits and purchase of certain assets of three former thrift institutions from the RTC. Each of these transactions has been accounted for as a purchase and the related results of operations have been included in the consolidated financial statements since the respective dates of acquisition.

(e) FFC completed the acquisition of Port Washington Savings and Loan ("Port") in May, 1989. This cash acquisition was accounted for as a purchase and the results of Port's operations have been included in the financial statements since that date.

(f)   Restated,   except   per  share   data,   to  reflect   the  March,   1988
      merger-conversion of National Savings & Loan ("National") which was accounted for as a pooling-of-interests.

(g) Net income for 1994 was negatively affected by a pre-tax $9.0 million impairment loss relative to two private-issue subordinated mortgage-related securities, having a net carrying value of $15.5 million, which were downgraded to below investment grade and became non-performing during 1994.

(h) As adjusted for a 2-for-1 stock split of March 5, 1993, a 2-for-1 stock split of April 16, 1992, a 10% stock dividend of March 31, 1989, and for a 2-for-1 stock split of September 30, 1985.

(i) Stockholders' equity per share is not meaningful due to the National merger-conversion in 1988.

(j) Ratio is based upon income (loss) prior to extraordinary items and the cumulative effect of an accounting change.

(k) Restated for 1993 to reflect the effect on stockholders' equity of reporting certain investments as available for sale rather than held to maturity. See Note D to the consolidated financial statements.

QUARTERLY DATA

The following table sets forth FFC's unaudited quarterly income and expense data for 1994 and 1993.

                                Dec. 31,     Sept. 30,     June 30,      March 31,     Dec. 31,    Sept. 30,  June 30,     March 31,
                                  1994         1994          1994         1994 (a)       1993      1993 (b)     1993       1993 (c)
                                --------     ---------     --------      ---------     --------    --------   --------     ---------
                                                        (Dollars in thousands, except per share amounts)
Interest income:
  Loans and mortgage-related
     securities                  $90,667       $87,893       $85,007       $81,640      $81,507      $82,027   $82,702     $81,460
  Investments                      2,666         2,365         2,630         3,274        4,022        3,174     2,307       2,924
                                 -------       -------       -------       -------      -------      -------   -------     -------
     Interest income              93,333        90,258        87,637        84,914       85,529       85,201    85,009      84,384

Interest expense:
  Deposits                        42,259        41,162        40,908        41,171       41,412       42,365    41,388      44,576
  Borrowings                       8,703         7,264         6,231         4,831        4,456        5,157     5,618       4,762
                                 -------       -------       -------       -------      -------      -------   -------     -------
     Interest expense             50,962        48,426        47,139        46,002       45,868       47,522    47,006      49,338
                                 -------       -------       -------       -------      -------      -------   -------     -------

Net interest income               42,371        41,832        40,498        38,912       39,661       37,679    38,003      35,046
Provisions for losses on loans    (1,662)       (1,662)       (1,836)       (1,380)      (2,395)      (2,180)   (2,800)     (2,844)
Unrealized loss on impairment of
   mortgage-related securities        --            --        (9,000)           --           --           --        --          --
Gain on sales of assets (d)          187           153         1,352         1,536        2,445        2,657     1,329       1,341
Non-interest income                8,195         7,541         7,640         8,197        7,631        7,336     7,655       7,327
                                 -------       -------       -------       -------      -------      -------   -------     -------
                                  49,091        47,864        38,654        47,265       47,342       45,492    44,187      40,870
Non-interest expense              26,103        26,634        26,544        27,459       26,003       27,462    26,657      25,682
                                 -------       -------       -------       -------      -------      -------   -------     -------
Income before income taxes        22,988        21,230        12,110        19,806       21,339       18,030    17,530      15,188
Income taxes                       8,218         7,484         4,581         7,526        8,167        6,704     6,362       5,639
                                 -------       -------       -------       -------      -------      -------   -------     -------
Net income                       $14,770       $13,746       $ 7,529       $12,280      $13,172      $11,326   $11,168     $ 9,549
                                 =======       =======       =======       =======      =======      =======   =======     =======

Earnings per share:
  Primary                        $   .58       $   .54       $   .30       $   .49      $   .54      $   .48   $   .47     $   .40
  Fully diluted                  $   .58       $   .54       $   .30       $   .49      $   .54      $   .46   $   .46     $   .40

Cash dividends per share         $   .10       $   .10       $   .10       $   .10      $   .10      $   .10   $  .075     $  .075

(a)   The NorthLand acquisition was completed in February, 1994 and results of operations were included from January 1, 1994.

(b)   The American Savings acquisition was completed in August, 1993 and results of operations have been included from the date of acquisition.

(c)   The United acquisition was completed in January, 1993 and the related results of operations have been included from January 1, 1993.

(d)  Includes  net gains  (losses)  on the  disposition  of loans held for sale, available for sale securities and other assets.

                             Results of Operations
              Comparison of Years Ended December 31, 1994 and 1993


General. For the year ended December 31, 1994, FFC reported net income of $48.3 million, up from the $45.2 million reported for 1993. Earnings for fiscal 1994 were negatively affected by a pre-tax $9.0 million impairment loss recorded relative to two private issue subordinated mortgage-related securities ("MBS") which were (i) transferred to non-performing status during 1994 and (ii) also downgraded to below investment grade by a national independent rating agency. As a result of the impairment loss, the returns on average assets and average stockholders' equity decreased to 0.97% and 18.59%, respectively, for fiscal 1994 from 0.98% and 21.24%, respectively, for fiscal 1993. Fully diluted earnings per share improved to $1.91 for the year ended December 31, 1994 from $1.86 for 1993.

Net Interest Income. Net interest income increased $13.2 million to $163.6 million for 1994 from $150.4 million for 1993. The net interest margin of 3.43% for 1994 was up from the 3.41% reported for 1993. Interest income and interest expense increased $16.0 million and $2.8 million, respectively, for 1994 as compared to 1993. The average balances of interest-earning assets and interest-bearing liabilities increased from $4.41 billion and $4.34 billion, respectively, in 1993 to $4.78 billion and $4.66 billion, respectively, in 1994. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 102.53% for 1994 as compared to 101.68% for 1993. The 1994 increases in average balances were due to i) asset growth funded via Federal Home Loan Bank ("FHL Bank") advances and ii) the effect of recent acquisitions. The increase in average interest-earning assets, as well as the improved earning-asset ratio noted above, were primarily responsible for the stability in the net interest margin. The net interest spread remained at 3.33% in 1994 as the average yield on interest-earning assets (7.70% in 1993 versus 7.46% in 1994) decreased in proportion to the decrease in the average cost of interest-bearing liabilities (4.37% in 1993 versus 4.13% in 1994). At the end of 1994, FFC's net interest margin was 3.34% as compared to 3.36% at the end of 1993. Historically, FFC's net interest margin has been at its lowest point at year-end due to seasonal factors, including the disbursement of mortgage loan escrow accounts for real estate taxes at year-end.

Provisions for Losses On Loans. Provisions for losses on loans decreased $3.7 million from $10.2 million for 1993 compared to $6.5 million for 1994, reflecting i) a continuing low charge-off experience, ii) a lower level of loan delinquencies in 1994 and iii) a change in the mix of the loan portfolio due to the growth in the residential mortgage loan portfolio, which traditionally displays a much lower charge-off experience. For a further discussion of allowances for losses on loans and related loan portfolio information, see "Allowances for Loan and Foreclosure Losses" and "Loans and Mortgage-Related Securities."

Non-Interest Income. Non-interest income decreased $11.9 million during 1994 as compared to 1993 with the primary decrease relating to the $9.0 million MBS impairment loss (see "Non-Performing Assets"). Increases of $400,000 in deposit account service fees, $500,000 in insurance and brokerage sales commissions and $1.8 million in gains on sales of available-for-sale securities were offset by a $6.1 million decrease in gains on sales of loans held for sale. Other income increased $500,000 for 1994, as compared to 1993, primarily due to a $500,000 gain realized on the sale of finance company receivables of NorthLand in 1994. The net gains on sales of loans for 1994 decreased $6.1 million as noted above to $1.9 million, including a $1.3 million gain on the sale of credit card loans, aggregating $13.0 million, upon the termination of a credit card affinity group relationship. Exclusive of this latter sale, gains realized from the sale of mortgage loans held for sale decreased $7.4 million to $600,000 in 1994. FFC's subsidiary bank, First Financial Bank, FSB ("FF Bank") sells long-term, fixed-rate mortgage loans in the normal course of interest-rate risk management. Gains or losses realized from the sale of loans held for sale can fluctuate significantly from period to period depending upon the volatility of interest rates and the volume of loan originations. Thus, results of sales in any one period may not be indicative of future results. As a result of the recent rise in interest rates, management believes it is unlikely that gains on sales of loans for 1995 will attain the levels reported in recent years. The $1.4 million of net gains realized on sales of available-for-sale securities relates primarily to actions taken by management to protect the value of that portfolio as interest rates rose sharply in the first half of 1994. Sales of subordinated mezzanine position MBSs transferred to available-for-sale status (see "Loans and Mortgage-Related Securities") during 1994 resulted in a net gain of approximately $100,000.

Non-Interest Expense. Non-interest expenses increased $900,000 for 1994, as compared to 1993. The level of non-interest expenses reflects i) inherent increases in the expanded scope of operations as a result of the 1993 and 1994 acquisitions, ii) effective cost controls, iii) reductions in writedowns of foreclosed commercial real estate properties in 1994 and iv) a higher level of federal deposit insurance costs. The major categories of non-interest expense affected by acquisitions are compensation, occupancy and federal deposit insurance.

Federal deposit insurance expense increased $2.3 million in 1994 as compared to 1993, due in part to the increase in insured deposits as a result of the recent acquisitions. However, also affecting the comparison was a reduction in the level of premiums assessed to FF Bank in 1993 as the Federal Deposit Insurance Corporation ("FDIC") allowed a one-time premium reduction (approximately $1.5 million) representing FF Bank's previously unutilized credits from the dissolved Secondary Reserve of the Federal Savings and Loan Insurance Corporation. The credits in the Secondary Reserve had been written-off in 1987 due to the uncertainty of recoverability. FF Bank does not have control over potential future rate increases by the FDIC.

The net cost of operations of foreclosed properties decreased $3.0 million in 1994, as compared to 1993 when a higher level of writedowns was experienced relative to foreclosed commercial real estate properties.

Non-interest expenses decreased as a percentage of average assets to 2.14% for 1994 as compared to 2.29% for 1993. Controllable non-interest expenses, which exclude the amortization of intangible assets and the net cost of operations of foreclosed properties, decreased to 2.02% of average assets for 1994 as compared to 2.08% for 1993. In addition, FFC's efficiency ratio (which represents the ratio of controllable expenses to net interest income plus recurring non-interest income) improved to 51.67% in 1994 as compared to 53.16% for 1993.

The merger of FFC's two subsidiaries into FF Bank in late 1994 is expected to result in annualized cost savings of approximately $1.0 million as a result of consolidation of operations following the merger.

Income Taxes. Income tax expense increased $900,000 for 1994 as compared to 1993. The effective income tax rate, as a percent of pre-tax income, decreased to 36.5% in 1994 from 37.3% in 1993. The decrease in the effective tax rate for 1994 relates to a one-time adjustment arising from a change in filing status for state tax purposes.

Pending Accounting Changes. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("Statement") No. 114,
("Accounting by Creditors for Impairment of a Loan") in May, 1993 and subsequently issued Statement No. 118 ("Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures") in October, 1994. FFC adopted Statements No. 114 and 118 effective January 1, 1995. Statement No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 eliminates the provisions in Statement No. 114 that describe how a creditor should report interest income on an impaired loan and allows a creditor to use existing methods to recognize, measure and display interest income on an impaired loan. Management does not believe that the adoption of Statements No. 114 and 118 will have a material impact on FFC's financial condition or results of operations.

The FASB also issued Statement No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") in October, 1994 relating to disclosures about derivative financial instruments. Management believes that Statement No. 119 has limited applicability to FFC since FFC and FF Bank have not undertaken the use of off-balance sheet derivative financial instruments except for i) commitments to originate loans and ii) forward commitments to sell mortgage loans, in the normal course of business.

                             Results of Operations
              Comparison of Years Ended December 31, 1993 and 1992


General. Net income increased 59.1% to $45.2 million in 1993 from the $28.4 million earned in 1992 prior to the 1992 $5.6 million cumulative effect of a change in accounting for income taxes upon the adoption of Statement No. 109. Low interest rates and the 1993 acquisitions, principally the acquisition of Westinghouse Federal Bank, FSB, d/b/a United Federal Bank ("United") of Galesburg, Illinois, played important roles in the significantly improved results for 1993. The returns on average assets and average stockholders' equity for 1993 were 0.98% and 21.24%, respectively, as compared to 0.79% and 15.78%, respectively, for 1992 before giving effect to the change in accounting principle. Average equity per share for 1993 has been restated to reflect the reporting of certain investments as available for sale rather than as held to maturity at the end of 1993. See "Mortgage-Related Securities" and Note D to the consolidated financial statements. Fully diluted earnings per share, prior to the change in accounting principle, increased to $1.86 for 1993 from $1.19 for 1992.

Net Interest Income. Net interest income increased $35.4 million to $150.4 million during 1993 from $115.0 million for 1992. The net interest margin increased from 3.35% for 1992 to 3.41% for 1993 due to the effect of the lower cost of funds in 1993 reflecting the low interest-rate environment and a continued improvement in the ratio of interest-earning assets to interest-costing liabilities in 1993 as compared to 1992. Interest income increased $43.2 million and interest expense increased $7.8 million, respectively for 1993 as compared to 1992. The average balances of interest-earning assets and interest-costing liabilities increased from $3.43 billion and $3.38 billion, respectively, in 1992 to $4.41 billion and $4.34 billion, respectively, in 1993. The ratio of average interest-earning assets to average interest-costing liabilities increased from 101.43% in 1992 to 101.68% in 1993. The 1993 increases in average balances are primarily due to the 1993 acquisitions. The improvement in the ratio of interest-earning assets to interest-costing liabilities was complemented by a slightly greater decrease in the average cost of interest-costing liabilities (5.38% in 1992 versus 4.37% in 1993) than in the average yield on interest-earning assets (8.65% in 1992 versus 7.70% in 1993.) These various factors are reflected in the rate/volume analysis, of changes in net interest income, which indicates a net increase of $30.7 million from volume- related factors and a net increase of $4.7 million from rate-related factors.

Provisions for Losses On Loans. Provisions for losses on loans decreased $3.7 million from $13.9 million for 1992 compared to $10.2 million for 1993, reflecting a lower level of charge-offs experienced in 1993.

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

Net losses on sales of available-for-sale securities in 1993 amounted to $422,000 as compared to a gain of $41,000 in 1992. A loss of $415,000 was realized upon the disposition of a $45.0 million available-for-sale investment in an adjustable-rate mortgage mutual fund during late 1993, for liquidity purposes. This investment was acquired during 1993 for liquidity purposes. The remaining $7,000 loss was realized upon the sale of $81.3 million of MBSs, acquired in conjunction with the United acquisition, which did not meet FFC's investment guidelines.

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

Federal deposit insurance expense increased $300,000 in 1993 due to an increase in insured deposits as a result of acquisitions. The full effect of the increase was offset by a reduction in premiums charged by the FDIC as the FDIC allowed a one-time premium reduction (approximately $1.5 million) representing previously unutilized credits, from the dissolved Secondary Reserve of the Federal Savings and Loan Insurance Corporation. The credits in the Secondary Reserve had been written-off in 1987 due to the uncertainty of recoverability.

The increase of $1.9 million in loan expenses for 1993 represented the impact of higher 1993 mortgage loan production as well as the cost of a program to attract new credit card accounts through affinity groups.

The net cost of operations of foreclosed properties decreased $1.3 million in 1993 as compared to 1992, when an increased level of writedowns was experienced relative to foreclosed commercial real estate properties.

Non-interest expense decreased as a percentage of average assets to 2.29% in 1993 as compared to 2.46% in 1992. The improvement in this ratio is reflective of the effectiveness of the consolidation of operations after the acquisitions in 1993 and 1992. In addition, FFC's efficiency ratio improved to 53.16% for 1993 as compared to 56.43% for 1992.

Income Taxes. Income tax expense increased $10.7 million for 1993 as compared to 1992 due to the increase in pre-tax income in 1993 and other factors. As a percent of pre-tax income, the effective income tax rate increased slightly from 36.3% for 1992 to 37.3% in 1993. The increase in the effective income tax rate primarily relates to i) increased provisions for Illinois taxes as FFC's scope of operations increased in that state subsequent to acquisitions and ii) the 1993 increase in the federal tax rate from 34% to 35% for taxable income in excess of $10.0 million.

Accounting Change. The FASB issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in May, 1993. As permitted under the Statement, FFC adopted the provisions of the new standard as of the end of 1993. As a result of adopting Statement No. 115, stockholders' equity was increased by $1.9 million (net of deferred income taxes) at December 31, 1993 to reflect the net unrealized gain on securities, having an estimated fair value of approximately $431.6 million, classified as available for sale at the end of 1993 and which had been previously recorded at amortized cost. The financial statement impact of the adoption of Statement No. 115 has been restated to reflect the reporting of certain investments as available for sale rather than as held to maturity at the end of 1993. See "Mortgage-Related Securities" and Note D to the consolidated financial statements.


                     MARKET PRICE AND DIVIDEND INFORMATION


FFC's common stock trades on The Nasdaq Stock Market's National Market System ("NASDAQ") under the NASDAQ listing symbol of FFHC. At December 31, 1994, FFC has 24,803,842 outstanding shares and 3,959 shareholders of record.

The following table presents market price information and cash dividends paid on FFC's common stock. The prices displayed represent high and low sales prices, for each quarter over the past two years, as reported by NASDAQ.

                                                           Market Price                   Cash
                                                      High              Low             Dividend
                                                     -------           ------           ---------
Quarter Ended:

   December 31, 1994                                 $17.250          $13.250            $ .10
   September 30, 1994                                 17.250           14.500              .10
   June 30, 1994                                      17.250           14.500              .10
   March 31, 1994                                     17.000           14.250              .10

   December 31, 1993                                 $19.750          $14.250            $ .10
   September 30, 1993                                 18.000           13.500              .10
   June 30, 1993                                      15.750           12.250              .075
   March 31, 1993                                     16.000           11.250              .075

AVERAGE INTEREST-EARNING ASSETS, AVERAGE INTEREST-COSTING LIABILITIES, INTEREST RATE SPREAD AND NET INTEREST MARGIN

The following table sets forth the weighted average yields earned on FFC's consolidated loan and investment portfolios, the weighted average interest rates paid on deposits and borrowings, the interest rate spread between yields earned and rates paid and the net interest margin during the years 1994, 1993 and 1992. Balances of interest-sensitive assets and liabilities arising from the 1992, 1993 and 1994 acquisitions are included from the respective dates of the related transactions.

                                                                                    Year Ended December 31,
                                                   1994                                       1993
                                    ----------------------------------        ----------------------------------
                                     Average                     Average        Average                    Average
                                     Balance       Interest       Rate          Balance       Interest      Rate
                                    ----------     --------      -------      ----------      --------     -------
                                                                 (Dollars in thousands)
Interest-earning assets:
   Mortgage loans (1)(2)            $2,116,264     $162,543        7.68%      $1,957,288      $160,372       8.19%
   Mortgage-related Securities (1)   1,452,534       85,895        5.91        1,410,941        86,052       6.10
   Other loans (1)                     983,793       96,770        9.84          789,073        81,272      10.30
   U.S. Government and agency          102,094        5,385        5.27          106,138         5,709       5.38
   Other securities                     58,135        2,383        4.10           56,194         3,050       5.43
   Cash equivalents                     31,268        1,250        4.00           66,716         1,952       2.93
   FHL Bank stock                       32,145        1,917        5.96           28,540         1,716       6.01
                                    ----------     --------      ------       ----------      --------     ------

                                     4,776,233      356,143        7.46        4,414,890       340,123       7.70
Interest-costing liabilities:
   Passbook                            785,903       24,339        3.10          798,058        25,953       3.25
   Checking                            672,909       14,055        2.09          636,008        14,924       2.35
   Certificates                      2,695,887      127,106        4.71        2,529,824       128,864       5.09
   FHL Bank advances                   430,273       21,043        4.89          310,911        14,205       4.57
   Other borrowings                     75,220        5,987        7.96           67,264         5,788       8.60
                                    ----------     --------      ------       ----------      --------     ------

                                     4,660,192      192,530        4.13        4,342,065       189,734       4.37
                                    ----------     --------      ------       ----------      --------     ------
Net earning assets and
   interest rate spread             $  116,041                     3.33%      $   72,825                     3.33%
                                    ==========                   ======       ==========                   ======

Earning asset ratio                     102.53%                                   101.68%
                                    ==========                                ==========

Average interest-earning
   assets, net interest income,
   and net interest margin on
   average interest-earning
   assets                           $4,776,233     $163,613       3.43%       $4,414,890      $150,389      3.41%
                                    ==========     ========      =====        ==========      ========     =====

==========================
TABLE CONTINUED FROM THE PREVIOUS PAGE

                                            Year Ended December 31,
                                                    1992
                                    ----------------------------------
                                     Average                     Average
                                     Balance       Interest       Rate
                                    ----------     --------      -------
                                            (Dollars in thousands)
Interest-earning assets:
   Mortgage loans (1)(2)            $1,416,264      $131,206       9.26%
   Mortgage-related securities (1)   1,137,275        83,040       7.30
   Other loans (1)                     681,537        73,148      10.73
   U.S. Government and agency           31,659         2,036       6.43
   Other securities                     62,584         3,245       5.19
   Cash equivalents                     80,906         2,929       3.62
   FHL Bank stock                       21,004         1,267       6.03
                                     ----------      --------     ------

                                     3,431,229       296,871       8.65
Interest-costing liabilities:
   Passbook                            635,382        27,154       4.27
   Checking                            548,643        15,579       2.84
   Certificates                      2,041,100       131,309       6.43
   FHL Bank advances                   127,618         5,445       4.27
   Other borrowings                     30,163         2,409       7.99
                                    ----------      --------     ------

                                     3,382,906       181,896       5.38
                                    ----------      --------     ------
Net earning assets and
   interest rate spread             $   48,323                     3.27%
                                    ==========                   ======

Earning asset ratio                     101.43%
                                    ==========

Average interest-earning
   assets, net interest income,
   and net interest margin on
   average interest-earning
   assets                           $3,431,229      $114,975      3.35%
                                     ==========      ========     =====

(1)  Includes non-accruing loans and MBSs.

(2)  Includes loans held for sale.

RATE VOLUME ANALYSIS

The most significant impact on FFC's net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-costing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-costing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

The following table shows the relative contribution of changes in average volume and average interest rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

                                                   Year Ended December 31, 1994                Year Ended December 31, 1993
                                                      Compared to Year Ended                      Compared to Year Ended
                                                       December 31, 1993                             December 31, 1992
                                           ---------------------------------------       ----------------------------------------
                                             Rate           Volume          Total          Rate           Volume           Total
                                           --------        --------       ---------      --------        --------        -------
                                                                        (In thousands)
Interest-earning assets:
  Mortgage loans, including loans held
      for sale                             $(10,394)       $ 12,565       $  2,171       $(16,509)       $ 45,675        $ 29,166
  Mortgage-related securities                (2,656)          2,499           (157)       (15,016)         18,028           3,012
  Other loans                                (3,795)         19,293         15,498         (3,047)         11,171           8,124
  U.S. Government and agency                   (109)           (215)          (324)          (384)          4,057           3,673
  Other securities                             (769)            102           (667)           147            (342)           (195)
  Cash equivalents                              560          (1,262)          (702)          (510)           (467)           (977)
  FHL Bank stock                                (14)            215            201             (4)            453             449
                                            --------        --------       --------       --------        --------        --------
      Total                                $(17,177)       $ 33,197         16,020       $(35,323)       $ 78,575          43,252
                                            ========        ========                      ========        ========

Interest-costing liabilities:
  Passbook                                 $ (1,223)       $   (391)        (1,614)      $ (7,294)       $  6,093          (1,201)
  Checking                                   (1,702)            833           (869)        (2,930)          2,275            (655)
  Certificates                               (9,922)          8,164         (1,758)       (30,384)         27,939          (2,445)
  FHL Bank advances                           1,060           5,778          6,838            412           8,348           8,760
  Other borrowings                             (454)            653            199            200           3,179           3,379
                                            --------        --------       --------       --------        --------        --------
       Total                               $(12,241)       $ 15,037          2,796       $(39,996)       $ 47,834           7,838
                                            ========        ========       --------       ========        ========        --------

       Increase in net interest income                                    $ 13,224                                       $ 35,414
                                                                           ========                                       ========

NET INTEREST MARGIN AT YEAR-END


The following table sets forth the weighted average yields on FFC's loan and investment portfolios, the weighted average cost of deposits and borrowings, the interest rate spread between the anticipated yields and costs and the resulting net interest margin at the indicated dates.


                                               At December 31,
                                         1994       1993      1992
                                         ----       ----      ----

Weighted average yield:
   Mortgage loans                        7.65%      7.73%      8.74%
   Mortgage-related securities           6.42       5.82       6.72
   Other loans                           9.85      10.00      10.45
   Investments                           5.25       4.84       4.80
                                         ----      -----      -----
   Combined weighted average yield on
     loans and investments               7.66       7.42       8.17

Weighted average cost:
   Deposits and advance payments from
     borrowers for taxes and insurance   4.20       4.05       4.91
   Borrowings                            5.93       4.91       4.81
                                         ----      -----      -----
   Combined weighted average cost
     of deposits and borrowings          4.45       4.13       4.90
                                         ----      -----      -----

Interest rate spread                     3.21%      3.29%      3.27%
                                         ====      =====      =====

Net interest margin                      3.34%      3.36%      3.32%
                                         ====      =====      =====

FINANCIAL CONDITION


GENERAL

Total assets of FFC increased to $5.10 billion at the end of 1994 from $4.77 billion at year-end 1993 as a result of the 1994 acquisitions. Stockholders' equity was $278.0 million, or 5.45% of total assets, at December 31, 1994 compared to $233.8 million and 4.90%, respectively, at the end of 1993.

LIQUIDITY AND CAPITAL RESOURCES

On an unconsolidated basis, FFC had cash of $8.5 million and subordinated debt of $55.0 million at December 31, 1994. Management anticipates that the subordinated debt will be repaid in the future from proceeds of cash dividends from FF Bank or issuance of stock.

FF Bank is subject to certain regulatory limitations relative to its ability to pay dividends to FFC. Management believes that FFC will not be adversely affected by these dividend limitations and that projected future dividends from FF Bank will be sufficient to meet the parent company's liquidity needs. See Note L to the consolidated financial statements for further discussion of these limitations. In addition to dividends from FF Bank, FFC could also sell capital stock or debt issues through the capital markets as alternative sources of funds.

FFC also has available an unused line-of-credit in the amount of $18,000,000 which is available through April, 1995. The line-of-credit agreement contains various covenants relative to the operations of FFC and FF Bank. All of such covenants were met. See Note J to the consolidated financial statements for further discussion. In addition, FFC would pledge its stock in FF Bank as collateral should the line-of-credit be drawn upon.

FF Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied by the OTS, is based upon a percentage of average deposits and short-term borrowings. The required ratio is currently 5%. FF Bank is currently in compliance with this requirement. FF Bank's principal sources of funds are amortization and prepayment of loan principal, deposits, sales of mortgage loans originated for sale, FHL Bank advances, other borrowings and funds provided from operations. These funds are used to meet loan commitments, make other investments, fund deposit withdrawals and repay borrowings.

Total consolidated liquidity, consisting of cash, cash equivalents, short-term securities and investment securities, increased $103.4 million during 1994. Total consolidated liquidity, as a percent of total assets, decreased from 7.10% at the end of 1993 to 4.61% of total assets at the end of 1994, as a result of the net effect of FFC's various operating, investing and financing activities.

Operating activities resulted in a net cash inflow of $207.7 million. Operating cash flows included earnings of $48.3 million for 1994 and $303.9 million realized from the sales of mortgage loans held for sale, less $185.0 million disbursed for loans originated for sale.

Investing activities resulted in a net cash outflow of $352.4 million. Major investing activities resulting in cash outflows in 1994 were $588.4 million for the purchase of MBSs and $839.5 million for the origination of loans for portfolio. The most significant cash inflows from investing activities were principal payments of $503.4 million and $274.0 million received on loans receivable and MBSs, respectively, as well as $32.4 million from the proceeds of maturities of investment securities. In addition, $247.0 million was received upon the sale of securities available for sale.

Financing activities for 1994 resulted in a net cash inflow of $134.0 million represented by a $100.6 million net deposit outflow, a net increase in borrowings of $242.7 million and $10.0 million in cash dividends paid to our stockholders.

At December 31, 1994, FF Bank had outstanding commitments to originate mortgage loans totaling $22.9 million and had no commitments outstanding to purchase loans. At that date, FF Bank also had commitments outstanding to sell $5.1 million of mortgage loans that were held for sale or for which FF Bank was committed to originate. Loans held for sale totaled $6.1 million at the end of 1994. FF Bank had no commitments to purchase MBSs at year-end 1994. Management believes liquidity levels are proper and that adequate capital and borrowings are available through the capital markets, the FHL Bank of Chicago and other sources.

LOANS RECEIVABLE


Total loans receivable, including loans held for sale, increased to $3.23 billion at the end of 1994 from $2.92 billion at the end of 1993. The components of this increase are summarized, by type of loan collateral, as follows:

                                               December 31,               Increase
                                            1994           1993          (Decrease)
                                         -----------    -----------     -----------
                                                       (In thousands)
Real estate mortgage loans:
   One- to four-family                   $ 1,905,742    $ 1,797,990    $   107,752
   Multi-family                              195,439        188,558          6,881
   Commercial and other                      123,217         94,789         28,428
                                         -----------    -----------    -----------

      Total real estate mortgage loans     2,224,398      2,081,337        143,061

Other loans:
   Consumer                                  259,885        153,685        106,200
   Home equity                               234,354        193,291         41,063
   Credit cards                              200,747        209,414         (8,667)
   Education                                 190,457        167,385         23,072
   Manufactured housing                      152,674        165,017        (12,343)
   Business                                   19,023           --           19,023

Less: net items to loans receivable          (56,175)       (47,625)        (8,550)
                                         -----------    -----------    -----------

Total loans receivable (including
        loans held for sale)             $ 3,225,363    $ 2,922,504    $   302,859
                                         ===========    ===========    ===========

The major components of the increase in total loans receivable during 1994 were a $143.1 million increase in real estate loans and a $106.2 million increase in consumer loans.

The increase in residential mortgage loans receivable at the end of 1994 was attributable to i) the acquisition of NorthLand in February, 1994, and ii) the retention of an increased level of adjustable-rate mortgage loans as higher interest rates in 1994 have induced borrowers to prefer such loans as opposed to fixed rate loans.

Consumer  loans  increased   $106.2  million  in  1994  due  to  the  NorthLand
acquisition as well as continuing success in marketing a second mortgage product. Home equity loans have increased $41.1 million in 1994 as customer usage of this product has continued to grow. Credit card loans decreased $8.7 million in 1994 due to the sale of $13.0 million of credit card loans relating to a discontinued California-based affinity group relationship. Manufactured housing loan balances decreased $12.3 million as the Corporation continued to restrict new originations of such loans to the Midwest. Late in 1994, FF Bank exited the manufactured housing lending business due to pricing practices by competitors. The $19.0 million increase in business loans reflects the acquisition of NorthLand's business loan portfolio, which FF Bank continues to service, but does not intent to expand upon.

MORTGAGE-RELATED SECURITIES

The total carrying value of the MBS portfolio increased $130.4 million to $1.46 billion at December 31, 1994 from $1.32 billion at the end of 1993. This increase was the net result of i) purchases of $588.4 million of U.S. Government agency adjustable-rate MBSs, including agency floating-rate collateralized mortgage obligations (CMOs), ii) dispositions of available-for-sale MBSs of $181.9 million, iii) repayments of $274.0 million, iv) a second quarter $9.0 million writedown relative to the impairment of two non-performing private-issue MBSs, v) a $10.2 million decline in the unrealized holding gain/loss on the available- for-sale MBS portfolio and vi) the acquisition of $16.7 million of MBSs in connection with the NorthLand transaction. At the end of 1994, FFC had no commitments to purchase MBSs.

The following tables set forth, at the dates indicated, the composition of the MBS portfolio including issuer, security type, amortized cost, fair value and financial statement carrying value as well as classification according to available-for-sale or held-to-maturity status. See Note D to the consolidated financial statements for i) a further breakdown of the available- for-sale and held-to-maturity classifications of the MBS portfolio and ii) a summary of gains and losses realized upon the disposition of available-for-sale MBSs during the past three years.

                                      At December 31, 1994              At December 31, 1993 (Restated)
                               ----------------------------------      --------------------------------
                               Amortized      Fair        Carrying     Amortized      Fair        Carrying
Issuer/Security Type              Cost        Value        Value          Cost        Value        Value
- --------------------           ----------   ---------     --------     ----------   ---------     ------
                                                               (In Thousands)
U.S. Government agencies:
 Mortgage-backed certi-
  ficates                      $  360,219   $  348,479    $  359,928   $  157,504   $  162,258    $  157,631
 Collateralized mortgage
      obligations                 336,738      324,754       336,243       30,854       31,069        31,070
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total agencies                696,957      673,233       696,171      188,358      193,327       188,701
                               ----------   ----------    ----------   ----------   ----------    ----------

Private issuers:
 Mortgage-backed certi-
  ficates
    Senior position               660,922      644,136       658,508      924,037      935,085       926,113
    Mezzanine position            103,864       98,507        98,507      207,675      206,924       206,924
 Collateralized mortgage
      obligations                   2,115        2,061         2,115        3,204        3,256         3,205
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total private issuers         766,901      744,704       759,130    1,134,916    1,145,265     1,136,242
                               ----------   ----------    ----------   ----------   ----------    ----------

        Totals                 $1,463,858   $1,417,937    $1,455,301   $1,323,274   $1,338,592    $1,324,943
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
                                                          ==========                              ==========

FFC has restated its December 31, 1993 consolidated financial statements to reflect the correction of an error relating to the misclassification of certain of its MBSs. Subsequent to the issuance of its 1993 consolidated financial statements and the related management discussion and analysis, management completed the investigation of two delinquent mezzanine position MBSs then serviced by a California institution under the control of the Resolution Trust Corporation ("RTC"). See "Non-Accrual MBSs" for a further discussion of the two non-performing MBSs. A mezzanine security is subordinate to the most senior position of an individual security but is still superior to other subordinate classes or positions designed to absorb first losses, if any, for that security. Management then raised questions as to how such mezzanine securities were purchased under FFC's existing investment policy which required the purchase of senior position securities only. It was determined that investment officers in 1991 and 1992 mistakenly interpreted the policy to permit the purchase of mezzanine securities, which consisted of "a" senior position but not "the" senior position. Since the inherent risk of ownership of the mezzanine securities could affect management's intent and/or ability to hold such securities, it was determined that the held-to-maturity classification was in error at December 31, 1993. All financial data contained herein has been restated to reflect this reclassification, as of December 31, 1993, of mezzanine securities with a carrying value of $170.1 million and a fair value of $168.8 million from held to maturity to available for sale classification. In addition, stockholders' equity has also been restated to reflect the $850,000 (net of tax effect of $460,000) reduction from the unrealized gain on securities available for sale resulting from the above reclassification.

Since MBSs are asset-backed securities, they are subject to inherent risks based upon the future performance of the underlying collateral (i.e., mortgage loans) for these securities. Among these risks are prepayment risk and interest-rate risk. Should general interest-rate levels decline, the MBS portfolio would be subject to i) prepayments as borrowers typically would seek to obtain financing at lower rates, ii) a decline in interest income received on adjustable-rate MBSs, and iii) an increase in fair value of fixed-rate MBSs. Conversely, should general interest rate levels increase, the MBS portfolio would be subject to i) a longer term to maturity as borrowers would be less likely to prepay their loans, ii) an increase in interest income received on adjustable-rate MBSs, iii) a decline in fair value of fixed-rate MBSs, and iv) a decline in fair value of adjustable-rate MBSs to an extent dependent upon the level of interest-rate increases, the time period to the next interest-rate repricing date for the individual security and the applicable periodic (annual and/or lifetime) cap which could limit the degree to which the individual security could reprice within a given time period.

Also included in the MBS portfolio, as noted in the table above, are private issuer, primarily adjustable-rate, MBSs, having a carrying value of $757.0 million at December 31, 1994. Unlike U.S. Government agency MBSs which include a full guarantee of principal and interest, these securities are generally structured with a senior ownership position and subordinate ownership position(s) providing credit support for the senior position. In a limited number of cases, this support is provided through letters of credit or cash reserves. Included in the private issuer portfolio are the mezzanine MBSs, referred to above, which are subordinate to the most senior position of a given security but are also superior to other more subordinate positions. Given the structure of the private issuer MBSs, FFC has credit risk in addition to interest-rate risk and prepayment risk discussed above. In this regard, management has instituted a monitoring system tracking the major factors affecting the performance of a private issuer MBS including i) a review of delinquencies, foreclosures, repossessions and recovery rates relative to the underlying mortgage loans collateralizing each security, ii) the level of available subordination or other credit enhancements, iii) an assessment of the servicer of the underlying mortgage portfolio and iv) the rating assigned to each security by independent national rating agencies. This ongoing monitoring process has confirmed that all private issuer MBSs, with the exclusion of the two non-performing MBSs issued by an RTC controlled institution, continue to be performing and do not display the underlying performance problems experienced in the case of the two non-performing mezzanine securities. Although management believes that the private issuer securities will continue to contractually perform based on its review, there can be no assurance that this performance will continue in the future should economic conditions, market conditions, or other factors change significantly.

The overall decrease in fair value of the senior position private issuer MBSs was due primarily to i) increased interest-rate levels as interest-rate repricing dates on the underlying adjustable-rate mortgage loans lag behind rate increases in the marketplace and ii) difficult overall conditions in the MBS market as interest rates rose during 1994. The decrease in fair value of the subordinate mezzanine securities was attributable to the same factors as well as a thin market for mezzanine securities, thus leading to limited liquidity in these securities. Based upon i) the results of management's most current review of the performance characteristics of the underlying mortgage loans collateralizing these private issue securities (see discussion of FFC's monitoring system above) and ii) the fact that those securities not classified as non-accrual continue to perform, management believes that the private issuer MBSs have a net realizable value in excess of their fair value and/or amortized cost. Management also has the intent and the ability to retain its investment in these securities for a period of time sufficient to allow for any anticipated recovery of market value.

FFC's portfolio of MBSs totaled approximately $1.46 billion at the end of 1994 and, except for those securities discussed in "Non-Accrual MBSs", were either i) U.S. Government agency-backed or ii) rated at a minimum of investment grade quality by at least one nationally recognized independent rating agency.

NON-PERFORMING ASSETS


Non-performing assets (consisting of non-accrual loans, non-accrual MBSs, foreclosed properties, and other repossessed collateral assets) increased to $29.7 million at December 31, 1994 from $15.1 million at December 31, 1993. The 1994 increase in non-performing assets is directly attributable to the transfer of two private-issue mezzanine MBSs to non-accrual status during 1994 (see "Non-Accrual MBSs" below). As a percentage of total assets, non-performing assets increased from 0.32% at December 31, 1993 to 0.58% at December 31, 1994. During the five years ended December 31, 1994, FFC has not had any troubled debt restructurings. Non-performing assets are summarized as follows for the dates indicated:

                                                                    December 31,
                                               1994        1993         1992         1991        1990
                                              ------      ------       ------       ------      -----
                                                               (Dollars in thousands)
Non-accrual loans:
   One- to four-family
      residential                             $ 4,954     $ 5,005      $ 5,660      $ 8,717     $ 9,904
   Multi-family residential                        84         139          314          332         891
   Commercial real estate                         193          --        6,478        2,624         497
   Manufactured housing                         1,034       1,063        1,295        1,851       2,021
   Consumer and other                           2,856       2,033        1,912        2,965       3,229
                                              -------     -------      -------      -------     -------
      Total non-accrual loans                   9,121       8,240       15,659       16,489      16,542

Non-accrual MBSs                               15,455          --           --           --          --
Real estate judgments                           2,503       2,236        2,761        3,572       7,746
Real estate foreclosed
      properties                                1,286       4,418       10,975       21,065      21,518
Real estate held for sale                       1,089          --           --           --          --
Repossessed collateral assets                     267         163          462          889       2,143
                                              -------     -------      -------      -------     -------

      Total non-performing
        assets                                $29,721     $15,057      $29,857      $42,015     $47,949
                                              =======     =======      =======      =======     =======

Non-accrual loans as a
   percentage of net loans                       .28%        .28%         .71%         .83%        .76%

Non-performing assets as a
   percentage of total assets                    .58%        .32%         .76%        1.30%       1.52%

Non-Accrual Loans. FFC places loans into a non-accrual status when loans are contractually delinquent more than ninety days. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed. Such loans have remained steady as a percentage of net loans at 0.28% at both December 31, 1994 and December 31, 1993. Most loan categories demonstrated normal increases or decreases between year-end 1993 and 1994. The most significant 1994 increase occurred in the consumer and other category, due primarily to the $529,000 of non-accrual commercial business loans acquired in the NorthLand acquisition in early 1994. The non-accrual loans, in the aggregate, at December 31, 1994, 1993 and 1992 represented $600,000, $700,000 and $1.2 million of interest which would have been reflected in 1994, 1993 and 1992 income, respectively, if the loans had been contractually current.

Non-Accrual MBSs. During 1994, FFC placed on non-accrual status two mezzanine MBSs, aggregating approximately $21.2 million. FF Bank has not received full monthly payments due on these securities since late 1993. The payments have been interrupted due to delinquencies and foreclosures in the underlying mortgage portfolio and substantially all of the cash flows are currently directed to owners of the senior position. Further delayed receipt of full monthly principal and interest payments is probable. The underlying loans comprising these securities had been serviced by a California institution under the control of the RTC. In late 1994, the servicing of these securities was transferred from the RTC to the trustee, a large super-regional bank. FFC's mezzanine position is superior to several subordinate tranches, currently amounting to approximately 5.9% of the face value of the total portfolios in question, which are designed to absorb first losses in the underlying mortgage portfolio.

An independent national rating agency has downgraded these two securities as well as an unrelated senior position security of the same issuer. The senior position security continues to be a performing asset. Subsequent to this downgrading, a $9.0 million writedown was recorded relative to the two mezzanine securities reflecting a permanent impairment of those securities. The writedown amount was based upon information from the rating agency as well as discounted cash flow analyses performed by management, based upon assumptions for delinquency levels, foreclosure rates and recovery ratios in the underlying portfolios. Management believes that the writedown is adequate based upon its evaluations.

Other Non-Performing Assets. An offset to the overall increase in non-performing assets was the $2.9 million decline in real estate judgments, foreclosed properties and held for sale properties, as a group, from $6.7 million at the end of 1993 to $4.9 million at year-end 1994. This decline is directly related to the sale and/or writedown of certain large commercial real estate properties during 1994. As a result of these dispositions, FFC has been able to reduce its inventory of large (having a carrying value in excess of $1.0 million) commercial real estate properties owned from two properties totaling $2.6 million at December 31, 1993 to one property for $1.1 million at December 31, 1994. The remaining $1.1 million property was held by FF Bank as a foreclosed property at year-end 1993 but was transferred to FFC during 1994 where it is real estate held for sale. The remainder of the real estate judgments and foreclosed properties consist primarily of one- to four-family and smaller multi-family residential real estate located in the Midwest.

Summary. Non-performing assets have declined significantly during the five year period ending December 31, 1994 due to i) the disposition of such properties acquired in the acquisition of a troubled thrift institution in 1985, ii) improved collection efforts, and iii) a management decision to restrict lending primarily to Wisconsin, Illinois and other selected Midwestern states.

All non-performing assets have been considered by management in the review of the adequacy of allowances for losses.

ALLOWANCES FOR LOSSES ON LOANS AND FORECLOSED PROPERTIES


FFC's loan portfolios, foreclosed properties and off-balance sheet financial guarantees are evaluated on a continuing basis to determine the additions to the allowances for losses and the related balance in the allowances. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience and management's estimation of future potential losses. The evaluation of allowances for loan losses includes a review of both known loan problems as well as a review of potential problems based upon historical trends and ratios. The allowances for losses on foreclosed properties are determined by reducing the carrying value of such foreclosed properties to the estimated fair value.

A summary of activity in the allowances for losses on loans follows:

                                                                    Year Ended December 31,
                                              ------------------------------------------------------------
                                               1994         1993          1992          1991          1990
                                              ------       ------        ------        ------        -----
                                                                  (Dollars in thousands)

Balance at beginning of year                  $23,266      $17,067       $16,706       $15,644       $13,673

Charge-offs:
   Residential real estate                       (642)        (691)       (1,579)       (1,916)       (1,260)
   Commercial real estate                        (223)        (501)         (968)       (2,107)       (5,422)
   Manufactured housing                        (1,366)      (2,731)       (4,212)       (7,365)       (7,650)
   Credit card                                 (6,748)      (5,890)       (6,142)       (5,550)       (5,248)
   Consumer-related                              (318)        (481)         (459)         (654)         (742)
   Commercial                                    (251)          --        (1,367)       (1,051)           --
                                              -------      -------       -------       -------       -------
      Total charge-offs                        (9,548)     (10,294)      (14,727)      (18,643)      (20,322)
                                              -------      -------       -------       -------       -------

Recoveries:
   Residential real estate                        578          131           231           218           546
   Commercial real estate                          --           --             3             1            --
   Manufactured housing                           181          179           288           272           450
   Credit card                                    593          653           584           653           656
   Consumer-related                               127          426           131           228           664
   Commercial                                       2           --            --            --            --
                                              -------      -------       -------       -------       -------
      Total recoveries                          1,481        1,389         1,237         1,372         2,316
                                              -------      -------       -------       -------       -------

Net charge-offs                                (8,067)      (8,905)      (13,490)      (17,271)      (18,006)

Provisions for losses                           6,540       10,219        13,851        18,333        16,044

Acquired banks' allowances                        718        4,885            --            --         3,933
                                              -------      -------       -------       -------       -------

Balance at end of year                        $22,457      $23,266       $17,067       $16,706       $15,644
                                              =======      =======       =======       =======       =======

Ratio of net charge-offs to
   average loans outstanding                     .26%         .32%          .64%          .83%          .82%

Ratio of allowance for losses
   on loans to average loans
   outstanding                                   .70%         .80%          .77%          .82%          .70%

A summary of the activity in the allowance for losses on foreclosed properties follows.

                                                                 Year Ended December 31,
                                               1994         1993          1992          1991         1990
                                              ------       ------        ------        ------       -----
                                                                    (In thousands)
Balance at beginning of year                  $1,386       $  552        $  738        $1,023       $  750
Charge-offs                                     (640)      (2,685)       (4,980)       (3,232)        (577)
Provision                                        400        3,519         4,794         2,947          754
Acquired banks' allowances                        --           --            --            --           96
                                              ------       ------        ------        ------       ------

Balance at end of year                        $1,146       $1,386        $  552        $  738       $1,023
                                              ======       ======        ======        ======       ======

The provisions for losses on foreclosed properties are included in the consolidated statements of income in "net cost of operations of foreclosed properties."

FFC's allowance for losses on loans decreased to $22.5 million, or 0.70% of loans receivable, at December 31, 1994 from $23.3 million and 0.80%, respectively, at the end of 1993. The decrease in the allowance, as a percentage of loans receivable, relates to a rise in loans receivable in 1994 as well as reduced provisions added to the allowances during 1994. The 1994 provisions for losses on loans and foreclosed properties totaled $6.5 million and $400,000, respectively, compared to $10.2 million and $3.5 million, respectively, for 1993. The provision for losses has been significantly lower in 1994 and 1993 compared to the 1990-1992 period as FF Bank's charge-off experience has improved due to the decrease in non-performing loans during this period. See "Non-Performing Assets" for further discussion.

The most significant change in allowances for individual loan portfolios took place in the allowance for commercial real estate mortgages. The allowance for commercial mortgage loan losses decreased to 2.01% of outstanding balances at the end of 1994 from 4.23% at year-end 1993. The decrease in the commercial mortgage allowance, as a percentage of commercial mortgage loans, relates to the 1994 growth of that portfolio and to credit provisions which reduced the allowance during 1994 warranted by improved loss experience and the portfolio quality.

Another significant change in allowances between 1993 and 1994 year-ends was the increase of $577,000 for the allowance for commercial business loan losses as the result of a 1994 acquisition. The allowance for losses on commercial business loans represents 3.03% of the total balances of commercial business loans at December 31, 1994. This level of allowance is deemed sufficient by management based upon management's analysis of the portfolio for the future maintenance period as FFC is not anticipating increases of this lending product.

The allowance for losses on residential mortgage loans decreased to $5.8 million, or 0.28% of such loans, at the end of 1994 as compared to $5.9 million, or 0.30%, at the end of 1993. The reduction in the allowance, as a percentage of residential mortgage loans, relates to the increase in the residential mortgage portfolio during 1994, reduced additional 1994 provisions and the allowance acquired in the NorthLand acquisition. Actual charge-offs of residential mortgage loans as a percentage of average outstandings was 0.03% in 1994 and 1993.

The allowance for losses on credit card loans increased to $6.7 million, or 3.36% of such loans at year-end 1994, from $6.5 million, or 3.10% of the portfolio, at year-end 1993. The increase in the allowance, as a percentage of credit card loans, relates to the increase, to 3.14%, in net charge-offs to average loans during 1994. It should be noted, however, this ratio is still well below national averages. The 1994 loss experience was also somewhat higher due to the portfolio segment which was disposed of during 1994 as management sought to focus the portfolio more in the Midwest.

FF Bank has also, in the past, undertaken off-balance sheet financial guarantees, totaling $11.2 million at December 31, 1994, whereby certain of FF Bank's assets, primarily MBSs and securities, are pledged as collateral for industrial development revenue bonds which were issued by municipalities to finance real estate owned by third parties. Management has considered these guarantees, all of which are performing, in its review of the adequacy of allowance for possible losses relating to contingent liabilities. See Note N to the consolidated financial statements for further discussion of off-balance sheet financial guarantees.

Management  believes  that  the  December  31,  1994,  allowances  for  loan and foreclosed property losses are adequate based upon the current evaluation of loan delinquencies, non-performing assets, charge-off trends, economic conditions and other factors. Management also continues to pursue all practical and legal methods of collection, repossession and disposal, as well as adhering to high underwriting standards in the origination process, in order to continue to maintain such provisions at or below current levels.

A detailed analysis of FFC's allowances for losses on loans and related charge-off information is as follows for the dates and years indicated:

                                       At December 31, 1994                            At December 31, 1993
                                       --------------------                            --------------------
                                                             1994                                             1993
                                                          Charge-offs                                      Charge-offs
                                            Allowance     As A Percent                      Allowance      As A Percent
                                            As A % Of      Of Average                       As A % Of       Of Average
                                           Outstanding    Related Loans                    Outstanding     Related Loans
                              Allowance     Loans In       For The Year       Allowance     Loans In        For The Year
Type of Loan                   Amount       Category      Ended 12/31/94       Amount       Category       Ended 12/31/93
- ------------                  ---------    ----------     --------------      ---------    ----------      --------------
                                                                  (Dollars in thousands)
Residential real estate        $ 5,823          .28%              .03%           $ 5,877        .30%             .03%
Commercial real estate           2,474         2.01               .20              4,010       4.23              .51
Manufactured housing             4,267         2.79               .74              4,668       2.83             1.85
Credit cards                     6,737         3.36              3.14              6,502       3.10             2.87
Consumer                         2,046          .79               .07              1,728       1.12               --
Education                           46          .02                --                 52        .03              .01
Home equity                        487          .21               .02                429        .22              .02
Commercial                         577         3.03              1.20                 --         --               --
                               -------                                           -------
                               $22,457          .70%              .26%           $23,266        .80%             .32%
                               =======        =====             =====            =======      =====            =====

=====================
THE PREVIOUS TABLE CONTINUED HERE
                                     At December 31, 1992
                                     --------------------
                                                             1992
                                                          Charge-offs
                                            Allowance     As A Percent
                                            As A % Of      Of Average
                                           Outstanding    Related Loans
                              Allowance     Loans In       For The Year
Type of Loan                   Amount       Category      Ended 12/31/92
- ------------                  ---------    ----------     -------------
                                       (Dollars in thousands)

Residential real estate        $ 3,301          .23%              .10%
Commercial real estate           3,986         3.91               .94
Manufactured housing             4,325         3.25              2.90
Credit cards                     4,034         2.26              3.44
Consumer                           860          .97               .08
Education                          269          .16               .09
Home equity                        292          .18               .08
Commercial                          --           --             34.23
                               -------
                               $17,067          .77%              .64%
                               =======        =====             =====

FFC's allowances for losses on loans were allocated to various loan categories as follows for the dates indicated:

                                                              December 31,
                                        1994                      1993                        1992
                              ------------------------    ----------------------     -----------------------
                             (Dollars in thousands)
                                         Percent Of                  Percent Of                  Percent Of
                                        Loans in Each               Loans In Each               Loans In Each
                                         Category to                 Category to                 Category to
Type of Loan                  Amount     Total Loans      Amount     Total Loans     Amount      Total Loans
- ------------                  ------    -------------     ------    -------------    ------     -------------
Residential real estate       $ 5,823        64.0%       $ 5,877          66.9%      $ 3,301          63.3%
Commercial real estate          2,474         3.8          4,010           3.2         3,986           4.5
Manufactured housing            4,267         4.7          4,668           5.6         4,325           5.9
Credit cards                    6,737         6.1          6,502           7.0         4,034           7.9
Consumer and other              2,579        20.8          2,209          17.3         1,421          18.4
Commercial                        577          .6             --            --            --            --
                              -------       -----        -------         -----       -------         -----
                              $22,457       100.0%       $23,266         100.0%      $17,067         100.0%
                              =======       =====        =======         =====       =======         =====

===================
THE PREVIOUS TABLE CONTINUED HERE

                                                 December 31,
                                      1991                        1990
                              ------------------------    ----------------------
                                            (Dollars in thousands)
                                         Percent Of                  Percent Of
                                        Loans in Each              Loans In Each
                                         Category to                 Category to
Type of Loan                  Amount     Total Loans      Amount     Total Loans
- ------------                  ------    -------------     ------    ------------

Residential real estate      $ 2,679         62.3%       $ 3,312           64.8%
Commercial real estate         4,628          4.9          4,349            5.1
Manufactured housing           4,492          6.9          2,259            7.0
Credit cards                   2,734          7.9          3,195            6.8
Consumer and other             1,083         17.8            969           16.1
Commercial                     1,090           .2          1,560             .2
                             -------        -----        -------          -----
                             $16,706        100.0%       $15,644          100.0%
                             =======        =====        =======          =====

DEPOSITS

Deposits, excluding the $114.3 million resulting from the NorthLand acquisition, decreased $100.6 million during 1994 as a result of increased competition and shifting of funds by depositors as interest rates rose substantially during 1994. The weighted average cost of deposits increased to 4.23% at the end of 1994, from the 4.05% reported at the end of 1993, due to increases in general interest rate levels.

BORROWINGS

At December 31, 1994, FFC's consolidated borrowings increased to $682.1 million from $438.6 million at the end of 1993. The increase in borrowings is primarily attributable to i) increases in FHL Bank advances used to fund loan originations and MBS purchases and ii) $750,000 of borrowings assumed by FFC when it acquired NorthLand. The weighted average cost of borrowings increased to 5.93% at the end of 1994 as compared to 4.91% at year-end 1993 as a result of higher interest rates during 1994.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1994 was $278.0 million, or 5.45% of total assets, compared to $233.8 million and 4.90%, respectively, at December 31, 1993. The dollar increase in stockholders' equity resulted from net income of $48.3 million offset by i) cash dividend payments to stockholders of $10.0 million, ii) $11.4 million of additional equity realized in the NorthLand acquisition, which was accounted for as a pooling-of-interests (but for which there was no prior years' restatement due to immateriality), and iii) a decrease of $7.3 million in the unrealized holding gain (loss) on available-for-sale securities, reflecting the impact on the market value of the underlying securities in this portfolio as interest rates increased in 1994. Stockholders' equity per share increased from $9.91 per share at year-end 1993 to $11.21 per share at year-end 1994.

REGULATORY CAPITAL

FF Bank is subject to various individual OTS capital measurements and had regulatory capital well in excess of OTS requirements at December 31, 1994, as summarized below:

                                             OTS Capital Ratios
                              Actual             Required
                              Ratio               Ratio              Excess

Tangible capital              5.82%               1.50%                4.32%
Core leverage capital         6.22%               3.00%                3.22%
Risk-based capital           13.50%               8.00%                5.50%


The OTS has added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating the OTS risk-based capital requirement. At December 31, 1994, FF Bank was not required to deduct any interest-rate risk component under the OTS regulations. The OTS has adopted another final rule, which was effective on March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions. Management of the FFC and FF Bank do not believe these rules will significantly impact the capital requirements of FF Bank or cause FF Bank to fail to meet its regulatory capital requirements.

For a more detailed discussion of regulatory capital requirements, see Note L to the consolidated financial statements.

ASSET/LIABILITY MANAGEMENT

The objective of FFC's asset/liability policy is to manage interest-rate risk so as to maximize net interest income over time in changing interest-rate environments. To this end, management believes that strategies for managing interest-rate risk must be responsive to changes in the interest-rate environment and must recognize and accommodate the market demands for particular types of deposit and loan products.

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

Summary gap information for FFC is presented below as of December 31, 1994, 1993 and 1992.

                                                    Ratio of Cumulative
                                         Positive (Negative) Gap To Total Assets
                                       One Year         Three Years    Five Years
December 31, 1994                         (2.53)%         (5.04)%       (6.17)%
December 31, 1993                          6.09           (2.63)        (2.57)
December 31, 1992                          4.85           (2.48)        (1.88)

FFC's positive one-year gap moved to a negative $129.3 million, or 2.53% of total assets, at the end of 1994 from a positive $290.8 million, or 6.09% of total assets, at the end of 1993. FFC's consolidated one-year negative gap position of 2.53% at December 31, 1994 falls within management's currently acceptable range of 10% positive to 10% negative. Traditionally, management of FFC and FF Bank have not utilized off-balance sheet derivative financial instruments as part of its efforts to control interest-rate risk. In view of the current negative interest-rate environment and the related impact on customer behavior, management believes that it is important to weigh and balance the effect of asset/liability management decisions in the short-term in its efforts to maintain net interest margins and acceptable future profitability. As such, management believes that it has been able to achieve a consistent net interest margin while still meeting asset/liability management objectives.

In this regard, FF Bank also measures and evaluates interest-rate risk via a separate methodology. The net market value of interest-sensitive assets and liabilities is determined by measuring the net present value of future cash flows under varying interest rate scenarios in which interest rates would theoretically increase or decrease up to 400 basis points on a sudden and prolonged basis. This theoretical analysis at the end of 1994 indicates that FF Bank's current financial position should adequately protect FF Bank, and thus FFC, from the effects of rapid rate changes. The OTS has added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating the OTS risk-based capital requirement. At December 31, 1994, FF Bank was not required to deduct an interest-rate risk component under the OTS regulations.

Asset/Liability Repricing Schedule. The table on the following page sets forth the combined estimated maturity/repricing structure of FFC's interest-earning assets (including net items) and interest-costing liabilities at December 31, 1994. Assumptions regarding prepayment and withdrawal rates are based upon FF Bank's historical experience, and management believes such assumptions are reasonable. The table does not necessarily indicate the impact of general interest-rate movements on FF Bank's net interest income because repricing of certain categories of assets and liabilities through, for example, prepayments of loans and withdrawals of deposits, is beyond FF Bank's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels. Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the data in the table.

FIRST FINANCIAL CORPORATION CONSOLIDATED GAP ANALYSIS AT DECEMBER 31, 1994

                                            Three         Four             Greater        Greater         Greater
                                            Months        Months          Than One       Than Three      Than Five
                                             And         Through           Through         Through        Through
                                            Under        One Year        Three Years     Five Years      Ten Years
                                          ---------      --------        -----------     ----------      ---------
                                                                         (Dollars in thousands)
Rate-sensitive assets:
   Investments and interest-
     earning deposits, including
     federal funds (a)(b)                 $    46,875    $    55,411     $    56,962     $       204     $       637
   Mortgage-related securities (b)            375,198        978,012          31,184          16,151          30,935
   Mortgage loans:
     Fixed-rate (c)(d)                         45,671        125,362         305,533         223,692         445,021
     Adjustable-rate (c)(d)                    96,731        301,164         395,620              --              --
   Other loans                                566,324        162,765         168,219          68,715          64,251
                                          -----------    -----------     -----------     -----------     -----------
                                            1,130,799      1,622,714         957,518         308,762         540,844

Rate-sensitive liabilities:
   Deposits:
     Checking (f)                             101,724         23,482          58,556          45,488          70,795
     MMDA (f)                                  86,378         34,827          80,026          41,613          35,163
     Savings (Passbook)(f)                    249,399        206,089          78,629          56,613          81,523
     Certificates of Deposit (e)              423,090      1,161,452         844,914         221,258           5,542
   Borrowings (g)                             546,000         50,345          23,162          56,453           3,383
                                          -----------    -----------     -----------     -----------     -----------
                                            1,406,591      1,476,195       1,085,287         421,425         196,406
                                          -----------    -----------     -----------     -----------     -----------

GAP (repricing difference)                $  (275,792)   $   146,519     $  (127,769)    $  (112,663)    $   344,438
                                          ===========    ===========     ===========     ===========     ===========

Cumulative GAP                            $  (275,792)   $  (129,273)    $  (257,042)    $  (369,705)    $   (25,267)
                                          ===========    ===========     ===========     ===========     ===========

Cumulative GAP/Total Assets                     (5.40)%        (2.53)%         (5.04)%         (7.24)%         (0.50)%
                                          ===========    ===========     ===========     ===========     ===========

==============================
THE PREVIOUS TABLE CONTINUED HERE

                                            Greater
                                           Than Ten         Greater
                                           Through           Than
                                           20 Years         20 Years       Total
                                           ---------       ----------    ----------
                                                     (Dollars in thousands)
Rate-sensitive assets:
   Investments and interest-
     earning deposits, including
     federal funds (a)(b)                 $    32,692   $        --     $   192,781
   Mortgage-related securities (b)             18,545         5,276       1,455,301
   Mortgage loans:
     Fixed-rate (c)(d)                        231,377         8,377       1,385,033
     Adjustable-rate (c)(d)                        --            --         793,515
   Other loans                                 14,808         1,733       1,046,815
                                           -----------     -----------   ----------
                                              297,422        15,386       4,873,445

Rate-sensitive liabilities:
   Deposits:
     Checking (f)                              61,246        33,546         394,837
     MMDA (f)                                   8,926           992         287,925
     Savings (Passbook)(f)                     51,884        12,170         736,307
     Certificates of Deposit (e)                   --            --       2,656,256
   Borrowings (g)                                  --         2,720         682,063
                                           -----------     -----------   -----------
                                              122,056        49,428       4,757,388
                                           -----------   -----------     -----------

GAP (repricing difference)                $   175,366   $   (34,042)    $   116,057
                                           ===========   ===========     ===========

Cumulative GAP                            $   150,099   $   116,057
                                           ===========     ===========   ===========

Cumulative GAP/Total Assets                      2.94%         2.27%
                                           ===========     ===========   ===========

(a) Investments are adjusted to include FHL Bank stock and other items totaling $32.7 million as investments in the "Greater than Ten Through 20 Years" category.

(b) Investment and mortgage-related securities are presented at carrying value, including net unrealized holding gain or loss on available-for-sale securities.

(c) Based upon 1) contractual maturity, 2) repricing date, if applicable, 3) scheduled repayments of principal and 4) projected prepayments of principal based upon FFC's historical experience as modified for current market conditions.

(d)   Includes loans held for sale.

(e) Deposits include $14.5 million of advance payments by borrowers for tax and insurance and exclude accrued interest of $3.4 million.

(f) FFC has assumed that its passbook savings, NOW accounts and money market accounts would have projected annual withdrawal rates, based upon FFC's historical experience, of 26%, 34% and 42%, respectively.

(g) Collateralized mortgage obligations totaling $3.0 million are included in the "Greater Than Five Through Ten Years" category.
