Form 10-K, Exhibit 13
period 1995-12-31
FIRST FINANCIAL CORP /WI/
filed 1996-03-20
CIK 735553

EXHIBIT 13(a)
                        CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
First Financial Corporation




We have audited the accompanying consolidated balance sheets of First Financial Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




January 15, 1996
Milwaukee, Wisconsin



CONSOLIDATED BALANCE SHEETS

FIRST FINANCIAL CORPORATION



                                                                                           December 31,
                                                                                    1995                  1994
                                                                                -----------            ----------
                                                                                      (Dollars in thousands)
ASSETS

Cash                                                                            $  123,379             $   94,064
Federal funds sold                                                                  34,929                 23,890
Interest-earning deposits                                                           13,801                  1,024
                                                                                ----------             ----------
                                               CASH AND CASH EQUIVALENTS           172,109                118,978

Securities available for sale (at fair value):
    Investment securities                                                           80,999                 68,959
    Mortgage-related securities                                                    571,293                201,373
Securities held to maturity:
    Investment securities (fair value of
      $119,063,000--1995 and $124,434,000
       --1994)                                                                     119,426                129,301
    Mortgage-related securities (fair value of
      $691,060,000--1995 and $1,263,489,000
      --1994)                                                                      699,468              1,301,118
Loans receivable:
    Held for sale                                                                   26,651                 11,736
    Held for investment                                                          3,590,149              3,458,711
Foreclosed properties and repossessed
    assets                                                                           3,379                  5,216
Real estate held for investment or sale                                              8,289                  7,706
Office properties and equipment, at cost                                            51,124                 53,927
Intangible assets, less accumulated
    amortization                                                                    21,481                 26,726
Other assets                                                                       126,740                118,073
                                                                                ----------             ----------

                                                                                $5,471,108             $5,501,824
                                                                                ==========             ==========




                                                                                          December 31,
                                                                                1995                      1994
                                                                             ----------                ----------
                                                                                     (Dollars in thousands)
LIABILITIES

Deposits                                                                     $4,424,525                $4,381,455
Short-term borrowings                                                            25,972                    13,127
Federal Home Loan Bank and
    other borrowings                                                            544,536                   695,319
Advance payments by borrowers for
    taxes and insurance                                                          13,206                    15,986
Other liabilities                                                                77,952                    68,629
                                                                             ----------                ----------
                                                        TOTAL LIABILITIES     5,086,191                 5,174,516


STOCKHOLDERS' EQUITY

Serial preferred stock, $1 par value,
    3,000,000 shares authorized; none
    outstanding
Common stock, $1 par value, 75,000,000
    shares authorized; shares issued and
    outstanding: 29,676,365--1995;
    29,125,858--1994                                                             29,676                    29,126
Additional paid-in capital                                                       49,756                    50,129
Net unrealized loss on securities
    available for sale                                                           (6,021)                  (8,619)
Treasury stock                                                                                            (3,669)
Common stock purchased by employee
 benefit plans                                                                     (271)                  (1,608)
Retained earnings (substantially
    restricted)                                                                 311,777                   261,949
                                                                             ----------                ----------
                                               TOTAL STOCKHOLDERS' EQUITY       384,917                   327,308

                                                                             $5,471,108                $5,501,824
                                                                             ==========                ==========


See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME

FIRST FINANCIAL CORPORATION                                                   Year Ended December 31,
                                                                     1995              1994              1993
                                                                    ------           --------           ------
                                                                              (Dollars in thousands,
                                                                             except per share amounts)
Interest income:
    Mortgage loans                                                 $183,434          $176,914          $175,998
    Other loans                                                     120,256           100,755            84,595
    Mortgage-related securities                                      98,821            89,379            89,965
    Investments                                                      14,797            14,816            16,153
                                                                   --------          --------          --------
                                           TOTAL INTEREST INCOME    417,308           381,864           366,711
Interest expense:
    Deposits                                                        196,823           174,819           179,766
    Short-term borrowings                                             3,895               666
    Federal Home Loan Bank and
     other borrowings                                                33,453            28,737            22,727
                                                                   --------          --------          --------
                                          TOTAL INTEREST EXPENSE    234,171           204,222           202,493
                                                                   --------          --------          --------
                                             NET INTEREST INCOME    183,137           177,642           164,218
Provision for losses on loans                                         9,738             6,824            10,570
                                                                   --------          --------          --------
                            NET INTEREST INCOME AFTER PROVISIONS
                                             FOR LOSSES ON LOANS    173,399           170,818           153,648
Non-interest income:
    Deposit account service fees                                     12,101            10,582            10,022
    Loan fees and service charges                                    11,109             9,814            10,579
    Service fees on loans sold                                        7,125             7,737             6,587
    Insurance and brokerage sales commis-
       sions                                                          6,849             7,269             6,848
    Net gain on sales of loans held for sale                          2,703             2,732             8,324
    Net gain (loss) on sales of securities
      available for sale                                              1,182             1,104              (385)
    Unrealized loss on impairment of
       mortgage-related securities                                                     (9,000)
    Other                                                             3,222             3,056             2,783
                                                                   --------          --------          --------
                                       TOTAL NON-INTEREST INCOME     44,291            33,294            44,758
                                                                   --------          --------          --------
                                                                    217,690           204,112           198,406
Non-interest expense:
    Compensation, payroll taxes and other
       employee benefits                                             45,263            51,496            50,122
    Federal deposit insurance premiums                               10,169            10,291             7,953
    Occupancy                                                         9,006             9,157             8,497
    Data processing                                                   7,159             7,360             7,462
    Acquisition-related costs                                         6,458
    Telephone and postage                                             6,434             6,083             5,689
    Loan expense                                                      6,257             6,669             6,353
    Marketing                                                         5,941             5,004             4,210
    Furniture and equipment                                           5,303             6,071             6,355
    Amortization of intangible assets                                 5,245             5,365             6,427
    Net cost of (income from) operations
       of foreclosed properties                                        (164)            1,123             3,293
    Other                                                            11,531            11,748            12,603
                                                                   --------          --------          --------
                                      TOTAL NON-INTEREST EXPENSE    118,602           120,367           118,964
                                                                   --------          --------          --------
                                      INCOME BEFORE INCOME TAXES     99,088            83,745            79,442

Income taxes                                                         35,104            30,716            29,691
                                                                   --------          --------          --------

                                                      NET INCOME   $ 63,984          $ 53,029           $49,751
                                                                   ========          ========          ========



Earnings per share:
    Primary                                                        $   2.12          $   1.78          $   1.72
    Fully diluted                                                      2.11              1.77              1.71

Cash dividends paid per share                                      $    .48          $    .40          $    .35

See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FIRST FINANCIAL CORPORATION                                     Net
                                                            Unrealized                  Common
                                                               Gain                      Stock
                                                            (Loss) On                  Purchased
                                                Additional  Securities                by Employee                         Total
                                        Common   Paid-In     Available   Treasury       Benefit         Retained      Stockholders'
                                        Stock    Capital     For Sale      Stock         Plans          Earnings          Equity
                                        ------  ---------   ----------   --------      ---------        --------        ---------
                                                                    (Dollars in thousands)

Balances at January 1, 1993            $27,999   $43,811    $  (87)      $    0       $(2,488)         $170,744          $239,979
Net Income (including pooled
  company)                                                                                               49,751            49,751
Cash dividends ($.35 per share)                                                                          (8,238)           (8,238)
Exercise of stock options                  321       591                                                                      912
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax (including
  pooled company)                                            1,834                                                          1,834
Other pre-merger transactions
  of pooled company                       (462)      530                 (4,126)          463                              (3,595)
                                        ------    ------     -----        ------        ------          ---------           ------
BALANCES AT DECEMBER 31, 1993           27,858    44,932     1,747       (4,126)       (2,025)          212,257           280,643

Net income (including pooled
  company)                                                                                               53,029            53,029
Cash dividends ($.40 per share)                                                                          (9,950)           (9,950)
Exercise of stock options                  279     1,316                                                                    1,595

Issuance of common stock in
  conjunction with acquisition             938     3,850                                                  6,613            11,401
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax (including
  pooled company)                                          (10,366)                                                       (10,366)
Other pre-merger transactions
  of pooled company                         51        31                    457           417                                 956
                                        ------    ------   -------       ------        ------          ---------          -------
BALANCES AT DECEMBER 31, 1994           29,126    50,129    (8,619)      (3,669)       (1,608)          261,949           327,308

Net income                                                                                               63,984            63,984
Cash dividends ($.48 per share)                                                                         (14,156)          (14,156)
Exercise of stock options                  504     2,520                                                                    3,024
Payment on ESOP loan                                                                      790                                 790
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax (including
  pooled company)                                            2,598                                                          2,598
Other pre-merger transactions
  of pooled company                         46    (2,893)                 3,669           547                               1,369
                                       -------   --------   -------      -------       -------          --------          --------
BALANCES AT DECEMBER 31, 1995          $29,676   $49,756   $(6,021)     $     0       $  (271)         $311,777          $384,917
                                       =======  ========   =======      =======       =======          ========          ========

See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS

FIRST FINANCIAL CORPORATION

                                                                             Year Ended December 31,
                                                                     1995              1994              1993
                                                                   --------          --------          ------
                                                                              (Dollars in thousands)
OPERATING ACTIVITIES

    Net income                                                     $   63,984        $   53,029        $   49,751
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
        Decrease (increase) in accrued
           interest on loans                                           (4,657)           (2,563)            3,711
        (Decrease) increase in accrued
           interest on deposits                                         4,123               148            (1,928)
        Loans originated for sale                                    (210,150)         (298,813)       (1,005,655)
        Proceeds from sales of loans held
           for sale                                                   211,658           443,931         1,051,358
        Provision for depreciation                                      5,746             6,513             6,307
        Provision for losses on loans                                   9,738             6,824            10,570
        Provision for losses on real
           estate and other assets                                        502             1,125             3,564
        Unrealized loss on impairment of
           mortgage-related securities                                                    9,000
        Amortization of cost in excess of
           acquired businesses                                            832               873               554
        Amortization of core deposit
           intangibles                                                  4,413             4,492             5,873
        Amortization of mortgage
           servicing rights                                             1,197               890             2,379
        Net gain on sales of loans and other
           assets                                                      (3,911)           (4,076)           (8,310)
        Other                                                          38,592            (1,971)           12,320
                                                                   ----------        -----------       ----------
                       NET CASH PROVIDED BY OPERATING ACTIVITIES      122,067           219,402           130,494

INVESTING ACTIVITIES

    Proceeds from sales of investment
        securities available for sale                                  18,759            65,088            45,000
    Proceeds from sales of investment
        securities held to maturity                                                                         6,235
    Proceeds from maturities of investment
        securities held to maturity                                    51,126            24,393            68,486
    Proceeds from maturities of available
        for sale investment securities                                  9,615            16,649
    Purchases of available for sale
      investment securities                                           (15,770)           (2,627)          (80,000)
    Purchases of investment securities held
        to maturity                                                   (62,710)           (7,610)         (159,188)
    Proceeds from sales of mortgage-related
        securities available for sale                                                   182,563            81,287
    Principal payments received on
        mortgage-related securities                                   233,949           292,219           392,557
    Purchases of mortgage-related securities                         (594,952)         (271,719)
    Principal collected on loans
        receivable                                                    564,076           586,875           655,712
    Loans originated for portfolio                                   (726,877)         (972,726)       (1,114,424)
    Additions to office properties and
        equipment                                                      (3,473)           (3,397)           (6,864)
    Proceeds from sales of foreclosed
        properties and repossessed assets                               8,048             8,745            18,605
    Proceeds from sales of real estate
        held for investment                                                18            14,042               293


CONSOLIDATED STATEMENTS OF CASH FLOWS--Continued

FIRST FINANCIAL CORPORATION                                                    Year Ended December 31,
                                                                     1995              1994              1993
                                                                   --------          --------          ------
                                                                               (Dollars in thousands)
INVESTING ACTIVITIES--Continued
    Business acquisitions, net of cash and
        cash equivalents acquired of $4,593,000
        --1994 and $443,795,000--1993
           Loans receivable                                                             (96,748)         (316,305)
           Investment securities held to
             maturity                                                                    (4,785)          (22,775)
           Mortgage-related securities available
             for sale                                                                                     (81,287)
           Mortgage-related securities held to
             maturity                                                                   (16,742)         (145,098)
           Office properties and equipment                                               (2,387)           (8,445)
           Intangible assets                                                               (699)          (14,541)
           Deposits and related accrued
             interest                                                                   114,297           970,162
           Borrowings                                                                       750            71,897
           Stockholders' equity                                                          11,401
           Other--net                                                                      (494)           (9,813)
                                                                   ----------        ----------        ----------
                                  NET CASH PROVIDED BY (USED IN)
                                            INVESTING ACTIVITIES       76,761          (386,145)           79,775

FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                38,947          ( 96,257)         (119,863)
    Increase (decrease) in advance payments by
        borrowers for taxes and insurance                              (2,780)              337               897
    Funding of official checks for borrower
        tax escrows                                                   (34,953)
    Net increase in short-term borrowings                              12,845            13,127
    Proceeds of borrowings                                          1,094,623         1,119,527           836,807
    Repayments of borrowings                                       (1,245,406)         (881,342)         (940,783)
    Proceeds from exercise of stock options                             3,254             1,845               912
    Proceeds from vesting of employee
        benefit plans                                                   1,929               416               463
    Purchase of treasury stock                                                                             (4,126)
    Payments of cash dividends to
         stockholders                                                 (14,156)           (9,950)           (8,238)
                                                                   ----------        ----------        ----------
                                  NET CASH PROVIDED BY (USED IN)
                                            FINANCING ACTIVITIES     (145,697)          147,703          (233,931)
                                                                   ----------        ----------        ----------
                            INCREASE (DECREASE) IN CASH AND CASH
                                                     EQUIVALENTS       53,131           (19,040)          (23,662)
Cash and cash equivalents at beginning of
     year                                                             118,978           138,018           161,680
                                                                   ----------        ----------        ----------
                        CASH AND CASH EQUIVALENTS AT END OF YEAR   $  172,109        $  118,978        $  138,018
                                                                   ==========        ==========        ==========


Supplemental  disclosure  of cash flow  information:  Cash paid or  credited  to accounts for:
        Interest on deposits and borrowings                        $  230,501        $  202,520        $  203,506
        Income taxes                                                   35,138            34,111            31,511
    Non-cash investing activities:
        Investment securities transferred to
          available-for-sale portfolio at
          amortized cost                                               20,734            67,337            48,338
        Mortgage-related securities transferred
          to available-for-sale portfolio at
          amortized cost                                              391,537            64,153           345,468
        Mortgage loans transferred to loans
           held for sale portfolio                                     15,467            26,028            60,238
        Loans receivable transferred to
           foreclosed properties                                        6,158             7,169             7,439

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FINANCIAL CORPORATION

December 31, 1995

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business: First Financial Corporation ("FFC") provides a full range of financial services to individual customers in Wisconsin and Illinois through its wholly-owned insured banking subsidiary, First Financial Bank ("FF Bank") and its subsidiaries, all of which are wholly-owned. FFC and its subsidiary are subject to competition from other financial institutions. FFC and its subsidiary also are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Basis Of Financial Statement Presentation: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of FFC and FF Bank. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures, which are not material, are accounted for on the equity method.

The  accompanying  consolidated  financial  statements have been restated for an
acquisition,   discussed  in  Note  B,  which  has  been   accounted  for  as  a
pooling-of-interests.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans as well as the valuation of intangible assets, investments, mortgage-related securities, and mortgage servicing rights. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents: FFC considers its interest-earning deposits and federal funds sold which have original maturities of three months or less to be cash equivalents.

Investment And Mortgage Related-Securities Held-To-Maturity And Available-For-Sale: Debt securities are classified as held-to- maturity when FFC has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. At

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

December 31, 1995 and 1994 the balances of stockholders' equity were decreased by $6,021,000 and $8,619,000, net of $3,104,000 and $4,861,000 in deferred income taxes. See Notes C and D. No securities are held by FFC in a trading account.

In October 1995, the Financial Accounting Standards Board ("FASB") approved a modification of Statement of Financial Accounting Standards ("SFAS") No. 115, wherein from November 15, 1995 through December 31, 1995 FF Bank had the opportunity to reconsider its classification of investment and mortgage-related securities as held-to-maturity, trading, or available-for-sale. Accordingly, on December 21, 1995, FFC chose to reclassify certain investments and mortgage-related securities from held-to- maturity to available-for-sale. At the date of transfer, the amortized cost of the investment and mortgage-related securities was $20,734,000 and $391,537,000, respectively. The net unrealized gain on those securities was $895,000 and $410,000, which is included in stockholders' equity net of income tax effect of $322,000 and $148,000, respectively.

The amortized cost of debt securities classified as held-to- maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

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

Interest, Fees, And Discounts On Loans: Interest on loans is recorded using the accrual method. Allowances ($914,000--1995; $719,000--1994) are established for uncollected interest on non-accrual loans. Generally, a loan is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become more than 90 days past due or management has serious doubts about further

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on non-accrual status, accrued but unpaid interest is reversed. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment to the related loan's yield. FFC is amortizing these amounts, using the level yield method, over the contractual life of the related loans. Such deferred fees are recorded as income upon prepayment of the related loans.

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

Fees For Loans Serviced For Others: Effective January 1, 1995, FFC adopted SFAS or the ("Statement") No. 122, ("Accounting for Mortgage Servicing Rights"). SFAS No. 122 requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for others, whether those rights are purchased or originated. In accordance with the Statement, an enterprise that acquires mortgage servicing rights through either the origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and to the loans (without the mortgage servicing rights) based on their relative fair values. As a result of the adoption of SFAS No. 122 in 1995, FFC realized a pre-tax gain of $1.7 million ($1.1 million after tax, or $0.04 per share) upon the capitalization of originated mortgage servicing rights.

Originated servicing rights resulting from the above adoption of SFAS No. 122, purchased servicing rights resulting from the valuation of loan servicing acquired in business acquisitions or in the purchase of loan servicing rights from other financial institutions and excess servicing rights generated prior to the 1995 adoption of SFAS No. 122, for servicing income above the normal servicing spread, are amortized over the estimated lives of the loans using the level yield method, adjusted for

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

prepayments, and are shown as a reduction of "Service Fees on Loans Sold" in the consolidated statements of income.

Foreclosed Properties And Repossessed Assets: Real estate and manufactured homes which were acquired by foreclosure or by deed in lieu of foreclosure and other repossessed assets are carried at the lower of cost or fair value. Costs relating to the development and improvement of property are capitalized; holding costs are charged to expense.

Allowances For Losses: Allowances for losses on loans, foreclosed properties and repossessed assets are established when a loss is probable and can be reasonably estimated. These allowances are provided based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience and estimated collateral value.

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

Effective January 1, 1995, FFC adopted SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan"). Statement No. 114, which was amended by Statement No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of Statements No. 114 and 118 had no effect on FFC's financial condition or results of operations.

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

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

improvements is being amortized on the straight-line method over the lesser of the term of the respective lease or estimated economic life.

Intangible Assets: The cost in excess of net assets of acquired businesses is being amortized over ten to twenty years using the straight-line and accelerated methods. The cost in excess of net assets of acquired businesses, aggregating $4,164,000 and $4,996,000 at December 31, 1995 and 1994, respectively, is net of accumulated amortization.

The premiums resulting from the valuation of core deposits acquired in business combinations or in the purchase of branch offices are amortized over the estimated useful life of seven to ten years using the level yield method. Core deposit intangibles, aggregating $17,317,000 and $21,730,000 at December 31, 1995 and 1994, respectively, are net of accumulated amortization.

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

Per Share Amounts: Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury share method) outstanding at the end of each period. FFC's common equivalent shares consist entirely of stock options. The resulting number of shares used in computing primary earnings per share in 1995, 1994 and 1993 is 30,185,000, 29,855,000 and 28,851,000,
respectively. The resulting number of shares used in computing fully diluted earnings per share in 1995, 1994 and 1993 is 30,334,000, 29,887,000 and
29,118,000, respectively.

Pending Accounting Changes: The FASB issued SFAS No. 123 ("Accounting for Stock-Based Compensation") in October 1995 relative to financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, the Statement

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

also allows an entity to continue to measure compensation cost for these plans using an intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement has been applied. Management has not decided which method it will elect.

Reclassifications: Certain 1994 and 1993 accounts have been reclassified to conform to the 1995 presentations.

NOTE B--BUSINESS COMBINATIONS

On February 28, 1995, FFC acquired FirstRock Bancorp, Inc. ("FirstRock") of Rockford, Illinois. In the acquisition, 4,366,412 shares of FFC common stock were issued to FirstRock shareholders based upon an exchange ratio of 1.7893 shares of FFC common stock for each outstanding share of FirstRock common stock. Upon closing, FirstRock's subsidiary, First Federal Savings Bank, FSB ("First Federal") was merged into FF Bank with First Federal's six offices now operating as branch banking offices of FF Bank. FirstRock was merged into FFC. The transaction was accounted for as a pooling-of-interests and, accordingly, financial statements, the number of shares, and earnings per share for all periods presented have been restated to include the results of FirstRock.

On February 28, 1995 FirstRock had assets (unaudited) of $376,473,000 and shareholder's equity (unaudited) of $48,430,000. The total income and net income
(loss) for the two-month period ended February 28, 1995 (unaudited), which reflects the pre- merger results of FFC and FirstRock that are included in the 1995 results of operations, are as follows:
                                                          Net
                                       Total            Income
                                      Income            (Loss)
                                      ------            ------
                                       (Dollars in thousands)

FFC                                  $69,579           $ 9,348
FirstRock                              5,383            (3,091)
                                     -------           -------

                                     $74,962           $ 6,257
                                     =======           =======

FIRST FINANCIAL CORPORATION

NOTE B--BUSINESS COMBINATIONS--Continued

A reconciliation of total income, net income and earnings per share (unaudited), as previously reported, with restated amounts for the years ended December 31, 1994 and 1993 follows:

                                          Year Ended                               Year Ended
                                       December 31, 1994                        December 31, 1993
                                       -----------------                        -----------------
                                       Total               Net                  Total        Net
                                       Income             Income                Income     Income
                                       ------             ------                ------     ------
                                            (Dollars in thousands, except per share amounts)

    Operations:
        Previously reported            $381,944         $ 48,325                $377,844   $ 45,215
        FirstRock                        33,214            4,704                  33,625      4,536
                                       --------         --------                --------   --------

        As restated                    $415,158         $ 53,029                $411,469   $ 49,751
                                       ========         ========                ========   ========

    Earnings per share:
        Primary:
           Previously reported         $   1.91                                            $   1.88
          As restated                      1.78                                                1.72

        Fully diluted:
           Previously reported         $   1.91                                            $   1.86
           As restated                     1.77                                                1.71


As a result of the FirstRock acquisition, FFC and FirstRock incurred expenses i) in conjunction with the acquisition itself and ii) relative to the reorganization of FirstRock's operations following the acquisition. The acquisition/transaction costs and charges aggregated $6.5 million on a pre-tax basis and $4.0 million on an after-tax basis, or $0.14 per share during the first quarter of 1995.

On February 26, 1994, FFC completed the acquisition of NorthLand Bank of Wisconsin, SSB ("NorthLand") of Ashland, Wisconsin. FFC issued approximately 938,000 shares of common stock, valued in the aggregate at $14.2 million at the time of the acquisition. The acquisition of NorthLand has been accounted for as a pooling-of-interests. NorthLand was not material to the operations of FFC; therefore, balances for prior years have not been restated. However, 1994 amounts have been adjusted to reflect the transaction as if it had occurred on January 1, 1994. NorthLand, which was merged into FF Bank, had total assets and stockholders' equity of $125.6 million (unaudited) and $11.4 million (unaudited), respectively, at December 31, 1993.

FIRST FINANCIAL CORPORATION

NOTE B--BUSINESS COMBINATIONS--Continued

Condensed 1993 operating results for NorthLand were as follows:


(Dollars in thousands)
                                                                       1993
                                                                      ------
Net interest income                                                   $5,917
Provision for losses on loans                                           (482)
Non-interest income                                                    1,460
Non-interest expense                                                  (4,962)
Income taxes                                                            (858)
                                                                      ------
Net income                                                            $1,075
                                                                      ======

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES

The following is a summary of available-for-sale investment securities and held-to-maturity investment securities.

                                                                  Gross Unrealized
                                              Amortized        -----------------------
                                                 Cost           Gains           Losses        Fair Value
                                              ---------        -------         -------        ----------
                                                                (Dollars in thousands)
December 31, 1995:

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations                           $ 31,812             $  916          $   51        $ 32,677
     Adjustable-rate mortgage
        mutual fund                             47,905                 17             659          47,263
     Corporate and bank notes
        receivable (investment
        grade)                                     997                 62                           1,059
                                              --------             ------          ------        --------

                                              $ 80,714             $  995          $  710        $ 80,999
                                              ========             ======          ======        ========

   Held-to-maturity:

      U.S. Government and
        federal agency
        obligations                           $113,519             $  417          $  777        $113,159
     Corporate and bank notes
       receivable (investment
       grade)                                    4,859                  2              11           4,850
     State and municipal
        obligations                              1,048                  8               2           1,054
                                              --------             ------          ------        --------

                                              $119,426             $  427          $  790        $119,063
                                              ========             ======          ======        ========

December 31, 1994:

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations                           $ 21,088             $    8          $  505        $ 20,591
     Adjustable-rate mortgage
        mutual fund                             47,227                              2,147          45,080
      Real estate investment
        trust                                    2,371                172                           2,543
      Corporate and bank notes
        receivable (investment
        grade)                                     750                                  5             745
                                              --------             ------          ------        --------

                                              $ 71,436             $  180          $2,657        $ 68,959
                                              ========             ======          ======        ========

   Held-to-maturity:

      U.S. Government and
        federal agency
        obligations                           $ 86,162             $    1          $4,339        $ 81,824
     Corporate and bank notes
       receivable (investment
       grade)                                   38,202                  1             501          37,702
     State and municipal
        obligations                              4,433                  1              26           4,408
      Certificates of deposit                      504                                  4             500
                                              --------             ------          ------        --------

                                              $129,301             $    3          $4,870        $124,434
                                              ========             ======          ======        ========

                                                       -16-

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES--Continued

The amortized cost and fair value of investment securities at December 31, 1995, by contractual maturity or repricing date, are shown below.


                                               Available-For-Sale             Held-To-Maturity
                                             ---------------------          ----------------------
                                             Amortized        Fair          Amortized        Fair
                                               Cost           Value           Cost           Value
                                             ---------      -------         ----------      ------
                                                             (Dollars in thousands)

  Due in one year or less                    $ 56,973       $ 56,335        $ 73,352       $ 72,660
  Due after one year through
    five years                                 23,741         24,664          45,502         45,816
  Due after five years through
    ten years                                                                    572            587
                                             --------       --------        --------       --------

                                             $ 80,714       $ 80,999        $119,426       $119,063
                                             ========       ========        ========       ========


During the years ended December 31, 1995, 1994 and 1993, investment securities available for sale with a fair value at the date of sale of $18,759,000, $65,088,000, and $45,000,000, respectively, were sold. The gross realized gains on such sales totaled $1,182,000, $1,319,000, and $162,000 in 1995, 1994, and
1993, respectively. Gross realized losses on such sales totaled $544,000 and $540,000 in 1994 and 1993, respectively.

Accrued interest on investment securities, including those securities classified as federal funds sold, interest-earning deposits and short-term securities, was $3,470,000 and $3,351,000 at December 31, 1995 and 1994, respectively.

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES

The  following  is  a  summary  of  available-for-sale   and  held-to-  maturity
mortgage-related securities.

                                                                  Gross Unrealized
                                              Amortized       ------------------------
                                                 Cost           Gains           Losses          Fair Value
                                              ---------       --------         -------         ------------
                                                                (Dollars in thousands)
December 31, 1995:

  Available-for-sale:

      Mortgage-backed securities:
        Adjustable-rate                       $  475,609        $ 4,462          $14,041         $  466,030
        Fixed-rate                                38,580             88              587            38,081

      Collateralized mortgage
        obligations:
         Adjustable-rate                          55,331            843               65            56,109
         Fixed-rate                               11,182             23              132            11,073
                                              ----------        -------          -------        ----------

                                              $  580,702        $ 5,416          $14,825        $  571,293
                                              ==========        =======          =======        ==========


  Held-to-maturity:

    Mortgage-backed securities:
         Adjustable-rate                      $  333,410        $2,255           $ 2,784        $  332,881
         Fixed-rate                               90,439         2,553                32            92,960

    Collateralized mortgage
      obligations:
         Adjustable-rate                         275,008           666            11,092           264,582
         Fixed-rate                                  611            26                                 637
                                              ----------        -------          -------        ----------

                                              $  699,468        $ 5,500          $13,908        $  691,060
                                              ==========        =======          =======        ==========


December 31, 1994:

   Available-for-sale:

    Mortgage-backed securities:
         Adjustable-rate                      $  173,821        $    29          $ 8,661        $  165,189
         Fixed-rate                               16,043              1              922            15,122

    Collateralized mortgage
       obligations:
         Adjustable-rate                           9,982                             494             9,488
         Fixed-rate                               12,529                             955            11,574
                                              ----------        -------          -------        ----------

                                              $  212,375        $    30          $11,032        $  201,373
                                              ==========        =======          =======        ==========

  Held-to-maturity:

    Mortgage-backed securities:
         Adjustable-rate                      $  830,916                         $22,138        $  808,778
         Fixed-rate                              141,331        $   688            4,634           137,385

    Collateralized mortgage
       obligations:
         Adjustable-rate                         326,756             35           11,525           315,266
         Fixed-rate                                2,115              1               56             2,060
                                              ----------        -------          -------        ----------

                                              $1,301,118        $   724          $38,353        $1,263,489
                                              ==========        =======          =======        ==========

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued

The following tables summarize aggregate mortgage-related securities by security type and issuer.

                                         December 31, 1995                     December 31, 1994
                               ----------------------------------      ------------------------------------
                               Amortized      Fair        Carrying     Amortized      Fair        Carrying
Issuer/Security Type              Cost        Value        Value          Cost        Value        Value
--------------------           ----------   ---------     --------     ----------   ---------     ---------
                                                          (Dollars in thousands)
U.S. Government agencies:
 Mortgage-backed certi-
  ficates                      $  347,177   $  353,712    $  349,216   $  397,325   $  383,830    $  395,544
 Collateralized mortgage
  obligations                     341,521      331,764       342,190      349,267      336,328       347,817
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total agencies                688,698      685,476       691,406      746,592      720,158       743,361
                               ----------   ----------    ----------   ----------   ----------    ----------

Private issuers:
 Mortgage-backed certi-
  ficates
    Senior position               492,401      485,411       487,914      660,922      644,136       658,508
    Mezzanine position             98,459       90,829        90,829      103,864       98,507        98,507
 Collateralized mort-
  gage obligations                    612          637           612        2,115        2,061         2,115
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total private issuers         591,472      576,877       579,355      766,901      744,704       759,130
                               ----------   ----------    ----------   ----------   ----------    ----------

        Totals                 $1,280,170   $1,262,353    $1,270,761   $1,513,493   $1,464,862    $1,502,491
                               ==========   ==========    ==========   ==========   ==========    ==========

Total carrying value per consolidated
 financial statements, by classification:
    Available-for-sale portfolio                          $  571,293                              $  201,373
    Held-to-maturity portfolio                               699,468                               1,301,118
                                                          ----------                              ----------
        Total carrying value                              $1,270,761                              $1,502,491
                                                          ==========                              ==========

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued

The mortgage-related securities portfolio at the end of 1995, excluding six private-issuer securities downgraded to below investment grade (having an aggregate carrying value of approximately $28,900,000), consisted of either i) U.S. Government agency-backed securities or ii) securities rated at a minimum of investment grade quality by at least one nationally recognized independent rating agency as follows:

(Dollars in thousands)

                                                 Amortized                      Fair                    Carrying
Issuer                                              Cost                        Value                     Value
-------------------------                       -----------                  ----------                ----------

U.S. Government Agencies                         $  688,698                  $  685,476                $  691,406
Private issuers:
  Securities rated AA or
   above                                            503,325                     498,101                   500,403
  Other securities of
    investment grade                                 54,642                      49,897                    50,073
  Securities rated below
    investment grade                                 33,505                      28,879                    28,879
                                                 ----------                  ----------                ----------
                                                 $1,280,170                  $1,262,353                $1,270,761
                                                 ==========                  ==========                ==========


In 1994, FFC recorded a $9.0 million permanent impairment loss on two of the securities rated below investment grade. The other securities rated below investment grade continue to be performing.

With the exception of collateralized mortgage obligations, noted in the tables above, FFC does not invest in, nor is a party to, derivative investment instruments.

No mortgage-related securities classified as available for sale were sold during the year ended December 31, 1995. During the years ended December 31, 1994 and 1993, mortgage-related securities available for sale with a fair value at the date of sale of $182,563,000 and $81,287,000, respectively, were sold. The gross realized gains on such sales totaled $461,000 and $14,000 in 1994 and 1993, respectively. The gross realized losses on such sales totaled $132,000 and $21,000 in 1994 and 1993, respectively. The 1994 sales were related to sales of mortgage-related securities previously classified as available for sale. The 1993 sales related to the mortgage-related securities portfolio acquired in a prior acquisition which did not meet FFC's investment guidelines.

Accrued interest receivable on mortgage-related securities was $8,475,000 and $8,394,000 at December 31, 1995 and 1994, respectively.

FIRST FINANCIAL CORPORATION

NOTE E--LOANS RECEIVABLE

Loans receivable held for investment consist of the following:

                                                                              December 31,
                                                                     1995                        1994
                                                                  ----------                  ----------
                                                                          (Dollars in thousands)
Real estate mortgage loans:
   Residential (including multi-family)                           $2,176,659                  $2,204,032
   Commercial and other                                              136,714                     134,715
   Construction - residential (including
        multi-family)                                                 56,314                      64,944
   Construction - commercial                                          15,710                       8,270
                                                                  ----------                  ----------
        Total real estate mortgage loans                           2,385,397                   2,411,961

Consumer and other loans:
   Consumer                                                          362,659                     304,771
   Home equity                                                       284,700                     240,915
   Education                                                         240,650                     192,542
   Credit card                                                       214,107                     200,747
   Manufactured housing                                              139,385                     152,674
   Business                                                           17,198                      19,023
                                                                  ----------                  ----------
        Total consumer and other loans                             1,258,699                   1,110,672
                                                                  ----------                  ----------

Total loans before net items                                       3,644,096                   3,522,633

Less:
   Allowances for losses                                              25,235                      25,180
   Undisbursed loan proceeds                                          28,992                      36,809
   Deferred net loan fees (costs)                                       (977)                        555
   Discount on loans of acquired businesses                              769                         894
   Unearned discounts (premiums)                                         (72)                        484
                                                                  ----------                  ----------
                                                                      53,947                      63,922
                                                                  ----------                  ----------

                                                                  $3,590,149                  $3,458,711
                                                                  ==========                  ==========

Accrued interest on loans receivable was $25,777,000 and $21,202,000 at December 31, 1995 and 1994, respectively.

The following table sets forth the composition of the non-residential real estate loan portfolio, including both permanent and construction loans, by geographic location of the related collateral properties.

                                                                 December 31,
                                                   1995                               1994
                                         -----------------------             -------------------------
                                                           Percent                            Percent
                                                             Of                                 Of
        Property Location                 Amount            Total            Amount            Total
        -----------------                --------          -------           -------          --------
                                                     (Dollars in thousands)

        Wisconsin                        $ 96,196             63.1%          $ 93,530           65.4%
        Illinois                           30,734             20.2             23,401           16.4
        Minnesota                           7,343              4.8              7,525            5.3
        Georgia                             4,021              2.6              4,106            2.9
        Iowa                                2,547              1.7              2,588            1.8
        Arizona                             2,492              1.6              2,503            1.7
        Tennessee                           2,399              1.6              2,829            2.0
        Other                               6,692              4.4              6,503            4.5
                                         --------            -----           --------          -----

                                         $152,424            100.0%          $142,985          100.0%
                                         ========            =====           ========          =====


FIRST FINANCIAL CORPORATION

NOTE F--FORECLOSED PROPERTIES AND REPOSSESSED ASSETS

Foreclosed properties and repossessed assets are summarized as follows:


                                                                                       December 31,
                                                                                1995                 1994
                                                                               ------               ------
                                                                                  (Dollars in thousands)

Real estate owned                                                              $ 2,531              $ 3,592

Real estate judgments subject to redemption                                      1,436                2,503
Manufactured housing owned                                                         303                  171
Repossessed collateral assets                                                      102                   96
                                                                               -------              -------
                                                                                 4,372                6,362
Less allowance for losses                                                          993                1,146
                                                                               -------              -------

                                                                               $ 3,379              $ 5,216
                                                                               =======              =======


NOTE G--ALLOWANCES FOR LOSSES

A summary of the activity in the allowance for loan losses follows:


                                                                           Year Ended December 31,
                                                                 1995              1994               1993
                                                                ------            ------             ------
                                                                           (Dollars in thousands)

Balance at beginning of year                                    $25,180           $25,905            $19,540
Acquired banks' allowance                                                             816              4,885
Provisions                                                        9,738             6,824             10,570
Charge-offs                                                     (11,087)           (9,872)           (10,486)
Recoveries                                                        1,404             1,507              1,396
                                                                -------           -------            -------

                                      BALANCE AT END OF YEAR    $25,235           $25,180            $25,905
                                                                =======           =======            =======

A summary of the activity in the allowance for losses on foreclosed properties and repossessed assets follows. The provisions for losses are included in the Consolidated Statements of Income in "Net Cost of (Income From) Operations of Foreclosed Properties."

                                                                           Year Ended December 31,
                                                                1995               1994               1993
                                                               ------             ------             ------
                                                                           (Dollars in thousands)

Balance at beginning of year                                   $1,146             $3,561             $3,377
Provisions                                                         60              1,000              3,519
Charge-offs                                                      (213)            (3,415)            (3,335)
                                                               ------             ------             ------

                                      BALANCE AT END OF YEAR   $  993             $1,146             $3,561
                                                               ======             ======             ======

FIRST FINANCIAL CORPORATION

NOTE H--OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:

                                                                                     December 31,
                                                                          1995                         1994
                                                                        --------                     ------
                                                                                 (Dollars in thousands)

Land and parking lot improvements                                       $12,160                     $12,143
Office buildings and improvements                                        52,083                      51,708
Furniture and equipment                                                  36,814                      38,437
Leasehold improvements                                                    2,850                       2,602
                                                                        -------                     -------
                                                                        103,907                     104,890
Less allowances for depreciation and
   amortization                                                          52,783                      50,963
                                                                        -------                     -------

                                                                        $51,124                     $53,927
                                                                        =======                     =======

NOTE I--DEPOSITS

Deposits are summarized as follows:

                                              December 31, 1995                     December 31, 1994
                                                            Weighted                                  Weighted
                                                            Average                                    Average
                                         Amount               Rate                Amount                 Rate
                                        ---------           --------            ----------            --------
                                                               (Dollars in thousands)

Checking accounts:
   Interest-bearing                    $  321,929              1.17%            $  333,144              1.46%
   Non-interest-bearing                   151,274                                  143,210
                                       ----------                               ----------
    Total checking
     accounts                             473,203              0.78                476,354              1.01

Passbook accounts                         687,960              2.67                780,883              2.92

Variable-rate insured
   money market accounts                  310,545              3.45                321,421              3.51

Certificate accounts (by original maturity):
   Less than one year                     698,031              5.62                349,650              4.42
   One to two years                     1,022,663              5.91                842,256              4.54
   Two to three years                     500,308              5.31                780,653              4.97
   Three to four years                    260,684              5.27                284,651              5.23
   Four years or more                     462,914              6.16                541,493              6.48
                                       ----------                               ----------
    Total certificates                  2,944,600              5.72              2,798,703              5.09
                                       ----------                               ----------

                                        4,416,308              4.56%             4,377,361              4.15%
                                                               ====                                     ====
Accrued interest                            8,217                                    4,094
                                       ----------                               ----------
                                       $4,424,525                               $4,381,455
                                       ==========                               ==========

FIRST FINANCIAL CORPORATION

NOTE I--DEPOSITS--Continued

Aggregate annual maturities of certificate accounts at December 31, 1995 are as follows:

   (Dollars in thousands)

              Matures During
                Year Ended
               December 31,
              --------------

                    1996                                           $1,916,572
                    1997                                              646,650
                    1998                                              201,264
                    1999                                               92,456
                    2000                                               83,975
                    Thereafter                                          3,683
                                                                   ----------
                                                                   $2,944,600
                                                                   ==========

Interest expense on deposits consists of the following:

                                                                  Year Ended December 31,
                                                         1995               1994                1993
                                                       --------           --------            ------
                                                                  (Dollars in thousands)

Passbook                                               $ 21,017           $ 25,159            $ 26,932
Checking                                                  4,202              6,426               7,302
Variable-rate insured
  money market                                           10,450              8,943               9,266
Certificates                                            161,154            134,291             136,266
                                                       --------           --------            --------
                                                       $196,823           $174,819            $179,766
                                                       ========           ========            ========

NOTE J--BORROWINGS

Short term borrowings of $25,972,000 and $13,127,000 at December 31, 1995 and 1994, respectively, consisted of sales of securities under agreements to repurchase the identical securities (reverse repurchase agreements). The reverse repurchase agreements had a weighted average rate of 5.89% and 5.76% at December 31, 1995 and 1994, respectively. All agreements outstanding at the end of 1995 had maturity dates within ninety days. These agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities underlying the agreements remaining in the asset accounts. The securities underlying the agreements are held by the counter-party brokers in FF Bank's account. The agreements were collateralized by mortgage-related securities having a fair value of $27,786,000 and $13,395,000 at December 31, 1995 and 1994, respectively. Based upon month-end balances, securities sold under agreements to repurchase averaged $59,092,000 and $14,006,000 during 1995 and 1994, respectively. The maximum amount outstanding at any month-end was $100,454,000 and $45,742,000 during 1995 and 1994, respectively.

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS-Continued

At December 31, 1995, FFC has an unused line-of-credit in the amount of $18,000,000. The line-of-credit is available to FFC for working-capital purposes or for potential future acquisitions. Under the terms of the line-of-credit, which is available through April, 1996, interest on outstanding notes would be payable at the lender's then prevailing prime rate. The line-of-credit agreement contains various covenants relative to the operations of FFC and FF Bank. Included among the covenants are restrictions on levels of total borrowings and the interest-bearing asset/liability ratio for FFC, on a consolidated basis, and a requirement that FF Bank maintain a minimum risk-based regulatory capital of 8.0%. All of such covenants are met at December 31, 1995. In addition, FFC would pledge its stock in FF Bank as collateral should the line-of-credit be drawn upon.

Federal Home Loan Bank ("FHL Bank") advances and other borrowings are comprised of the following:

                                                                         December 31,
                                                            1995                          1994
                                                     -----------------------       -----------------------
                                                                    Weighted                      Weighted
                                                                    Average                       Average
                                     Maturity         Amount          Rate          Amount          Rate
                                     --------        -------        --------       -------        --------
                                                                    (Dollars in thousands)

Federal Home Loan Bank:              On Demand       $154,401         5.95%        $450,050         6.01%
                                     1995                                           150,250         4.61
                                     1996             320,367         5.81           21,309         6.20
                                     1997                  31         7.00               31         7.00
                                     2000                 162         7.00              162         7.00
                                     2001                 100         5.50              100         5.50
                                     2003                 307         2.50              307         2.50

Subordinated notes                   1996              54,925         8.51           54,977         8.51

Collateralized mortgage
  obligations                        Various            8,024        18.65           11,818        15.35

Industrial development
  revenue bonds                      Various            6,219         7.10            6,315         7.07
                                                     --------                      --------

                                                     $544,536         6.33%        $695,319         6.08%
                                                     ========        =====         ========        =====

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued

Aggregate maturities on borrowings, including short-term borrowings, at December 31, 1995 are as follows. Payments on collateralized mortgage obligations are included based upon estimated prepayments on the underlying mortgage portfolios.

         (Dollars in thousands)

         Matures During
           Year Ended
          December 31,
         --------------

               1996                                                  $555,665
               1997                                                     3,277
               1998                                                     2,707
               1999                                                     1,914
               2000                                                       883
               Thereafter through 2021                                  6,062
                                                                     --------
                                                                     $570,508
                                                                     ========

FF Bank is required to maintain unencumbered first mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHL Bank as collateral. In addition, these borrowings are collateralized by FHL Bank stock of $35,456,000 at December 31, 1995, which is included in "Other Assets" in the consolidated balance sheets.

Subordinated notes ("the Notes") are payable at maturity on November 1, 1999. Interest at the rate of 8% per annum is payable monthly. Under the terms of the indenture relating to the Notes, the ability of FFC to incur additional indebtedness, pay cash dividends or make other capital distributions is limited under certain circumstances. The indenture does not limit the ability of FFC's subsidiary to incur indebtedness (except for indebtedness that is guaranteed by, or secured by, property of FFC). Unamortized issuance costs relating to the Notes totaled $1,068,000 and $1,346,000 at December 31, 1995, and 1994,
respectively, and are being amortized using the interest method. The Notes were redeemed by FFC at par plus accrued interest on January 15, 1996.

UFS Capital Corporation and FFS Funding Corporation, FF Bank's wholly-owned finance subsidiaries, have issued the collateralized mortgage obligations. Principal repayments are scheduled in varying amounts through January, 2003. The obligations are collateralized by mortgage-backed securities with a carrying value of $11,443,000 and a fair value of $11,809,000 at December 31, 1995.

Industrial Development Revenue Bonds are payable in ten annual installments ranging from $100,000 to $150,000 with additional payments of $1,910,000 and $3,320,000 due October 1, 2012 and 2021, respectively. Interest is payable semi-annually. The

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued

bonds were issued to refinance an apartment project which was previously sold. The bonds are collateralized by mortgage-backed securities with a carrying value of $8,360,000 at December 31, 1995. FF Bank has a loan receivable from the buyer of $5,818,000 at December 31, 1995, which is secured by a first mortgage on the apartment project.

NOTE K--INCOME TAXES

The provision for income taxes consists of the following:

                                                                  Year Ended December 31,
                                                       1995                 1994               1993
                                                    -----------          ----------         -------
                                                                   (Dollars in thousands)
Current:
  Federal                                             $31,425               $30,743            $28,596
  State                                                 2,435                 1,903              3,475
                                                      -------               -------            -------
                                                       33,860                32,646             32,071

Deferred (credit):
  Federal                                               1,091                (2,080)            (2,075)
  State                                                   153                   150               (305)
                                                      -------               -------            -------
                                                        1,244                (1,930)            (2,380)
                                                      -------               -------            -------
                                                      $35,104               $30,716            $29,691
                                                      =======               =======            =======


The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                                     Year Ended December 31,
                                                          1995                 1994               1993
                                                       -----------          ----------         -------
                                                                     (Dollars in thousands)

Income before income taxes                               $99,088               $83,745            $79,442
                                                         =======               =======            =======

Tax at federal statutory rate (35%)                      $34,681               $29,311            $27,805
Add (deduct) effect of:
  State income taxes (net of
    federal income taxes)                                  1,682                 2,019              2,363
  Other                                                   (1,259)                 (614)              (477)
                                                         -------               -------            -------

                                 INCOME TAX PROVISION    $35,104               $30,716            $29,691
                                                         =======               =======            =======

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES--Continued

The significant components of the net deferred tax asset (liability) are as follows:

                                                                    Deferred Tax
                                                                  Asset (Liability)
                                                               ---------------------
                                                                    At December 31,
                                                                 1995            1994
                                                               -------         ------
                                                                (Dollars in thousands)
Deferred loan fees and other
  loan yield adjustments                                       $  1,088         $ 1,930
Excess tax depreciation                                          (2,262)         (2,379)
Loan loss allowances                                             11,648          12,367
Deferred compensation                                             2,185           1,849
Excess book deposit base
  intangible amortization                                         2,636           2,471
FHL Bank stock dividend                                          (1,084)           (868)
Market valuation adjustments                                      3,029           4,648
Tax net operating loss
  carryforwards                                                   1,804           1,641
Other                                                              (847)           (549)
                                                               --------         -------
                                                                 18,197          21,110
Valuation allowance for
  deferred tax assets                                            (2,499)         (3,797)
                                                               --------         -------
                                                               $ 15,698         $17,313
                                                               ========         =======


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

For financial reporting purposes, a valuation allowance has been recognized to offset deferred tax assets related to state net operating loss carryforwards of subsidiary, deposit base intangibles and other timing differences. When realized, the tax benefit for these items will be used to reduce current tax expense for that period.

FF Bank qualifies under provisions of the Internal Revenue Code ("IRC") which permit as a deduction from taxable income allowable bad debt deductions which, particularly in prior years, significantly exceeded actual losses and the financial statement loan loss provisions. A deferred tax liability is not required for these excess tax deductions accumulated prior to the base year (as defined by the IRC) because they meet the indefinite reversal criteria of Accounting Principal Board Opinion No. 23, "Accounting for Income Taxes - Special Areas". If these excess base year accumulations totaling $79,243,000 are used for any purpose other than to absorb bad debt losses, income taxes of approximately $31,804,000 would be imposed at the then-applicable rates, resulting in a charge to operations since no provision for income taxes has been made.

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


FF Bank's various OTS regulatory capital measurements at December 31, 1995 are set forth below:

(Dollars in thousands)

Stockholder's equity                                                                     $417,830
Add: Net unrealized loss on securities
   available for sale                                                                       5,944
Less:
   Core deposit intangibles                                                               (17,317)
   Goodwill                                                                                (4,380)
   Non-qualifying investment in subsidiary                                                 (1,163)
   Other                                                                                     (715)
                                                                                         --------
                                                          TANGIBLE CAPITAL                400,199
Add: Qualifying intangibles                                                                17,317
                                                                                         --------
                                                              CORE CAPITAL                417,516
Add: Qualifying general allowances for
        loan losses                                                                        25,235
Less: Other                                                                                  (207)
                                                        RISK-BASED CAPITAL               $442,544
                                                                                         ========

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

The following table compares FF Bank's regulatory capital with OTS capital requirements at December 31, 1995:

                                Actual      Required                      Actual      Required
                                Amount       Amount         Excess        Ratio        Ratio         Excess
                               -------      --------        ------        ------      ---------      ------
                                         (Dollars in thousands)

   Tangible capital            $400,199       $ 82,251     $317,948        7.30%        1.50%         5.80%
   Core capital                 417,516        165,021      252,495        7.59         3.00          4.59
   Risk-based
     capital                    442,544        223,850      218,694       15.82         8.00          7.82


The OTS has adopted a final rule, which was effective in 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions. The OTS has also added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure, as defined, greater than specified levels must deduct an interest rate risk component when calculating the OTS risk-based capital requirement. Final implementation of this rule was pending at the end of 1995. Management of FFC and FF Bank do not believe these rules will significantly impact the capital requirements of FF Bank or cause it to fail to meet its regulatory capital requirements.

Under the terms of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), FF Bank is further subject to the prompt corrective action ("PCA") provisions of FDICIA. Under FDICIA, thrift institutions are assigned, based upon regulatory capital ratios and other subjective supervisory criteria, to one of five PCA categories, ranging from "well capitalized" to "critically undercapitalized". Institutions assigned to the three lowest categories are subject to PCA sanctions by the OTS. PCA sanctions include, among other items, additional restrictions on dividends and capital distributions. As of December
31, 1995, management believes that FF Bank had capital in excess of the requirements to be a "well capitalized" institution under the PCA provisions of FDICIA.

Applicable rules and regulations of the OTS impose limitations on dividends by FF Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

institution's  capital  requirements  at the beginning of the calendar  year, or
(ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend. In addition, as a result of the PCA provisions of FDICIA, the OTS has indicated that it intends to review existing regulations on dividends to determine whether amendments are necessary based on such provisions. In the interim, the OTS has indicated that it intends to determine the permissibility of dividends consistent with the PCA provisions of FDICIA.

NOTE M--EMPLOYEE BENEFIT PLANS

FFC has a stock option plan under which shares of common stock are reserved for the grant of both incentive and non-incentive stock options to directors, officers and employees. FFC follows the intrinsic value method of accounting. Therefore, because the plan provides that option prices will not be less than the fair market value of the stock at the grant date, no compensation expense is recorded as a result of these options. The date on which the options are first exercisable, generally two or more years from the grant date, is determined by the Stock Option Committee of the Board of Directors. The options expire no later than ten years from the grant date.

A summary of stock option activity follows:

                                                            Number Of           Option Price
                                                             Shares               Per Share
                                                            ---------           -------------

Balance January 1, 1993                                    2,468,941           $ 1.68 - $ 9.44
   Granted                                                    40,500            13.63 -  15.00
   Exercised                                                (348,741)            1.70 -   9.44
   Cancelled                                                  (8,000)            4.90 -   9.44
                                                           ---------           ---------------
Balance December 31, 1993                                  2,152,700             1.68 -  15.00
   Granted                                                   175,250            14.75 -  16.75
   Exercised                                                (333,254)            1.68 -   9.44
   Cancelled                                                 (27,784)            4.90 -  16.75
                                                           ---------           ---------------
Balance December 31, 1994                                  1,966,912             3.09 -  16.75
   Granted                                                    28,000            15.75 -  21.38
   Exercised                                                (566,218)            3.09 -  15.00
   Cancelled                                                 ( 5,750)           14.75 -  16.75
                                                           ---------           ---------------

         BALANCE DECEMBER 31, 1995                         1,422,944           $ 3.09 - $21.38
                                                           =========           ===============


Options for 1,035,994 shares and 1,271,238 shares were exercisable at December 31, 1995 and 1994, respectively. At December 31, 1995, options for 611,000 shares were available for future grant.

FFC sponsors a defined-contribution profit sharing plan which covers all full time employees who have completed one year of service and are at least twenty-one years old. Corporate contributions are discretionary. Expense for this plan

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued

for 1994 and 1993 was $3,353,000 and $3,666,000, respectively. There was no expense related to this plan for 1995.

FFC sponsors a supplemental executive retirement plan for certain executive officers, which is funded through life insurance and provides additional benefits at retirement. At December 31, 1995, the projected future obligation under this plan amounted to $1,792,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $215,000, $227,000, and $434,000 for 1995, 1994 and 1993, respectively.

FFC sponsors an unfunded defined-benefit retirement plan for all outside directors. At December 31, 1995, the projected future obligation under this plan totaled $1,325,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $126,000, $183,000 and $122,000 in 1995, 1994 and 1993, respectively.

During 1995, as part of the acquisition of FirstRock, FF Bank acquired the existing Employee Stock Ownership Plan ("ESOP"), originally established in 1992. The plan covers substantially all employees with more than one year of service who have attained the age of twenty-one. The ESOP owes $271,000 to FFC at December 31, 1995 relating to the cost of the remaining 55,450 FFC shares held by the ESOP at that date. During 1995, the ESOP was utilized in lieu of FFC's profit sharing plan, resulting in the distribution of approximately 161,000 FFC shares to employees. The ESOP shares, which were purchased in 1992, are grandfathered from Statement of Position ("SOP") No. 93-6 issued by the American Institute of Certified Public Accountants. As such, expense for ESOP shares allocated to FFC employees was recorded at cost as opposed to market value as required by SOP No. 93-6 for shares acquired after 1992. The expense related to ESOP distributions for 1995, 1994 and 1993 was $828,000, $231,000 and $231,000,
respectively.

FFC also sponsors a defined-benefit pension plan covering substantially all of its Illinois-based employees (the "Retirement Plan"). Benefits are based upon a formula using years of service and the participant's compensation during the term of employment.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued

The following tables set forth the Retirement Plan's funded status and amounts recognized in the consolidated financial statements:

                                                                                     December 31,
                                                                                 1995            1994
                                                                               --------        ------
                                                                                (Dollars in thousands)
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
   vested benefits of $2,971,000--1995 and
   $2,621,000--1994                                                            $  3,126        $ 2,677
                                                                               ========        =======

Plan assets at fair value, primarily fixed
   income securities                                                           $  4,143        $ 3,704
Projected benefit obligation                                                      3,238          2,770
                                                                               --------        -------
Plan assets in excess of projected
   benefit obligation                                                               905            934
Unrecognized prior service cost                                                     201            194
Unrecognized net loss from past experience
   different from that assumed and effects
   of changes in assumptions                                                        500            729
Unrecognized net transition asset                                                (1,175)        (1,303)
                                                                               --------        -------
Prepaid pension cost included in other assets                                  $    431        $   554
                                                                               ========        =======



Net periodic expense for the Retirement Plan, as determined by actuarial consultants, was $238,000, $504,000 and $432,000 in 1995, 1994 and 1993,
respectively.

The principal actuarial assumptions used to develop the net pension benefit for the Retirement Plan were as follows:

                                                                                   Year Ended December 31,
                                                                                1995        1994         1993
                                                                              --------    --------     ------

Weighted average discount rate                                                 7.25%        8.25%         7.25%
Rate of increase in future compensation                                        5.00         5.00          5.00
Expected long-term rate of return on plan
  assets                                                                       8.50         8.50          7.75



FFC does not, as a policy, offer post-retirement benefits other than profit sharing, ESOP, pensions and certain supplemental retirement benefits noted above.

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

FFC is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees and involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--
Continued

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

Financial instruments whose contract amounts represent credit risk are as follows:

                                                                                December 31,
                                                                         1995                  1994
                                                                       --------              --------
                                                                            (Dollars in thousands)
Commitments to extend credit:
     Fixed rate (6.55% to 9.75% at
       December 31, 1995)                                              $ 19,398              $  8,279
     Adjustable rate                                                     20,778                23,394
Unused lines of credit:
     Credit cards                                                       837,341               764,953
     Home equity                                                        360,189               308,347
     Business lines                                                       1,158                   858
     Other                                                                8,800                 8,800
Loans sold with recourse                                                 37,000                44,000
Financial guarantees written                                             10,995                11,215


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some such commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FFC evaluates each customer's creditworthiness on a case-by-case basis. With the exception of credit card lines-of-credit, FFC generally extends credit only on a secured basis. Collateral obtained varies but consists primarily of one-to four-family residences and income-producing commercial properties.

Commitments to extend credit on a fixed-rate basis expose FFC to a certain amount of interest-rate risk if market rates of interest increase substantially during the commitment period. Similar risks exist relative to loans classified as held for sale, which totaled $26,651,000 at December 31, 1995. This exposure, however, is mitigated by the hedge of firm commitments to sell certain of these loans. Commitments outstanding to sell mortgage loans at December 31, 1995 amount to $43,300,000.

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--
Continued

All loans currently sold to others are sold on a non-recourse basis with the servicing of these loans being retained by FF Bank. At December 31, 1995, 1994 and 1993, $37,000,000, $44,000,000 and $59,000,000, respectively, of the serviced loans were previously sold with recourse. Of these recourse loans, approximately $27,000,000, $36,000,000 and $47,000,000 were federally-insured or federally-guaranteed at December 31, 1995, 1994 and 1993, respectively. In addition, management has considered the remaining uninsured or non-guaranteed balance in the determination of the adequacy of the allowance for losses.

Financial guarantees represent agreements whereby, for an annual fee, certain of FF Bank's mortgage loans, investments and mortgage-backed securities are pledged as collateral for industrial development revenue bonds which were issued by municipalities to finance commercial or multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, FF Bank is required to either pay the amount in default or acquire the then outstanding bonds. FF Bank may foreclose on the underlying real estate to recover amounts in default. Management has considered these agreements in its review of the adequacy of the allowance for losses. At December 31, 1995, certain mortgage-related securities and investment securities with a carrying value of approximately $6,280,000 were pledged as collateral for bonds in the aggregate principal amount of $3,890,000. Additional bond issues totaling $7,105,000 are supported by letters of credit issued by FF Bank, in lieu of specific collateral. The bond agreements have expiration dates through 2008.

Except for the above-noted commitments to originate and/or sell mortgage loans in the normal course of business, FFC and FF Bank have not undertaken the use of off-balance sheet derivative financial instruments for any purpose.

FIRST FINANCIAL CORPORATION

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement No. 107, ("Disclosures about Fair Value of Financial Instruments"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of FFC. FFC does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of FFC to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting FFC's future earnings or cash flows.

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

     Loans receivable: For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans and consumer and other

FIRST FINANCIAL CORPORATION

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

     loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Mortgage servicing rights: Mortgage loan servicing rights, which consist of FFC's contractual right to service loans for others, represent a distinct income producing intangible asset that could be realized by selling those rights to another institution. Due to lack of practicability, the value of those rights, except to the extent that purchased or originated (after January 1, 1995) mortgage servicing rights exist, is not reflected in FFC's consolidated balance sheets.

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

     Off-balance-sheet instruments: Fair values for FFC's off- balance-sheet instruments (lending commitments and unused lines of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1995 and 1994.

FIRST FINANCIAL CORPORATION

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

The carrying amounts and fair values of FFC's financial instruments consist of the following:

                                                                       December 31,
                                                          1995                               1994
                                                 --------------------------        --------------------------
                                                  Carrying           Fair           Carrying           Fair
                                                   Amount            Value           Amount            Value
                                                 ----------        ---------       ----------       ---------
                                                                   (Dollars in thousands)
Cash equivalents                                 $   48,730      $   48,730        $   24,914      $   24,914

Investment securities avail-
  able for sale                                  $   80,999      $   80,999        $   68,959      $   68,959

Investment securities held
  to maturity                                    $  119,426      $  119,063        $  129,301      $  124,434

Federal Home Loan Bank stock                     $   35,456      $   35,456        $   34,918      $   34,918

Mortgage-related securities
  available for sale                             $  571,293      $  571,293        $  201,373      $  201,373

Mortgage-related securities
  held to maturity                               $  699,468      $  691,060        $1,301,118      $1,263,489

Loans held for sale                              $   26,651      $   27,001        $   11,736      $   11,797

Loans receivable:
  Real estate                                    $2,341,370      $2,365,415        $2,360,878      $2,297,848
  Credit cards                                      208,213         208,213           194,538         194,538
  Home equity                                       286,500         286,500           242,298         242,298
  Education                                         241,022         241,022           192,697         192,697
  Manufactured housing                              136,759         140,536           148,499         151,823
  Consumer and other                                376,285         378,506           319,801         311,075
                                                 ----------      ----------        ----------      ----------
                                                 $3,590,149      $3,620,192        $3,458,711      $3,390,279
                                                 ==========      ==========        ==========      ==========

Accrued interest receivable                      $   37,722      $   37,722        $   32,947      $   32,947

Deposits:
  Checking                                       $  473,203      $  473,203        $  476,354      $  476,354
  Passbooks                                         687,960         687,960           780,883         780,883
  Money market                                      310,545         310,545           321,421         321,421
  Certificates                                    2,944,600       2,951,564         2,798,703       2,738,147
                                                 ----------      ----------        ----------      ----------
                                                 $4,416,308      $4,423,272        $4,377,361      $4,316,805
                                                 ==========      ==========        ==========      ==========


Short-term borrowings                            $   25,972      $   27,786        $   13,127      $   13,395
Federal Home Loan Bank
  and other borrowings:
  Federal Home Loan Bank
      advances                                   $  475,367      $  475,457        $  622,209      $  621,590
  Collateralized mortgage
      obligations                                     8,024           9,309            11,818          13,049
  Subordinated notes                                 54,925          54,925            54,977          53,103
  Industrial development
      revenue bonds                                   6,220           6,605             6,315           5,058
                                                 ----------      ----------        ----------      ----------
                                                 $  544,536      $  546,296        $  695,319      $  692,800
                                                 ==========      ==========        ==========      ==========

Accrued interest payable                         $   10,585      $   10,585        $    7,160      $    7,160

FIRST FINANCIAL CORPORATION

NOTE P--MORTGAGE BANKING ACTIVITIES

Loans serviced for investors amounted to $2,326,000,000, $2,424,000,000 and $2,068,000,000 at December 31, 1995, 1994 and 1993, respectively. These loans are not reflected in the consolidated financial statements. FF Bank originates mortgage loans which, depending whether the loans meet FF Bank's investment objectives, may be sold in the secondary mortgage market or to other private investors.

Direct origination and servicing costs for mortgage banking activities cannot be presented as these operations are integrated with and not separable from the origination and servicing of portfolio loans, and, as a result, cannot be accurately estimated.

Mortgage banking activities are summarized as follows:

                                                                 At Or For The Year Ended
                                                                       December 31,
                                                         1995               1994               1993
                                                       --------           --------           ------
                                                                   (Dollars in thousands)
Consolidated balance sheet information:
     Mortgage loans held for sale                      $ 26,651           $ 11,736           $  104,653
     Unamortized mortgage servicing
       rights and capitalized
       excess servicing (included in
       "Other Assets")                                    8,395              7,880                4,441

Consolidated statement of income information:
    Service fees on loans
       sold (gross)                                    $  8,383           $  8,806           $    9,822
    Amortization of mortgage
       servicing rights and
       capitalized excess
      servicing                                          (1,258)            (1,069)              (3,235)
                                                       --------           --------           ----------
     Service fees on loans
       sold (net)                                      $  7,125           $  7,737           $    6,587
                                                       ========           ========           ==========

     Gain on sales of mortgage  loans held for sale  (included  $1.7  million in
       1995 as a result of change in accounting method)
       (See Note A)                                    $  2,703           $  1,455           $    8,324

Consolidated statement of cash flow information:
     Mortgage loans originated for
       sale                                            $210,150           $298,813           $1,005,655
     Mortgage loans transferred to
       held for sale portfolio                           15,467             26,028              60,238
     Sales of mortgage loans held for
       sale                                             211,658            418,895           1,051,358

NOTE Q--LITIGATION

FF Bank is involved in certain lawsuits in the course of its general lending business and other operations. FFC believes there are sound defenses against the claims asserted therein and is vigorously defending these actions. Management, after review with its legal counsel, is of the opinion that the ultimate

FIRST FINANCIAL CORPORATION

NOTE Q--LITIGATION--Continued

disposition of its litigation will not have a material effect on FFC's financial condition.

NOTE R--REGULATORY ISSUES

FF Bank's deposits are insured by the SAIF of the FDIC. Deposit insurance premiums to both the SAIF and the Bank Insurance Fund ("BIF") of the FDIC were identical when both funds were created in 1989, with an eight cent differential between the premiums paid by well-capitalized institutions and the premiums paid by under-capitalized institutions (23 cents to 31 cents per $100 of assessable deposits). Deposit insurance premiums for the SAIF and the BIF, which insures deposits in national and state-chartered banks, are set to facilitate each fund achieving its designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and lowered BIF deposit insurance premium rates for all but the riskiest institutions. Effective January 1, 1996, BIF deposit insurance premiums for well-capitalized banks were further reduced to the statutory minimum of $2,000 per institution per year. Because the SAIF remains significantly below its designated reserve ratio, SAIF deposit insurance premiums were not reduced and remain at 0.23% to 0.31% of deposits, based upon an institution's supervisory evaluations and capital levels. The current discrepancy in deposit insurance premiums between the BIF and the SAIF could place FF Bank at a competitive disadvantage to BIF insured institutions.

The current financial condition of the SAIF has resulted in proposed legislation to recapitalize the SAIF through a one-time special assessment (of approximately 80 cents to 85 cents per $100 of assessable SAIF deposits as of March 31, 1995) and in legislation to then merge the SAIF into the BIF. If the special assessment is enacted, a special one-time assessment of approximately $24.0 million, net of tax effect, would be imposed on FF Bank. After the special assessment, it is expected that the SAIF would achieve its designated reserve ratio and that SAIF premium rates would then become comparable to BIF rates. The proposed legislation also contemplates a merger of the SAIF into the BIF, which would require separate legislation. FFC is unable to predict whether this legislation will be enacted or the amount or applicable retroactive date of any one-time assessment or the rates that would then apply to assessable SAIF deposits.

Legislation also has been proposed that could eliminate the federal savings association charter. If such legislation is enacted, FF Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Pending legislation may provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if FF Bank converted its charter, provided that FF Bank meets a proposed residential loan origination requirement. Pending legislation also may

FIRST FINANCIAL COPORATION

NOTE R--REGULATORY ISSUES--Continued

result in FFC becoming regulated at the holding company level by the Federal Reserve Board rather than by the OTS. Regulation by the Federal Reserve Board could subject FFC to capital requirements that are not currently applicable to FFC as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which FFC may engage at the holding company level, which business activities currently are not restricted. FFC is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to the recapture of bad debt deductions previously taken.

FIRST FINANCIAL CORPORATION

NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
     FINANCIAL INFORMATION



BALANCE SHEETS
                                                                                      December 31,
                                                                                 1995               1994
                                                                               --------          -------
                                                                                 (Dollars in thousands)
ASSETS
Cash and cash equivalents                                                      $ 13,613           $ 10,195
Investment securities available for sale                                          4,668              4,492
Investment in subsidiary                                                        417,830            364,116
Prepaid expenses and other assets                                                 5,068              5,965
                                                                               --------           --------
                                                                               $441,179           $384,768
                                                                               ========           ========

LIABILITIES
Subordinated notes                                                             $ 54,925           $ 54,977
Other liabilities                                                                 1,066                875
                                                                               --------           --------
                                                        TOTAL LIABILITIES        55,991             55,852


STOCKHOLDERS' EQUITY
Common stock                                                                     29,676             29,126
Additional paid-in capital                                                       49,756             50,129
Retained earnings                                                               311,777            261,949
Net unrealized loss on
 securities available for sale                                                   (6,021)            (8,619)
Treasury stock                                                                                      (3,669)
                                                                               --------           --------
                                               TOTAL STOCKHOLDERS' EQUITY       385,188            328,916
                                                                               --------           --------
                                                                               $441,179           $384,768
                                                                               ========           ========


STATEMENTS OF INCOME

                                                                              Year Ended December 31,
                                                                      1995             1994            1993
                                                                    --------         --------        ------
                                                                             (Dollars in thousands)

Interest income                                                     $   920           $   644        $   732
Interest expense on borrowings                                        4,675             4,686          4,736
                                                                    -------           -------        -------
                                            NET INTEREST EXPENSE     (3,755)           (4,042)        (4,004)
Equity in net income from subsidiary                                 68,028            56,903         53,359
                                                                    -------           -------        -------
                                                                     64,273            52,861         49,355
Management fees paid to subsidiary                                      660               628            735
Other expenses                                                        1,807             1,080            628
                                                                    -------           -------        -------
                                INCOME BEFORE INCOME TAX CREDITS     61,806            51,153         47,992
Income tax credits                                                   (2,178)           (1,876)        (1,759)
                                                                    -------           -------        -------

                                                      NET INCOME    $63,984           $53,029        $49,751
                                                                    =======           =======        =======

FIRST FINANCIAL CORPORATION

NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
   FINANCIAL INFORMATION--Continued

STATEMENTS OF CASH FLOWS


                                                                              Year Ended December 31,
                                                                      1995             1994            1993
                                                                    --------         --------        ------
                                                                              (Dollars in thousands)
OPERATING ACTIVITIES
   Net income                                                      $63,984            $53,029         $49,751
   Adjustments to reconcile net income
     to net cash used in operating
     activities:
      Equity in net income of subsidiary                           (68,028)           (56,903)        (53,359)
      Other                                                          1,649                218            (723)
                                                                   -------            -------         -------
                                     NET CASH USED IN OPERATING
                                                     ACTIVITIES     (2,395)            (3,656)         (4,331)

INVESTING ACTIVITIES
   Cash dividends from subsidiary                                   16,945             16,200           5,500
   Investment in subsidiary                                                                           (24,000)
   Purchase of investments                                                                             (1,500)
   Proceeds from maturity and sale
    of investments                                                                                      5,237
                                                                    ------            -------         -------
                                 NET CASH PROVIDED BY (USED IN)
                                           INVESTING ACTIVITIES     16,945             16,200         (14,763)

FINANCING ACTIVITIES
   Purchase of treasury stock                                                                          (4,126)
   Exercise of stock options                                         3,024              1,595             912
   Cash dividends paid                                             (14,156)            (9,950)         (8,238)
                                                                   -------            -------         -------
                                               NET CASH USED IN
                                           FINANCING ACTIVITIES    (11,132)            (8,355)        (11,452)
                                                                   -------            -------         -------

Increase (decrease) in cash and cash
    equivalents                                                      3,418              4,189         (30,546)
Cash and cash equivalents at beginning
   of year                                                          10,195              6,006          36,552
                                                                   -------            -------         -------

                       CASH AND CASH EQUIVALENTS AT END OF YEAR    $13,613            $10,195         $ 6,006
                                                                   =======            =======         =======