Form 10-K, Exhibit 13
period 1995-12-31
FIRST FINANCIAL CORP /WI/
filed 1996-03-20
CIK 735553

EXHIBIT 13(b)
                        MANAGEMENT DISCUSSION & ANALYSIS

FIVE-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

                                                 1995(a)    1994(a)(b)   1993(a)(e)          1992(a)(f)       1991(a)
                                               ----------- -----------  -----------          ----------     ---------
Income before the cumulative
  effect of an accounting change (c)           $   63,984  $   53,029  $   49,751           $   30,376     $   21,828

Net income (c)                                     63,984      53,029      49,751               36,976         21,828

Earnings per share (c)(d):
  Primary:
    Income before the cumulative
      effect of an accounting change           $     2.12  $     1.78  $     1.72          $     1.15      $      .80
    Net income                                       2.12        1.78        1.72                1.42             .80
  Fully Diluted:
    Income before the cumulative
      effect of an accounting change           $     2.11  $     1.77  $     1.71          $     1.14      $      .79
    Net Income                                       2.11        1.77        1.71                1.40             .79

Interest income                                $  417,308  $  381,864  $  366,711          $  325,057      $  333,157
Interest expense                                  234,171     204,222     202,493             198,058         225,992
Net interest income                               183,137     177,642     164,218             126,999         107,165
Provision for losses on loans                       9,738       6,824      10,570              15,779          19,037
Loss on impairment of mortgage-related
  securities (c)                                       --      (9,000)         --                  --              --
Non-interest income                                44,291      42,294      44,758              38,023          41,467
Non-interest expense                              118,602     120,367     118,964             101,540          93,095

Total assets                                    5,471,108   5,501,824   5,181,772           4,309,067       3,609,917
Loans receivable and mortgage-related
  securities                                    4,887,561   4,972,938   4,532,456           3,795,083       3,171,800
Intangible assets                                  21,481      26,726      31,392              23,278          22,576
Deposits                                        4,424,525   4,381,455   4,388,122           3,531,062       3,234,078
Borrowings                                        570,508     708,446     455,797             487,237         110,353
Stockholders' equity                              384,917     327,308     280,643             239,979         190,405
Shares outstanding (d)                         29,676,365  29,125,858  27,858,088          27,999,113      23,038,404
Stockholders' equity per share (d)             $    12.97  $    11.24  $    10.07          $     8.57      $     8.26
Dividends declared per share (d)                      .48         .40         .35                 .22             .16

Return on average assets (g)                         1.17%       .99%        .99%                 .92%            .61%
Return on average equity (g)                        18.03%     17.21%      19.15%               17.57%          12.08%
Average equity to average assets                     6.50%      5.72%       5.17%                5.25%           5.01%

(a) In February 1995, the company acquired FirstRock Bancorp, Inc. of Rockford, Illinois through an exchange of stock. This transaction was accounted for as a pooling-of-interests and, accordingly, results for all periods presented have been restated to include the results of FirstRock, except the earnings per share information for 1991 and 1992 are based only on the historical net income and weighted average shares of common stock and common stock equivalents of the company prior to the October 2, 1992 conversion of FirstRock.

(b) In February 1994, the company acquired NorthLand Savings Bank of Wisconsin, SSB of Ashland, Wisconsin through an exchange of stock. This transaction was accounted for as a pooling-of-interests. Since the NorthLand acquisition was immaterial in relation to the company, prior years' results have not been restated.

(c) Net income for 1994 was negatively affected by a pre-tax $9.0 million impairment loss relative to two private-issue subordinated mortgage-related securities, which were downgraded to below investment grade and became non-performing during 1994.

(d) As adjusted for a 2-for-1 stock split on March 5, 1993 and a 2-for-1 stock split on April 16, 1992.

(e) In January 1993, the company's major subsidiary, First Financial Bank, acquired Westinghouse Federal Bank, FSB d/b/a United Federal Bank of Galesburg, Illinois for cash. In addition, in August 1993, the company completed the assumption of deposits and the purchase of the branch facilities of four Quincy, Illinois-area branches of American Savings. Each acquisition has been accounted for as a purchase.

(f) In separate transactions during 1992, the company completed the assumption of deposits and the purchase of branch facilities of ten Peoria, Illinois-area branches from the LaSalle Talman Bank, FSB and the Resolution Trust Corporation. Each acquisition has been accounted for as a purchase.

(g) Ratio is based upon income prior to the cumulative effect of an accounting change.

                                       -1-

QUARTERLY DATA

The following table sets forth the company's unaudited quarterly income and expense data for 1995 and 1994(a).



                                Dec. 31,     Sept. 30,     June 30,      March 31,     Dec. 31,    Sept. 30,  June 30,     March 31,
                                  1995         1995          1995          1995          1994        1994       1994       1994(b)
                                --------     ---------     --------      ---------     --------    ---------  --------     ---------
                                                         (Dollars in thousands, except per share amounts)
Interest income:
  Loans and mortgage-related
     securities                  $100,880      $101,258      $101,011      $ 99,362     $96,354      $93,503   $90,306     $86,885
  Investments                       3,739         3,895         3,723         3,440       3,626        3,271     3,625       4,294
                                 --------      --------      --------      --------     -------      -------   -------     -------
     Interest income              104,619       105,153       104,734       102,802      99,980       96,774    93,931      91,179

Interest expense:
  Deposits                         50,768        50,939        49,949        45,167      44,691       43,518    43,166      43,444
  Borrowings                        8,108         8,525         9,278        11,437       9,415        7,859     6,738       5,391
                                 --------      --------      --------      --------     -------      -------   -------     -------
     Interest expense              58,876        59,464        59,227        56,604      54,106       51,377    49,904      48,835
                                 --------      --------      --------      --------     -------      -------   -------     -------

Net interest income                45,743        45,689        45,507        46,198      45,874       45,397    44,027      42,344
Provision for losses on loans      (2,673)       (2,873)       (2,073)       (2,119)     (1,731)      (1,731)   (1,894)     (1,468)
Unrealized loss on impairment of
   mortgage-related securities                                                                                  (9,000)
Gain on sales of assets (c)         1,045         2,542           286            38         174           34     1,355       2,273
Non-interest income                 9,862        10,220        10,083        10,215      10,215        9,365     9,532       9,346
                                 --------      --------      --------      --------     -------      -------   -------     -------
                                   53,977        55,578        53,803        54,332      54,532       53,065    44,020      52,495
Non-interest expense               25,331        27,770        28,503        36,998      29,849       29,830    29,935      30,753
                                 --------      --------      --------      --------     -------      -------   -------     -------
Income before income taxes         28,646        27,808        25,300        17,334      24,683       23,235    14,085      21,742
Income taxes                        9,587        10,015         8,995         6,507       8,867        8,252     5,336       8,261
                                 --------      --------      --------      --------     -------      -------   -------     -------
Net income                       $ 19,059      $ 17,793      $ 16,305      $ 10,827     $15,816      $14,983   $ 8,749     $13,481
                                 ========      ========      ========      ========     =======      =======   =======     =======

Earnings per share:
  Primary                        $    .63      $    .59      $    .54      $    .36     $   .53      $   .50   $   .29     $   .45
  Fully diluted                  $    .63      $    .59      $    .54      $    .36     $   .53      $   .50   $   .29     $   .45

Cash dividends per share         $    .12      $    .12      $    .12      $    .12     $   .10      $   .10   $   .10     $   .10


(a) In February 1995, the company acquired FirstRock Bancorp, Inc. of Rockford, Illinois through an exchange of stock. This transaction was accounted for as a pooling-of-interests and accordingly, results for all periods presented have been restated to include the results of FirstRock.

(b) The NorthLand acquisition was completed in February, 1994 and results of operations were included from January 1, 1994.

(c) Includes net gains (losses) on the disposition of loans held for sale, available for sale securities and other assets.

                              Results of Operations
              Comparison of Years Ended December 31, 1995 and 1994


General. First Financial Corporation ("FFC") reported net income of $64.0 million for the year ended December 31, 1995, which represents an increase of $11.0 million from the $53.0 million reported for 1994. Net income for 1995 includes a charge for acquisition related costs incurred relative to the acquisition of FirstRock Bancorp, Inc. ("FirstRock") of Rockford, Illinois during the first quarter of 1995. The acquisition charge aggregated $6.5 million on a pre-tax basis, and $4.0 million or $0.14 per share on an after-tax basis. Earnings for 1994 were affected by an after-tax charge of $5.9 million, or $0.20 per share, relating to allowances established to cover possible losses on a portion of FFC's mortgage-related securities ("MBS") portfolio. The FirstRock acquisition was accounted for as a pooling-of-interests, and accordingly, financial statements for all periods presented have been restated to include FirstRock's operations. The annualized returns on average assets and average equity for 1995, excluding the acquisition charge, were 1.25% and 19.16%, respectively, as compared to 0.99% and 17.21%, respectively, for 1994. Fully diluted earnings per share increased to $2.11 per share for 1995 as compared to $1.77 per share reported for 1994. Excluding the acquisition charge, fully diluted earnings would have been $2.24 per share for 1995.

Net Interest Income. Net interest income increased $5.5 million to $183.1 million during 1995 from $177.6 million for 1994. The net interest margin, which is net interest income as a percentage of average interest-earning assets, increased to 3.51% for 1995 from 3.46% reported for 1994. Interest income and interest expense increased $35.4 million and $30.0 million, respectively, for 1995 as compared to 1994. The average balances of interest-earning assets increased from $5.14 billion in 1994 to $5.21 billion in 1995, while average balances of interest-bearing liabilities increased to $5.02 billion in 1995 from $4.98 billion in 1994. The increase in average interest-earning assets was complemented by i) a slightly lower increase in the average cost on interest-bearing liabilities (4.10% in 1994 versus 4.66% in 1995) than in the average yield of interest-earning assets (7.43% in 1994 versus 8.00% in 1995) and ii) an improvement in the ratio of earning assets to interest-bearing liabilities to 103.78% in 1995 from 103.21% in 1994. At the end of 1995, FFC's net interest margin was 3.46% as compared to 3.37% at the end of 1994. Historically, FFC's net interest margin has been at its lowest point at year-end due to seasonal factors, including the disbursement of mortgage loan escrow accounts for real estate taxes.

Provisions for Losses On Loans. Provisions for losses on loans increased to $9.7 million for 1995 compared to $6.8 million for 1994. The increased provision for losses on loans reflects i) growth in the overall loan portfolio during 1995 and
ii) increased net credit card charge-offs in 1995 as that portfolio continues to increase in size. The increase in credit card charge-offs reflects a traditionally higher experience for that portfolio, although FFC's experience is well below industry and national credit card averages. For a further discussion of allowances for losses on loans and related loan portfolio information, see "Allowances for Loan and Foreclosure Losses" and "Loans Receivable."

Non-Interest Income. Non-interest income increased $11.0 million during 1995 as compared to 1994 due to the net effect of several factors, the most significant of which relates to a 1994 $9.0 million MBS impairment loss (see "Non-Performing MBSs"). Deposit account service fees increased $1.5 million in 1995 as a result of i) increased fees relating to the growth of the "Absolutely Free Checking" product during 1995 and ii) introduction of automated teller machine charges in certain markets during 1995. Loan fees and service charges increased $1.3 million in 1995 as a result of i) increased credit card fees as that portfolio continued to grow and ii) increased interchange fees resulting from a successful debit card program. Service fees on loans sold decreased in 1995 as i) the loan servicing portfolio decreased from $2.42 billion at the end of 1994 to $2.33 billion at year end 1995 and ii) the average servicing margin decreased in 1995 due to the continuing impact of very competitive conditions in the secondary mortgage market into which mortgage loans are sold and thereby added to the servicing portfolio. Excluding the effect of i) a 1994 gain of $1.3 million on the sale of credit card loans and
ii) a $400,000 gain realized in 1994 upon the sale of the finance company receivables of NorthLand Savings Bank of Wisconsin, SSB bank ("NorthLand") which FFC acquired in 1994, gains on sales of loans increased $1.7 million in 1995. This increase is due to a $1.7 million gain realized in 1995 as a result of the capitalization of originated mortgage servicing rights upon FFC's adoption of Statement of Financial Accounting Standard ("SFAS") or the ("Statement") No. 122 (See Note A to the Consolidated Financial Statements for further information). FFC's subsidiary, First Financial Bank ("FF Bank"), sells long-term, fixed-rate mortgage loans in the normal course of interest-rate risk management. Gains or losses realized from the sale of loans held for sale can fluctuate significantly from period to period depending upon the volatility of interest rates and the volume of loan originations. Thus, results of sales in any one period may not be indicative of future results. Gains on sales of available-for-sale securities increased $100,000 in 1995 over 1994, as a $1.2 million gain was realized in 1995 upon the purchase and sale of a zero coupon treasury bond as interest rates declined during 1995.

Non-Interest Expense. Non-interest expenses decreased approximately $1.8 million in 1995 as compared to 1994, primarily due to the net effect of i) acquisition costs and charges totaling $6.5 million incurred relative to the FirstRock acquisition and ii) the cost savings resulting from the consolidation of operations following that acquisition. The acquisition costs included i) transaction-related costs, including investment banker fees, attorneys fees and accounting fees, ii) payments relating to employment/change-in-control agreements upon termination of certain FirstRock senior officers, iii) retention bonuses and severance payments made to other FirstRock employees, iv) writedowns of assets not needed by FFC in the conduct of FirstRock's business following the acquisition and v) other writeoffs/accruals relating to those contracts and business practices of FirstRock not having future value to FFC.

The 1995 decreases in non-interest expense resulting from the consolidation of FirstRock operations are most noticeably apparent in the compensation and benefits expense category, which declined $6.2 million in 1995. Employee benefits expense was reduced $3.0 million in 1995 as a result of the utilization of an Employee Stock Ownership Plan ("ESOP"), acquired in the FirstRock transaction, in place of FFC's normal profit sharing contributions for 1995. The ESOP shares, which were purchased in 1992, are grandfathered from Statement of Position ("SOP") No. 93-6 issued by the American Institute of Certified Public Accountants. As such, expense for ESOP shares allocated to FFC employees was recorded at cost as opposed to market value as required by SOP No. 93-6 for shares acquired after 1992.

Non-interest expenses decreased as a percentage of average assets to 2.05% for 1995 as compared to 2.24% in 1994. The improvement in this ratio is reflective of i) the effectiveness of the consolidation of operations after the FirstRock and NorthLand acquisitions,  ii)  cost  savings  of  $1.0  million  realized  after  the  1994 consolidation of FFC's then existing banking subsidiaries, iii) decreases in writedowns on foreclosed commercial real estate and iv) ongoing expense control measures.

The ratio of controllable non-interest expenses to average total assets, which excludes the FirstRock acquisition charge, the amortization of intangible assets and the net cost of operations of foreclosed properties, decreased to 1.96% for 1995 as compared to 2.12% for 1994. In addition, FFC's efficiency ratio (which represents the ratio of controllable expenses to net interest income plus recurring non-interest income) improved to 47.89% for 1995, as compared to 52.58% for 1994.

Income Taxes. Income tax expense increased $4.4 million for 1995 as compared to 1994. The effective income tax rate, as a percent of pre-tax income, decreased to 35.4% in 1995 from 36.7% in 1994. The decrease in the effective tax rate for 1995 relates to i) implementation of tax planning strategies and ii) the change in the valuation allowance of certain deferred tax assets established in prior years.

Accounting Changes. Effective January 1, 1995, FFC adopted SFAS No. 122 ("Accounting for Mortgage Servicing Rights"). SFAS No. 122 requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for others, whether those rights are purchased or originated. In accordance with the Statement, an enterprise that acquires mortgage servicing rights through either the origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and to the loans (without the mortgage servicing rights) based on their relative fair values. As a result of the adoption of SFAS No. 122 in 1995, FFC realized a pre-tax gain of $1.7 million ($1.1 million after tax, or $0.04 per share) upon the capitalization of originated mortgage servicing rights.

Effective January 1, 1995, FFC adopted SFAS No. 114 ("Accounting by Creditors for Impairment of a Loan"). Statement No. 114, which was amended by Statement No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loans' effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of Statements No. 114 and 118 had no effect on FFC's financial condition or results of operations.

Pending Accounting Change. The Financial Accounting Standards Board ("FASB") issued SFAS No. 123 ("Accounting for Stock-Based Compensation") in October 1995 relative to financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, the Statement also allows an entity to continue to measure compensation cost for these plans using an intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement has been applied. Management has not decided which method it will elect.

                              Results of Operations
              Comparison of Years Ended December 31, 1994 and 1993


General. For the year ended December 31, 1994, FFC reported net income of $53.0 million, up from the $49.8 million reported for 1993. Earnings for fiscal 1994 were negatively affected by a pre-tax $9.0 million impairment loss recorded relative to two private issue subordinated MBSs which were i) transferred to non-performing status during 1994 and ii) also downgraded to below investment grade by a national independent rating agency. As a result of the impairment loss, the returns on average assets and average stockholders' equity decreased to 0.99% and 17.21%, respectively, for fiscal 1994 from 0.99% and 19.15%, respectively, for fiscal 1993. Fully diluted earnings per share improved to $1.77 for the year ended December 31, 1994 from $1.71 for 1993.

Net Interest Income. Net interest income increased $13.4 million to $177.6 million for 1994 from $164.2 million for 1993. The net interest margin of 3.46% for 1994 was up from the 3.43% reported for 1993. Interest income and interest expense increased $15.2 million and $1.7 million, respectively, for 1994 as compared to 1993. The average balances of interest-earning assets and interest-bearing liabilities increased from $4.79 billion and $4.66 billion, respectively, in 1993 to $5.14 billion and $4.98 billion, respectively, in 1994. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 103.21% for 1994 as compared to 102.79% for 1993. The 1994 increases in average balances were due to i) asset growth funded via Federal Home Loan Bank ("FHL Bank") advances and ii) the effect of acquisitions. The increase in average interest-earning assets, as well as the improved earning-asset ratio noted above, was primarily responsible for the stability in the net interest margin. The net interest spread increased to 3.33% in 1994 from 3.31% in 1993 as the average yield on interest-earning assets (7.66% in 1993 versus 7.43% in 1994) decreased slightly less than the decrease in the average cost of interest-bearing liabilities (4.35% in 1993 versus 4.10% in 1994).

Provisions for Losses On Loans. Provisions for losses on loans decreased $3.8 million from $10.6 million for 1993 to $6.8 million for 1994, reflecting i) a low charge-off experience, ii) a lower level of loan delinquencies and iii) a change in the mix of the loan portfolio due to the growth in the residential mortgage loan portfolio, which traditionally displays a much lower charge-off experience.

Non-Interest Income. Non-interest income decreased $11.5 million during 1994 as compared to 1993 with the primary decrease relating to the $9.0 million MBS impairment loss (see "Non-Performing MBSs"). Increases of $600,000 in deposit account service fees, $500,000 in insurance and brokerage sales commissions and $1.5 million in gains on sales of available-for-sale securities were offset by a $5.6 million decrease in gains on sales of loans held for sale. The net gains on sales of loans for 1994 decreased $5.6 million as noted above to $2.7 million, despite a $1.3 million gain on the sale of credit card loans upon the termination of a credit card affinity group relationship and the $400,000 gain realized on the sale of finance company receivables of NorthLand. Exclusive of this latter sale, gains realized from the sale of mortgage loans held for sale decreased $7.3 million to $1.0 million in 1994. The $1.5 million of net gains realized on sales of available-for-sale securities relates primarily to actions taken by management to i) protect the value of that portfolio as interest rates rose sharply in the first half of 1994 and ii) to reduce the level of subordinated mezzanine position MBSs held by FFC.

Non-Interest Expense. Non-interest expenses increased $1.4 million for 1994 as compared to 1993. The level of non-interest expenses reflects i) inherent increases in the expanded scope of operations as a result of the 1993 and 1994 acquisitions, ii) effective cost controls, iii) reductions in writedowns of foreclosed commercial real estate properties in 1994 and iv) a higher level of federal deposit insurance costs. The major categories of non-interest expense affected by acquisitions are compensation, occupancy and federal deposit insurance.

Federal deposit insurance expense increased $2.3 million in 1994 as compared to 1993, due in part to the increase in insured deposits as a result of the recent acquisitions. However, also affecting the comparison was a reduction in the level of premiums assessed to FF Bank in 1993 as the Federal Deposit Insurance Corporation ("FDIC") allowed a one-time premium reduction (approximately $1.7 million) representing FF Bank's previously unutilized credits from the dissolved Secondary Reserve of the Federal Savings and Loan Insurance Corporation. The credits in the Secondary Reserve had been written-off in 1987 due to the uncertainty of recoverability.

The net cost of operations of foreclosed properties decreased $2.2 million in 1994 as compared to 1993 when a higher level of writedowns was experienced relative to foreclosed commercial real estate properties.

Non-interest expenses decreased as a percentage of average assets to 2.24% for 1994 as compared to 2.37% for 1993. Controllable non-interest expenses, which exclude the amortization of intangible assets and the net cost of operations of foreclosed properties, decreased to 2.12% of average assets for 1994 as compared to 2.18% for 1993. In addition, FFC's efficiency ratio (which represents the ratio of controllable expenses to net interest income plus recurring non-interest income) improved to 52.58% in 1994 as compared to 54.34% for 1993.

Income Taxes. Income tax expense increased $1.0 million for 1994 as compared to 1993. The effective income tax rate, as a percent of pre-tax income, decreased to 36.7% in 1994 from 37.4% in 1993. The decrease in the effective tax rate for 1994 relates to a one-time adjustment arising from a change in filing status for state tax purposes.

                      MARKET PRICE AND DIVIDEND INFORMATION


FFC's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM ("NASDAQ") under the symbol of FFHC. At December 31, 1995, FFC has 29,676,365 outstanding shares and 4,393 shareholders of record.

The following table presents market price information and cash dividends paid on FFC's common stock. The prices displayed represent high and low sales prices, for each quarter over the past two years, as reported by NASDAQ.

                                                          Market Price
                                                     -----------------------              Cash
                                                      High              Low             Dividend
                                                     -----             -----            --------
Quarter Ended:

   December 31, 1995                                 $23.750          $20.250            $ .12
   September 30, 1995                                 21.625           17.000              .12
   June 30, 1995                                      18.000           15.250              .12
   March 31, 1995                                     16.250           13.500              .12

   December 31, 1994                                 $17.250          $13.250            $ .10
   September 30, 1994                                 17.250           14.500              .10
   June 30, 1994                                      17.250           14.500              .10
   March 31, 1994                                     17.000           14.250              .10


AVERAGE INTEREST-EARNING ASSETS, AVERAGE INTEREST-BEARING LIABILITIES, INTEREST RATE SPREAD AND NET INTEREST MARGIN

The following table sets forth the weighted average yields earned on FFC's consolidated loan and investment portfolios, the weighted average interest rates paid on deposits and borrowings, the interest rate spread between yields earned and rates paid and the net interest margin during the years 1995, 1994 and 1993. Balances of interest-sensitive assets and liabilities arising from the 1993 and 1994 acquisitions are included from the respective dates of the related transactions.



                                                                  Year Ended December 31,
                                              1995                          1994                                1993
                                -----------------------------  ----------------------------     -----------------------------------
                                Average               Average   Average             Average       Average                  Average
                                Balance     Interest   Rate     Balance   Interest    Rate        Balance      Interest      Rate
                               ----------   --------  -------  ---------   -------- -------     ----------     --------     -------
                                                                   (Dollars in thousands)
Interest-earning assets:
   Mortgage loans (1)(2)       $2,384,057   $183,434   7.69%  $2,304,429   $176,914   7.68%    $2,154,037      $175,998       8.17%
   Mortgage-related secur-
     ities (1)                  1,388,338     98,821   7.12    1,507,334     89,379   5.93      1,467,250        89,965       6.13
   Other loans (1)              1,182,380    120,256  10.17    1,027,942    100,755   9.80        822,284        84,595      10.29
   U.S. Government and agency     127,598      6,709   5.26      121,521      6,331   5.21        132,196         6,840       5.17
   Other securities                68,254      4,091   5.99      106,378      4,912   4.62         87,939         4,648       5.29
   Cash equivalents                28,371      1,651   5.82       38,371      1,522   3.97         94,439         2,806       2.97
   FHL Bank stock                  35,323      2,346   6.64       34,416      2,051   5.96         31,000         1,859       6.00
                               ----------   -------- ------   ----------   -------- ------     ----------      --------     ------

                                5,214,321    417,308   8.00    5,140,391    381,864   7.43      4,789,145       366,711       7.66
Interest-bearing liabilities:
   Passbook                       730,363     21,017   2.88      833,291     25,159   3.02        844,460        26,932       3.19
   Checking                       433,904      4,202    .97      473,850      6,426   1.36        431,731         7,302       1.69
   Money Market Accounts          311,479     10,450   3.36      297,604      8,943   3.00        303,496         9,266       3.05
   Certificates                 2,969,537    161,154   5.43    2,848,596    134,291   4.71      2,681,083       136,266       5.08
   FHL Bank advances              444,110     26,742   6.02      436,019     21,335   4.89        311,181        14,216       4.57
   Other borrowings               134,801     10,606   7.87       91,151      8,068   8.85         87,225         8,511       9.76
                               ----------   -------- ------   ----------   -------- ------     ----------      --------     ------

                                5,024,194    234,171   4.66    4,980,511    204,222   4.10      4,659,176       202,493       4.35
                               ----------   -------- ------   ----------   -------- ------     ----------      --------     ------
Net earning assets and
   interest rate spread        $  190,127              3.34%  $  159,880              3.33%    $  129,969                     3.31%
                               ==========            ======   ==========            ======     ==========                   ======

Earning asset ratio                103.78%                        103.21%                          102.79%
                               ==========                     ==========                       ==========

Average interest-earning
   assets, net interest income,
   and net interest margin on
   average interest-earning
   assets                      $5,214,321    $183,137  3.51%  $5,140,391   $177,642  3.46%     $4,789,145      $164,218      3.43%
                               ==========    ======== =====   ==========   ======== =====      ==========      ========     =====

(1)  Includes non-accruing loans and/or MBSs.

(2)  Includes loans held for sale.

RATE VOLUME ANALYSIS

The most significant impact on FFC's net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

The following table shows the relative contribution of changes in average volume and average interest rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.


                                                Year Ended December 31, 1995                  Year Ended December 31, 1994
                                                    Compared to Year Ended                        Compared to Year Ended
                                                      December 31, 1994                             December 31, 1993
                                           ---------------------------------------       ---------------------------------------
                                             Rate           Volume          Total          Rate           Volume           Total
                                           --------        --------       ---------      --------        --------        -------
                                                                           (Dollars in thousands)
Interest-earning assets:
        Mortgage loans(1)(2)               $    394        $  6,126       $  6,520       $(10,974)       $ 11,890        $    916
        Mortgage-related securities(1)       16,898          (7,456)         9,442         (3,007)          2,421            (586)
        Other loans(1)                        3,908          15,593         19,501         (4,157)         20,317          16,160
        U.S. Government and agency               59             319            378             47            (556)           (509)
        Other securities                      1,226          (2,047)          (821)          (634)            898             264
        Cash equivalents                        592            (463)           129            739          (2,023)         (1,284)
        FHL Bank stock                          240              55            295            (12)            204             192
                                           --------        --------       --------       --------        --------        --------
            Total                          $ 23,317        $ 12,127         35,444       $(17,998)       $ 33,151          15,153
                                           ========        ========       ========       ========        ========        ========


Interest-bearing liabilities:
        Passbook                           $ (1,140)       $ (3,002)        (4,142)      $ (1,421)       $   (352)         (1,773)
        Checking                             (1,718)           (506)        (2,224)        (1,542)            666            (876)
        Money Market Accounts                 1,077             430          1,507           (145)           (178)           (323)
        Certificates                         20,973           5,890         26,863        (10,203)          8,228          (1,975)
        FHL Bank advances                     5,004             403          5,407          1,072           6,047           7,119
        Other borrowings                       (977)          3,515          2,538           (814)            371            (443)
                                           --------        --------       --------       --------        --------        --------
            Total                          $ 23,219        $  6,730         29,949       $(13,053)       $ 14,782           1,729
                                           ========        ========       --------       ========        ========        --------


            Increase in net interest income                               $  5,495                                       $ 13,424
                                                                          ========                                       ========

(1)  Includes non-accruing loans and/or MBSs.

(2)  Includes loans held for sale.

NET INTEREST MARGIN AT YEAR-END


The following table sets forth the weighted average yields on FFC's loan, MBS, and investment security portfolios, the weighted average cost of deposits and borrowings, the interest rate spread between the anticipated yields and costs and the resulting net interest margin at the indicated dates.


                                                                               December 31,
                                                                    ----------------------------------
                                                                    1995           1994          1993
                                                                    ----           ----          -----
Weighted average yield:
   Mortgage loans                                                    7.74%          7.65%         7.73%
   Mortgage-related securities                                       7.15           6.42          5.86
   Other loans                                                       9.99           9.81          9.99
   Investments                                                       5.64           5.40          4.72
                                                                    -----          -----         -----
   Combined weighted average yield on
     loans and investments                                           8.03           7.64          7.38

Weighted average cost:
   Deposits and advance payments from
     borrowers for taxes and insurance                               4.55           4.14          3.99
   Borrowings                                                        6.31           6.07          5.27
                                                                    -----          -----         -----
   Combined weighted average cost
     of deposits and borrowings                                      4.75           4.41          4.11
                                                                    -----          -----         -----

Interest rate spread                                                 3.28%          3.23%         3.27%
                                                                    =====          =====         =====

Net interest margin                                                  3.46%          3.37%         3.38%
                                                                    =====          =====         =====


FINANCIAL CONDITION


GENERAL

Total assets of FFC were $5.47 billion at the end of 1995 compared to $5.50 billion at year-end 1994. Stockholders' equity increased to 384.9 million, or 7.04% of total assets, at December 31, 1995 from $327.3 million and 5.95%, respectively, at the end of 1994.

LIQUIDITY AND CAPITAL RESOURCES

On an unconsolidated basis, FFC had cash of $13.6 million and subordinated debt of $54.9 million at December 31, 1995. On January 15, 1996, FFC redeemed the subordinated debt at par plus accrued interest with the proceeds of a $50.0 million cash dividend received from FF Bank.

FF Bank is subject to certain regulatory limitations relative to its ability to pay dividends to FFC. Management believes that FFC will not be adversely affected by these dividend limitations and that projected future dividends from FF Bank will be sufficient to meet the parent company's liquidity needs. See
Note L to the consolidated financial statements for further discussion of these limitations. In addition to dividends from FF Bank, FFC also could sell capital stock or debt issues through the capital markets as alternative sources of funds.

FFC also has  available an unused  line-of-credit  in the amount of  $18,000,000 which is available  through April 1996. The  line-of-credit  agreement  contains various  covenants  relative to the  operations of FFC and FF Bank.  All of such covenants  were  met  during  1995.  See  Note J to the  consolidated  financial statements for further discussion. In addition, FFC would pledge its stock in FF
Bank as collateral should the line-of-credit be drawn upon.

FF Bank is required to maintain  minimum  levels of liquid  assets as defined by
Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied by the OTS, is based upon a percentage of average deposits and short-term borrowings.  The  required  ratio  is  currently  5%.  FF Bank is  currently  in compliance  with this  requirement.  FF Bank's  principal  sources  of funds are amortization and prepayment of loan principal, deposits, sales of mortgage loans originated for sale, FHL Bank advances, other borrowings and funds provided from
operations.  These  funds  are  used  to  meet  loan  commitments,   make  other
investments, fund deposit withdrawals and repay borrowings.

Total consolidated liquidity, consisting of cash, cash equivalents, short-term securities and investment securities, increased $55.3 million during 1995. Total consolidated liquidity, as a percent of total assets, increased from 5.77% at the end of 1994 to 6.81% at the end of 1995, as a result of the net effect of FFC's various operating, investing and financing activities.

In October 1995, the FASB approved a modification of SFAS No. 115 providing that from  November  15, 1995  through  December  31, 1995 the Bank had the  one-time opportunity to reconsider its classification of investment and  mortgage-related securities as held-to-maturity, trading, or available-for-sale.  Accordingly, on
December  21,  1995,   FFC  chose  to   reclassify   certain   investments   and
mortgage-related securities from held-to-maturity to available-for-

sale. At the date of transfer, the aggregate amortized cost of the investment and mortgage-related securities was $20,734,000 and $391,537,000, respectively, and the aggregate net unrealized gain on those securities was $895,000 and $410,000, respectively, which is included in stockholders' equity.

Operating activities resulted in a net cash inflow of $122.1 million. Operating cash flows for 1995 included earnings of $64.0 million and $211.7 million realized from the sale of mortgage loans held for sale, less $210.2 million disbursed for loans originated for sale.

Investing  activities  in 1995  resulted in a net cash inflow of $76.8  million.
Major investing activities resulting in cash outflows were $78.5 million for the purchase of investment securities and $726.9 million for the origination of loans for portfolio. The most significant cash inflows from investing activities were principal payments of $564.1 million and $233.9 million received on loans receivable and MBSs, respectively, as well as $60.7 million from the proceeds of maturities of investment securities. In addition, $18.8 million was received upon the sale of securities available for sale.

Financing activities for 1995 resulted in a net cash outflow of $145.7 million represented by a net increase in deposits of $38.9 million, a net decrease in borrowings of $137.9 million, a cash outflow of $35.0 million for borrower tax escrow checks, and $14.2 million in cash dividends paid to FFC stockholders.

At December 31, 1995, FF Bank had outstanding commitments to originate mortgage loans totaling $40.2 million and no commitments outstanding to purchase loans.
At that date, FF Bank also had commitments outstanding to sell $43.3 million of mortgage loans that were held for sale or for which FF Bank was committed to originate. Loans held for sale totaled $26.7 million at the end of 1995. FF Bank had no commitments to purchase MBSs at year-end 1995. Management believes liquidity levels are proper and that adequate capital and borrowings are available through the capital markets, the FHL Bank of Chicago and other sources.


LOANS RECEIVABLE

Total loans receivable, including loans held for sale, increased to $3.62 billion at the end of 1995 from $3.47 billion at the end of 1994. The components of this increase are summarized, by type of loan collateral, as follows:



                                                                  December 31,                 Increase
                                                            1995              1994            (Decrease)
                                                         -----------       -----------       -----------
                                                                       (Dollars in thousands)
Real estate mortgage loans:
   One- to four-family                                   $2,038,103        $2,064,232        $  (26,129)
   Multi-family                                             220,772           215,703             5,069
   Commercial and other                                     153,173           143,762             9,411
                                                         ----------        ----------        ----------

      Total real estate mortgage loans                    2,412,048         2,423,697           (11,649)

Other loans:
   Consumer                                                 362,659           304,771            57,888
   Home equity                                              284,700           240,915            43,785
   Education                                                240,650           192,542            48,108
   Credit cards                                             214,107           200,747            13,360
   Manufactured housing                                     139,385           152,674           (13,289)
   Business                                                  17,198            19,023            (1,825)

Less: net items to loans receivable                         (53,947)          (63,922)            9,975
                                                         ----------        ----------        ----------

Total loans receivable (including
        loans held for sale)                             $3,616,800        $3,470,447        $  146,353
                                                         ==========        ==========        ==========


The major components of the increase in total loans receivable during 1995 were a $57.9 million increase in consumer loans, a $43.8 million increase in home equity loans, and a $48.1 million increase in education loans.

Consumer loans increased $57.9 million in 1995 due to continuing success in marketing a second mortgage product and increased automobile financing. Home equity loans have increased $43.8 million in 1995 as customer usage of this product continues to grow. Education loans increased $48.1 million in 1995 as a result of increased government guaranteed portfolio acquisitions and origination referrals from other lenders. Manufactured housing loan balances decreased $13.3 million as FFC continued to restrict new originations of such loans to the Midwest. FFC exited the retail manufactured housing lending business in late 1994 due to pricing practices by competitors. During 1995, FFC purchased on a wholesale basis $18.8 million of seasoned manufactured housing loans from a government agency.

Aggregate real estate mortgage loans decreased $11.6 million during 1995. As interest rates fell in 1995, borrowers turned to fixed rate financing and such long-term fixed rate loans are generally sold into the secondary market.

MORTGAGE-RELATED SECURITIES

The total carrying value of the MBS portfolio decreased $231.7 million to $1.27 billion at December 31, 1995 from $1.50 billion at the end of 1994. This decrease was the net result of i) repayments of $233.9 million, and ii) a $1.6 million decline in the net unrealized holding loss on the available-for-sale MBS portfolio. At the end of 1995, FFC had no commitments to purchase MBSs.

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


                                       December 31, 1995                        December 31, 1994
                               ----------------------------------      ------------------------------------
                               Amortized      Fair        Carrying     Amortized       Fair        Carrying
Issuer/Security Type              Cost        Value        Value          Cost         Value         Value
--------------------           ----------   ---------     --------     ----------   ---------     ----------
                                                          (Dollars in thousands)
U.S. Government agencies:
 Mortgage-backed certi-
      ficates                  $  347,177   $  353,712    $  349,216   $  397,325   $  383,830    $  395,544
 Collateralized mortgage
      obligations                 341,521      331,764       342,190      349,267      336,328       347,817
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total agencies                688,698      685,476       691,406      746,592      720,158       743,361
                               ----------   ----------    ----------   ----------   ----------    ----------

Private issuers:
 Mortgage-backed certi-
  ficates
    Senior position               492,401      485,411       487,914      660,922      644,136       658,508
    Mezzanine position             98,459       90,829        90,829      103,864       98,507        98,507
 Collateralized mort-
      gage obligations                612          637           612        2,115        2,061         2,115
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total private issuers         591,472      576,877       579,355      766,901      744,704       759,130
                               ----------   ----------    ----------   ----------   ----------    ----------

        Totals                 $1,280,170   $1,262,353    $1,270,761   $1,513,493   $1,464,862    $1,502,491
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
                                                          ==========                              ==========


Since MBSs are asset-backed securities, they are subject to inherent risks based upon the future performance of the underlying collateral (i.e., mortgage loans) for these securities. Among these risks are prepayment risk and interest-rate risk. Should general interest-rate levels decline, the MBS portfolio would be subject to i) prepayments as borrowers typically would seek to obtain financing at lower rates, ii) a decline in interest income received on adjustable-rate MBSs, and iii) an increase in fair value of fixed-rate MBSs. Conversely, should general interest-rate levels increase, the MBS portfolio would be subject to i) a longer term to maturity as borrowers would be less likely to prepay their loans, ii) an increase in interest income received on adjustable-rate MBSs, iii) a decline in fair value of fixed-rate MBSs and iv) a decline in fair value of adjustable-rate MBSs to an extent dependent upon the level of interest-rate increases, the time period to the next interest-rate repricing date for the individual security and the applicable periodic (annual and/or lifetime) cap which could limit the degree to which the individual security could reprice within a given time period.

As noted in the above table, included in FFC's MBS portfolio are private issuer, primarily adjustable-rate, MBSs having a carrying value of $578.7 million at December 31, 1995. Unlike U.S. Government agency MBSs which include a guarantee of principal and interest payments on the underlying collateral, these private issuer securities are generally structured with a senior ownership position and subordinate ownership position(s) providing credit support for the senior position. In a limited number of cases, this support is instead provided through letters of credit or cash reserves. Included in FFC's private issuer portfolio are several mezzanine MBSs which are subordinate to the most senior position of a given security but are also superior to other more subordinate positions. The structure of the private issuer MBSs may expose FFC to credit risk in addition to interest-rate risk and prepayment risk as discussed above. In this regard, management has instituted a monitoring system for tracking the major factors affecting the performance of a private issuer MBS including i) delinquencies, foreclosures, repossessions and recoveries relative to the underlying mortgage loans collateralizing each security, ii) the level of available subordination or other credit enhancements, iii) the competence of the servicer of the underlying mortgage portfolio and iv) the rating assigned to each security by independent national rating agencies. This ongoing monitoring process has confirmed that all private issuer MBSs, with the exclusion of two non-performing mezzanine MBSs (see "Non- Performing MBSs"), continue to be performing and do not display the underlying problems experienced in the case of the two non-performing mezzanine securities. Although management believes that the performing private issuer securities will continue to contractually perform based on its review, there can be no assurance that such performance will continue in the future should economic conditions, market conditions, or other factors change significantly.

The aggregate $485.4 million fair value of FFC's senior position private issuer MBSs at the end of 1995 improved to 98.6% of the aggregate $492.4 million amortized cost of those securities, compared to a similar relationship of 97.5% at the end of 1994. This improvement relates primarily to lower interest-rate levels in 1995. Despite the improvement in interest-rate levels, the aggregate fair value of mezzanine securities of $90.8 million declined to 92.3% of the aggregate amortized cost of $98.5 million at the end of 1995 compared to a similar relationship of 94.8% at the end of 1994. The decrease in fair value of the mezzanine securities was attributable to a continuing thin market for mezzanine securities, thus leading to limited liquidity in these securities. Based upon i) the results of management's most current review of the performance characteristics of the underlying mortgage loans collateralizing these private issue securities (see discussion of FFC's monitoring system above) and ii) the fact that those securities not classified as non-accrual continue to perform, management believes that the private issuer MBSs have a net realizable value in excess of their indicated fair value and/or amortized cost and that the indicated impairment in fair value is not permanent. Management also has the intent and the ability to retain its investment in these securities for a period of time sufficient to allow for any anticipated recovery of market value.

FFC's portfolio of MBSs totaled approximately $1.27 billion at the end of 1995 and, except for those securities discussed in "Non-Performing MBSs," were either
i) U.S. Government agency-backed or ii) rated at a minimum of investment grade quality by at least one nationally recognized independent rating agency, as displayed below:

                                                 Amortized                    Fair                     Carrying
Issuer                                              Cost                      Value                      Value
-------------------------                        ----------                 ----------                -----------
                                                                      (Dollars in thousands)
U.S. Government agencies                         $  688,698                  $  685,476                $  691,406
Private issuers:
  Securities rated AA or
   above                                            503,325                     498,101                   500,403
  Securities rated below
    AA, but of investment
    grade                                            54,642                      49,897                    50,073
  Securities rated below
    investment grade                                 33,505                      28,879                    28,879
                                                 ----------                  ----------                ----------
                                                 $1,280,170                  $1,262,353                $1,270,761
                                                 ==========                  ==========                ==========

NON-PERFORMING ASSETS


Non-performing assets (consisting of impaired and non-accrual loans, non-performing MBSs, foreclosed properties, and other repossessed collateral assets) decreased to $29.8 million at December 31, 1995 from $32.3 million at December 31, 1994. The 1995 decrease in non-performing assets relates to the reduction in carrying value of $2.6 million of two private- issue mezzanine MBSs placed in non-accrual status during 1994 (see "Non-Performing MBSs" below). The carrying value for these two MBS's decreased due to i) amounts written down through charges against the $9.0 million allowance for losses established during 1994 and, ii) certain limited payments received in 1995. Other loan and asset category fluctuations generally offset. As a percentage of total assets, non-performing assets decreased from 0.59% at December 31, 1994 to 0.54% at December 31, 1995. During the five years ended December 31, 1995, FFC has not had any troubled debt restructurings. Non-performing assets are summarized as follows for the dates indicated:


                                                                    December 31,
                                              --------------------------------------------------------
                                               1995        1994         1993         1992        1991
                                              ------      ------       ------       ------      ------
                                                               (Dollars in thousands)
Non-accrual loans:
   One- to four-family
      residential                             $ 6,449     $ 5,706      $ 6,361      $ 7,320     $11,641
   Multi-family residential                       873         585          374          314         475
   Commercial real estate                         162         271          340        6,496       2,651
   Manufactured housing                           926       1,034        1,063        1,295       1,851
   Consumer and other                           3,836       2,968        2,117        1,961       3,019
                                              -------     -------      -------      -------     -------
      Total non-accrual loans                  12,246      10,564       10,255       17,386      19,637

Non-performing MBSs                            12,858      15,455           --           --          --
Real estate judgments                           1,436       2,503        2,236        2,761       3,572
Real estate foreclosed
      properties                                1,538       2,446        6,126       17,262      28,017
Real estate held for sale                       1,309       1,089           --           --          --
Repossessed collateral assets                     405         267          163          462         889
                                              -------     -------      -------      -------     -------

      Total non-performing
        assets                                $29,792     $32,324      $18,780      $37,871     $52,115
                                              =======     =======      =======      =======     =======

Non-accrual loans as a
   percentage of net loans                       .34%        .30%         .33%         .71%        .88%

Non-performing assets as a
   percentage of total assets                    .54%        .59%         .36%         .88%       1.44%


Non-Accrual and Impaired Loans. FFC places loans into a non-accrual status when loans are contractually delinquent more than ninety days. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed. Non-accrual loans have increased as a percentage of net loans to .34% from .30% at December 31, 1995 and 1994, respectively. The total of residential non-accrual loans increased by $1.0 million to $7.3 million at December 31, 1995 from year-end 1994 and the non-accrual consumer and other loans increased by $800,000 for the same period. These increased non-accrual loan categories total $1.8 million and account for the net increase of $1.6 million in total non-accrual loans from 1994 year-end to December 31, 1995. The non-accrual loans, in the aggregate, at December 31, 1995, 1994 and 1993 represented $900,000, $700,000 and

$800,000 of interest which would have been reflected in 1995, 1994 and 1993 income, respectively, if the loans had been contractually current.

The increase in residential mortgage non-accrual loans is more than offset by a reduction of $1.6 million in residential mortgage delinquencies of 30-90 days from year-end 1994 to December 31, 1995. While a portion of such 30-90 delinquent residential mortgage loans continued to become increasingly delinquent and converted to non-accrual status, the remainder improved or were paid off. The credit card non-accrual loans increased throughout the year similar to the national trend for credit card accounts but at lower delinquency percentages compared to the national comparative statistics. FFC's overall delinquency ratios for credit card accounts remain at approximately 25% below national averages in spite of trending upward during 1994 and 1995.

Non-Performing MBSs. At December 31, 1995, FFC had two non-accrual MBSs, held in the available for sale portfolio, with an amortized cost of $12.9 million, net of applicable allowances for loss, and a carrying value of $9.5 million. Each of these MBSs is a mezzanine security, which is subordinate to the senior position of that issue but still superior to other subordinate positions designed to absorb first losses. FFC has not received full monthly payments on these securities since 1993. The payments have been interrupted due to delinquencies and foreclosures in the underlying mortgage portfolio and substantially all of the cash flows are currently directed to owners of the senior position(s). Further delayed receipt of payments is probable. The underlying loans comprising these securities had been serviced by a California institution under the control of the Resolution Trust Corporation ("RTC"). During 1994 and 1995, servicing was transferred from the RTC to the trustee and subsequently to a third-party servicer. In 1994, independent national rating agencies downgraded these securities to below investment grade. Subsequent to the downgrading, an allowance for loss was recorded reflecting a permanent impairment of these securities. The allowance amount was based upon information from the rating agencies as well as discounted cash flow analyses performed by management, based upon assumptions for delinquency levels, foreclosure rates and recovery ratios in the underlying portfolios. Relative to one mezzanine issue, having a carrying value of $4.2 million, FFC's subordinated protection has been eliminated and principal losses, which were anticipated in the aforementioned provision for loss, of approximately $750,000 have been realized during 1995. FFC's mezzanine position for the second issue, having a carrying value of $5.3 million, remains superior to subordinate positions amounting to 4.42% of the aggregate par value of that issue at the end of 1995.

Also in 1994, independent national rating agencies downgraded, to below investment grade, an unrelated senior position security of the above noted issuer. This senior position security had a carrying value of $6.3 million at the end of 1995. During 1995, independent national rating agencies have downgraded, to below investment grade, additional MBSs of three unrelated issuers in which FFC had senior ownership positions having a carrying value of $13.1 million at December 31, 1995. The aggregate par value, amortized cost and carrying value of all of the above discussed senior-position MBSs rated below investment grade, each of which is held in the available for sale portfolio, were $21.8 million, $21.9 million and $19.4 million, respectively, at December 31, 1995. These senior position securities continue to be performing assets and are superior to subordinate positions amounting to 5.8% of the current aggregate par value of the securities in question at year-end 1995.

Management believes that the allowance for losses on the above referenced securities is adequate based upon its evaluations, including information from the rating agencies as well as discounted cash flow analyses performed by management, which are based upon certain assumptions for future delinquency levels, foreclosure rates and recovery ratios in the underlying portfolios. There can be no assurance that these evaluations will remain the same in the future should economic conditions, market conditions, or other factors differ significantly from the assumptions used. Management has the intent and ability to retain its investment in these securities for a period of time sufficient to allow for anticipated recovery of fair value.

Other Non-Performing Assets. The increase in non-accrual loans discussed above was offset by a decrease in FFC's other non-performing assets. Real estate judgments, foreclosed properties and real estate held for sale decreased $1.7 million from year-end 1994 to December 31, 1995 consisting of $1.5 million in dispositions and $200,000 of charge-offs during 1995. FFC has been able to limit its inventory of large commercial real estate properties owned (having a carrying value of $1.0 million or greater) to two properties totaling $2.1 million at December 31, 1995. One retail property for $1.0 million at December 31, 1995 was acquired in the FirstRock acquisition. The remaining $1.1 million property was held by FFC at December 31, 1994 and is real estate held for sale. The remainder of the real estate judgments and foreclosed properties consist primarily of one- to four-family or small multi-family properties located in the Midwest.

Summary. Non-performing and impaired (as defined) assets have declined significantly during the five-year period ended December 31, 1995 due to i) the disposition of such properties acquired in the acquisition of a troubled thrift institution in 1985, ii) improved collection efforts and iii) a management decision to restrict lending primarily to Wisconsin, Illinois and other selected Midwestern states.

All non-performing and impaired assets have been considered by management in the review of the adequacy of allowances for losses.

ALLOWANCES FOR LOSSES ON LOANS AND FORECLOSED PROPERTIES

FFC's loan portfolios, foreclosed properties and off-balance sheet financial guarantees are evaluated on a continuing basis to determine the necessity for additions to the allowances for losses and the related aggregate balance of the allowances. These evaluations consider several factors including, but not limited to, general economic conditions, collateral value, loan portfolio composition, prior loss experience and management's estimate of future potential losses. The evaluation of allowances for loan losses includes a review of both known loan problems as well as potential problems based upon historical trends and ratios. The allowances for losses on foreclosed properties are maintained at levels adequate to absorb potential future declines in the estimated fair value of the properties.

A summary of activity in the allowances for losses on loans follows:

                                                                 Year Ended December 31,
                                              -------------------------------------------------------------
                                               1995         1994          1993          1992          1991
                                              ------       ------        ------        ------        ------
                                                                 (Dollars in thousands)

Balance at beginning of year                  $25,180      $25,905       $19,540       $17,493       $16,165

Charge-offs:
   Residential real estate                     (1,111)        (864)         (839)       (1,691)       (2,155)
   Commercial real estate                          (3)        (288)         (501)       (1,044)       (2,165)
   Manufactured housing                        (1,397)      (1,477)       (2,731)       (4,212)       (7,365)
   Credit card                                 (7,912)      (6,658)       (5,890)       (6,142)       (5,640)
   Consumer-related                              (383)        (371)         (525)         (524)         (711)
   Commercial                                    (281)        (214)           --        (1,367)       (1,051)
                                              -------      -------       -------       -------       -------
      Total charge-offs                       (11,087)      (9,872)      (10,486)      (14,980)      (19,087)
                                              -------      -------       -------       -------       -------

Recoveries:
   Residential real estate                        147          604           138           242           219
   Commercial real estate                          80           --            --             3             1
   Manufactured housing                           204          181           179           288           272
   Credit card                                    878          593           653           584           653
   Consumer-related                                86          127           426           131           233
   Commercial                                       9            2            --            --            --
                                              -------      -------       -------       -------       -------
      Total recoveries                          1,404        1,507         1,396         1,248         1,378
                                              -------      -------       -------       -------       -------

Net charge-offs                                (9,683)      (8,365)       (9,090)      (13,732)      (17,709)

Provisions for losses                           9,738        6,824        10,570        15,779        19,037

Acquired banks' allowances                         --          816         4,885            --            --
                                              -------      -------       -------       -------       -------

Balance at end of year                        $25,235      $25,180       $25,905       $19,540       $17,493
                                              =======      =======       =======       =======       =======

Ratio of net charge-offs to
   average loans outstanding                     .27%         .25%          .31%          .59%          .76%

Ratio of allowance for losses
   on loans to average loans
   outstanding                                   .71%         .76%          .87%          .84%          .75%


A summary of the activity in the allowance for losses on foreclosed properties follows:

                                                                Year Ended December 31,
                                              ------------------------------------------------------------
                                               1995         1994          1993          1992         1991
                                              ------       ------        ------        ------       ------
                                                                 (Dollars in thousands)

Balance at beginning of year                  $1,146       $3,561        $3,377        $2,569       $2,378
Charge-offs                                     (213)      (3,415)       (3,335)       (5,016)      (3,377)
Provision                                         60        1,000         3,519         5,824        3,568
                                              ------       ------        ------        ------       ------

Balance at end of year                        $  993       $1,146        $3,561        $3,377       $2,569
                                              ======       ======        ======        ======       ======

The provisions for losses on foreclosed properties are included in the consolidated statements of income in "net cost of operations of foreclosed properties."

FFC's allowance for losses on loans remained steady at $25.2 million at December 31, 1995 compared to December 31, 1994. The ratio of allowances for losses on loans to average loans, however, decreased from year-end 1994 to year-end 1995, from .76% to .71%, respectively. This decline in the ratio of allowances to loans is the result of both increased loan portfolio size during 1995 and also the detailed analysis of the reserve levels appropriate for the various loan categories based on historical data and current trends.

The aggregate allowances for losses on loans was virtually the same at $25.2 million at both year-ends 1995 and 1994, but there were certain changes in the allocation of balances by loan type. The most significant increases were $700,000 in the residential real estate loan allowance and $600,000 in the consumer loan allowance. Management strengthened the real estate loan allowance to a slightly higher ratio to related loan balances for this largest segment of the total portfolio. Consumer loan growth during 1995 is also substantially collateralized by residential real estate and allowances were increased in relation to such growth.

The major decreases in allowances for losses occurred in the allowance for losses for the manufactured housing loan portfolio which continues to decline since FFC left that market. The allowance for losses on credit card loans decreased $300,000 from year-end 1994 to year-end 1995. This decrease in the credit card allowance is the result of net charge-offs exceeding provisions added to the allowance during 1995. National delinquency and charge-off data for credit card portfolios are trending upward and FFC is experiencing the same but at lower levels than most lenders. Recent data show FFC is experiencing about 25% lower delinquency and charge-off balances than national averages. However, as a result of FFC's charge-off's for credit card loans to average loans increasing to 3.51% for 1995 from 3.09% for 1994, management is carefully monitoring the credit card portfolio, the related allowance for losses and related provision for losses.

The 1995 provisions for losses on loans and losses on foreclosed properties totaled $9.7 million and $60,000, respectively, compared to the $6.8 million and $1.0 million, respectively, for 1994. The overall increase in provisions for 1995 versus 1994 reflects the additional residential mortgage provision emphasized by management for the largest segment of the loan portfolio as a whole. Provisions for credit cards and consumer loans also increased for 1995 compared to 1994 and those increases were offset by decreases in the provisions for losses on manufactured housing loans for the same period. The provisions for losses for years 1995, 1994 and 1993 remain at significantly lower levels compared to earlier years 1992 and 1991 when FF Bank's charge-off experience from certain portfolio segments and foreclosed properties from an earlier acquisition required larger allowances for losses. Also, see "Non-Performing Assets" for further discussion of this trend.

FF Bank has also, in the past, undertaken off-balance sheet financial guarantees, totaling $11.0 million at December 31, 1995, whereby certain of FF Bank's assets, primarily MBSs and securities, are pledged as collateral or letters of credit have been issued for industrial development revenue bonds which were issued by municipalities to finance real estate owned by third parties. Management has considered these guarantees, all of which are performing, in its review of the adequacy of the allowance for loan losses. See Note N to the consolidated financial statements for further discussion of off-balance sheet financial guarantees.

Management believes that the December 31, 1995, allowances for loan and foreclosed property losses are adequate based upon the current evaluation of loan delinquencies, non-performing and impaired assets, charge-off trends, economic conditions and other factors. Management also continues to pursue all practical and legal methods of collection, repossession and disposal, as well as adhering to high underwriting standards in the origination process, in order to continue to maintain such provisions at or below current levels.

A detailed analysis of FFC's allowances for losses on loans and related charge-off information is as follows for the dates and years indicated:


                 At December 31, 1995                   At December 31, 1994                   At December 31, 1993
                 --------------------                   --------------------                   --------------------

                                           Net Charge                             Net Charge                            Net Charge
                                             -offs                                  -offs                                 -offs
                                              As A                                  As A                                  As A
                                             Percent                               Percent                               Percent
                             Allowance    Of Average                  Allowance  Of Average                Allowance   Of Average
                            As A Percent    Related                 As A Percent   Related                As A Percent   Related
                                Of            Loans                     Of          Loans                     Of          Loans
                            Outstanding     For The                 Outstanding     For The               Outstanding    For The
                 Allowance    Loans In        Year       Allowance    Loans In       Year        Allowance  Loans In       Year
Type of Loan      Amount     Category   Ended 12/31/95    Amount     Category   Ended 12/31/94    Amount    Category  Ended 12/31/93
------------    ---------    --------   --------------  ---------   ----------  --------------   --------  ---------- --------------
                                                                        (Dollars in thousands)
Residential real
 estate           $ 7,726       .34%          .04%         $ 6,990        .31%          .01%       $ 6,792         .31%       .03%
Commercial real
 estate             3,823      2.50          (.05)           3,632       2.53           .22          5,353        4.68        .42
Manufactured
 housing            3,034      2.18           .83            4,267       2.79           .81          4,668        2.83       1.85
Credit cards        6,425      3.00          3.51            6,737       3.36          3.09          6,502        3.10       2.87
Consumer            3,029       .84           .05            2,444        .80           .08          1,820        1.01        .03
Education              51       .02            --               46        .02            --             52         .03        .01
Home equity           562       .20           .04              487        .20           .02            718         .36        .02
Commercial            585      3.40          1.59              577       3.03          1.02             --          --         --
                  -------                                  -------                                 -------
                  $25,235       .70%          .27%         $25,180        .73%          .25%       $25,905         .82%       .31%
                  =======     =====         =====          =======      =====         =====        =======       =====      =====




FFC's allowances for losses on loans were allocated to various loan categories as follows for the dates indicated:


                                                                    December 31,
                             1995                  1994                1993                   1992                   1991
                      --------------------  -------------------   --------------------  --------------------   --------------------
                                                                                     (Dollars in thousands)
                              Percent Of              Percent Of          Percent Of             Percent Of             Percent Of
                             Loans in Each          Loans In Each        Loans In Each          Loans In Each          Loans In Each
                              Category to            Category to          Category to            Category to            Category to
Type of Loan          Amount  Total Loans   Amount   Total Loans  Amount  Total Loans   Amount   Total Loans   Amount   Total Loans
------------          ------  ------------  ------   ----------   ------  ------------  ------   ------------  ------   -----------
Residential real
 estate              $ 7,726     61.5%     $ 6,990      64.5%   $ 6,792      67.6%     $ 4,140      64.5%     $ 3,251     63.8%
Commercial real
 estate                3,823      4.2        3,632       4.1      5,353       3.6        5,281       4.9        4,788      5.5
Manufactured
 housing               3,034      3.8        4,267       4.3      4,668       5.1        4,325       5.3        4,492      6.1
Credit cards           6,425      5.8        6,737       5.7      6,502       6.5        4,034       7.2        2,734      7.0
Consumer and other     3,642     24.2        2,977      20.9      2,590      17.2        1,760      18.1        1,138     17.4
Commercial               585       .5          577        .5         --        --           --        --        1,090       .2
                     -------    -----      -------     -----    -------     -----      -------     -----      -------     -----
                     $25,235    100.0%     $25,180     100.0%   $25,905     100.0%     $19,540     100.0%     $17,493    100.0%
                     =======    =====      =======     =====    =======     =====      =======     =====     =======    =====


DEPOSITS

Deposits increased $43.1 million during 1995 as a result of shifting of funds by depositors as interest rates rose substantially during 1995. The weighted average cost of deposits increased to 4.56% at the end of 1995, from the 4.15% reported at the end of 1994, due to increases in general interest rate levels.

BORROWINGS

At December 31, 1995, FFC's consolidated borrowings decreased to $570.5 million from $708.4 million at the end of 1994. The decrease in borrowings is primarily attributable to a decrease in FHL Bank advances of $146.8 million. The weighted average cost of borrowings increased to 6.31% at the end of 1995 as compared to 6.07% at year-end 1994 as a result of generally higher interest rate levels during 1995.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1995 was $384.9 million or 7.04% of total assets, compared to $327.3 million or 5.95% of total assets at December 31, 1994. The dollar increase in stockholders' equity, after restatement of 1994 amounts to reflect the stock issued in connection with the FirstRock merger, resulted from the net effect of i) net income of $64.0 million, ii) cash dividend payments to stockholders of $14.2 million and iii) an improvement of $2.6 million in the net unrealized holding loss on available-for-sale securities. Stockholders' equity per share increased from $11.24 per share at year-end 1994 to $12.97 per share at year-end 1995.

REGULATORY CAPITAL

FF Bank is subject to various OTS capital measurements and had regulatory capital well in excess of all OTS requirements at December 31, 1995, as summarized below:


                                                           OTS Capital Ratios
                                           ------------------------------------------------
                                           Actual                Required
                                           Ratio                  Ratio              Excess
                                           ------                --------            ------

Tangible capital                              7.30%               1.50%                5.80%
Core leverage capital                         7.59%               3.00%                4.59%
Risk-based capital                           15.82%               8.00%                7.82%


The OTS has adopted a final rule, effective March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. At December 31, 1995, FFC had core deposit intangibles of $17.3 million, all of which have been grandfathered from this OTS rule. The OTS has added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating the OTS risk-based capital requirement. Final implementation of this rule was pending at the end of 1995. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions. Management of FFC and FF Bank do not believe these rules will significantly impact the capital requirements of FF Bank or cause FF Bank to fail to meet its regulatory capital requirements.

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

Summary gap information for FFC is presented below as of year end 1995 and 1994.


                                                          Ratio of Cumulative
                                                      Negative Gap To Total Assets
                                       -----------------------------------------------------------
                                        One Year                Three Years              Five Years
                                        --------                -----------              ----------
December 31, 1995                         (3.65)%                 (4.01)%                  (3.15)%
December 31, 1994                         (1.93)                  (4.29)                   (6.06)



FFC's negative one-year gap increased to $199.8 million, or 3.65% of total assets, at the end of 1995 from $106.1 million, or 1.93% of total assets, at the end of 1994. FFC's consolidated one-year negative gap position of 3.65% at December 31, 1995 falls within management's currently acceptable range of 10% positive to 10% negative. Traditionally, management of FFC and FF Bank have not utilized off-balance sheet derivative financial instruments as part of its efforts to control interest-rate risk. In view of the current interest-rate environment and the related impact on customer behavior, management believes that it is important to weigh and balance the effect of asset/liability management decisions in the short-term in its efforts to maintain net interest margins and acceptable future profitability. As such, management believes that it has been able to achieve a consistent net interest margin while still meeting asset/liability management objectives.

In this regard, FF Bank also measures and evaluates interest-rate risk via a separate methodology. The net market value of interest-sensitive assets and liabilities is determined by measuring the net present value of future cash flows under varying interest rate scenarios in which interest rates would theoretically increase or decrease up to 400 basis points on a sudden and prolonged basis. This theoretical analysis at the end of 1995 indicates that FF Bank's current financial position should adequately protect FF Bank, and thus FFC, from the effects of rapid rate changes. The OTS has added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating the OTS risk-based capital requirement. The final implementation of this rule was pending at the end of 1995 as the OTS has delayed the effective date of the regulation pending its adoption of a process by which an institution may appeal an OTS interest-rate risk capital deduction determination. At December 31, 1995, FF Bank would not have been required to deduct an interest-rate risk component under this regulation.

Asset/Liability Repricing Schedule. The table on the following page sets forth the combined estimated maturity/repricing structure of FFC's interest-earning assets (including net items) and interest-costing liabilities at December 31, 1995. Assumptions regarding prepayment and withdrawal rates are based upon FF Bank's historical experience, and management believes such assumptions are reasonable. The table does not necessarily indicate the impact of general interest-rate movements on FF Bank's net interest income because repricing of certain categories of assets and liabilities through, for example, prepayments of loans and withdrawals of deposits, is beyond FF Bank's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels. Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the data in the table.


FIRST FINANCIAL CORPORATION CONSOLIDATED GAP ANALYSIS AT DECEMBER 31, 1995



                                      Three       Four       Greater      Greater      Greater     Greater
                                      Months      Months     Than One    Than Three   Than Five   Than Ten     Greater
                                       And       Through      Through      Through     Through     Through       Than
                                      Under      One Year   Three Years  Five Years   Ten Years    20 Years    20 Years     Total
                                    ---------    --------   -----------  ----------   ---------   ----------  ----------  --------
                                                                         (Dollars in thousands)
Rate-sensitive assets:
   Investments and interest-
     earning deposits, including
     federal funds (a)(b)          $  122,154  $   56,263   $   42,020   $  28,146    $    572    $ 35,456   $     --   $   284,611
   Mortgage-related securities (b)    552,083     630,077       34,332      20,172      23,168      10,605        324     1,270,761
   Mortgage loans:
     Fixed-rate (c)(d)                 61,857     155,776      361,280     241,778     387,156     140,937      8,624     1,357,408
     Adjustable-rate (c)              170,205     425,547      414,863          --          --          --         --     1,010,615
   Other loans                        679,569     183,327      199,763      79,180      81,580      24,175      1,183     1,248,777
                                    ---------   ---------    ---------    --------    --------    --------   --------    ----------
                                    1,585,868   1,450,990    1,052,258     369,276     492,476     211,173     10,131     5,172,172

Rate-sensitive liabilities:
   Deposits (e)(f):
     Checking                         129,157      27,032       67,487      52,665      82,363      73,909     40,590       473,203
     Money market accounts             83,660      39,206       90,086      46,845      39,583      10,049      1,116       310,545
     Passbook                         273,473     198,662       60,431      43,510      62,655      39,875      9,354       687,960
     Certificates of deposit          666,949   1,262,832      847,927     176,382       3,716          --         --     2,957,806
   Borrowings                         535,297      20,368        5,984       2,797         832       1,910      3,320       570,508
                                    ---------   ---------    ---------    --------    --------    --------   --------    ----------
                                    1,688,536   1,548,100    1,071,915     322,199     189,149     125,743     54,380     5,000,022
                                    ---------   ---------    ---------    --------    --------    --------   --------    ----------

GAP (repricing difference)         $ (102,668) $  (97,110)  $ ( 19,657)  $  47,077    $303,327    $ 85,430   $(44,249)   $  172,150
                                    =========   =========    =========    ========    ========    ========   ========    ==========

Cumulative GAP                     $ (102,668) $ (199,778)  $ (219,435)  $ (172,358)  $130,969    $216,399   $172,150
                                    =========   =========    =========    ========    ========    ========   ========

Cumulative GAP/Total Assets             (1.88)%     (3.65)%      (4.01)%     (3.15)%      2.39%       3.96%      3.15%
                                    =========   =========    =========    =========   ========    ========   ========


(a) Investments are adjusted to include FHL Bank stock totaling $35.5 million as investments in the "Greater than Ten Through 20 Years" category.

(b) Investment and mortgage-related securities are presented at carrying value, including net unrealized holding gain or loss on available-for-sale securities.

(c) Based upon 1) contractual maturity, 2) repricing date, if applicable, 3) scheduled repayments of principal and 4) projected prepayments of principal based upon FFC's historical experience as modified for current market conditions.

(d)   Includes loans held for sale.

(e) Deposits include $13.2 million of advance payments by borrowers for tax and insurance and exclude accrued interest of $8.2 million.

(f) FFC has assumed that its passbook savings, checking accounts and money market accounts would have projected annual withdrawal rates, based upon FFC's historical experience, of 26%, 34% and 42%, respectively.

REGULATORY ISSUES

FF Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Deposit insurance premiums to both the SAIF and the Bank Insurance Fund ("BIF") of the FDIC were identical when both funds were created in 1989, with an eight cent differential between the premiums paid by well-capitalized institutions and the premiums paid by under-capitalized institutions (23 cents to 31 cents per $100 of assessable deposits). Deposit insurance premiums for the SAIF and the BIF, which insures deposits in national and state-chartered banks, are set to facilitate each fund achieving its designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and lowered BIF deposit insurance premium rates for all but the riskiest institutions. Effective January 1, 1996, BIF deposit insurance premiums for well-capitalized banks were further reduced to the statutory minimum of $2,000 per institution per year. Because the SAIF remains significantly below its designated reserve ratio, SAIF deposit insurance premiums were not reduced and remain at 0.23% to 0.31% of deposits, based upon an institution's supervisory evaluations and capital levels. The current discrepancy in deposit insurance premiums between the BIF and the SAIF could place FF Bank at a competitive disadvantage to BIF insured institutions.

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

Legislation also has been proposed that could eliminate the federal savings association charter. If such legislation is enacted, FF Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Pending legislation may provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if FF Bank converted its charter, provided that FF Bank meets a proposed residential loan origination requirement. Pending legislation also may result in FFC becoming regulated at the holding company level by the Federal Reserve Board rather than by the OTS. Regulation by the Federal Reserve Board could subject FFC to capital requirements that are not currently applicable to FFC as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which FFC may engage at the holding company level, which business activities currently are not restricted. FFC is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to the recapture of bad debt deductions previously taken.