Form 10-K, Exhibit 13
period 1996-12-31
FIRST FINANCIAL CORP /WI/
filed 1997-03-25
CIK 735553

EXHIBIT 13(a)
                        CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
First Financial Corporation



We have audited the accompanying consolidated balance sheets of First Financial Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.




January 14, 1997
Milwaukee, Wisconsin

CONSOLIDATED BALANCE SHEETS

FIRST FINANCIAL CORPORATION

                                                                                      December 31,
                                                                                    1996                1995
                                                                                -----------          -------
                                                                                (Dollars in thousands)

ASSETS

Cash                                                                            $  133,529             $  123,379
Federal funds sold                                                                   2,513                 34,929
Interest-earning deposits                                                           18,043                 13,801
                                                                                ----------             ----------
                                               CASH AND CASH EQUIVALENTS           154,085                172,109

Securities available for sale (at fair value):
    Investment securities                                                          136,477                 80,999
    Mortgage-related securities                                                  1,048,085                571,293
Securities held to maturity:
    Investment securities (fair value of
      $57,996,000--1996 and $119,063,000--
      1995)                                                                         58,434                119,426
    Mortgage-related securities (fair value of
      $597,106,000--1996 and $691,060,000--
      1995)                                                                        602,352                699,468
Loans receivable:
    Held for sale                                                                   19,119                 26,651
    Held for investment                                                          3,493,700              3,590,149
Foreclosed properties and repossessed
    assets                                                                           3,997                  3,379
Real estate held for investment or sale                                              7,431                  8,289
Office properties and equipment                                                     50,428                 51,124
Intangible assets, less accumulated
    amortization                                                                    12,739                 21,481
Other assets                                                                       113,584                126,740
                                                                                ----------             ----------
                                                                                $5,700,431             $5,471,108
                                                                                ==========             ==========

                                                                                    December 31,
                                                                                1996              1995
                                                                             ----------         -------
                                                                               (Dollars in thousands)
LIABILITIES

Deposits                                                                     $4,444,932        $4,424,525
Federal Home Loan Bank advances and
    other borrowings                                                            769,526           570,508
Advance payments by borrowers for
    taxes and insurance                                                          13,382            13,206
Other liabilities                                                                62,080            77,952
                                                                             ----------        ----------
                                                        TOTAL LIABILITIES     5,289,920         5,086,191


STOCKHOLDERS' EQUITY

Serial preferred stock, $1 par value:
    Authorized: 3,000,000 shares
    None issued
Common stock, $1 par value:
    Authorized: 75,000,000 shares
    Issued: 37,450,879 (1996) and
      37,095,456 (1995) shares
    Outstanding: 36,802,484 (1996) and
      37,095,456 (1995) shares                                                   37,451             37,095
Additional paid-in capital                                                       43,668             42,337
Net unrealized gain (loss) on
 securities available for sale                                                    1,300             (6,021)
Treasury stock, 648,395 shares, at cost                                         (14,447)
Common stock purchased by ESOP                                                                        (271)
Retained earnings                                                               342,539            311,777
                                                                             ----------         ----------
                                               TOTAL STOCKHOLDERS' EQUITY       410,511            384,917

                                                                             $5,700,431         $5,471,108
                                                                             ==========         ==========

See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME

FIRST FINANCIAL CORPORATION                                               Year Ended December 31,
                                                                     1996              1995              1994
                                                                           (Dollars in thousands,
                                                                          except per share amounts)
Interest income:
    Mortgage loans                                                 $175,508          $183,434          $176,914
    Other loans                                                     126,186           120,256           100,755
    Mortgage-related securities                                      97,251            98,821            89,379
    Investments                                                      20,105            14,797            14,816
                                                                   --------          --------          --------
                                           TOTAL INTEREST INCOME    419,050           417,308           381,864
Interest expense:
    Deposits                                                        199,450           196,823           174,819
    Federal Home Loan Bank advances and
      other borrowings                                               32,291            37,348            29,403
                                                                   --------          --------          --------
    TOTAL INTEREST EXPENSE                                          231,741           234,171           204,222
                                                                   --------          --------          --------
                                             NET INTEREST INCOME    187,309           183,137           177,642
Provisions for losses on loans                                        9,030             9,738             6,824
                                                                   --------          --------          --------
                            NET INTEREST INCOME AFTER PROVISIONS
                                             FOR LOSSES ON LOANS    178,279           173,399           170,818
Non-interest income:
    Deposit account service fees                                     13,934            12,101            10,582
    Loan fees and service charges                                    12,300            11,109             9,814
    Insurance and brokerage sales commis-
      sions                                                           7,293             6,849             7,269
    Service fees on loans sold                                        6,193             7,125             7,737
    Net gain on sales of loans held for sale                         15,082             2,703             2,732
    Net gain (loss) on sales of securities
      available for sale                                            (11,592)            1,182            (7,896)
    Other                                                             3,184             3,222             3,056
                                                                   --------          --------          --------
                                       TOTAL NON-INTEREST INCOME     46,394            44,291            33,294
                                                                   --------          --------          --------
                                                                    224,673           217,690           204,112
Non-interest expense:
    Compensation, payroll taxes and other
       employee benefits                                             47,996            45,263            51,496
    Federal deposit insurance premiums                               38,439            10,169            10,291
    Occupancy                                                         9,377             9,006             9,157
    Amortization of intangible assets                                 8,955             5,245             5,365
    Data processing                                                   7,577             7,159             7,360
    Acquisition-related costs                                                           6,458
    Loan expense                                                      7,222             6,257             6,669
    Telephone and postage                                             6,594             6,434             6,083
    Marketing                                                         6,012             5,941             5,004
    Furniture and equipment                                           4,855             5,303             6,071
    Net cost of (income from) operations
       of foreclosed properties                                        (260)             (164)            1,123
    Other                                                            12,005            11,531            11,748
                                                                   --------          --------          --------
                                      TOTAL NON-INTEREST EXPENSE    148,772           118,602           120,367
                                                                   --------          --------          --------
                                      INCOME BEFORE INCOME TAXES
                                          AND EXTRAORDINARY ITEM     75,901            99,088            83,745

Income taxes                                                         25,443            35,104            30,716
                                                                   --------          --------          --------
                                INCOME BEFORE EXTRAORDINARY ITEM     50,458            63,984            53,029
Extraordinary item, net of tax
  effect of $370,000                                                   (686)
                                                                   --------          --------          --------
                                                      NET INCOME   $ 49,772          $ 63,984          $ 53,029
                                                                   ========          ========          ========
Earnings per share:
    Primary:
      Income before extraordinary item                             $   1.33          $   1.70          $   1.42
      Extraordinary item                                               (.02)
                                                                   --------          --------          --------
      Net income                                                   $   1.31          $   1.70          $   1.42
                                                                   ========          ========          ========
    Fully diluted:
      Income before extraordinary item                             $   1.32          $   1.69          $   1.42
      Extraordinary item                                               (.02)
                                                                   --------          --------          --------
      Net income                                                   $   1.30          $   1.69          $   1.42
                                                                   ========          ========          ========

Cash dividends paid per share                                      $   .510          $   .384          $   .320

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FIRST FINANCIAL CORPORATION
                                                                                            Net
                                                                                        Unrealized
                                                                                           Gain
                                                                                         (Loss) on                         Common
                                                                    Additional          Securities                          Stock
                                                       Common         Paid-In            Available        Treasury       Purchased
                                                       Stock          Capital            For Sale          Stock          By ESOP
                                                       ------        ---------          ----------        --------       ---------
                                                                                                   (Dollars in thousands)
BALANCES AT JANUARY 1, 1994                             $34,823           $37,967        $ 1,747           $(4,126)         $(2,025)

Net income
Cash dividends ($.320 per share)
Exercise of stock options                                   349             1,246
Issuance of common stock in
  conjunction with acquisition                            1,172             3,616
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                                                   (10,366)
Pre-merger transactions
  of pooled company                                          63                19                              457              417
                                                       --------          --------       --------          --------         --------
BALANCES AT DECEMBER 31, 1994                            36,407            42,848         (8,619)           (3,669)          (1,608)

Net income
Cash dividends ($.384 per share)
Exercise of stock options                                   630             2,394
Payment on ESOP loan                                                                                                            790
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                                                     2,598
Pre-merger transactions
  of pooled company                                          58            (2,905)                           3,669              547
                                                       --------          --------       --------          --------         --------
BALANCES AT DECEMBER 31, 1995                            37,095            42,337         (6,021)                0             (271)

Net income
Cash dividends ($.510 per share)
Exercise of stock options                                   356             1,346
Payment on ESOP loan                                                                                                            271
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                                                     7,321
Purchase of treasury stock                                                                                 (14,447)
Other                                                                         (15)
                                                      ---------         ---------      ---------         ---------        ---------
BALANCES AT DECEMBER 31, 1996                         $  37,451         $  43,668      $   1,300         $ (14,447)       $       0
                                                      =========         =========      =========         =========        =========

See notes to consolidated financial statements.

FIRST FINANCIAL CORPORATION


                                              Retained        Stockholders'
                                              Earnings           Equity
                                              --------        ---------
BALANCES AT JANUARY 1, 1994                     $212,257          $280,643

Net income                                        53,029            53,029
Cash dividends ($.320 per share)                  (9,950)           (9,950)
Exercise of stock options                                            1,595
Issuance of common stock in
  conjunction with acquisition                     6,613            11,401
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                             (10,366)
Pre-merger transactions
  of pooled company                                                    956
                                                --------          --------
BALANCES AT DECEMBER 31, 1994                    261,949           327,308

Net income                                        63,984            63,984
Cash dividends ($.384 per share)                 (14,156)          (14,156)
Exercise of stock options                                            3,024
Payment on ESOP loan                                                   790
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                               2,598
Pre-merger transactions
  of pooled company                                                  1,369
                                                --------          --------
BALANCES AT DECEMBER 31, 1995                    311,777           384,917

Net income                                        49,772            49,772
Cash dividends ($.510 per share)                 (19,010)          (19,010)
Exercise of stock options                                            1,702
Payment on ESOP loan                                                   271
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                                               7,321
Purchase of treasury stock                                         (14,447)
Other                                                                  (15)
                                                --------         ---------
BALANCES AT DECEMBER 31, 1996                   $342,539         $ 410,511
                                                ========         =========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FIRST FINANCIAL CORPORATION

                                                                              Year Ended December 31,
                                                                     1996              1995              1994
                                                                   --------          --------          ------
                                                                               (Dollars in thousands)
OPERATING ACTIVITIES
    Net income                                                     $   49,772        $   63,984        $   53,029
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
        Decrease (increase) in accrued
           interest on loans                                              261           (4,657)            (2,563)
        (Decrease) increase in accrued
           interest on deposits                                        (1,090)            4,123               148
        Loans originated for sale                                    (225,154)         (210,150)         (298,813)
        Proceeds from sales of loans held
           for sale                                                   320,066           211,658           443,931
        Provision for depreciation                                      6,075             5,746             6,513
        Provision for losses on loans and
           other assets                                                 8,563            10,240             7,949
        Amortization of intangible assets
           and servicing rights                                        10,822             6,442             6,255
        Net (gain) loss on sales of loans
           and other assets                                            (3,447)           (3,911)            4,924
        Other                                                         (17,176)            3,639            (1,971)
                                                                   ----------        ----------        -----------
                       NET CASH PROVIDED BY OPERATING ACTIVITIES      148,692            87,114           219,402

INVESTING ACTIVITIES

    Proceeds from sales of investment
        securities available for sale                                  24,343            18,759            65,088
    Proceeds from maturities of investment
        securities held to maturity                                    90,327            51,126            24,393
    Proceeds from maturities of available
        for sale investment securities                                  6,935             9,615            16,649
    Purchases of available for sale
      investment securities                                           (82,884)          (15,770)           (2,627)
    Purchases of investment securities held
        to maturity                                                   (29,849)          (62,710)           (7,610)
    Proceeds from sales of mortgage-related
        securities available for sale                                 395,281                             182,563
    Principal payments received on
        mortgage-related securities                                   195,168           233,949           292,219
    Purchases of mortgage-related securities                         (803,280)                           (594,952)
    Principal collected on loans
        receivable                                                    669,578           564,076           586,875
    Loans originated for portfolio                                   (825,935)         (726,877)         (972,726)
    Additions to office properties and
        equipment                                                      (4,391)           (3,473)           (3,397)
    Proceeds from sales of foreclosed
        properties and repossessed assets                               7,408             8,048             8,745
    Proceeds from sales of real estate
        held for investment                                             1,376                18            14,042
    Business acquisition                                                                                    4,593
                                                                   ----------        ----------          --------
                                  NET CASH PROVIDED BY (USED IN)
                                            INVESTING ACTIVITIES     (355,923)           76,761          (386,145)



FIRST FINANCIAL CORPORATION                                              Year Ended December 31,
                                                                     1996              1995              1994
                                                                   --------          --------          ------
                                                                               (Dollars in thousands)

FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                21,497            38,947          ( 96,257)
    Increase (decrease) in advance payments by
        borrowers for taxes and insurance                                 176            (2,780)              337
    Net increase in reverse repurchase
      agreements                                                       28,118            12,845            13,127
    Proceeds of borrowings                                          1,718,100         1,094,623         1,119,527
    Repayments of borrowings                                       (1,547,200)       (1,245,406)         (881,342)
    Proceeds from exercise of stock options                             1,702             3,254             1,845
    Proceeds from vesting of employee
        benefit plans                                                     271             1,929               416
    Purchase of treasury stock                                        (14,447)
    Payments of cash dividends to
         stockholders                                                 (19,010)          (14,156)           (9,950)
                                                                   ----------        ----------        ----------
                                  NET CASH PROVIDED BY (USED IN)
                                            FINANCING ACTIVITIES      189,207          (110,744)          147,703
                                                                   ----------        ----------        ----------
                            INCREASE (DECREASE) IN CASH AND CASH
                                                     EQUIVALENTS      (18,024)           53,131           (19,040)
Cash and cash equivalents at
     beginning of year                                                172,109           118,978           138,018
                                                                   ----------        ----------        ----------
                        CASH AND CASH EQUIVALENTS AT END OF YEAR   $  154,085        $  172,109        $  118,978
                                                                   ==========        ==========        ==========

Supplemental  disclosure  of cash flow  information:
    Cash paid or  credited  to accounts for:
        Interest on deposits and borrowings                        $  232,275        $  230,501        $  202,520
        Income taxes                                                   26,997            35,138            34,111
    Non-cash investing activities:
        Mortgage loans securitized and trans-
          ferred to mortgage-related securities
          available for sale                                          161,087
        Investment securities transferred to
          available-for-sale portfolio at
          amortized cost                                                                 20,734            67,337
        Mortgage-related securities transferred
          to available-for-sale portfolio at
          amortized cost                                                                391,537            64,153
        Mortgage loans transferred to loans
           held for sale portfolio                                     27,068            15,467            26,028
        Loans receivable transferred to
           foreclosed properties                                        7,676             6,158             7,169

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FINANCIAL CORPORATION

December 31, 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business: First Financial Corporation ("FFC") provides a full range of financial services from offices in Wisconsin and Illinois through its wholly-owned insured banking subsidiary, First Financial Bank ("FF Bank") and FF Bank's subsidiaries, all of which are wholly-owned. FFC and its subsidiary are subject to competition from other financial institutions. FFC and its subsidiary also are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of FFC and FF Bank. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures, which are not material, are accounted for on the equity method.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In addition to those discussed under "Investment And Mortgage-Related Securities Held To Maturity And Available For Sale" below, material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for loan losses, the valuation of investments, mortgage-related securities, and mortgage servicing rights. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents: FFC considers its interest-earning deposits and federal funds sold which have original maturities of three months or less to be cash equivalents.

Investment and  Mortgage-Related  Securities  Held to Maturity and Available for
Sale: Debt securities are classified as held-to- maturity when FFC has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. As a result, the balance of stockholders' equity at December 31, 1996 was increased by $1,300,000, net of $742,000 in deferred income

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

taxes, and at December 31, 1995 was decreased by $6,021,000, net of $3,104,000 in deferred income taxes. See Notes C and D. No securities are held by FFC in a trading account.

In October 1995, the Financial Accounting Standards Board ("FASB") approved a modification of Statement of Financial Accounting Standards ("Statement") No. 115, wherein from November 15, 1995 through December 31, 1995 FF Bank had the opportunity to reconsider its classification of investment and mortgage-related securities as held-to-maturity, trading, or available-for-sale. Accordingly, on December 21, 1995, FFC chose to reclassify certain investments and mortgage-related securities from held-to- maturity to available-for-sale. At the date of transfer, the amortized cost of the investment and mortgage-related securities was $20,734,000 and $391,537,000, respectively. The net unrealized gain on those securities was $895,000 and $410,000, which was credited to stockholders' equity net of income tax effect of $322,000 and $148,000, respectively.

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

Interest, Fees, and Discounts on Loans: Interest on loans is recorded using the accrual method. Allowances ($907,000--1996; $914,000--1995) are established for uncollected interest on non-accrual loans. Generally, a loan is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become more than 90 days past due or management has serious doubts about further

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on non-accrual status, accrued but unpaid interest is reversed. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

Mortgage Servicing Rights: Fees charged for servicing loans for other investors are recognized as income in the period the related loan payments are received from the borrowers. Effective January 1, 1995, FFC adopted Statement No. 122, "Accounting for Mortgage Servicing Rights." Statement No. 122 requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for others, whether those rights are purchased or originated. In accordance with the Statement, an enterprise that acquires mortgage servicing rights through either the origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and to the loans (without the mortgage servicing rights) based on their relative fair values. The value of mortgage servicing rights originated prior to January 1, 1995 is not recorded on FFC's consolidated balance sheets. FFC has recognized originated servicing rights of $2,715,000 and $1,747,000, during 1996 and 1995, respectively.

Originated servicing rights resulting from the above adoption of Statement No. 122, purchased servicing rights resulting from the valuation of loan servicing acquired in business acquisitions or in the purchase of loan servicing rights from other financial institutions and excess servicing rights for servicing income

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

above the normal servicing spread, are amortized in proportion to, and over the period of, estimated net servicing revenues, and are shown as a reduction of "Service fees on loan sold" in the consolidated statements of income. Servicing rights recorded subsequent to the adoption of Statement No. 122 are carried at the lower of amortized cost or fair value. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: loan product type (i.e., fixed rate or adjustable) and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Effective January 1, 1995, FFC adopted Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Statement No. 114, which was amended by Statement No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 permits certain loans with homogeneous characteristics to be excluded from the effects of this statement. Approximately 95% of FFC's loans outstanding at December 31, 1996 are included in one or more homogeneous categories. The adoption of Statements No. 114 and 118 had no effect on FFC's financial condition or results of operations.

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

Depreciation and Amortization: The cost of office properties and equipment and real estate held for investment or sale is being depreciated principally by the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized on the straight-line method over the lesser of the term of the respective lease or estimated economic life.

Intangible Assets: The cost in excess of net assets of acquired businesses is being amortized over ten to fifteen years using the straight-line and accelerated methods. The cost in excess of net assets of acquired businesses, aggregating $1,356,000 and $4,164,000 at December 31, 1996 and 1995,
respectively, is net of accumulated amortization.

The premiums resulting from the valuation of core deposits acquired in business combinations or in the purchase of branch offices are amortized over the estimated life of the deposit base of seven to ten years using the level yield method. Core deposit intangibles, aggregating $11,383,000 and $17,317,000 at December 31, 1996 and 1995, respectively, are net of accumulated amortization.

During 1996 $4,200,000 in additional amortization of goodwill and core deposit intangibles was recorded based on FFC's re-evaluation of these intangibles in accordance with Statement No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions" with regard to early 1980's acquisitions.

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

Per Share Amounts: The Board of Directors declared a five-for-four stock split of FFC's common stock to stockholders of record on December 16, 1996 payable on December 30, 1996. This stock split was distributed in the form of a 25% stock dividend. The par value of the common stock remained at $1.00. All numbers of shares and per share amounts in the financial statements and notes have been adjusted to reflect these distributions.

Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each

FIRST FINANCIAL CORPORATION

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

period and common equivalent shares (using the treasury sharemethod) outstanding at the end of each period. FFC's common equivalent shares consist entirely of stock options. The resulting number of shares used in computing primary earnings per share in 1996, 1995 and 1994 after adjustment is 38,093,000, 37,732,000 and
37,319,000, respectively. The resulting number of shares used in computing fully diluted earnings per share in 1996, 1995 and 1994 after adjustment is 38,220,000, 37,917,000 and 37,358,000, respectively.

Pending Accounting Changes: The FASB has issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which is effective for transfers occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of a financial-components approach that focuses on control. The FASB subsequently issued Statement No. 127, in December, 1996, which provides for the deferral of the effective date of certain provisions of Statement No. 125. Management believes that the effect of adopting these statements will not be material to FFC's financial condition or results of operations.

Reclassifications: Certain 1995 and 1994 accounts have been reclassified to conform to the 1996 presentations.

NOTE B--BUSINESS COMBINATION

On February 28, 1995, FFC acquired FirstRock Bancorp, Inc. ("FirstRock") of Rockford, Illinois. In the acquisition, 5,458,015 shares of FFC common stock were issued to FirstRock shareholders. Upon closing, FirstRock's subsidiary, First Federal Savings Bank, FSB ("First Federal") was merged into FF Bank with First Federal's six offices now operating as branch banking offices of FF Bank. FirstRock was merged into FFC. The transaction was accounted for as a pooling-of-interests.

As a result of the FirstRock acquisition, FFC and FirstRock incurred expenses i) in conjunction with the acquisition itself and ii) relative to the reorganization of FirstRock's operations following the acquisition. The acquisition/transaction costs and charges aggregated $6.5 million on a pre-tax basis and $4.0 million on an after-tax basis, or $0.10 per share.

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES

The following is a summary of available-for-sale investment securities and held-to-maturity investment securities.

                                              Amortized         Gross Unrealized
                                                 Cost           Gains           Losses        Fair Value
December 31, 1996:                                            (Dollars in thousands)

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations                           $ 90,112         $ 1,514          $    87         $ 91,539
     Adjustable-rate mortgage
        mutual fund                             45,796                              858           44,938
                                              --------         -------          -------         --------

                                              $135,908         $ 1,514          $   945         $136,477
                                              ========         =======          =======         ========

   Held-to-maturity:

      U.S. Government and
        federal agency
        obligations                           $ 56,802         $   166          $   605         $ 56,363
     Corporate and bank notes
       receivable (investment
       grade)                                      583                                3              580
     State and municipal
        obligations                              1,049               4                             1,053
                                              --------         -------          -------         --------

                                              $ 58,434         $   170          $   608         $ 57,996
                                              ========         =======          =======         ========

December 31, 1995:

   Available-for-sale:

     U.S. Government and
        federal agency
        obligations                           $ 31,812         $   916          $    51         $ 32,677
     Adjustable-rate mortgage
        mutual fund                             47,905              17              659           47,263
      Corporate and bank notes
        receivable (investment
        grade)                                     997              62                             1,059
                                              --------         -------          -------         --------

                                              $ 80,714         $   995          $   710         $ 80,999
                                              ========         =======          =======         ========

   Held-to-maturity:

      U.S. Government and
        federal agency
        obligations                           $113,519         $   417          $   777         $113,159
     Corporate and bank notes
       receivable (investment
       grade)                                    4,859               2               11            4,850
     State and municipal
        obligations                              1,048               8                2            1,054
                                              --------         -------          -------         --------

                                              $119,426         $   427          $   790         $119,063
                                              ========         =======          =======         ========

FIRST FINANCIAL CORPORATION

NOTE C--INVESTMENT SECURITIES--Continued

The amortized cost and fair value of investment securities at December 31, 1996, by contractual maturity or repricing date, are shown below.

                                             Available-For-Sale   Held-To-Maturity
                                              Amortized      Fair            Amortized       Fair
                                                Cost         Value             Cost         Value
                                                             (Dollars in thousands)

  Due in one year or less                     $ 48,873      $ 47,929        $ 20,098       $ 19,830
  Due after one year through
    five years                                  47,003        47,108          37,934         37,762
  Due after five years through
    ten years                                                                    402            404
  Due after ten years                           40,032        41,440
                                              --------      --------        --------       --------

                                              $135,908      $136,477        $ 58,434       $ 57,996
                                              ========      ========        ========       ========


During the years ended December 31, 1996, 1995 and 1994, investment securities available for sale with a fair value at the date of sale of $24,343,000, $18,759,000, and $65,088,000, respectively, were sold. The gross realized gains on such sales totaled $1,464,000, $1,182,000, and $1,319,000, in 1996, 1995, and
1994, respectively. Gross realized losses on such sales totaled $4,000 and $544,000 in 1996 and 1994, respectively.

Accrued interest on investment securities, including those securities classified as federal funds sold, interest-earning deposits and short-term securities, was $2,208,000 and $3,470,000 at December 31, 1996 and 1995, respectively.

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES

The  following  is  a  summary  of  available-for-sale   and  held-to-  maturity
mortgage-related securities.

                                              Amortized         Gross Unrealized
                                                 Cost           Gains           Losses          Fair Value
                                                              (Dollars in thousands)
December 31, 1996:

  Available-for-sale:

      U.S. Government agencies:
        Mortgage-backed
         securities                           $  912,071        $ 4,884          $   789        $  916,166
        Collateralized mortgage
         obligations                              12,609             33              172            12,470

      Non-agency:
        Mortgage-backed
         securities                              121,932            572            3,055           119,449
                                              ----------        -------          -------        ----------
                                              $1,046,612        $ 5,489          $ 4,016        $1,048,085
                                              ==========        =======          =======        ==========
  Held-to-maturity:

     U.S. Government agencies:
        Mortgage-backed
         securities                           $  177,347        $ 3,746          $   154        $  180,939
       Collateralized mortgage
         obligations                             270,424          1,630           11,355           260,699

      Non-agency:
       Mortgage-backed
         securities                              154,146          1,137              259           155,024
       Collateralized mortgage
         obligations                                 435              9                                444
                                              ----------        -------          -------        ----------
                                              $  602,352        $ 6,522          $11,768        $  597,106
                                              ==========        =======          =======        ==========

December 31, 1995:

   Available-for-sale:

      U.S. Government agencies:
        Mortgage-backed
         securities                           $  132,770        $ 2,216          $   178        $  134,808
        Collateralized mortgage
         obligations                              66,513            866              197            67,182

      Non-agency:
        Mortgage-backed
         securities                              381,419          2,334           14,450           369,303
                                              ----------        -------          -------        ----------
                                              $  580,702        $ 5,416          $14,825        $  571,293
                                              ==========        =======          =======        ==========
  Held-to-maturity:

      U.S. Government agencies:
        Mortgage-backed
         securities                           $  214,407        $ 4,642          $   145        $  218,904
       Collateralized mortgage
         obligations                             275,008            666           11,092           264,582

      Non-agency:
        Mortgage-backed
         securities                              209,442            166            2,671           206,937
       Collateralized mortgage
         obligations                                 611             26                                637
                                              ----------        -------          -------        ----------
                                              $  699,468        $ 5,500          $13,908        $  691,060
                                              ==========        =======          =======        ==========

FIRST FINANCIAL CORPORATION

NOTE D--MORTGAGE-RELATED SECURITIES--Continued

During the years ended December 31, 1996 and 1994, mortgage-related securities available for sale with a fair value at the date of sale of $395,281,000 and $182,563,000, respectively, were sold, while no mortgage-related securities were sold during the year ended December 31, 1995. The gross realized gains on such sales totaled $4,469,000 and $461,000 in 1996 and 1994, respectively. The gross realized losses on such sales totaled $17,521,000 and $132,000 in 1996 and 1994, respectively. Also, in 1994, FFC recorded a $9,000,000 permanent impairment loss on two non-agency securities which were sold in 1996 at a further loss of $12,800,000, which loss is included in the gross realized losses for 1996 as noted above.

Accrued interest receivable on mortgage-related securities was $9,091,000 and $8,475,000 at December 31, 1996 and 1995, respectively.

NOTE E--LOANS RECEIVABLE

Loans receivable held for investment consist of the following:

                                                                          December 31,
                                                                     1996                        1995
                                                                  ----------                  -------
                                                                         (Dollars in thousands)
Real estate mortgage loans:
   Residential (including multi-family)                           $2,035,010                  $2,176,659
   Commercial and other                                              151,875                     136,714
   Construction - residential (including
        multi-family)                                                 71,596                      56,314
   Construction - commercial                                          22,095                      15,710
                                                                  ----------                  ----------
        Total real estate mortgage loans                           2,280,576                   2,385,397

Consumer and other loans:
   Consumer                                                          415,155                     362,659
   Home equity                                                       296,749                     284,700
   Education                                                         269,633                     240,650
   Credit card                                                       179,352                     214,107
   Manufactured housing                                              104,783                     139,385
   Business                                                           11,728                      17,198
                                                                  ----------                  ----------
        Total consumer and other loans                             1,277,400                   1,258,699
                                                                  ----------                  ----------

Total loans before net items                                       3,557,976                   3,644,096

Less:
   Allowances for losses                                              23,228                      25,235
   Undisbursed loan proceeds                                          42,709                      28,992
   Deferred net loan origination costs                                (1,810)                       (977)
   Unearned discounts                                                    149                         697
                                                                  ----------                  ----------
                                                                      64,276                      53,947
                                                                  ----------                  ----------

                                                                  $3,493,700                  $3,590,149
                                                                  ==========                  ==========


Accrued interest on loans receivable was $24,901,000 and $25,777,000 at December 31, 1996 and 1995, respectively.

The following table sets forth the composition of the non-residential real estate loan portfolio, including both permanent

FIRST FINANCIAL CORPORATION

NOTE E--LOANS RECEIVABLE--Continued

and construction loans, by geographic location of the related collateral properties.


                                                         December 31,
                                                 1996                               1995
                                         ---------------------------        --------------------------
                                                             Percent                           Percent
                                                                Of                               Of
        Property Location                 Amount              Total           Amount            Total
                                                             (Dollars in thousands)
        Wisconsin                        $114,751             66.0%          $ 96,196           63.1%
        Illinois                           27,253             15.7             30,734           20.2
        Iowa                               12,441              7.1              2,547            1.7
        Minnesota                           6,090              3.5              7,343            4.8
        Georgia                             3,911              2.2              4,021            2.6
        Texas                               2,670              1.5              2,127            1.4
        Tennessee                           2,370              1.4              2,399            1.6
        Other                               4,484              2.6              7,057            4.6
                                         --------            -----           --------          -----

                                         $173,970            100.0%          $152,424          100.0%
                                         ========            =====           ========          =====


NOTE E--LOANS RECEIVABLE--Continued

Loans serviced for investors amounted to $2,372,000,000, $2,326,000,000 and $2,424,000,000 at December 31, 1996, 1995 and 1994, respectively. These loans are not reflected in the consolidated financial statements. FF Bank originates mortgage loans which, depending whether the loans meet FF Bank's investment objectives, may be sold in the secondary mortgage market or to other private investors.

NOTE F--FORECLOSED PROPERTIES AND REPOSSESSED ASSETS

Foreclosed properties and repossessed assets are summarized as follows:

                                                        December 31,
                                                      1996               1995
                                                    -------            ------
                                                       (Dollars in thousands)

Real estate owned                                  $   763             $ 2,531
Real estate judgments subject to redemption          3,074               1,436
Manufactured housing owned                             182                 303
Repossessed collateral assets                          157                 102
                                                   -------             -------
                                                     4,176               4,372
Less allowance for losses                              179                 993
                                                   -------             -------

                                                   $ 3,997             $ 3,379
                                                   =======             =======

FIRST FINANCIAL CORPORATION

NOTE G--ALLOWANCES FOR LOSSES

A summary of the activity in the allowances for loan losses follows:


                                                                  Year Ended December 31,
                                                                 1996              1995               1994
                                                                ------            ------             -----
                                                                   (Dollars in thousands)

Balance at beginning of year                                    $25,235           $25,180            $25,905
Acquired bank's allowance                                                                                816
Provisions                                                        9,030             9,738              6,824
Charge-offs                                                     (12,145)          (11,087)            (9,872)
Recoveries                                                        1,108             1,404              1,507
                                                                -------           -------            -------

                                      BALANCE AT END OF YEAR    $23,228           $25,235            $25,180
                                                                =======           =======            =======


A summary of the activity in the allowance for losses on foreclosed properties and repossessed assets follows. The provisions for losses are included in the Consolidated Statements of Income in "Net cost of (income from) operations of foreclosed properties."

                                                                 Year Ended December 31,
                                                                1996               1995               1994
                                                               ------             ------             -----
                                                                          (Dollars in thousands)

Balance at beginning of year                                   $  993             $1,146             $3,561
Provisions                                                       (467)                60              1,000
Charge-offs                                                      (347)              (213)            (3,415)
                                                               ------             ------             ------

                                      BALANCE AT END OF YEAR   $  179             $  993             $1,146
                                                               ======             ======             ======


NOTE H--OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:

                                                                                   December 31,
                                                                          1996                         1995
                                                                        --------                     ------
                                                                                (Dollars in thousands)

Land and parking lot improvements                                       $12,551                     $12,160
Office buildings and improvements                                        53,556                      52,083
Furniture and equipment                                                  34,876                      36,814
Leasehold improvements                                                    2,899                       2,850
                                                                        -------                     -------
                                                                        103,882                     103,907
Less allowances for depreciation and
   amortization                                                          53,454                      52,783
                                                                        -------                     -------

                                                                        $50,428                     $51,124
                                                                        =======                     =======

FIRST FINANCIAL CORPORATION

NOTE I--DEPOSITS

Deposits are summarized as follows:

                                            December 31, 1996                        December 31, 1995
                                                            Weighted                                  Weighted
                                                            Average                                   Average
                                         Amount               Rate                Amount               Rate
                                         ------               ----                ------               ----
                                                                 (Dollars in thousands)

Checking accounts:
   Interest-bearing                    $  306,967              1.16%            $  321,929              1.17%
   Non-interest-bearing                   148,176                                  151,274
                                       ----------                               ----------
    Total checking
     accounts                             455,143              0.78                473,203              0.78

Passbook accounts                         649,841              2.71                687,960              2.67

Variable-rate insured
   money market accounts                  377,466              3.53                310,545              3.45

Certificate accounts                    2,955,355              5.74              2,944,600              5.72
                                       ----------                               ----------

                                        4,437,805              4.60%             4,416,308              4.56%
                                                               ====                                     ====
Accrued interest                            7,127                                    8,217
                                       ----------                               ----------
                                       $4,444,932                               $4,424,525
                                       ==========                               ==========

Aggregate annual maturities of certificate accounts at December 31, 1996 are as follows:

              Matures During
                Year Ending
               December 31,
          (Dollars in thousands)

                    1997                                           $1,966,010
                    1998                                              729,014
                    1999                                              143,100
                    2000                                               90,695
                    2001                                               23,412
                    Thereafter                                          3,124
                                                                   ----------
                                                                   $2,955,355

Certificate accounts with balances of $100,000 or more totaled $233,704,000 and $214,943,000 at December 31, 1996 and 1995, respectively. The following table presents the maturities of certificate accounts in amounts of $100,000 or more at December 31, 1996 by time remaining to maturity.

               Maturities
               (Dollars in thousands)

          January 1, 1997 through March 31, 1997                $  72,321
          April 1, 1997 through June 30, 1997                      43,395
          July 1, 1997 through December 31, 1997                   58,965
          January 1, 1998 and after                                59,023
                                                                ---------
                                                                $ 233,704

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS

Federal Home Loan Bank ("FHL Bank") advances and other borrowings are comprised of the following:

                                                                       December 31,
                                                             1996                          1995
                                                     ------------------            -----------------------
                                                                    Weighted                      Weighted
                                                                    Average                       Average
                                     Maturity         Amount          Rate          Amount          Rate
                                                              (Dollars in thousands)

Federal Home Loan Bank:              On Demand       $303,100         5.60%        $154,401         5.95%
                                     1996                                           320,367         5.81
                                     1997             400,031         5.41               31         7.00
                                     2000                 162         7.00              162         7.00
                                     2001                 100         5.50              100         5.50
                                     2003                 307         2.50              307         2.50

Subordinated notes                   1999                                            54,925         8.51

Reverse repurchase
  agreements:                        1996                                            25,972         5.89
                                     1997              54,090         5.42

Collateralized mortgage
  obligations                        Various            5,616        16.67            8,024        18.65

Industrial development
  revenue bonds                      Various            6,120         7.12            6,219         7.10
                                                     --------                      --------

                                                     $769,526         5.58%        $570,508         6.31%
                                                     ========        =====         ========        =====

At December 31, 1996, FFC has an unused line-of-credit in the amount of $18,000,000. The line-of-credit is available to FFC for working-capital purposes or for potential future acquisitions. Under the terms of the line-of-credit, which is available through April, 1997, interest on outstanding notes would be payable at the lender's then prevailing prime rate. The line-of-credit agreement contains various covenants relative to the operations of FFC and FF Bank. Included among the covenants are restrictions on levels of total borrowings and the interest-bearing asset/liability ratio for FFC, on a consolidated basis, and a requirement that FF Bank maintain a minimum risk-based regulatory capital of 8.0%. All of such covenants are met at December 31, 1996. In addition, FFC would pledge its stock in FF Bank as collateral should the line-of-credit be drawn upon.

Aggregate maturities on borrowings at December 31, 1996 are as follows. Payments on collateralized mortgage obligations are included based upon estimated prepayments on the underlying mortgage portfolios.

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued


             Matures During
              Year Ending
              December 31,
   (Dollars in thousands)

                 1997                                      $757,959
                 1998                                         2,707
                 1999                                         1,914
                 2000                                           884
                 2001                                           235
                 Thereafter through 2021                      5,827
                                                           --------
                                                           $769,526

FF Bank is required to maintain unencumbered first mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHL Bank as collateral. In addition, these borrowings are collateralized by FHL Bank stock of $35,419,000 at December 31, 1996, which is included in "Other assets" in the consolidated balance sheets.

In January, 1996, FFC redeemed all of its outstanding 8% Subordinated Notes due November, 1999, which aggregated $54,925,000 at the date of redemption. The net after-tax cost of $686,000 associated with the redemption has been reported as an extraordinary charge in 1996.

Reverse repurchase agreements outstanding at the end of 1996 had maturity dates within ninety days. These agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities underlying the agreements remaining in the asset accounts. The securities underlying the agreements are held by the counter-party brokers in FF Bank's account. The agreements were collateralized by mortgage-related securities having a fair value of $54,895,000 and $27,786,000 at December 31, 1996 and 1995, respectively. Based upon month-end balances, securities sold under agreements to repurchase averaged $92,984,000 and $59,092,000 during 1996 and 1995, respectively. The maximum amount outstanding at any month-end was $173,789,000 and $100,454,000 during 1996 and 1995, respectively.

UFS Capital Corporation and FFS Funding Corporation, FF Bank's wholly-owned finance subsidiaries, have issued the collateralized mortgage obligations. Principal repayments are scheduled in varying amounts through January, 2003. The obligations are collateralized by mortgage-backed securities with a carrying value of $9,015,000 and a fair value of $9,152,000 at December 31, 1996.

Industrial development revenue bonds are payable in seven annual installments ranging from $105,000 to $150,000 with additional payments of $1,910,000 and $3,320,000 due October 1, 2012 and

FIRST FINANCIAL CORPORATION

NOTE J--BORROWINGS--Continued

2021, respectively. Interest is payable semi-annually. The bonds were issued to refinance an apartment project which was previously sold. The bonds are collateralized by mortgage-backed securities with a carrying value and a fair value of $9,212,000 and $9,431,000, respectively, at December 31, 1996. FF Bank has a loan receivable from the buyer of $5,746,000 at December 31, 1996, which is secured by a first mortgage on the apartment project.

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES

The provision for income taxes consists of the following:

                                                                   Year Ended December 31,
                                                      1996                  1995                  1994
                                                     -------               -------               -----
                                                                    (Dollars in thousands)
Current:
     Federal                                         $25,472               $31,849               $30,743
     State                                               460                 3,794                 1,903
                                                     -------               -------               -------
                                                      25,932                35,643                32,646

Deferred (credit):
     Federal                                                                   667                (2,080)
     State                                            (1,141)               (1,206)                  150
                                                     -------               -------               -------
                                                        (489)                 (539)               (1,930)
                                                     -------               -------               -------
                                                      25,443                35,104                30,716
Extraordinary item                                      (370)
                                                     -------               -------               -------
                                                     $25,073               $35,104               $30,716
                                                     =======               =======               =======

The provision for income taxes relative to continuing operations differs from that computed at the federal statutory corporate tax rate as follows:

                                                                   Year Ended December 31,
                                                      1996                  1995                  1994
                                                     -------               -------               -----
                                                                    (Dollars in thousands)
Income before income taxes                           $75,215               $99,088               $83,745
                                                     =======               =======               =======

Tax at federal statutory rate (35%)                  $26,325               $34,681               $29,311
Add (deduct) effect of:
     State income taxes (net of
       federal income taxes)                            (442)                1,682                 2,019
     Change in valuation allowance
       for deferred tax assets                           148                  (898)                 (864)
     Other                                              (588)                 (361)                  250
                                                     -------               -------               -------

                        INCOME TAX PROVISION         $25,443               $35,104               $30,716
                                                     =======               =======               =======

The significant components of the net deferred tax asset (liability) are as follows:
                                                    Deferred Tax
                                                  Asset (Liability)
                                                   At December 31,
                                             1996                      1995
                                           -------                   ------
                                            (Dollars in thousands)
Deferred loan fees and other
  loan yield adjustments                   $   (961)                 $    156
Depreciation                                 (2,386)                   (2,399)
Loan loss allowances                          8,108                    11,715
Deferred compensation                         2,239                     2,185
Deposit base
  intangible amortization                     2,896                     2,636
FHL Bank stock dividend                      (1,084)                   (1,084)
Market valuation adjustments                   (759)                    3,148
Capital loss carryforward                     3,395
State tax net operating loss
  carryforwards                               2,641                     1,753
Other                                            96                      (677)
                                           --------                  --------
                                             14,185                    17,433
Valuation allowance for
  deferred tax assets                        (3,047)                   (2,899)
                                           --------                  --------
                                           $ 11,138                  $ 14,534
                                           ========                  ========

FIRST FINANCIAL CORPORATION

NOTE K--INCOME TAXES--Continued

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

For financial reporting purposes, a valuation allowance has been recognized to offset deferred tax assets related to state net operating loss carryforwards of subsidiary, deposit base intangibles and other temporary differences. When realized, the tax benefit for these items will be used to reduce current tax expense for that period.

FF Bank qualified under provisions of the Internal Revenue Code that permitted it to deduct from taxable income an allowance for bad debts that differed from the provision for such losses charged to income for financial reporting purposes. Accordingly, no provision for income taxes has been made for $79,243,000 of retained income at December 31, 1996. If, in the future, FF Bank no longer qualifies as a bank for tax purposes, income taxes may be imposed at the then-applicable rates. If income taxes had been provided, the deferred tax liability would have been approximately $31,804,000.

NOTE L--STOCKHOLDERS' EQUITY

On October 16, 1996, FFC began its first share repurchase program for its common stock. Under this program, up to 1,875,000 shares can be purchased over a six-month time frame. During 1996, FFC purchased 648,395 shares at an average per share cost of $22.28 and an aggregate cost of $14,447,000. The repurchased shares became treasury shares and can be used for general corporate purposes.

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

Deposits in FF Bank are insured to the maximum allowable amounts by the Savings Association Insurance Fund ("SAIF") as administered by the Federal Deposit
Insurance Corporation ("FDIC"). As a SAIF-insured institution, FF Bank is required to meet tangible, core and risk-based regulatory capital requirements of the Office of Thrift Supervision ("OTS") as

FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

formulated under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

The FDICIA contains provisions for regulatory capital standards that require a minimum 1.5% tangible capital ratio, a minimum 3.0% core leverage capital to adjusted tangible assets capital ratio and a minimum 8.0% qualifying total capital to risk- weighted assets capital ratio. At December 31, 1996 FF Bank's regulatory capital significantly exceeded all minimum standards required under the FDICIA.

As of December 31, 1996 and 1995, FF Bank was "well capitalized" as defined by the regulatory capital standards. To be categorized as well capitalized, a financial institution must maintain a minimum core leverage ratio of 5.0%, core risk-based ratio of 6.0%, and a total risk-based ratio of 10.0%.

The following table summarizes FF Bank's capital amounts and capital ratios, and the capital amounts and ratios required by its regulators:

                                                                                             Minimum Required
                                                               Minimum Required                 To Be Well
                                                                  For Capital                Capitalized Under
                                        Actual                 Adequacy Purposes              OTS Requirements
                                   ---------------------     ------------------------      -----------------------
                                    Amount        Ratio         Amount        Ratio          Amount        Ratio
                                    ------        -----         ------        -----          ------        -----
                                                              (Dollars in thousands)
As of December 31, 1996:

Tangible capital
 (to tangible assets)               $352,763       6.20%         $ 85,376      1.50%

Core leverage capital
 (to adjusted tangible
  assets)                            364,146       6.39%          171,093      3.00%         $285,155        5.00%

Risk-based capital
 (to risk-based assets)              346,133      13.91%          199,134      8.00%          248,918       10.00%

Core leverage capital
 (to risk-based assets)              364,146      14.63%                                      149,351        6.00%


As of December 31, 1995:

Tangible capital
 (to tangible assets)               $400,199       7.30%         $ 82,251      1.50%

Core leverage capital
 (to adjusted tangible
  assets)                            417,516       7.59%          165,021      3.00%         $275,036        5.00%

Risk-based capital
 (to risk-based assets)              442,544      15.82%          223,850      8.00%          279,813       10.00%

Core leverage capital
 (to risk-based assets)              417,516      14.92%                                      167,888        6.00%


FIRST FINANCIAL CORPORATION

NOTE L--STOCKHOLDERS' EQUITY--Continued

Under the terms of the FDICIA, FF Bank is further subject to the prompt corrective action ("PCA") provisions of the FDICIA. Under the FDICIA, thrift institutions are assigned, based upon regulatory capital ratios and other subjective supervisory criteria, to one of five PCA categories, ranging from "well capitalized" to "critically undercapitalized". Institutions assigned to the three lowest categories are subject to PCA sanctions by the OTS. PCA sanctions include, among other items, additional restrictions on dividends and capital distributions.

Applicable rules and regulations of the OTS impose limitations on dividends by FF Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period.

Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend. In addition, as a result of the PCA provisions of the FDICIA, the OTS has indicated that it intends to review existing regulations on dividends to determine whether amendments are necessary based on such provisions. In the interim, the OTS has indicated that it intends to determine the permissibility of dividends consistent with the PCA provisions of the FDICIA.

NOTE M--EMPLOYEE BENEFIT PLANS

FFC sponsors a defined-contribution profit sharing plan which covers all full time employees who have completed one year of service and are at least twenty-one years old. Corporate contributions are discretionary. Expense for this plan for 1996, 1995 and 1994 was $2,122,000, $ -0- and $3,353,000,
respectively.

FFC sponsors a supplemental executive retirement plan for certain executive officers, which is funded through life insurance and provides additional benefits at retirement. At December 31, 1996, the projected future obligation under this plan amounted to $1,838,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $272,000, $215,000 and $227,000 for 1996, 1995 and 1994, respectively.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued

FFC sponsors an unfunded defined-benefit retirement plan for all outside directors. At December 31, 1996, the projected future obligation under this plan totaled $1,464,000, which is being accrued through a combination of annual amortization of prior service costs plus current annual provisions for additional service costs and interest. Expense for this plan was $208,000, $126,000 and $183,000 in 1996, 1995 and 1994, respectively.

During 1995, as part of the acquisition of FirstRock, FF Bank acquired the existing Employee Stock Ownership Plan ("ESOP"), originally established in 1992. The plan covers substantially all employees with more than one year of service who have attained the age of twenty-one. During 1996, the ESOP was utilized in conjunction with FFC's profit sharing plan, resulting in the distribution of 69,312 shares held in the plan to employees. During 1995, the ESOP was utilized in lieu of FFC's profit sharing plan, resulting in the distribution of approximately 201,250 FFC shares. The ESOP shares, which were purchased in 1992, are grandfathered from Statement of Position ("SOP") No. 93-6 issued by the American Institute of Certified Public Accountants. As such, expense for ESOP shares allocated to FFC employees was recorded at cost as opposed to market value as required by SOP No. 93-6 for shares acquired by the ESOP after 1992. The expense related to ESOP distributions for 1996, 1995 and 1994 was $271,000, $828,000 and $231,000, respectively. At December 31, 1996, all ESOP shares have been allocated to employees and the plan will be merged into the profit sharing plan in 1997.

FFC also sponsors a defined-benefit pension plan covering substantially all of its Illinois-based employees (the "Retirement Plan"). Benefits are based upon a formula using years of service and the participant's compensation during the term of employment.

FIRST FINANCIAL CORPORATION

NOTE M--EMPLOYEE BENEFIT PLANS--Continued

The following tables set forth the Retirement Plan's funded status and amounts recognized in the consolidated financial statements:

                                                                                 December 31,
                                                                            1996              1995
                                                                          --------          ------
                                                                            (Dollars in thousands)
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including
     vested benefits of $2,936,000--1996 and
     $2,971,000--1995                                                     $   3,427         $   3,126
                                                                          =========         =========

Plan assets at fair value, primarily fixed
     income securities                                                    $   4,080         $   4,143
Projected benefit obligation                                                  3,530             3,238
                                                                          ---------         ---------
Plan assets in excess of projected
     benefit obligation                                                         550               905
Unrecognized prior service cost                                                 190               201
Unrecognized net loss from past experience
     different from that assumed and effects
     of changes in assumptions                                                  480               500
Unrecognized net transition asset                                            (1,047)           (1,175)
                                                                          ---------         ---------
Prepaid pension cost included in other assets                             $     173         $     431
                                                                          =========         =========

Net periodic expense for the Retirement Plan, as determined by actuarial consultants, was $160,000, $238,000 and $504,000 in 1996, 1995 and 1994,
respectively.

The principal actuarial assumptions used to develop the pension benefit obligation for the Retirement Plan were as follows:

                                                    Year Ended December 31,
                                                  1996       1995       1994
                                                --------   --------   ------

Weighted average discount rate                    7.50%      7.25%      8.25%
Rate of increase in future compensation           5.00       5.00       5.00
Expected long-term rate of return on plan
  assets                                          8.50       8.50       8.50


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

FFC's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

contractual amount of those instruments. FFC uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial  instruments  whose  contract  amounts  represent  credit  risk are as follows:
                                                        December 31,
                                                 1996                  1995
                                               --------              ------
                                                   (Dollars in thousands)

Commitments to extend credit:
  Fixed rate (6.55% to 8.85% at
    December 31, 1996)                         $ 13,566              $ 19,398
  Adjustable rate                                16,605                20,778
Unused lines of credit:
  Credit cards                                  718,268               837,341
  Home equity                                   426,408               360,189
  Business lines                                    873                 1,158
  Other                                           8,800                 8,800
Loans sold with recourse                         27,000                37,000
Financial guarantees written                      7,000                10,995

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

Commitments to extend credit on a fixed-rate basis expose FFC to a certain amount of interest-rate risk if market rates of interest increase substantially during the commitment period. Similar risks exist relative to loans classified as held for sale, which totaled $19,119,000 at December 31, 1996. This exposure, however, is partially mitigated by firm commitments to sell certain of these loans. Commitments outstanding to sell mortgage loans at December 31, 1996 amount to $20,709,000.

All loans currently sold to others are sold on a non-recourse basis with the servicing of these loans being retained by FF Bank. At December 31, 1996, 1995 and 1994, $27,000,000, $37,000,000 and $44,000,000, respectively, of the serviced loans were previously sold with recourse. Of these recourse loans, approximately $19,000,000, $27,000,000 and $36,000,000 were federally-insured or federally-guaranteed at December 31, 1996, 1995 and 1994, respectively. In addition, management has considered the remaining uninsured or non-guaranteed balance in the determination of the adequacy of the allowance for losses.

FIRST FINANCIAL CORPORATION

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK-- Continued

Financial guarantees represent agreements whereby, for an annual fee, letters of credit were issued by FF Bank to provide credit enhancement in connection with the issuance of industrial development revenue bonds issued by municipalities to finance commercial or multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, FF Bank is required to either pay the amount in default or acquire the then outstanding bonds. FF Bank may foreclose on the underlying real estate to recover amounts in default. Management has considered these agreements in its review of the adequacy of the allowance for losses. At December 31, 1996, bonds in the aggregate principal amount of $7,000,000 are supported by letters of credit issued by FF Bank. The bond agreements have expiration dates through 2008.

Except for the above-noted commitments to originate and/or sell mortgage loans in the normal course of business, FFC and FF Bank have not undertaken the use of off-balance sheet derivative financial instruments for any purpose.

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value follows. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from these disclosures.

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

FIRST FINANCIAL CORPORATION

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

          LOANS RECEIVABLE: For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans and consumer and other loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          MORTGAGE SERVICING RIGHTS: Mortgage loan servicing rights, consist of FFC's contractual right to service loans for others. These rights are valued at estimated fair values using a discounted cash flow model. The value of those rights originated prior to January 1, 1995 is not included.

          FHL BANK AND FEDERAL RESERVE BANK STOCK: The stock is carried at cost which is its redeemable value since the market for this stock is restricted.

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

          BORROWINGS: The fair values of FFC's long-term borrowings are estimated using discounted cash flow analyses, based on FFC's current incremental borrowing rates for similar types of borrowing arrangements. Short term borrowing fair values approximate the carrying value due to the nature of the borrowing.

          OFF-BALANCE-SHEET INSTRUMENTS: Fair values for FFC's off-balance-sheet instruments (lending commitments and unused lines of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1996 and 1995.

FIRST FINANCIAL CORPORATION

NOTE O--FAIR VALUES OF FINANCIAL INSTRUMENTS--Continued

The carrying amounts and fair values of FFC's financial instruments consist of the following:

                                                                        December 31,
                                                          1996                              1995
                                                 ----------------------            ------------------------------
                                                  Carrying           Fair            Carrying            Fair
                                                   Amount            Value            Amount             Value
                                                   ------            -----            ------             -----
                                                                  (Dollars in thousands)
Cash equivalents                                $   20,556        $   20,556        $   48,730        $   48,730

Investment securities                              194,911           194,473           200,425           200,062

FHL Bank and Federal Reserve
  Bank stock                                        36,229            36,229            35,456            35,456

Mortgage-related securities                      1,650,437         1,645,191         1,270,761         1,262,353

Loans receivable                                 3,512,819         3,521,154         3,616,800         3,647,193

Mortgage servicing rights                            9,243            11,792             8,395            10,993

Accrued interest receivable                         36,224            36,224            37,722            37,722

Deposits                                         4,437,805         4,431,876         4,416,308         4,423,272

Federal Home Loan Bank
  and other borrowings                             769,526           770,505           570,508           574,082

Accrued interest payable                            10,051            10,051            10,585            10,585


NOTE P--MORTGAGE SERVICING RIGHTS

An analysis of activity in FFC's combined excess mortgage servicing rights, purchased mortgage servicing rights and originated mortgage servicing rights (originated after January 1, 1995) is as follows:

                                        Year Ended December 31,
                              1996              1995              1994
                            -------           -------           ------
                                        (Dollars in thousands)

Balance at beginning
  of year                   $ 8,395           $ 7,880           $ 4,441
Additions                     2,723             1,773             4,508
Amortization                 (1,875)           (1,258)           (1,069)
                            -------           -------           -------

BALANCE AT END OF YEAR      $ 9,243           $ 8,395           $ 7,880
                            =======           =======           =======


NOTE Q--STOCK-BASED COMPENSATION

FFC has a stock option plan under which shares of common stock are reserved for the grant of both incentive and non-incentive stock options to directors, officers and employees. The date on which the options are first exercisable, generally two or more years from the grant date, is determined by the Stock Plan Committee of the Board of Directors. The options expire no later than ten years from the grant date.

FIRST FINANCIAL CORPORATION

NOTE Q--STOCK-BASED COMPENSATION--Continued

FFC has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of FFC's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if FFC has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.9% and 6.6%; a dividend yield of 2.5%; volatility factors of the expected market price of FFC's common stock of
 .25 and .27; and weighted-average expected lives of the options of 4.5 and 4.4 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because FFC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. FFC's pro forma information follows (in thousands except for earnings per share information):

                                                1996                     1995
                                              --------                 ------

Pro forma net income                          $ 49,736                 $ 63,959

Pro forma earnings per share:
  Primary                                     $   1.31                 $   1.70
  Fully diluted                               $   1.30                 $   1.69

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

FIRST FINANCIAL CORPORATION

NOTE Q--STOCK-BASED COMPENSATION--Continued

A summary of the status of FFC's stock option plan as of December 31, 1996, 1995 and 1994 and changes during the years ended on those dates follows:


                                          1996                        1995                      1994
                                     ---------------------      ---------------------     ---------------------
                                                  Weighted                  Weighted                   Weighted
                                                  Average                   Average                    Average
                                                  Exercise                  Exercise     Exercise
                                     Options       Price        Options      Price        Options       Price
                                     -------       -----        -------      -----        -------       -----
                                                       (Number of options in thousands)
Outstanding at begin-
 ning of year                         1,779       $  7.35        2,459      $  6.58         2,691      $  5.82
Granted                                  18         17.91           35        13.73           219        12.21
Exercised                              (373)         5.50         (708)        4.95          (416)        4.56
Forfeited                                (9)        14.81           (7)       12.58           (35)        7.45
                                      -----                      -----                      -----
OUTSTANDING AT END OF
 YEAR                                 1,415          7.92        1,779         7.35         2,459         6.58
                                      =====                      =====                      =====

Options exercisable at
 year-end                             1,147                      1,295                      1,589
Weighted-average fair
 value of options grant-
 ed during the year                   $4.37                      $3.53

The following table summarizes information about stock options outstanding at December 31, 1996:


                                      Options Outstanding                             Options Exercisable
                               ---------------------------------------------       ------------------------------
                                                  Weighted-
                                                   Average        Weighted-                           Weighted-
     Range of                                     Remaining        Average                             Average
     Exercise                    Options         Contractual      Exercise            Options         Exercise
     Prices                    Outstanding          Life            Price           Exercisable         Price
----------------               -----------     --------------   ------------      -------------      ------------
                                                         (Number of options in thousands)
$ 2.48 to $ 6.40                    244           4.3 years       $  3.89                244         $  3.89
   $ 7.55                           896           5.9 years          7.55                719            7.55
$10.90 to $13.40                    252           7.5 years         12.25                182           12.27
$16.60 to $19.65                     23           9.2 years         17.59                  2           17.10
                               ----------                                           ----------
$ 2.48 to $19.65                  1,415           6.0 years          7.92              1,147            7.54
                               ==========                                           ==========


At December 31, 1996, options for 755,000 shares were available for future grant.

NOTE R--LITIGATION

FFC is involved in certain lawsuits in the course of its general lending business and other operations. FFC believes there are sound defenses against the claims asserted therein and is vigorously defending these actions. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material effect on FFC's financial condition.

FIRST FINANCIAL CORPORATION

NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY
                               FINANCIAL INFORMATION

BALANCE SHEETS
                                                                                      December 31,
                                                                                 1996               1995
                                                                               --------           ------
                                                                                (Dollars in thousands)
ASSETS
Cash and cash equivalents                                                      $ 35,603           $ 13,613
Investment securities available for sale                                          4,687              4,668
Investment in subsidiary                                                        368,017            417,830
Prepaid expenses and other assets                                                 3,743              5,068
                                                                               --------           --------
                                                                               $412,050           $441,179
                                                                               ========           ========

LIABILITIES
Subordinated notes                                                                                $ 54,925
Other liabilities                                                              $  1,539              1,066
                                                                               --------           --------
                                                        TOTAL LIABILITIES         1,539             55,991


STOCKHOLDERS' EQUITY
Common stock                                                                     37,451             37,095
Additional paid-in capital                                                       43,668             42,337
Retained earnings                                                               342,539            311,777
Net unrealized gain (loss) on
 securities available for sale                                                    1,300             (6,021)
Treasury stock, at cost                                                         (14,447)
                                                                               --------           --------
                                               TOTAL STOCKHOLDERS' EQUITY       410,511            385,188
                                                                               --------           --------
                                                                               $412,050           $441,179
                                                                               ========           ========

STATEMENTS OF INCOME

                                                                               Year Ended December 31,
                                                                         1996           1995                1994
                                                                       -------        -------             ------
                                                                               (Dollars in thousands)
Interest income                                                        $   795        $   920        $   644
Interest expense on borrowings                                             182          4,675          4,686
                                                                       -------        -------        -------
                                   NET INTEREST INCOME (EXPENSE)           613         (3,755)        (4,042)
Equity in net income of subsidiary                                      51,428         68,028         56,903
                                                                       -------        -------        -------
                                                                        52,041         64,273         52,861
Management fees paid to subsidiary                                         700            660            628
Other expenses                                                           1,401          1,807          1,080
                                                                       -------        -------        -------
                                INCOME BEFORE INCOME TAX CREDITS
                                          AND EXTRAORDINARY ITEM        49,940         61,806         51,153
Income tax credits                                                        (518)        (2,178)        (1,876)
                                                                       -------        -------        -------
                                INCOME BEFORE EXTRAORDINARY ITEM        50,458         63,984         53,029
Extraordinary item                                                        (686)
                                                                       -------        -------        -------
                                                      NET INCOME       $49,772        $63,984        $53,029
                                                                       =======        =======        =======

FIRST FINANCIAL CORPORATION

NOTE S--FIRST FINANCIAL CORPORATION PARENT COMPANY ONLY FINANCIAL INFORMATION-- Continued


STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                   1996             1995            1994
                                                                 --------         --------        ------
                                                                          (Dollars in thousands)
OPERATING ACTIVITIES
   Net income                                                    $ 49,772         $ 63,984         $ 53,029
   Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
      Equity in net income of subsidiary                          (51,428)         (68,028)         (56,903)
      Other                                                         2,326            1,649              218
                                                                 --------         --------         --------
                                 NET CASH PROVIDED BY (USED IN)
                                           OPERATING ACTIVITIES       670           (2,395)          (3,656)

INVESTING ACTIVITIES
   Cash dividends from subsidiary                                 113,000           16,945           16,200
   Investment in subsidiary                                        (5,000)
                                                                 --------         --------         --------
                                           NET CASH PROVIDED BY
                                           INVESTING ACTIVITIES   108,000           16,945           16,200

FINANCING ACTIVITIES
   Redemption of subordinated debt                                (54,925)
   Purchase of treasury stock                                     (14,447)
   Exercise of stock options                                        1,702            3,024            1,595
   Cash dividends paid                                            (19,010)         (14,156)          (9,950)
                                                                 --------         --------         --------
                                               NET CASH USED IN
                                           FINANCING ACTIVITIES   (86,680)         (11,132)          (8,355)
                                                                 --------         --------         --------

Increase in cash and cash equivalents                              21,990            3,418            4,189
Cash and cash equivalents at beginning
   of year                                                         13,613           10,195            6,006
                                                                 --------         --------         --------

                       CASH AND CASH EQUIVALENTS AT END OF YEAR  $ 35,603         $ 13,613         $ 10,195
                                                                 ========         ========         ========