Form 10-K, Exhibit 13
period 1996-12-31
FIRST FINANCIAL CORP /WI/
filed 1997-03-25
CIK 735553

EXHIBIT 13(b)
                        MANAGEMENT DISCUSSION & ANALYSIS

FIVE-YEAR SUMMARY  (Dollars in thousands, except per share amounts)

                                                              1996         1995(b)      1994(b)(c)    1993(b)(d)    1992(b)(e)
                                                           ----------    ----------     ----------    ----------    ----------
Income before extraordinary item or the
  cumulative effect of an accounting change                $   50,458    $   63,984    $   53,029     $   49,751    $   30,376

Net income                                                     49,772        63,984        53,029         49,751        36,976

Earnings per share (a):
  Primary:
    Income before extraordinary item or the
      cumulative effect of an accounting change            $     1.33    $     1.70    $     1.42     $     1.38    $     0.92
    Net income                                                   1.31          1.70          1.42           1.38          1.14
  Fully diluted:
    Income before extraordinary item or the
      cumulative effect of an accounting change            $     1.32    $     1.69    $     1.42     $     1.37    $     0.91
    Net income                                                   1.30          1.69          1.42           1.37          1.12

Interest income                                            $  419,050    $  417,308    $  381,864     $  366,711    $  325,057
Interest expense                                              231,741       234,171       204,222        202,493       198,058
Net interest income                                           187,309       183,137       177,642        164,218       126,999
Net gain (loss) on sales of loans and securities                3,490         3,885        (5,164)         7,939         4,606
Provisions for losses on loans                                  9,030         9,738         6,824         10,570        15,779
Other non-interest income                                      42,904        40,406        38,458         36,819        33,417
Non-interest expense                                          148,772       118,602       120,367        118,964       101,540

Total assets                                               $5,700,431    $5,471,108    $5,501,824     $5,181,772    $4,309,067
Loans receivable and mortgage-related securities            5,163,256     4,887,561     4,972,938      4,532,456     3,795,083
Intangible assets                                              12,739        21,481        26,726         31,392        23,278
Deposits                                                    4,444,932     4,424,525     4,381,455      4,388,122     3,531,062
Borrowings                                                    769,526       570,508       708,446        455,797       487,237
Stockholders' equity                                          410,511       384,917       327,308        280,643       239,979
Shares outstanding (a)                                     36,802,484    37,095,456    36,407,323     34,822,610    34,998,891
Stockholders' equity per share (a)                         $    11.15    $    10.38    $     8.99     $     8.06     $    6.86
Dividends paid per share (a)                                     .510          .384          .320           .280          .176
Dividend payout ratio                                             39%           23%           23%            20%           16%

Return on average assets (f)                                    0.91%         1.17%          .99%           .99%          .92%
Return on average equity (f)                                   12.48%        18.03%        17.21%         19.15%        17.57%
Average equity to average assets                                7.32%         6.50%         5.72%          5.17%         5.25%

(a) As adjusted for a 5-for-4 stock split on December 30, 1996 and a 2-for-1 stock split on March 5, 1993.

(b) In February 1995, the company acquired FirstRock Bancorp, Inc. of Rockford, Illinois in a stock-for-stock merger transaction. This transaction was accounted for as a pooling-of-interests and, accordingly, results for all periods presented have been restated to include the results of FirstRock, except the earnings per share information for 1992 is based only on the historical net income and weighted average shares of common stock and common stock equivalents of the company prior to the October 2, 1992 conversion of FirstRock.

(c) In February 1994, the company acquired NorthLand Savings Bank of Wisconsin, SSB of Ashland, Wisconsin in a stock-for-stock merger transaction. This transaction was accounted for as a pooling-of-interests. Since the
     NorthLand acquisition was immaterial in relation to the company, prior years' results have not been restated.

(d) In January 1993, the company's major subsidiary, First Financial Bank, acquired Westinghouse Federal Bank, FSB d/b/a United Federal Bank of Galesburg, Illinois for cash. In addition, in August 1993, the company completed the assumption of deposits and the purchase of the branch facilities of four Quincy, Illinois-area branches of American Savings. Each acquisition has been accounted for as a purchase.

(e) In separate transactions during 1992, the company completed the assumption of deposits and the purchase of branch facilities of ten Peoria, Illinois-area branches from the LaSalle Talman Bank, FSB and the Resolution Trust Corporation. Each acquisition has been accounted for as a purchase.

(f) Ratio is based upon income prior to the extraordinary item or the cumulative effect of an accounting change.

QUARTERLY DATA

The following table sets forth the company's unaudited quarterly income and expense data for 1996 and 1995.

                                            Dec. 31,  Sept. 30,   June 30,    March 31,  Dec. 31,  Sept. 30,  June 30,     March 31,
                                              1996       1996       1996         1996      1995      1995       1995         1995
                                            --------   --------    --------    --------  --------   --------  --------    --------
Dollars in thousands, except per share amounts)
Interest income:
  Loans and mortgage-related
     securities                             $101,743   $102,397    $ 95,438    $ 99,367  $100,880   $101,258  $101,011    $ 99,362
  Investments                                  4,689      4,660       6,501       4,255     3,739      3,895     3,723       3,440
                                            --------   --------    --------    --------  --------   --------  --------    --------
     Interest income                         106,432    107,057     101,939     103,622   104,619    105,153   104,734     102,802

Interest expense:
  Deposits                                    50,103     49,302      49,678      50,367    50,768     50,939    49,949      45,167
  Borrowings                                   9,028      9,443       6,534       7,286     8,108      8,525     9,278      11,437
                                            --------   --------    --------    --------  --------   --------  --------    --------

     Interest expense                         59,131     58,745      56,212      57,653    58,876     59,464    59,227      56,604
                                            --------   --------    --------    --------  --------   --------  --------    --------

Net interest income                           47,301     48,312      45,727      45,969    45,743     45,689    45,507      46,198
Provisions for losses on loans                (2,100)    (2,850)     (2,180)     (1,900)   (2,673)    (2,873)   (2,073)     (2,119)
Gain on sales of assets (a)                      952      1,384         837         274     1,045      2,542       286          38
Non-interest income                           11,437     10,986      10,541       9,983     9,862     10,220    10,083      10,215
                                            --------   --------    --------    --------  --------   --------  --------    --------
                                              57,590     57,832      54,925      54,326    53,977     55,578    53,803      54,332
Federal deposit insurance premiums (b)         1,997     31,339       2,542       2,561     2,594      2,517     2,529       2,529
Amortization of intangible assets (c)            902      5,524       1,265       1,264     1,311      1,312     1,311       1,311
Acquisition expense (d)                           --         --          --          --        --         --        --       6,458
Other non-interest expense                    25,114     26,208      24,486      25,570    21,426     23,941    24,663      26,700
                                            --------   --------    --------    --------  --------   --------  --------    --------
Income (loss) before income taxes and
  extraordinary item                          29,577     (5,239)     26,632      24,931    28,646     27,808    25,300      17,334
Income taxes (benefit)                        10,337     (1,542)      9,051       7,597     9,587     10,015     8,995       6,507
                                            --------   --------    --------    --------  --------   --------  --------    --------
Income (loss) before extraordinary
  item                                        19,240     (3,697)     17,581      17,334    19,059     17,793    16,305      10,827
Extraordinary item                                --         --          --        (686)       --         --        --          --
                                            --------   --------    --------    --------  --------   --------  --------    --------
Net income (loss)                           $ 19,240   $ (3,697)   $ 17,581    $ 16,648  $ 19,059   $ 17,793  $ 16,305    $ 10,827
                                            ========   ========    ========    ========  ========   ========  ========    ========

Earnings (loss) per share:
  Primary                                   $    .51   $   (.10)   $    .46    $    .44  $    .50   $    .47  $    .43    $    .29
   Fully diluted                                 .51       (.10)        .46         .44  $    .50   $    .47       .43         .29

Cash dividends per share                    $   .150   $   .120    $   .120    $   .120  $   .096   $   .096  $   .096    $   .096

(a) Includes net gains and losses on the disposition of loans held for sale, available for sale securities and other assets.

(b) On September 30, 1996 the Omnibus Appropriations Act of 1997 was signed into law which provided for the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation and resulted in a one-time charge to SAIF-insured institutions. The effect of the charge on the company's third quarter 1996 results was $28.8 million before taxes and $18.4 million net of taxes, or $0.48 per share.

(c) During the third quarter of 1996, the company changed its accounting for certain goodwill and core deposit intangibles, relating primarily to acquisitions in the early 1980's, to conform to the company's current 15-year maximum amortization term for such assets. The total charges during the third quarter 1996 for goodwill and intangibles were $4.2 million before taxes and $3.6 million net of taxes, or $0.10 per share.

(d) In February 1995, the company acquired FirstRock Bancorp, Inc. of Rockford, Illinois through an exchange of stock. This transaction was accounted for as a pooling-of-interests. In the first quarter of 1995, the company incurred acquisition charges of $6.5 million before taxes and $4.0 million net of taxes, or $0.10 per share.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

This report contains certain "forward-looking statements." First Financial Corporation ("FFC") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all of such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and in the President's letter, describe future plans or strategies and include FFC's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. FFC's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include but are not limited to i) general market rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of FFC's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, ix) demand for financial services in FFC's markets, and x) changes in accounting principles, policies or guidelines. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

                              RESULTS OF OPERATIONS
              COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995


General. FFC reported net income of $49.8 million for 1996 as compared to $64.0 million for 1995. Net income for 1996 includes i) a one-time after-tax charge of $18.4 million or $0.48 per share, associated with the recapitalization of the Savings Association Insurance Fund ("SAIF") (see "Recent Legislative Developments" for further information), ii) a one-time after-tax charge of $3.6 million or $0.10 per share relating to a change in accounting for the amortization of goodwill and other intangible assets and iii) an extraordinary after-tax charge of $686,000 or $0.02 per share, resulting from costs associated with the early redemption of subordinated notes. Net income for 1995 includes a one-time charge relating to the acquisition of FirstRock Bancorp, Inc. ("FirstRock") of Rockford, Illinois during the first quarter of 1995. The acquisition charge aggregated $4.0 million or $0.10 per share on an after-tax basis.

The returns on average assets and average equity, excluding the one-time charges and extraordinary item, were 1.31% and 17.91%, respectively, for 1996 as compared to 1.25% and 19.16%, respectively, for 1995.

Fully diluted earnings per share decreased to $1.30 in 1996 from $1.69 in 1995. Excluding the impact of the factors noted above for both 1996 and 1995, fully diluted earnings per share would have been $1.90 in 1996, up from $1.79 in 1995.

Net Interest Income. Net interest income increased $4.2 million during 1996 primarily due to an increase in average balances of interest-earning assets and a decrease in interest-bearing liabilities from $5.21 billion and $5.02 billion, respectively, in 1995 to $5.27 billion and $5.01 billion, respectively, in 1996. The net interest margin of 3.56% for 1996 was up from the 3.51% reported for 1995. The increase in average interest-earning assets in 1996 was augmented by an improvement in the earning-asset ratio from 103.78% in 1995 to 105.10% in 1996. The average yield on interest-earning assets (8.00% in 1995 versus 7.95% in 1996) decreased by 5 basis points, which was similar to the 4 basis point decrease in the average cost of interest-bearing liabilities (4.66% in 1995 versus 4.62% in 1996). At the end of 1996, FFC's net interest margin was 3.35% as compared to 3.46% at year end 1995. The margin at the end of 1996 was negatively impacted by the credit card and mortgage-related securities ("MBS") sales during 1996, as discussed in "Loans Receivable" as well as "Non-
Performing MBSs". This factor, however, is offset by a higher level of interest-earning assets and a greater earning asset ratio at the end of 1996. Also, FFC's net interest margin is historically at its lowest point at year end due to seasonal factors including, but not limited to, i) the disbursement of borrowers' mortgage loan escrow accounts for real estate taxes, ii) high levels of credit card activity during the fourth quarter, and iii) a slowdown in residential purchase and construction mortgage loan activity in the fourth quarter.

Provisions for Losses On Loans. The provisions for loan losses decreased $700,000 to $9.0 million for 1996 compared to $9.7 million for the same period in 1995. Charge-offs for 1996 exceeded provisions due to i) charge-offs relating to the manufactured housing portfolio which were provided for in earlier periods, ii) lower provisions were added for residential mortgage loans based on current evaluations of the portfolio, and iii) the $47.9 million portion of the credit card portfolio sold in 1996 had a greater level of charge-offs than the retained portfolio. For further discussion of the allowances for losses on loans and related loan portfolio information, see "Allowances for Losses on Loans and Foreclosed Properties" and "Loans Receivable."

Non-Interest Income. Non-interest income increased $2.1 million to $46.4 million for 1996 from $44.3 million in 1995. Deposit fee income increased $1.8 million in 1996, primarily due to overdraft fees relating to the growth of the "Absolutely Free Checking" product in 1996. Service fees on loans sold decreased $900,000 in 1996 as the average servicing margin decreased due to competitive conditions in the secondary mortgage market into which mortgage loans are sold. Insurance and brokerage commissions increased $500,000 in 1996 as FFC's insurance agency subsidiary realized continued growth. The net gain on disposition of loans, MBSs, and investment securities decreased $400,000 in 1996 from 1995 levels due to the net effect of i) a net realized loss of $13.1 million on the sale of available-for-sale MBSs during 1996 (see "Non-Performing MBSs"), ii) a $1.5 million gain on sale of available-for-sale investment securities in 1996 as opposed to a $1.2 million gain in 1995, iii) an $11.2 million net gain realized on the previously mentioned sale of a credit card affinity portfolio with outstanding balances of $47.9 million and iv) an increase of $1.1 million on gains achieved upon the sale of loans in the secondary mortgage market and the realization of related originated mortgage servicing rights ("OMSRs"). Gains realized from the sale of loans, and the recognition of related OMSRs, increased in 1996 due to the lower interest-rate environment prevailing during the first half of 1996 as compared to 1995, as borrowers shifted to longer-term fixed-rate financing. FFC sells long-term, fixed-rate mortgage loans in the normal course of interest-rate risk management. Gains or losses realized from the sale of loans held for sale and the recognition of related OMSRs can fluctuate significantly from period to period depending upon volatility of interest rates and the volume of loan originations. Thus, results of sales in any one period may not be indicative of future results.

As a result of the credit card sale noted above, it is anticipated that FFC's future earnings from its credit card portfolio will be lower until the size of that portfolio increases through new account openings. During 1996, First Financial Bank ("FF Bank") received regulatory approvals to charter a limited-purpose national credit card bank ("CEBA-Bank") which now operates FFC's credit card programs. The CEBA-Bank, an operating subsidiary of FF Bank, became operational in late 1996 and has the authority to export Wisconsin rates and fees nationwide to all FFC credit card customers under the National Bank Act. It is expected that uniform application of law will i) reduce compliance costs, ii) reduce the risk of violation of diverse and varied local laws and iii) allow FFC to enhance its credit card rate and fee structure, thereby potentially increasing FFC's profitability depending upon customer behavior and other factors. However, it is not management's intention to expand the scope of FFC's credit card operations beyond its Midwest regional markets as a result of the formation of the CEBA-Bank.

Non-Interest Expense. Non-interest expense increased $30.2 million for 1996 primarily due to the one-time $28.8 million SAIF assessment charge and the $4.2 million goodwill accounting change. For further information on the charge related to the recapitalization of the SAIF, see "Recent Legislative Developments." On an ongoing basis, FFC's annual Federal Deposit Insurance Corporation ("FDIC") assessment will decrease to 6.4 cents per $100 of assessable deposits from the rate of 23 cents per $100 which was in effect prior to the September 30, 1996 assessment. Based upon current levels of assessable deposits, FFC's annual deposit insurance premium is expected to decline by approximately $7.2 million, or $0.12 per share on an after-tax basis (excluding funding costs related to the one-time assessment). The $4.2 million increase in the amortization of goodwill and core deposit intangibles relates primarily to FFC's re-evaluation of these intangibles in accordance with Statement of Financial Accounting Standards ("Statement") No. 72 ("Accounting for Certain Acquisitions of Banking and Thrift Institutions") with regard to early 1980's acquisitions. Excluding these items and the $6.5 million acquisition-related charge in 1995, non-interest expenses increased $3.6 million over 1995 levels. This increase consists primarily of compensation and benefits expense due to i) normal employee merit increases in 1996 and ii) a lesser benefit ($1.5 million in 1996 versus $3.0 million in 1995) realized from the utilization of an Employee Stock Ownership Plan ("ESOP"), acquired in the FirstRock transaction, in place of FFC's normal profit sharing contribution. The ESOP was used entirely in place of profit sharing in 1995, while both the ESOP and profit sharing were used in 1996. The ESOP shares, which were purchased in 1992, are grandfathered from Statement of Position ("SOP") No. 93-6 issued by the American Institute of Certified Public Accountants. Expense for ESOP shares allocated to FFC employees was recorded at cost as opposed to market value as required by SOP No. 93-6 for shares acquired after 1992. As of year end 1996, all ESOP shares have been fully allocated to FFC employees and no future grandfathered benefit will be available.

Income Taxes. Income tax expense decreased $9.7 million for 1996 as compared to 1995. This decrease is related to i) the decrease in pre-tax income in 1996 as a result of the noted one-time items and ii) the realization during 1996 of $3.4 million in credits upon the completion of a federal tax audit for the taxable years 1989 through 1991 as well as the resolution of other tax matters. These factors resulted in either refunds of taxes previously paid or a reduction in deferred tax asset allowances which had been previously provided. As a result of the above factors, FFC's effective tax rate declined from 35.4% in 1995 to 33.5% in 1996.

Extraordinary Item. In January 1996, FFC redeemed all of its outstanding 8% Subordinated Notes due November 1999, which aggregated $54.9 million at the date of redemption. The net after-tax cost associated with this redemption, $686,000 or $0.02 per share, has been reported as an extraordinary charge in 1996.

Current and Pending Accounting Developments. The Financial Accounting Standards Board ("FASB") issued Statement No. 123 ("Accounting for Stock Based Compensation") which FFC adopted in 1996. The Statement requires that a fair value based method be used to value employee compensation plans that include stock based awards. The Statement permits a company to either recognize compensation expense under Statement No. 123 or continue to use prior accounting rules which do not consider the market value of stock in certain award plans. If adoption of the Statement's fair value procedures are not used in the computation of compensation expense in the income statement, the company must disclose in a note to the financial statements the pro forma impact of adoption. FFC has elected not to recognize additional compensation expense under Statement No. 123, but has provided necessary disclosures in Note Q to the consolidated financial statements. As such, there is no effect of FFC's adoption of Statement No. 123 on its results of operations.

The FASB has also issued Statement No. 125, ("Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities") which is effective for transfers occurring after December 31, 1996. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of a financial-components approach that focuses on control.

The FASB subsequently issued Statement No. 127, in December, 1996, which provided for the deferral of the effective date of certain provisions of Statement No. 125 to years ending after December 31, 1997. Management believes that the effect of adopting these Statements will not be material to FFC's financial condition or the results of its operations.

                              RESULTS OF OPERATIONS
              COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994


General. FFC reported net income of $64.0 million for the year ended December 31, 1995, which represents an increase of $11.0 million from the $53.0 million reported for 1994. Net income for 1995 included $4.0 million, or $0.10 per share, of acquisition-related expenses incurred relative to the acquisition of FirstRock during 1995. Earnings for 1994 were affected by an after-tax charge of $5.9 million, or $0.16 per share, relating to allowances established to cover possible losses on a portion of FFC's MBS portfolio. The FirstRock acquisition was accounted for as a pooling-of-interests, and accordingly, financial statements for all periods presented have been restated to include FirstRock's operations. The annualized returns on average assets and average equity for 1995, excluding the acquisition charge, were 1.25% and 19.16%, respectively, as compared to 0.99% and 17.21%, respectively, for 1994. Fully diluted earnings per share increased to $1.69 per share for 1995 as compared to $1.42 per share reported for 1994. Excluding the acquisition charge, fully diluted earnings would have been $1.79 per share for 1995.

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

Provisions for Losses On Loans. Provisions for losses on loans increased to $9.7 million for 1995 compared to $6.8 million for 1994. The increased provisions for losses on loans reflects i) growth in the overall loan portfolio during 1995 and
ii) increased net credit card charge-offs in 1995 as that portfolio continues to increase in size. The increase in credit card charge-offs reflected a traditionally higher experience for that portfolio, although FFC's experience is well below national credit card averages.

Non-Interest Income. Non-interest income increased $11.0 million during 1995 as compared to 1994 due to the net effect of several factors, the most significant of which related to a 1994 pre-tax $9.0 million MBS impairment loss (see "Non-Performing MBSs"). Deposit account service fees increased $1.5 million in 1995 as a result of i) increased overdraft fees relating to the growth of the "Absolutely Free Checking" product during 1995 and ii) introduction of automated teller machine charges in certain markets during 1995. Loan fees and service charges increased $1.3 million in 1995 as a result of i) increased credit card fees as that portfolio continued to grow and ii) increased interchange fees resulting from a successful debit card program. Service fees on loans sold decreased in 1995 as i) the loan servicing portfolio decreased from $2.42 billion at the end of 1994 to $2.33 billion at year end 1995 and ii) the average servicing margin decreased in 1995 due to the continuing impact of competitive conditions in the secondary market into which mortgage loans are sold.

Excluding the effect of i) a 1994 gain of $1.3 million on the sale of credit card loans and ii) a $400,000 gain realized in 1994 upon the sale of the finance company receivables of a savings bank which FFC acquired in 1994, gains on sales of loans increased $1.7 million in 1995. This increase was due to a $1.7 million gain realized in 1995 as a result of the capitalization of originated mortgage servicing rights upon FFC's adoption of Statement No.
122 ("Accounting for Mortgage Servicing Rights").

Non-Interest Expense. Non-interest expenses decreased approximately $1.8 million in 1995 as compared to 1994, primarily due to the net effect of i) acquisition costs and charges totaling $6.5 million incurred relative to the FirstRock acquisition and ii) the cost savings resulting from the consolidation of operations following that acquisition. The acquisition costs included i) transaction-related costs, including investment banker fees, attorney fees and accounting fees, ii) payments relating to employment/change-in-control agreements upon termination of certain FirstRock senior officers, iii) retention bonuses and severance payments made to other FirstRock employees, iv) writedowns of assets not needed by FFC in the conduct of FirstRock's business following the acquisition and v) other writeoffs/accruals relating to those contracts and business practices of FirstRock not having future value to FFC.

The 1995 decreases in non-interest expense resulting from the consolidation of FirstRock operations are most noticeably apparent in the compensation and benefits expense category, which declined $6.2 million in 1995 including $3.0 million resulting from the utilization of the former FirstRock's ESOP in place of FFC's normal profit sharing contribution for 1995.

Non-interest expenses decreased as a percentage of average assets to 2.05% for 1995 as compared to 2.24% in 1994. The improvement in this ratio reflects i) the aforementioned expense reductions resulting from the FirstRock acquisition, ii) cost savings of $1.0 million realized after the 1994 consolidation of FFC's then existing banking subsidiaries, iii) decreases in writedowns on foreclosed commercial real estate and iv) ongoing expense control measures.

The ratio of controllable non-interest expenses to average total assets decreased to 1.96% for 1995 as compared to 2.12% for 1994. In addition, FFC's efficiency ratio improved to 47.89% for 1995 as compared to 52.58% for 1994.

Income Taxes. Income tax expense increased $4.4 million for 1995 over 1994. The effective income tax rate, as a percent of pre-tax income, decreased to 35.4% in 1995 from 36.7% in 1994. The decrease in the effective tax rate for 1995 relates to i) implementation of tax planning strategies and ii) the change in the valuation allowance of certain deferred tax assets established in prior years.

Accounting Changes. Effective January 1, 1995, FFC adopted Statement No. 122, which requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for others, whether those rights are purchased or originated. In accordance with the Statement, an enterprise acquiring mortgage servicing rights through either the origination or purchase of mortgage loans and the subsequent sale or securitization of those loans with servicing rights retained, should allocate the total cost of the mortgage loans to the servicing rights and to the loans (without the mortgage servicing rights) based on their relative fair values. As a result of the adoption of Statement No. 122 in 1995, FFC realized pre-tax income of $1.7 million ($1.1 million after tax, or $0.03 per share) upon the capitalization of originated mortgage servicing rights.

Effective January 1, 1995, FFC adopted Statement No. 114 ("Accounting by Creditors for Impairment of a Loan"). Statement No. 114, which was amended by Statement No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of Statements No. 114 and 118 had no significant effect on FFC's financial condition or results of operations.

AVERAGE INTEREST-EARNING ASSETS, AVERAGE INTEREST-BEARING LIABILITIES, INTEREST RATE SPREAD AND NET INTEREST MARGIN

The following table sets forth the weighted average yields earned on FFC's consolidated loan and investment portfolios, the weighted average interest rates paid on deposits and borrowings, the interest rate spread between yields earned and rates paid and the net interest margin during the years 1996, 1995 and 1994.

                                                                                    Year Ended December 31,
                                                   1996                                       1995
                                    ----------------------------------        ----------------------------------
                                     Average                     Average        Average                    Average
                                     Balance       Interest       Rate          Balance       Interest      Rate
                                    ----------     --------      -------      ----------      --------     -------
                                                                                      (Dollars in thousands)
Interest-earning assets:
   Mortgage loans (1)(2)            $2,281,284     $175,508        7.69%      $2,384,057      $183,434       7.69%
   Mortgage-related secur-
     ities (1)                       1,357,520       97,251        7.16        1,388,338        98,821       7.12
   Other loans (1)                   1,281,412      126,186        9.85        1,182,380       120,256      10.17
   U.S. Government and agency
     securities                        173,351       10,285        5.93          127,598         6,709       5.26
   Other securities                     51,571        3,123        6.06           68,254         4,091       5.99
   Cash equivalents                     90,154        4,460        4.95           28,371         1,651       5.82
   FHL Bank stock                       33,101        2,237        6.76           35,323         2,346       6.64
                                    ----------     --------      ------       ----------      --------     ------

                                     5,268,393      419,050        7.95        5,214,321       417,308       8.00
Interest-bearing liabilities:
   Passbook                            668,563       18,309        2.74          730,363        21,017       2.88
   Checking                            459,543        4,298        0.94          433,904         4,202       0.97
   Money market accounts               343,759       11,215        3.26          311,479        10,450       3.36
   Certificates                      2,973,467      165,628        5.57        2,969,537       161,154       5.43
   FHL Bank advances                   448,842       24,900        5.55          444,110        26,742       6.02
   Other borrowings                    118,770        7,391        6.22          134,801        10,606       7.87
                                    ----------     --------      ------       ----------      --------     ------

                                     5,012,944      231,741        4.62        5,024,194       234,171       4.66
                                    ----------     --------      ------       ----------      --------     ------
Net earning assets and
   interest rate spread             $  255,449                     3.33%      $  190,127                     3.34%
                                    ==========                   ======       ==========                   ======

Earning asset ratio                     105.10%                                   103.78%
                                    ==========                                ==========

Average interest-earning
   assets, net interest income,
   and net interest margin on
   average interest-earning
   assets                           $5,268,393     $187,309        3.56%      $5,214,321      $183,137       3.51%
                                    ==========     ========      ======       ==========      ========     ======

                                                            1994
                                            ------------------------------------
                                              Average                    Average
                                              Balance       Interest      Rate
                                            ----------      --------     -----

Interest-earning assets:
   Mortgage loans (1)(2)                    $2,304,429      $176,914       7.68%
   Mortgage-related secur-
     ities (1)                               1,507,334        89,379       5.93
   Other loans (1)                           1,027,942       100,755       9.80
   U.S. Government and agency
     securities                                121,521         6,331       5.21
   Other securities                            106,378         4,912       4.62
   Cash equivalents                             38,371         1,522       3.97
   FHL Bank stock                               34,416         2,051       5.96
                                            ----------      --------     ------

                                             5,140,391       381,864       7.43
Interest-bearing liabilities:
   Passbook                                    833,291        25,159       3.02
   Checking                                    473,850         6,426       1.36
   Money market accounts                       297,604         8,943       3.00
   Certificates                              2,848,596       134,291       4.71
   FHL Bank advances                           436,019        21,335       4.89
   Other borrowings                             91,151         8,068       8.85
                                            ----------      --------     ------

                                             4,980,511       204,222       4.10
                                            ----------      --------     ------
Net earning assets and
   interest rate spread                     $  159,880                     3.33%
                                            ==========                   ======

Earning asset ratio                             103.21%
                                            ==========

Average interest-earning
   assets, net interest income,
   and net interest margin on
   average interest-earning
   assets                                   $5,140,391      $177,642       3.46%
                                            ==========      ========     ======


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

                                                     Year Ended December 31, 1996                  Year Ended December 31, 1995
                                                        Compared to Year Ended                        Compared to Year Ended
                                                           December 31, 1995                             December 31, 1994
                                                ---------------------------------------       -------------------------------------
                                                  Rate           Volume          Total          Rate         Volume         Total
                                                --------        --------       ---------      --------      --------      -------
                                                                                 (Dollars in thousands)
Interest-earning assets:
        Mortgage loans (1)(2)                   $    (19)       $ (7,907)      $ (7,926)      $    394      $  6,126      $  6,520
        Mortgage-related securities (1)              635          (2,205)        (1,570)        16,898        (7,456)        9,442
        Other loans (1)                           (3,910)          9,840          5,930          3,908        15,593        19,501
        U.S. Government and agency securities        943           2,633          3,576             59           319           378
        Other securities                              42          (1,010)          (968)         1,226        (2,047)         (821)
        Cash equivalents                            (282)          3,091          2,809            592          (463)          129
        FHL Bank stock                                41            (150)          (109)           240            55           295
                                                --------        --------       --------       --------      --------      --------
            Total                               $ (2,550)       $  4,292          1,742       $ 23,317      $ 12,127        35,444
                                                ========        ========       ========       ========      ========      ========


Interest-bearing liabilities:
        Passbook                                $   (984)       $ (1,724)        (2,708)      $ (1,140)     $ (3,002)       (4,142)
        Checking                                    (147)            243             96         (1,718)         (506)       (2,224)
        Money market accounts                       (294)          1,059            765          1,077           430         1,507
        Certificates                               4,260             214          4,474         20,973         5,890        26,863
        FHL Bank advances                         (2,124)            282         (1,842)         5,004           403         5,407
        Other borrowings                          (2,049)         (1,166)        (3,215)          (977)        3,515         2,538
                                                --------        --------       --------       --------      --------      --------
            Total                               $ (1,338)       $ (1,092)        (2,430)      $ 23,219      $  6,730        29,949
                                                ========        ========       ========       ========      ========      --------


            Increase in net interest income                                    $  4,172                                   $  5,495
                                                                               ========                                   ========

(1)  Includes non-accruing loans and/or MBSs.

(2)  Includes loans held for sale.

NET INTEREST MARGIN AT YEAR END


The following table sets forth the weighted average yields on FFC's loan, MBS, and investment security portfolios, the weighted average cost of deposits and borrowings, the interest rate spread between the yields and costs at each year end as well as the resulting net interest margin at the indicated dates.


                                                        December 31,
                                             1996           1995          1994
                                             ----           ----          ----

Weighted average yield:
   Mortgage loans                             7.69%          7.74%         7.65%
   Mortgage-related securities                7.13           7.15          6.42
   Other loans                                9.57           9.99          9.81
   Investments                                6.21           5.64          5.40
                                             -----          -----         -----
   Combined weighted average yield on
     loans and investments                    7.89           8.03          7.64

Weighted average cost:
   Deposits and advance payments from
     borrowers for taxes and insurance        4.59           4.55          4.14
   Borrowings                                 5.58           6.31          6.07
                                             -----          -----         -----
   Combined weighted average cost
     of deposits and borrowings               4.73           4.75          4.41
                                             -----          -----         -----

Interest rate spread                          3.16%          3.28%         3.23%
                                             =====          =====         =====

Net interest margin                           3.35%          3.46%         3.37%
                                             =====          =====         =====

FINANCIAL CONDITION


GENERAL

Total assets of FFC were $5.70 billion at the end of 1996 compared to $5.47 billion at year-end 1995. Stockholders' equity increased to $410.5 million, or 7.20% of total assets, at December 31, 1996 from $384.9 million and 7.04%, respectively, at the end of 1995.

LIQUIDITY AND CAPITAL RESOURCES

On an unconsolidated basis, FFC had cash of $35.6 million. During 1996, FFC redeemed its subordinated debt of $54.9 million at par plus accrued interest with the proceeds of a $50.0 million cash dividend received from FF Bank.

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

FFC also has available an unused line-of-credit in the amount of $18,000,000 which is available through April 1997. The line-of-credit agreement contains various covenants relative to the operations of FFC and FF Bank. All of such covenants were met during 1996. See Note J to the consolidated financial statements for further discussion.

FF Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied by the OTS, is based upon a percentage of average deposits and short-term borrowings. The required ratio is currently 5%. FF Bank is currently in compliance with this requirement. FF Bank's principal sources of funds are amortization and prepayment of loan and MBS principal, deposits, sales of mortgage loans originated for sale, FHL Bank advances, other borrowings and funds provided from operations. These funds are used to meet loan commitments, make other investments, fund deposit withdrawals and repay borrowings.

Total consolidated liquidity, consisting of cash, cash equivalents, short-term securities and investment securities, decreased $23.5 million during 1996. Total consolidated liquidity, as a percent of total assets, decreased from 6.81% at the end of 1995 to 6.12% at the end of 1996, as a result of the net effect of FFC's various operating, investing and financing activities.

Operating activities resulted in a net cash inflow of $148.7 million. Operating cash flows for 1996 included earnings of $49.8 million and $320.1 million realized from the sale of mortgage loans held for sale, less $225.2 million disbursed for loans originated for sale.

Investing activities in 1996 resulted in a net cash outflow of $355.9 million. Major investing activities resulting in cash outflows were $916.0 million for the purchase of investment and mortgage-related securities and $825.9 million for the origination of loans for portfolio. The most significant cash inflows from investing activities were principal payments of $669.6 million and $195.2 million received on loans receivable and MBSs, respectively, as well as $97.3 million from the proceeds of maturities of investment securities. In addition, $419.6 million was received upon the sale of securities available for sale.

Financing activities for 1996 resulted in a net cash inflow of $189.2 million represented by a net increase in deposits of $21.5 million and a net increase in borrowings of $199.0 million, offset by cash outflows of $19.0 million in cash dividends paid to FFC stockholders and $14.4 million for the purchase of treasury stock.

At December 31, 1996, FFC had outstanding commitments to originate mortgage loans totaling $30.2 million and no commitments outstanding to purchase loans. At that date, FFC also had commitments outstanding to sell $20.7 million of mortgage loans that were held for sale or for which FFC was committed to originate. Loans held for sale totaled $19.1 million at the end of 1996. FFC had commitments of $150.0 million to purchase U.S. Government agency-backed MBSs at year-end 1996. Management believes liquidity levels are proper and that adequate capital and borrowings are available through the capital markets, the FHL Bank of Chicago and other sources.

LOANS RECEIVABLE

Total loans receivable, including loans held for sale, decreased to $3.51 billion at the end of 1996 from $3.62 billion at the end of 1995. The components of this decrease are summarized, by type of loan collateral, as follows:

                                                               December 31,                    Increase
                                                            1996              1995            (Decrease)
                                                         -----------       -----------       -----------
                                                                      (Dollars in thousands)
Real estate mortgage loans:
   One- to four-family                                   $1,884,018        $2,038,103        $ (154,085)
   Multi-family                                             238,766           220,772            17,994
   Commercial and other                                     176,911           153,173            23,738
                                                         ----------        ----------        ----------

      Total real estate mortgage loans                    2,299,695         2,412,048          (112,353)

Other loans:
   Consumer                                                 415,155           362,659            52,496
   Home equity                                              296,749           284,700            12,049
   Education                                                269,633           240,650            28,983
   Credit cards                                             179,352           214,107           (34,755)
   Manufactured housing                                     104,783           139,385           (34,602)
   Business                                                  11,728            17,198            (5,470)

Less: net items to loans receivable                         (64,276)          (53,947)          (10,329)
                                                         ----------        ----------        ----------

Total loans receivable (including
        loans held for sale)                             $3,512,819        $3,616,800        $ (103,981)
                                                         ==========        ==========        ==========

The major components of the decrease of $104.0 million in total loans receivable during 1996 were a $112.4 million decrease in real estate mortgage loans, a $34.8 million decrease in credit card loans, and a $34.6 million decrease in manufactured housing loans, offset by a $52.5 million increase in consumer loans and a $29.0 million increase in education loans.

The aggregate real estate mortgage loans decreased $112.4 million during 1996 primarily due to the net effect of i) originations of $711.3 million offset by
ii) repayments of $417.8 million, iii) loan sales of $259.8 million, and iv) the securitization of $161.1 million of seasoned fixed-term fixed-rate mortgage loans transferred to the mortgage-related securities portfolio.

Credit card loan balances decreased $34.8 million in 1996 as the result of the sale of a $47.9 million affinity group portfolio. Manufactured housing loan balances decreased $34.6 million as FFC had previously ceased originating manufactured housing loans and the portfolio continues to make scheduled repayments.

Consumer loan balances increased $52.5 million and education loans increased $29.0 million as originations outpaced repayments for these product lines. Consumer loan balances were positively impacted by the continued success of a shorter-term fixed-rate mortgage loan product.

MORTGAGE-RELATED SECURITIES

The total carrying value of the MBS portfolio increased $379.7 million to $1.65 billion at December 31, 1996 from $1.27 billion at the end of 1995. This increase was primarily the net result of i) purchases of $803.3 million and ii) the securitization of $161.1 million of mortgage loans transferred to the mortgage-related securities portfolio, offset by iii) sales of $395.3 million and iv) repayments of $195.2 million. At the end of 1996, FFC had commitments of $150.0 million to purchase U.S. Government agency-backed MBSs.

The following table sets forth, at the dates indicated, the composition of the MBS portfolio including issuer, security type, amortized cost, fair value and financial statement carrying value as well as classification according to available-for-sale or held-to-maturity status. See Note D to the consolidated financial statements for i) a further breakdown of the available- for-sale and held-to-maturity classifications of the MBS portfolio and ii) a summary of gains and losses realized upon the disposition of available-for-sale MBSs during the past three years.

                                       December 31, 1996                       December 31, 1995
                               ----------------------------------      -------------------------------------
                               Amortized      Fair        Carrying     Amortized      Fair        Carrying
Issuer/Security Type              Cost        Value        Value          Cost        Value        Value
--------------------           ----------   ---------     --------     ----------   ---------     ------
                                                          (Dollars in thousands)
U.S. Government agencies:
 Mortgage-backed certi-
      ficates                  $1,089,418   $1,097,105    $1,093,513   $  347,177   $  353,712    $  349,215
 Collateralized mortgage
      obligations                 283,033      273,169       282,894      341,521      331,764       342,190
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total agencies              1,372,451    1,370,274     1,376,407      688,698      685,476       691,405
                               ----------   ----------    ----------   ----------   ----------    ----------

Non-agency:
 Mortgage-backed certi-
  ficates:
    Senior position               276,078      274,473       273,595      485,327      478,484       480,840
    Subordinate position               --           --            --      105,534       97,756        97,905
 Collateralized mort-
      gage obligations                435          444           435          611          637           611
                               ----------   ----------    ----------   ----------   ----------    ----------
    Total non-agencies            276,513      274,917       274,030      591,472      576,877       579,356
                               ----------   ----------    ----------   ----------   ----------    ----------

        Totals                 $1,648,964   $1,645,191    $1,650,437   $1,280,170   $1,262,353    $1,270,761
                               ==========   ==========    ==========   ==========   ==========    ==========

Total carrying value per consolidated
 financial statements, by classification:
    Available-for-sale portfolio                          $1,048,085                              $  571,293
    Held-to-maturity portfolio                               602,352                                 699,468
                                                          ----------                              ----------
        Total carrying value                              $1,650,437                              $1,270,761
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

As noted in the above table, included in FFC's MBS portfolio are non-agency MBSs having a carrying value of $274.0 million at December 31, 1996. Unlike U.S. Government agency MBSs which include a guarantee of principal and interest payments on the underlying collateral, non-agency securities are generally structured with a senior ownership position and subordinate ownership position(s) providing credit support for the senior position. The structure of non-agency MBSs may expose FFC to credit risk in addition to interest-rate risk and prepayment risk as discussed above. In this regard, management has instituted a monitoring system for tracking the major factors affecting the performance of a non-agency MBS including i) delinquencies, foreclosures, repossessions and recoveries relative to the underlying mortgage loans collateralizing each security, ii) the level of available subordination or other credit enhancements, iii) the competence of the servicer of the underlying mortgage portfolio and iv) the rating assigned to each security by independent national rating agencies. This ongoing monitoring process has confirmed that all non-agency MBSs continue to be performing. Although management believes that this portfolio of securities will continue to contractually perform based on its review, there can be no assurance that such performance will continue in the future should economic conditions, market conditions, or other factors change significantly.

FFC's portfolio of MBSs totaled approximately $1.65 billion at the end of 1996 and consisted of either i) U.S. Government agency-backed or ii) rated investment grade quality by at least one nationally recognized independent rating agency, except as noted below:

                                                 Amortized                    Fair                    Carrying
        Issuer                                     Cost                       Value                     Value
-----------------------------                  ------------                ------------              ------------

                                                                     (Dollars in thousands)

U.S. Government agencies                       $  1,372,451                $  1,370,274              $  1,376,407
Non-agency:
  Securities rated AA or
   above                                            247,887                     249,174                   248,281
  Securities rated below
    AA, but of investment
    grade                                            11,192                      10,568                    10,574
  Securities rated below
    investment grade                                 17,434                      15,175                    15,175
                                               ------------                ------------              ------------
                                               $  1,648,964                $  1,645,191              $  1,650,437
                                               ============                ============              ============


The non-agency securities rated below investment grade include four securities, each security having been issued by an unrelated company, with an aggregate carrying value of $15.2 million. Based upon i) the results of management's most current review of the performance characteristics of the underlying mortgage loans collateralizing these below-investment-grade securities and ii) the fact that these securities continue to perform, management believes that these MBSs have a net realizable value in excess of their indicated fair value and/or amortized cost and that any indicated impairment in fair value is not permanent. Management also has the intent and the ability to retain its investment in these securities for a period of time sufficient to allow for any anticipated recovery of market value.

NON-PERFORMING ASSETS

Non-performing assets (consisting of impaired and non-accrual loans, non-performing MBSs, foreclosed properties, and other repossessed collateral assets) decreased to $16.0 million at December 31, 1996 from $29.8 million at December 31, 1995. The 1996 decrease in non-performing assets relates primarily to the sale of two non-agency MBSs during 1996 (see "Non-Performing MBSs" below) and the sale of $1.3 million of real estate held for sale in 1996. Other loan and asset category fluctuations substantially offset. As a percentage of total assets, non-performing assets decreased from 0.54% at December 31, 1995 to 0.28% at December 31, 1996. During the five years ended December 31, 1996, FFC has not had any troubled debt restructurings. Non-performing assets are summarized as follows for the dates indicated:



                                                                    December 31,
                                               1996        1995         1994         1993        1992
                                              ------      ------       ------       ------      -----
                                                               (Dollars in thousands)
Non-accrual loans:
   One- to four-family
      residential                             $ 6,325     $ 6,449      $ 5,706      $ 6,361     $ 7,320
   Multi-family residential                     1,607         873          585          374         314
   Commercial real estate                          98         162          271          340       6,496
   Manufactured housing                         1,164         926        1,034        1,063       1,295
   Consumer and other                           2,794       3,836        2,968        2,117       1,961
                                              -------     -------      -------      -------     -------
      Total non-accrual loans                  11,988      12,246       10,564       10,255      17,386

Non-performing MBSs                                --      12,858       15,455           --          --
Real estate judgments                           3,074       1,436        2,503        2,236       2,761
Real estate foreclosed
      properties                                  584       1,538        2,446        6,126      17,262
Real estate held for sale                          --       1,309        1,089           --          --
Repossessed collateral assets                     339         405          267          163         462
                                              -------     -------      -------      -------     -------

      Total non-performing
        assets                                $15,985     $29,792      $32,324      $18,780     $37,871
                                              =======     =======      =======      =======     =======

Non-accrual loans as a
   percentage of net loans                       .34%        .34%         .30%         .33%        .71%

Non-performing assets as a
   percentage of total assets                    .28%        .54%         .59%         .36%        .88%


Non-Accrual and Impaired Loans. FFC places loans into a non-accrual status when loans are contractually delinquent more than ninety days. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed. Non-accrual loans have remained steady as a percentage of net loans at .34% at December 31, 1996 and 1995. Total non-accrual loans decreased by $200,000 from year end 1995 to December 31, 1996. The major factors of this net decrease were the $700,000 increase in multi-family residential non-accrual loans offset by a $1.0 million decrease in consumer and other non-accrual loans during 1996. The $1.0 million decrease was split between credit card non-accrual loans of $600,000 and small commercial business non-accrual loans of $400,000. Non-accrual loans, in the aggregate, resulted in the nonrecognition of $900,000, $900,000 and $700,000 of interest which would have been reflected in 1996, 1995 and 1994 income, respectively, if the loans had been contractually current.

The increase in non-accrual multi-family residential mortgage loans related to a group of such loans to one borrower. Management is closely monitoring this situation to correct the delinquent status.

Non-accrual credit card loans increased throughout most of 1996, similar to the national trend for credit card accounts, but dropped to the year-end 1996 levels as a result of the sale of an affinity credit card portfolio which was experiencing higher than average delinquencies and charge-offs. FFC's overall delinquency ratios for credit card accounts at year end 1996 remain approximately 25% below national averages despite trending upward during 1995 and 1996.

For purposes of measuring impaired loans as defined in Statement No. 114, "Impairment of Loans", FFC considers all categories of loans, except multi-family, commercial and other, and business loans as homogeneous categories and therefore not subject to impairment measurement of individual loans. Impaired loans as determined in accordance with Statement No. 114 are not significant.

Non-Performing MBSs. During 1996, FFC sold two non-agency MBSs which had been non-performing at the end of 1995 and had an amortized cost of $12.9 million. Each of these MBSs was structured as a mezzanine security, which is subordinate to the senior position of that issue but is structured to be superior to other subordinate positions designed to absorb first losses. FFC had not received full monthly payments on these securities since 1993. The payments had been interrupted due to delinquencies and foreclosures in the underlying mortgage portfolio and all of the cash flows were directed to owners of the senior position. The underlying loans comprising these securities had been serviced by a California institution under the control of the Resolution Trust Corporation ("RTC"). During 1994 and 1995, servicing was transferred from the RTC to the trustee and subsequently to a third-party servicer. In 1994, independent national rating agencies downgraded these mezzanine securities to below investment grade. At that time, a writedown of $9.0 million was recorded reflecting permanent impairment of these securities. Subsequently, the positions subordinate to FFC were eliminated and management determined that the value of the collateral properties was deteriorating more rapidly than anticipated. Based on this deterioration and the low probability for future improvement in the condition of these securities, FFC sold these securities at nominal value and realized a further loss of $12.8 million in 1996.

Also during 1996, FFC sold the remainder of its mezzanine/subordinated MBS portfolio, having an aggregate remaining amortized cost of $90.2 million, at a loss of $4.2 million.

To minimize the risk to FFC from holding such non-agency securities, FFC will not purchase any mezzanine or subordinated position MBSs and has further strengthened the criteria for other potential non-agency MBS purchases. FFC has not purchased any non- agency MBSs since 1992. See "Mortgage-Related Securities" for further information relative to non-agency MBSs.

Other Non-Performing Assets. Real estate judgments and foreclosed properties increased $700,000 from year-end 1995 to December 31, 1996, primarily consisting of one- to four-family or small multi-family properties located in the Midwest. FFC has no non-performing real estate held for sale at December 31, 1996.

Summary. Levels of non-performing and impaired (as defined) assets have declined significantly during the five-year period ended December 31, 1996 due to i) the disposition of the remaining low quality assets received in the acquisition of a troubled thrift institution in 1985, ii) improved collection and liquidation efforts and iii) management's decision to restrict lending primarily to Wisconsin, Illinois and other selected Midwestern states, offset by non-performing MBSs as discussed above.

All non-performing and impaired assets have been considered by management in its review of the adequacy of allowances for losses or the carrying value of the asset.

ALLOWANCES FOR LOSSES ON LOANS AND FORECLOSED PROPERTIES

FFC's loan portfolios, foreclosed properties and off-balance sheet financial guarantees are evaluated on a continuing basis to determine the necessity for establishing additional allowances for losses. These evaluations consider several factors including, but not limited to, general economic conditions, collateral value, loan portfolio composition, prior loss experience and management's estimate of future potential losses. This evaluation also includes a review of both known loan problems as well as potential problems based upon historical trends and ratios. The allowances for losses on foreclosed properties are maintained at levels deemed adequate to absorb potential future declines in the estimated fair value of the properties.

A summary of activity in the allowances for losses on loans follows:

                                                          Year Ended December 31,
                                               1996         1995          1994          1993          1992
                                              ------       ------        ------        ------        -----
                                                             (Dollars in thousands)
Balance at beginning of year                  $25,235      $25,180       $25,905       $19,540       $17,493

Charge-offs:
   Residential real estate                     (1,046)      (1,111)         (864)         (839)       (1,691)
   Commercial real estate                         (52)          (3)         (288)         (501)       (1,044)
   Manufactured housing                        (1,210)      (1,397)       (1,477)       (2,731)       (4,212)
   Credit card                                 (8,906)      (7,912)       (6,658)       (5,890)       (6,142)
   Consumer-related                              (659)        (383)         (371)         (525)         (524)
   Commercial                                    (272)        (281)         (214)           --        (1,367)
                                              -------      -------       -------       -------       -------
      Total charge-offs                       (12,145)     (11,087)       (9,872)      (10,486)      (14,980)
                                              -------      -------       -------       -------       -------

Recoveries:
   Residential real estate                        137          147           604           138           242
   Commercial real estate                          --           80            --            --             3
   Manufactured housing                           158          204           181           179           288
   Credit card                                    757          878           593           653           584
   Consumer-related                                56           86           127           426           131
   Commercial                                      --            9             2            --            --
                                              -------      -------       -------       -------       -------
      Total recoveries                          1,108        1,404         1,507         1,396         1,248
                                              -------      -------       -------       -------       -------

Net charge-offs                               (11,037)      (9,683)       (8,365)       (9,090)      (13,732)

Provisions for losses                           9,030        9,738         6,824        10,570        15,779

Acquired banks' allowances                         --           --           816         4,885            --
                                              -------      -------       -------       -------       -------

Balance at end of year                        $23,228      $25,235       $25,180       $25,905       $19,540
                                              =======      =======       =======       =======       =======

Ratio of net charge-offs to
   average loans outstanding                     .31%         .27%          .25%          .31%          .59%

Ratio of allowances for losses
   on loans to average loans
   outstanding                                   .65%         .71%          .76%          .87%          .84%

Ratio of allowances for losses
  on loans to non-accrual
  loans                                          194%         206%          238%          253%          112%

A summary of the activity in the allowance for losses on foreclosed properties follows:

                                                                 Year Ended December 31,
                                               1996         1995          1994          1993         1992
                                              ------       ------        ------        ------       -----
                                                                  (Dollars in thousands)
Balance at beginning of year                  $  993       $1,146        $3,561        $3,377       $2,569
Charge-offs                                     (347)        (213)       (3,415)       (3,335)      (5,016)
Provision                                       (467)          60         1,000         3,519        5,824
                                              ------       ------        ------        ------       ------

Balance at end of year                        $  179       $  993        $1,146        $3,561       $3,377
                                              ======       ======        ======        ======       ======

The provisions for losses on foreclosed properties are included in the consolidated statements of income in "Net cost of (income from) operations of foreclosed properties."

FFC's allowances for losses on loans decreased $2.0 million to $23.2 million at December 31, 1996 from $25.2 million at December 31, 1995. The ratio of allowances for losses on loans to average loans also decreased from year-end 1995 to year-end 1996, from .71% to .65%, respectively. Management believes the reduced allowances were warranted based on the detailed analysis of the allowance levels appropriate for the various loan categories based on historical data and current trends.

While the aggregate allowances decreased from year-end 1995 to year-end 1996, some decreases in allowances for certain loan products were offset by increases for others. The major decreases in allowances were a $1.2 million reduction in the allowance for the manufactured housing loan portfolio which continues to shrink since FFC exited that market, and a $1.1 million reduction in the residential mortgage loan allowance based on management's analysis of recent loss experience and the resolution of certain past problem borrower multiple loan groupings. The residential mortgage portfolio consists of large numbers of relatively homogeneous loans.

The credit card loan allowance for loss was increased by $400,000 and the consumer loan allowance was increased by $500,000, from year-end 1995 to year-end 1996. The credit card allowance increase reflects management's desire to maintain a higher ratio of allowances to loans, namely 3.78% at December 31, 1996 versus 3.00% a year earlier, based on recent experience. While FFC continues to experience loss levels lower than industry norms, they are still higher than FFC's historical levels. Consumer loan loss allowances were increased due primarily to the growth of the product during 1996. Loss experience for consumer loans in 1996 has also increased nominally to .10% of the consumer loan base from .05% the prior year.

The 1996 provisions for losses on loans and foreclosed properties totaled $9.0 million and $(467,000), respectively, compared to the $9.7 million and $60,000 during 1995. The $1.9 million reduction in the residential mortgage provision for losses in 1996 was substantially offset by the $1.8 million increase in the provision for credit card losses. The remaining provisions for loan losses for other loan products decreased by a total of $600,000. The provisions for losses for the years 1994 to 1996 remain at significantly lower levels compared to 1992 when FFC's charge-off experience reflected certain portfolios received from an earlier acquisition which required larger allowances for losses. Also, see "Non-Performing Assets" for further discussion of this trend.

FFC also, in the past, has undertaken off-balance sheet financial guarantees, totaling $7.3 million at December 31, 1996, whereby letters of credit have been issued for industrial development revenue bonds which were issued by municipalities to finance real estate owned by third parties. Management has considered these guarantees, all of which are performing, in its review of the adequacy of the allowance for losses. See Note N to the consolidated financial statements for further discussion of off-balance sheet financial guarantees.

Management believes that the December 31, 1996, loss allowances for loans and foreclosed properties are adequate based upon its current evaluation of loan delinquencies, non-performing and impaired assets, charge-off trends, economic conditions and other factors. Management also continues to pursue all practical and legal methods of collection, repossession and disposal, and adheres to high underwriting standards in the origination process, in order to minimize the necessity for such provisions in the future.

A detailed analysis of FFC's allowances for losses on loans and related charge-off information follows for the dates and years indicated:


                              At December 31, 1996                             At December 31, 1995
                              --------------------                             --------------------

                                                           Net Charge-offs                                 Net Charge-offs
                                            Allowance       As A Percent                    Allowance       As A Percent
                                          As A Percent       Of Average                    As A Percent       Of Average
                                         Of Outstanding     Related Loans                Of Outstanding     Related Loans
                              Allowance     Loans In         For The Year      Allowance    Loans In         For The Year
Type of Loan                   Amount       Category       Ended 12/31/96       Amount      Category       Ended 12/31/95
------------                  ---------    ----------      --------------      ---------   ----------      --------------
                                                                                  (Dollars in thousands)
Residential real estate       $ 6,610          .31%               .04%           $ 7,726        .34%             .04%
Commercial real estate          3,621         2.00                .03              3,823       2.50             (.05)
Manufactured housing            1,814         1.73                .86              3,034       2.18              .83
Credit cards                    6,783         3.78               4.04              6,425       3.00             3.51
Consumer                        3,462          .83                .10              3,029        .84              .05
Education                          23          .01                .01                 51        .02               --
Home equity                       572          .19                .07                562        .20              .04
Commercial                        343         2.92               1.96                585       3.40             1.59
                              -------                                            -------
                              $23,228          .66%               .31%           $25,235        .70%             .27%
                              =======        =====              =====            =======      =====            =====

                               At December 31, 1994
                               ------------------------

                                                            Net Charge-offs
                                             Allowance       As A Percent
                                            As A Percent       Of Average
                                          Of Outstanding     Related Loans
                              Allowance      Loans In         For The Year
Type of Loan                   Amount        Category       Ended 12/31/94
------------                  ---------     ----------      --------------
Residential real estate        $ 6,990         .31%                .01%
Commercial real estate           3,632        2.53                 .22
Manufactured housing             4,267        2.79                 .81
Credit cards                     6,737        3.36                3.09
Consumer                         2,444         .80                 .08
Education                           46         .02                  --
Home equity                        487         .20                 .02
Commercial                         577        3.03                1.02
                               -------
                               $25,180         .73%                .25%
                               =======       =====               ======



FFC's allowances for losses on loans were allocated to various loan categories as follows for the dates indicated:

                                                             At December 31,

                                        1996                      1995                        1994
                              ------------------------    ----------------------     -----------------------

                                         Percent Of                  Percent Of                  Percent Of
                                        Loans In Each               Loans In Each               Loans In Each
                                         Category To                 Category To                 Category To
Type of Loan                  Amount     Total Loans      Amount     Total Loans     Amount      Total Loans
------------                  ------    -------------     ------    -------------    ------     -------------
                                                                                     (Dollars in thousands)

Residential real estate       $ 6,610        59.2%       $ 7,726          61.5%      $ 6,990          64.5%
Commercial real estate          3,621         5.1          3,823           4.2         3,632           4.1
Manufactured housing            1,814         2.9          3,034           3.8         4,267           4.3
Credit cards                    6,783         5.0          6,425           5.8         6,737           5.7
Consumer and other              4,057        27.5          3,642          24.2         2,977          20.9
Commercial                        343          .3            585            .5           577            .5
                              -------       -----        -------         -----       -------         -----
                              $23,228       100.0%       $25,235         100.0%      $25,180         100.0%
                              =======       =====        =======         =====       =======         =====

                                             At December 31,

                                    1993                        1992
                           -----------------------     -------------------------

                                      Percent Of                    Percent Of
                                     Loans In Each                 Loans In Each
                                      Category To                   Category To
Type of Loan               Amount     Total Loans      Amount       Total Loans
------------               ------    -------------     ------      ------------


Residential real estate    $ 6,792         67.6%       $ 4,140           64.5%
Commercial real estate       5,353          3.6          5,281            4.9
Manufactured housing         4,668          5.1          4,325            5.3
Credit cards                 6,502          6.5          4,034            7.2
Consumer and other           2,590         17.2          1,760           18.1
Commercial                      --           --             --             --
                           -------        -----        -------          -----
                           $25,905        100.0%       $19,540          100.0%
                           =======        =====        =======          =====

DEPOSITS

Deposits increased $20.4 million during 1996 including interest credits of $166.7 million offset by net cash outflows of $146.3 million. The weighted average cost of deposits of 4.60% at the end of 1996 was slightly higher than the 4.56% reported at the end of 1995.

BORROWINGS

At December 31, 1996, FFC's consolidated borrowings increased to $769.5 million from $570.5 million at the end of 1995. In January 1996, FFC redeemed all of its outstanding 8% Subordinated Notes due November, 1999, which aggregated $54.9 million at the date of redemption. This redemption was offset by a $248.7 million increase in shorter-term FHL Bank advances used to fund the purchase of primarily adjustable rate U.S. Government agency MBSs. The weighted average cost of borrowings decreased to 5.58% at the end of 1996 as compared to 6.31% at year-end 1995.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1996 was $410.5 million or 7.20% of total assets, compared to $384.9 million or 7.04% of total assets at December 31, 1995. The dollar increase in stockholders' equity resulted from the net effect of i) net income of $49.8 million, ii) cash dividend payments to stockholders of $19.0 million, iii) the purchase of treasury stock shares at a cost of $14.4 million (see "Stock Repurchase Program") and iv) an improvement of $7.3 million in the net unrealized holding gain on available-for-sale securities. Stockholders' equity per share, as adjusted for the five-for-four stock split on December 30, 1996, increased from $10.38 per share at year-end 1995 to $11.15 per share at year-end 1996.

STOCK REPURCHASE PROGRAM

During the fourth quarter of 1996, FFC announced a six-month 5% stock repurchase program whereby up to 1,875,000 shares would be repurchased. As of year end, the company had repurchased 648,395 shares at an average cost of $22.28 per share.

REGULATORY CAPITAL

FF Bank is subject to various OTS capital measurements, as formulated under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), and had regulatory capital well in excess of all such requirements at December 31, 1996 as summarized below:


                                       OTS Capital Ratios
                        Actual               Required
                        Ratio                  Ratio             Excess
                        -----                  -----             ------

Tangible capital         6.20%                 1.50%               4.70%
Core capital             6.39                  3.00                3.39
Risk-based capital      13.91                  8.00                5.91


The OTS has adopted a final rule, effective March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. At December 31, 1996, FFC had core deposit intangibles of $11.4 million, all of which have been grandfathered from this OTS rule. The OTS has added an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating the OTS risk-based capital requirement. Final implementation of these rules was pending at the end of 1996. Management of FFC and FF Bank do not believe these rules will significantly impact the capital requirements of FF Bank or cause FF Bank to fail to meet its regulatory capital requirements.

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

Summary gap information for FFC is presented below as of year end 1996 and 1995.


                                      Ratio of Cumulative
                                   Negative Gap To Total Assets

                          One Year            Three Years            Five Years
                          --------            -----------            ----------
December 31, 1996            (1.80)%             (5.00)%              (2.56)%
December 31, 1995            (3.65)              (4.01)               (3.15)


FFC's consolidated one-year negative gap decreased to $102.6 million, or 1.80% of total assets, at the end of 1996 from $199.8 million, or 3.65% of total assets, at the end of 1995. FFC's consolidated one-year negative gap position of 1.80% at December 31, 1996 falls within management's currently acceptable range of 10% positive to 10% negative. Traditionally, management of FFC has not utilized off-balance sheet derivative financial instruments as part of its efforts to control interest-rate risk and no such instruments were utilized during 1996. In view of the current interest-rate environment and the related impact on customer behavior, management believes that it is important to weigh and balance the effect of asset/liability management decisions in the short-term in its efforts to maintain net interest margins and acceptable future profitability. As such, management believes that it has been able to achieve a consistent net interest margin while still meeting asset/liability management objectives.

In this regard, FF Bank also measures and evaluates interest-rate risk via a separate methodology pursuant to OTS regulations. The net market value of interest-sensitive assets and liabilities is determined by measuring the net present value of future cash flows under varying interest rate scenarios in which interest rates would theoretically increase or decrease up to 400 basis points on a sudden and prolonged basis. This theoretical analysis at the end of 1996 indicates that FF Bank's current financial position should adequately protect FF Bank, and thus FFC, from the effects of rapid rate changes. The OTS has proposed an interest-rate risk calculation such that an institution with a measured interest-rate risk exposure greater than specified levels must deduct an interest-rate risk component when calculating its OTS risk-based capital requirement. The final implementation of this rule was pending at the end of 1996 as the OTS has delayed the effective date of the regulation pending its adoption of a process by which an institution may appeal an OTS interest-rate risk capital deduction determination. At December 31, 1996, FF Bank would not have been required to deduct an interest-rate risk component under this regulation.

Asset/Liability Repricing Schedule. The table below sets forth the combined estimated maturity/repricing structure of FFC's interest-earning assets (including net items) and interest-costing liabilities at December 31, 1996. Assumptions regarding prepayment and withdrawal rates are based upon FFC's historical experience, and management believes such assumptions are reasonable. The table does not necessarily indicate the impact of general interest-rate movements on FFC's net interest income because repricing of certain categories of assets and liabilities through, for example, prepayments of loans and withdrawals of deposits, is beyond FFC's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels. Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the data in the table.

FIRST FINANCIAL CORPORATION CONSOLIDATED GAP ANALYSIS AT DECEMBER 31, 1996

                                            Three         Four             Greater        Greater         Greater         Greater
                                            Months        Months          Than One       Than Three      Than Five       Than Ten
                                             And         Through           Through         Through        Through         Through
                                            Under        One Year        Three Years     Five Years      Ten Years        20 Years
                                          ---------      --------        -----------     ----------      ---------       ----------
                                                                                         (Dollars in thousands)
Rate-sensitive assets:
   Investments and interest-
     earning deposits, including
     federal funds (a)(b)                 $    80,404    $     8,179     $    44,806     $    40,236     $       402     $    36,229
   Mortgage-related securities (b)            569,592        799,540          99,017          63,711          78,390          39,867
   Mortgage loans:
     Fixed-rate (c)(d)                         57,803        140,067         302,409         203,495         241,228         147,922
     Adjustable-rate (c)                      192,552        671,286         284,050              --              --              --
   Other loans                                708,093        179,611         203,455          81,079          72,940          24,449
                                          -----------    -----------     -----------     -----------     -----------     -----------
                                            1,608,444      1,798,683         933,737         388,521         392,960         248,467

Rate-sensitive liabilities:
   Deposits (e)(f):
     Checking                                 123,018         26,010          64,951          50,731          79,414          71,768
     Money market accounts                     88,496         73,045         122,100          45,036          38,055           9,661
     Passbook                                 266,302        195,488          52,655          37,911          54,592          34,744
     Certificates of deposit                  603,778      1,375,615         872,114         114,108           3,265              --
   Borrowings                                 757,191            769           4,621           1,119             597           1,910
                                          -----------    -----------     -----------     -----------     -----------     -----------
                                            1,838,785      1,670,927       1,116,441         248,905         175,923         118,083
                                          -----------    -----------     -----------     -----------     -----------     -----------

GAP (repricing difference)                $  (230,341)   $   127,756     $  (182,704)    $   139,616     $   217,037     $   130,384
                                          ===========    ===========     ===========     ===========     ===========     ===========

Cumulative GAP                            $  (230,341)   $  (102,585)    $  (285,289)    $  (145,673)    $    71,364     $   201,748
                                          ===========    ===========     ===========     ===========     ===========     ===========

Cumulative GAP/Total Assets                     (4.04)%        (1.80)%         (5.00)%         (2.56)%          1.25%          3.54%
                                          ===========    ===========     ===========     ===========     ===========     ===========

FIRST FINANCIAL CORPORATION CONSOLIDATED GAP ANALYSIS AT DECEMBER 31, 1996

                                           Greater
                                             Than
                                           20 Years          Total
                                          ----------      --------

Rate-sensitive assets:
   Investments and interest-
     earning deposits, including
     federal funds (a)(b)                 $    41,440     $   251,696
   Mortgage-related securities (b)                320       1,650,437
   Mortgage loans:
     Fixed-rate (c)(d)                          2,380       1,095,304
     Adjustable-rate (c)                           --       1,147,888
   Other loans                                     --       1,269,627
                                          -----------     -----------
                                               44,140       5,414,952

Rate-sensitive liabilities:
   Deposits (e)(f):
     Checking                                  39,105         454,997
     Money market accounts                      1,073         377,466
     Passbook                                   8,153         649,845
     Certificates of deposit                       --       2,968,880
   Borrowings                                   3,319         769,526
                                          -----------     -----------
                                               51,650       5,220,714
                                          -----------     -----------

GAP (repricing difference)                $   (7,510)     $   194,238
                                          ==========      ===========

Cumulative GAP                            $   194,238
                                          ===========

Cumulative GAP/Total Assets                      3.41%
                                          ===========


(a) Investments are adjusted to include FHL Bank stock totaling $36.2 million as investments in the "Greater Than Ten Through 20 Years" category.

(b) Investment and mortgage-related securities are presented at carrying value, including net unrealized holding gain or loss on available-for-sale securities.

(c) Based upon 1) contractual maturity, 2) repricing date, if applicable, 3) scheduled repayments of principal and 4) projected prepayments of principal based upon FFC's historical experience as modified for current market conditions.

(d)  Includes loans held for sale.

(e) Deposits include $13.4 million of advance payments by borrowers for tax and insurance and exclude accrued interest of $7.1 million.

(f) FFC has assumed that its passbook savings, checking accounts and money market accounts would have projected annual withdrawal rates, based upon FFC's historical experience, of 26%, 34% and 42%, respectively.

RECENT LEGISLATIVE DEVELOPMENTS

The deposits of savings institutions such as FF Bank are insured up to applicable limits under the SAIF of the FDIC. Deposits of commercial banks are insured under the Bank Insurance Fund ("BIF") of the FDIC. Insured institutions pay assessments to the applicable fund based on assessment rate schedules determined by the law and FDIC regulation. Premium levels for the BIF and the SAIF are set in order to permit the funds to be capitalized at a level equal to 1.25% of total deposits insured by the fund. As the funds reach their designated ratios, the FDIC has authority to lower fund premium assessments to rates sufficient to maintain the designated reserve ratio.

Historically, BIF and SAIF assessment schedules had been identical. In May 1995, the BIF achieved its designated ratio and the FDIC lowered BIF premium rates for most BIF-insured institutions. Based on various assessment rate modifications, the majority of BIF members currently pay only a $2,000 minimum annual premium. The SAIF had not achieved its designated reserve ratio and was not anticipated to do so prior to the year 2001. Premium rates for SAIF-insured members were being assessed at an average of 23.4 cents per $100 of deposits. As a result of the modified assessment rate provisions, SAIF member institutions such as FF Bank were placed at a competitive disadvantage based on higher deposit insurance premium obligations.

Congress passed legislation to address this premium disparity. The "Deposit Insurance Funds Act of 1996" ("DIFA") was included as part of an Omnibus Appropriations Act of 1997 that was signed into law on September 30, 1996. Pursuant to the terms of the DIFA, the FDIC was directed to impose a special assessment on SAIF-assessable deposits at a rate that would cause the SAIF to achieve its designated reserve ratio of 1.25% of SAIF-insured deposits as of October 1, 1996. Pursuant to the final rule issued by the FDIC on October 16, 1996, the special assessment rate was determined to be 65.7 basis points. This special assessment resulted in a one-time pre-tax charge to FF Bank of approximately $28.8 million. With this recapitalization, future BIF and SAIF premiums will be more comparable and FDIC deposit insurance expense for FF Bank is anticipated to be significantly lower in future periods.

The DIFA also provides for the merger of BIF and SAIF into a single Deposit Insurance Fund. This provision is projected to be effective January 1, 1999, assuming that no insured depository institution is a thrift on that date. This legislation contemplates that the thrift charter will be phased out over that period of time. The DIFA also calls for the Secretary of the Treasury to undertake a study concerning the development of a common charter for all insured depository institutions and the abolition of separate and distinct charters for banks and thrifts.

MARKET PRICE AND DIVIDEND INFORMATION

FFC's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM ("NASDAQ") under the symbol of FFHC. At December 31, 1996, FFC had 36,802,484 outstanding shares and 4,262 shareholders of record.

The following table presents market price information and cash dividends paid on FFC's common stock. The prices displayed represent high and low sales prices, for each quarter over the past two years, as reported by NASDAQ. All per share data have been adjusted to reflect a 5-for-4 stock split distributed in December, 1996.


                                       Market Price                     Cash
                                    High              Low             Dividend
                                    ----              ---             --------
Quarter Ended:

   December 31, 1996               $24.750          $18.800            $ .150
   September 30, 1996               19.300           17.200              .120
   June 30, 1996                    19.300           16.600              .120
   March 31, 1996                   18.400           15.600              .120

   December 31, 1995               $19.000          $16.200            $ .096
   September 30, 1995               17.300           13.600              .096
   June 30, 1995                    14.400           12.200              .096
   March 31, 1995                   13.000           10.800              .096